As filed with the Securities and Exchange Commission on December 30, 2008

Registration No. 333-156450

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7363	98-0434371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

(215) 997-7710

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael D. Traina

Chief Executive Officer

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

(215) 997-7710

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Alan L. Zeiger, Esquire

Alan H. Lieblich, Esquire

Yelena M. Barychev, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

Telephone: (215) 569-5500

Facsimile: (215) 569-5555

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 30, 2008

Preliminary Prospectus

3,710,825 SHARES

COMMON STOCK

This prospectus relates to the resale by selling security holders of up to 3,710,825 shares of our common stock, $.0001 par value, issuable upon the exercise of warrants issued in connection with a financing transaction in June 2008.

Each warrant is exercisable into one share of our common stock. The exercise price related to the warrants to purchase, in the aggregate, 3,410,825 shares of our common stock is $.01 per share, and the exercise price related to the warrant to purchase 300,000 shares of our common stock is $1.00 per share. We may receive proceeds from the exercise of the warrants but not from the resale of shares of our common stock by the selling security holders.

Our common stock is quoted on The OTC Bulletin Board under the symbol “CPBR.OB.” On December 22, 2008, the last reported sale price of our common stock on The OTC Bulletin Board was $0.06 per share.

Investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of risks that you should consider prior to investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. The selling security holders are not making an offer to sell any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor the sale of shares of common stock issuable upon the exercise of the warrants means that information contained in the prospectus is correct after the date of this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. The financial condition, results of operations, business and prospects of us and our subsidiaries may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are not guarantees of future performance and are based on our current assumptions, estimates, forecasts, expectations and beliefs concerning our business and their potential effects on us and speak only as of the date of such statement. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following factors:

•	our ability to continue as a going concern and obtain adequate financing;

•	our ability to service and repay our outstanding debt obligations;

•	limitations that our outstanding debt obligations impose on our cash flow available for our operations;

•	our ability to address material weaknesses in our internal control over financial reporting;

•	our ability to facilitate the market acceptance of our iLabor Network; and

•	other risk factors set forth in this prospectus.

The foregoing risks are not exhaustive. The “Risk Factors” section beginning on page 4 of this prospectus includes additional risk factors which could impact our business and financial performance. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus carefully, including the financial data and related notes and the section entitled “Risk Factors,” before investing in our common stock. Unless the context indicates otherwise, references to “ClearPoint Business Resources, Inc.,” “ClearPoint,” the “Company,” “we,” “us” and “our” in this prospectus refer to ClearPoint Business Resources, Inc. and its subsidiaries.

Company Overview

We are an electronic procurement, or e-procurement, supply chain management company. We focus our services on helping companies manage their contingent labor needs. We manage a dynamic and comprehensive open marketplace, referred to as iLabor Network or iLabor, for the buying and selling of temporary labor. iLabor Network provides services to clients ranging from small businesses to Fortune 500 companies. The iLabor Network specializes in the highly transactional “go to work” or “on-demand” segment of the temporary labor market. Historically, this portion of the market has been underserved by technology solutions. We consider the hospitality, distribution, warehouse, manufacturing, logistics, transportation, convention services, hotel chains, retail and administrative sectors among the segments best able to be served by the iLabor Network.

The iLabor Network is powered by a proprietary, technology-based platform that provides our clients with a comprehensive web-based portal to streamline the process involved in procurement and management of temporary labor through a network of our approved staffing suppliers that bid on and fulfill our clients’ orders for temporary labor. iLabor allows clients to access providers of temporary labor through one point of access. Regardless of size, number of locations, or number of temporary staffing companies utilized, our clients receive one bill, centralized reporting, company wide metrics, and standardized quality control from one point of entry, iLabor.

The major sources of our revenues are:

•	royalty revenues received primarily from Staffchex, Inc. and Koosharem Corp., doing business as Select Staffing, related to contracts which were previously serviced by us;

•	fees from our iLabor technology platform in which we act as a broker for our clients and our temporary staffing suppliers; and

•	fees from our vendor managed services, or VMS.

We were incorporated in Delaware on July 21, 2004. On February 12, 2007, ClearPoint Resources, Inc., or CPR (f/k/a ClearPoint Business Resources, Inc.), merged with a wholly-owned subsidiary of Terra Nova Acquisition Corporation, or Terra Nova, whereby as a result of the merger, stockholders of CPR received 6,051,549 shares of Terra Nova common stock and CPR became a wholly-owned subsidiary of Terra Nova. Upon the closing of the merger, Terra Nova changed its name to ClearPoint Business Resources, Inc.

Our common stock is quoted on The OTC Bulletin Board under the symbol “CPBR.OB.”

Our executive offices are located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914. Our telephone number is (215) 997-7710.

The Offering

Issuer:	ClearPoint Business Resources, Inc.

Common Stock Offered:	This prospectus relates to the resale by the selling security holders of up to 3,710,825 shares of our common stock issuable upon exercise of the warrants issued in connection with the financing transaction.

Financing Transaction:	On June 20, 2008, we entered into a loan agreement with ComVest Capital, LLC, referred to as ComVest, and we restructured our existing contractual obligations to Manufacturers and Traders Trust Company, referred to as M&T. This financing transaction effectively replaced M&T with ComVest as our senior lender. In connection with the financing transaction, on June 20, 2008, we issued warrants to ComVest and M&T to purchase an aggregate of 3,710,825 shares of our common stock.

Common Stock Outstanding as of December 22, 2008, Before This Offering:	14,251,964.

Common Stock Outstanding After This Offering:	17,962,789.

Use of Proceeds:	We will not receive any proceeds from the sale by the selling security holders of the shares of common stock issuable upon the exercise of the warrants. We may, however, receive proceeds of up to $334,108 in the event that all warrants issued to the selling security holders in connection with the June 2008 financing transaction are exercised in cash. Such proceeds, if any, will be used for our working capital and other general corporate purposes. See “Use of Proceeds.”

Registration Rights Agreement:

Pursuant to the registration rights agreement that we entered into with the selling security holders we have filed a registration statement, of which this prospectus forms a part, covering the resale of the shares of common stock underlying the warrants issued to the selling security holders. We have also agreed to use our best efforts to cause the registration statement to become effective as promptly as possible after such filing and to use our reasonable best efforts to keep the registration statement effective until the earliest of:

•        the sale of all shares of common stock covered by the registration statement; or

•        the date on which the selling security holders may immediately sell without restrictions all shares of common stock issued or issuable upon the cashless exercise of the warrants.

In the event that we fail to use our best efforts to cause the registration statement to be declared effective or comply with certain other requirements under the registration rights agreement, we may be obligated to pay certain fees to the selling security holders. See “Description of Capital Stock — Registration Rights Agreement with ComVest and M&T.”

U.S. Federal Income Tax Consequences:	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning shares of common stock issuable upon exercise of the warrants in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local foreign or other taxing jurisdiction. See “U.S. Federal Income Tax Consequences.”

The OTC Bulletin Board Symbol for our Common Stock:	CPBR.OB

Risk Factors:	You should consider carefully risks that are described in the “Risk Factors” section of this prospectus beginning on page 4 before investing in our securities.

RISK FACTORS

An investment in our common stock involves material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors together with other information included in this prospectus. If any of these risks occur, our business could be materially harmed. In these circumstances, the price of our securities could decline, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks not necessarily known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

Risks Related to Our Business

This prospectus includes a going concern note to our condensed interim consolidated financial statements for the fiscal quarter ended September 30, 2008 which may require us to scale back or cease operations.

At September 30, 2008, we had an accumulated deficit of approximately $53.9 million and working capital deficiency of approximately $8.9 million. For the nine months ended September 30, 2008, we incurred a net loss of approximately $38.2 million. Due to such financial position and results of operations as well as the absence of firm commitments for any additional financing, we included “Note 1 – Going Concern” to our condensed interim consolidated financial statements for the fiscal quarter ended September 30, 2008, which states that there is substantial doubt about our ability to continue as a going concern.

If we are unable to obtain additional funding, we may not be able to continue operations as proposed, requiring us to modify our business plan, curtail various aspects of our operations or cease operations. In such event, you may lose a portion or all of your investment. In addition, the going concern note may cause concern to one or more of our constituencies of debt holders, clients, suppliers, or trade creditors. If any debt holder’s, client’s or trade creditor’s concern results in adverse changes in their respective business relations with us, these changes may materially adversely affect our cash flows and results of operations.

We may be unable to obtain adequate financing to implement our business plan, which will have a material adverse impact on our liquidity and ability to continue operations.

Our ability to obtain financing depends, in part, upon prevailing capital market conditions as well as our operating results, which may negatively impact our efforts to arrange financing on satisfactory terms.

The going concern note to our condensed interim consolidated financial statements for the fiscal quarter ended September 30, 2008 indicates an absence of obvious or reasonably assured sources of future funding necessary to maintain our ongoing operations. There is no assurance that our capital raising efforts will be able to attract the additional capital or other funds we need to sustain our operations. The going concern note may make it more difficult for us to raise capital. In addition, the current economic crisis, which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, may further restrict us from access to financing in the capital markets. If adequate funds are not available, or are not available on acceptable terms, we may not be able to implement our business plan or repay our existing debt obligations. The failure to obtain capital on acceptable terms will also have a material adverse effect on our liquidity and ability to continue operations.

We incurred losses for the nine months ended September 30, 2008 and the last three fiscal years, and continued losses may negatively impact our business, ability to repay debt, financial condition and results of operations.

We incurred net losses of approximately $38.2 million, $12.4 million, $1.4 million and $1.2 million for the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007, 2006 and 2005, respectively. At September 30, 2008, we had an accumulated deficit of approximately $53.9 million. If we continue to experience losses, it may negatively impact our business, ability to repay debt, financial condition and results of operations.

Our indebtedness may limit cash flow available for our operations.

On June 20, 2008, we consolidated and deferred payment on our obligations to M&T and entered into a $3.0 million revolving credit facility with ComVest and a $9.0 million term note with ComVest. Such loans with ComVest effectively replaced M&T with ComVest as our senior lender. We use royalty payments received primarily from Staffchex, Inc., referred to as StaffChex, and Koosharem Corp. doing business as Select Staffing, referred to as Select, for the repayment of the ComVest term note. To the extent that royalty receipts from these sources do not meet the minimum threshold of $200,000 per month, we must make up the difference from our operating cash. In the event that royalty receipts from these sources exceeds $450,000 in a given month, we may utilize the excess for operations or offset amounts owed on the revolving credit facility at our discretion. At September 30, 2008, we remitted approximately $662,000 of principal and interest payments, in the aggregate, to ComVest, of which $495,000 was derived from our royalty receipts and $167,000 was derived from our other operations.

In addition, as part of restructuring our debt obligations to M&T, of which approximately $7.5 million was outstanding at September 30, 2008, we agreed to pay M&T up to $3 million in cash proceeds arising out of our accounts receivable. At September 30, 2008, we remitted approximately $901,000 to M&T against the $3 million receivable target. We also agreed to pay M&T our federal and state income tax refunds, which we anticipate to be not less than $1 million. We filed the required federal and state tax returns for the applicable periods and anticipate that the refunds will be remitted to M&T prior to December 31, 2008. We remitted approximately $1,024,000 of federal tax refunds and approximately $34,000 of state tax refunds to M&T.

Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations has been reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete and require us to dedicate more cash flow to service our debt than we desire. Subject to limitations in the ComVest loan agreement, we may incur additional debt in the future to finance our operations or otherwise and servicing this debt could further limit our cash flow.

If we continue to experience liquidity issues, we may be unable to repay our outstanding debt obligations when due and may seek, or be forced to seek, protection under the federal bankruptcy laws.

We are highly leveraged and we have very limited financial resources. At September 30, 2008, we had cash and cash equivalents of approximately $2.7 million and approximately $29.8 million of total liabilities. Our ability to borrow under the ComVest revolving credit facility and term loan would be compromised in the event of non-compliance with financial and reporting covenants under the ComVest loan agreement. Such non-compliance would constitute an event of default and would permit the lender to exercise its remedies under the ComVest loan agreement, including declaring all amounts owing under the revolving credit facility and the term loan, which constituted, in the aggregate, approximately $8.5 million at September 30, 2008, to be immediately due and payable. Also listed as an event of default under the ComVest loan agreement is a default with respect to any other of our indebtedness exceeding $100,000, if the effect of such default would permit the lender to accelerate the maturity of such indebtedness. An event of default under the ComVest loan agreement would also require us to pay higher rates of interest on the amounts we owe to ComVest and, pursuant to a cross default provision, may trigger an agreement termination event under the M&T loan agreement, which would, among other remedies available to M&T, result in the deferred obligations under such agreement, which constituted, in the aggregate, approximately $7.5 million at September 30, 2008, becoming accelerated and immediately due and payable.

We may not have the resources to satisfy these obligations. If we are unable to repay our debt obligations when due, we may seek protection under the federal bankruptcy laws or be forced into an involuntary bankruptcy filing.

If the remedial policies and procedures we are in the process of implementing are insufficient to address the identified material weaknesses in our internal control over financial reporting, we may fail to meet our future reporting obligations and our financial statements may contain material misstatements.

Our management performed an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007. Based on that assessment, our management determined that our internal control over financial reporting was not effective as of December 31, 2007, based on the criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and identified certain material weaknesses in our internal control over financial reporting. Although we continue to undertake steps to address these material weaknesses, the remediation process was not completed as of September 30, 2008 and there is no assurance that such steps are sufficient to remedy the identified material weaknesses. If our remedial policies and procedures are insufficient to address the identified material weaknesses, or if additional significant deficiencies or material weaknesses relating to our internal control over financial reporting are discovered in the future, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our operating results may be adversely affected. Any such failure could also adversely affect the results of the periodic future management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. Internal control weaknesses could also cause investors, as well as our clients and staffing suppliers, to lose confidence in our reported financial information.

Although we believe that we will address our material weaknesses in internal control over financial reporting in the future, we cannot guarantee that any additional material weaknesses or significant deficiencies will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting. In addition, as of September 30, 2008, our disclosure controls and procedures were ineffective. Our failure to establish an effective system of such controls and procedures could cause our current and potential stockholders, as well as our clients and suppliers, to lose confidence in our financial reporting and disclosures required under the Exchange Act which could adversely affect our business.

Royalty payments received primarily from StaffChex and Select constitute the majority of our revenues, and an adverse effect on our relationship with these companies could cause our revenues to decrease.

For the three months ended September 30, 2008, approximately 78% of our net revenues were generated from royalty payments made pursuant to agreements with StaffChex and Select. An adverse effect on our relationship with these companies could cause our revenues to decrease, which may have an adverse effect on our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contingencies and Litigation” included elsewhere in this prospectus for a description of our dispute with Select.

If iLabor does not gain market acceptance, it may negatively impact our business, financial condition and results of operations.

iLabor constitutes the major component of our business model and business plan. During the fiscal quarter ended June 30, 2008, we transitioned from the temporary staffing model to our iLabor technology platform to enable our clients to procure temporary labor through a ClearPoint approved staffing supplier network. Due to the transition of our business from the temporary staffing model to the iLabor Network, for the nine months ended September 30, 2008, revenues from the iLabor Network constituted approximately 5% of our revenue. Because it has been recently introduced, our iLabor model has not been proven in the market and there is no assurance that it will result in sustainable revenues for us. If iLabor does not gain market acceptance, it may negatively impact our business, financial condition and results of operations.

Possible contingent liabilities related to the liabilities and assets of workers’ compensation insurance policies sold pursuant to certain transactions we entered into in connection with our transition to the new business model could result in a material adverse effect on our liquidity, financial condition and results of operations if those contingent liabilities were realized.

We believe that the transfer of the liabilities and assets of the workers’ compensation policies pursuant to agreements with the parties that acquired Mercer Ventures, Inc., referred to as MVI, and ClearPoint HRO, LLC, referred to as HRO, would eliminate the liability associated with workers’ compensation claims resulting from our previous staffing agency operations. Additionally, no claims for these workers’ compensation claims have been asserted against us. However, there may be potential contingent liabilities resulting from such claims and such liabilities, if realized, could result in a material adverse effect on our liquidity, financial condition and results of operations because we no longer maintain any reserves for liabilities and assets related to the transferred workers’ compensation claims.

Financial and operating covenants in our loan agreements with ComVest and M&T may reduce our operating flexibility, which may have an adverse effect on our business and financial condition.

The loan agreement with ComVest related to our revolving credit facility and term note and/or the loan modification and restructure agreement with M&T contain various financial covenants as well as covenants that restrict our ability to, among other matters:

•	incur other indebtedness;

•	create liens or other encumbrances on our assets;

•	enter into any merger or consolidation transaction;

•	sell, lease, assign or otherwise dispose of all or substantially all of our property, business or assets;

•	sell or assign our accounts receivable, promissory notes or trade acceptances;

•	utilize the cash proceeds arising from our accounts receivable;

•	make any investment in, or otherwise acquire or hold securities, or make loans or advances, or enter into any arrangement for the purpose of providing funds or credit;

•	make acquisitions or investments;

•	amend our organizational documents; and

•	pay dividends or make other distributions on our capital stock.

These restrictions may limit our ability to obtain future financing, make capital expenditures or otherwise take advantage of business opportunities that may arise from time to time. Our ability to meet the financial covenants can be affected by events beyond our control, such as general economic conditions.

Pursuant to the terms of the loan agreements with ComVest and M&T, the failure to comply with covenants constitutes an event of default, including as a result of cross default provisions, and entitles the lenders to, among other remedies, declare the loans due and payable. If our lenders accelerate the repayment of borrowings or exercise other remedies available to them in the event of default, it will have a material adverse effect on our business, financial condition and results of operations.

We are subject to various lawsuits, the impact of which on our financial position and results of operations is uncertain. The inherent uncertainty related to this litigation and the preliminary stage of these matters makes it difficult to predict the ultimate outcome or potential liability that we may incur as a result.

On November 18, 2008, AICCO, Inc., referred to as AICCO, filed a complaint the Court of Common Pleas of Bucks County, Pennsylvania against us alleging that AICCO agreed to finance premiums of certain insurance policies we procured pursuant to a certain premium finance agreement among AICCO and us. AICCO claims that we breached the terms of such agreement by failing to make certain installment payments and seeks damages in excess of approximately $600,000, together with interest and attorney’s fees and costs.

On November 10, 2008, XL Specialty Insurance Company, referred to as XL, filed a complaint in the Supreme Court of the State of New York (New York County), and, on December 9, 2008, XL filed an amended complaint, referred to as the XL Complaint, alleging that, among other things, XL issued workers’ compensation insurance policies to ClearPoint Advantage, LLC, our wholly-owned subsidiary and referred to as CP Advantage, during 2007 and CP Advantage failed to make certain payments with regard to claims made against CP Advantage under the policies and maintain collateral required by the insurance policy documents. XL seeks to recover from us, as a guarantor of CP Advantage’s obligations under the insurance policies, $745,548, in the aggregate, in connection with certain claims against and pursuant to the collateral obligations of, CP Advantage. XL, in addition to damages, seeks pre-judgment interest, attorneys’ fees, costs and expenses and such other relief deemed proper by the court.

On or about June 25, 2008, Sunz Insurance Company, referred to as Sunz, filed a complaint in the Circuit Court of the 9th Judicial Circuit (Orange County, Florida) against ALS d/b/a ClearPoint HR, LLC and CP Advantage. Sunz claims to have provided workers compensation insurance to ALS and CP Advantage and that such policy was cancelled on February 22, 2008, for alleged nonpayment of funds due under the insurance contract. Sunz claims that ALS and CP Advantage owe in excess of $500,000 under the policy. Sunz, in addition to damages, seeks pre-judgment interest, court costs, attorneys’ fees and such other relief deemed proper by the court.

On April 25, 2008, Alliance Consulting Group Associates, Inc., referred to as Alliance, filed a complaint in the Court of Common Pleas (Montgomery County, Pennsylvania) against CPR alleging that CPR failed to honor certain of its contractual obligations to pay Alliance for services rendered under a Professional Services Master Agreement, dated June 18, 2007. Namely, Alliance alleges that CPR failed to pay approximately $600,000. Alliance seeks damages in the amount of approximately $600,000, plus interest, costs and attorneys’ fees and such other relief deemed proper by the court. CPR filed an Answer and Counterclaim on June 16, 2008. In its counterclaim, CPR alleged in a breach of contract claim that Alliance had failed to deliver a product in working condition and that CPR had to expend certain monies to fix those problems. On or about July 2, 2008, Alliance answered CPR’s counterclaim denying the allegations. This litigation is currently in the discovery phase.

On September 21, 2007, Temporary Services Insurance Ltd., referred to as TSIL, which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, filed a complaint in the U.S. District Court in Florida against ALS, LLC and certain other related parties alleging that it was owed at least $2,161,172 in unpaid insurance assessments, as well as other requested damages. We are also named as a defendant because we acquired certain assets from ALS, LLC and its subsidiaries, also known as ASG, LLC and referred to as ALS, in February 2007, for which we paid a portion of the purchase price at closing to the named defendants, through ALS. It is alleged that this transfer rendered Advantage Services Group II, LLC, one of the named insureds on the TSIL policy, insolvent and unable to pay the insurance assessments and damages owed to TSIL. TSIL requests in its complaint that its damages be satisfied from the assets transferred to us. Agreements related to our acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which we may seek indemnification from ALS in connection with the foregoing. On January 11, 2008, we filed an answer denying all claims and filed a crossclaim against ALS making claims for contractual and common law indemnity. ALS has filed its answer to our crossclaim, denying all claims, and filed a counterclaim asking for a declaratory judgment that it does not have to indemnify us and asserting a breach of contract claim based on an alleged failure to pay ALS certain amounts due under a promissory note arising out of the acquisition of certain assets and liabilities of ALS in February 2007. The court entered an order, dated February 22, 2008, requiring us not to make any payments to ALS pursuant to the purchase agreement without first seeking leave of court. On June 20, 2008, we entered into a letter agreement with ALS whereby the parties agreed that ALS may defend and would indemnify us in connection with the litigation involving TSIL and that the parties will take all appropriate actions to dismiss their claims against each other with respect to the TSIL litigation. ALS did not elect to provide a defense to us, and we remain represented by our own counsel. Pursuant to the letter agreement, ALS is obligated to indemnify us against TSIL’s claims, and reimburse us for legal fees up to $300,000. On November 21, 2008, a joint stipulation for voluntary dismissal was filed with the court pursuant to which we and ALS jointly dismissed such claims with prejudice. On December 8, 2008, the court entered an order dismissing all claims between us and ALS with prejudice.

We believe that we have several defenses to the claims raised in these matters and intend to vigorously defend them. Due to the inherent uncertainties in litigation and because the ultimate resolution of these proceedings is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of these matters or their impact on our financial position or results of operations. Although we accrued for certain of the liability exposures for these matters on our balance sheet, an adverse decision in these matters may result in a material adverse effect on our liquidity, capital resources and results of operations. In addition, to the extent that our management will be required to participate in or otherwise devote substantial amounts of time to the defense of these matters, such activities would result in the diversion of our management resources from our business operations and the implementation of our business strategy, which may negatively impact our financial position and results of operations. For additional information regarding these matters, see “Business—Legal Proceedings.”

Seasonality causes fluctuations in our revenue and operating results.

Our clients are concentrated in the transportation and retail industries. Accordingly, our liquidity and results of operations depend on the trends affecting such industries and the business cycles of these clients that impact their continued demand for temporary staffing. Historically, we have experienced a rise in demand from our transportation and retail clients in the third and fourth quarter due to the increase in the shipment of products for the holiday season. The first quarter has been traditionally the slowest quarter from a revenue perspective due to national holidays and client planning cycles. Inclement weather can cause a slowdown in our business due to business shutdowns by our clients. Lower demand for temporary staffing related to seasonal or other trends affecting our clients could have a material adverse effect on our revenue and operating results.

The current economic downturn could result in our clients using fewer temporary employees, which could materially adversely affect our business, financial condition and results of operations.

Demand for our staffing services is significantly affected by the general level of economic activity and unemployment in the United States. Frequently, clients use temporary staffing services to manage personnel costs and staffing needs. When economic activity increases, temporary employees are often added before full-time employees are hired. However, during the current economic downturn and as economic activity slows down, our clients may reduce their temporary labor spending as part of a general cost reduction strategy. In addition, our clients may limit their utilization of temporary employees before laying off regular full-time employees. We may experience less demand for our services and more competitive pricing pressure during periods of economic downturn, which could materially adversely affect our business, financial condition and results of operations.

We may be unable to protect our proprietary technology and intellectual property rights or keep up with that of our competitors.

Our success depends to a significant degree upon the protection of our intellectual property rights in our e-procurement platforms, including our software and other proprietary information and material, and our ability to develop technologies that are as good as or better than our competitors. We may be unable to deter infringement or misappropriation of our software and other proprietary information and material, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Our competitors could, without violating our intellectual property rights, develop technologies that are as good as or better than our technology. Protecting our intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results. Our failure to protect our intellectual property rights in our software and other information and material or to develop technologies that are as good as or better than our competitors’ could put us at a disadvantage to our competitors. These failures could have a material adverse effect on our business.

The success of our iLabor Network depends on the continued growth in the use of the Internet and the adequacy of the Internet infrastructure.

The success of our iLabor Network is substantially dependent upon continued growth in the use of the Internet. The number of clients using the Internet for temporary staffing purposes may not increase for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;

•	possible disruptions, computer viruses or other damage to Internet servers or to users’ computers;

•	governmental regulation;

•	lack of access to high-speed communications equipment; and

•	increases in the cost of accessing the Internet.

As currently configured, the Internet may not support an increase in the number or requirements of users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on our e-procurement platforms could decline materially if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If any of the foregoing occurs, the number of clients using the iLabor Network could decrease. In addition, we may be required to spend significant capital to adapt our operations to any new or emerging technologies relating to the Internet.

If we do not respond to rapid technological changes, our services, proprietary technology and systems may become noncompetitive or obsolete.

We currently provide software and technology platforms for the procurement of temporary labor by our clients. We utilize our proprietary software and technology solutions, including iLabor and VMS, to provide temporary staffing solutions to our clients. For the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007, we spent approximately $348,000 and $1,472,000, respectively, on software development activities related to our iLabor and VMS solutions. If we do not invest a significant portion of our capital to continuously develop, upgrade and customize our iLabor and VMS platforms, we may be unable to compete effectively.

Due to the costs and management time required to introduce new services and enhancements, we may be unable to respond to rapid technological changes in a timely manner. If competitors introduce new services using new technologies or if new industry standards and practices emerge, our services and proprietary technology and systems may become noncompetitive and our ability to attract and retain clients and new suppliers may be at risk.

In addition, developing our proprietary technology entails significant technological and business risks. We may use new technologies ineffectively or fail to adapt our technology to meet the requirements of clients and suppliers or emerging industry standards. Finally, the new technologies may be challenging to develop and implement and may cause us to incur substantial costs.

We are subject to various regulations of government authorities. Our failure to comply with such regulations or changes in existing regulations could have a material adverse effect on our business.

Our services are subject to various federal, state and local regulations. For example, our services may be subject to various state and local taxing regulations. Some or all of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices.

We are also subject to regulations applicable to businesses conducting online commerce. Presently, there are relatively few laws specifically directed toward online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of services, taxation, advertising, intellectual property rights and information security. Our failure to comply with existing legislation or any new legislation affecting our services could have a material adverse effect on our business.

We operate in a highly competitive industry and may be unable to compete effectively, which may adversely impact our business, financial condition and results of operations.

We operate in a highly competitive industry in which barriers to entry are low. We will need to maintain and update our product offering to remain competitive in the industry. Although we are not aware of any other products similar to ours currently in the market, other companies are able to develop and introduce products which would compete directly with us. To the extent that other companies have broader financial resources available to them, they may be able to bring a product to market and maintain it with more resources than we have available. We also run the risk of large suppliers working directly with potential clients and establishing relationships that would preclude the use of our iLabor Network.

Interruptions or delays in service from our iLabor and VMS platforms could materially adversely affect our business, financial condition and results of operations.

We provide much of our services, including iLabor and VMS, through computer hardware and software that is hosted at a remote third-party site located in New Jersey. All web-hosting and other technology distribution facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. These facilities are also subject to break-ins, sabotage, intentional acts of terrorism, vandalism and similar misconduct. Despite precautions that we take, the occurrence of a natural disaster, act of terrorism or other unanticipated problem at the facility where our technology is hosted could result in lengthy interruptions in our service, which could materially adversely affect our business, financial condition and results of operations.

Our approved supplier base in iLabor may not be able to successfully fill open positions posted by our clients, which could materially adversely affect our business, financial condition and results of operations.

We are dependent on our approved staffing supplier base in iLabor to fill open positions posted by our clients. If we are unable to fill sufficient open positions in iLabor through our supplier base, we may be unable to compete effectively, which could materially adversely affect our business, financial condition and results of operations.

We are highly dependent on our senior management and the continued performance and productivity of our approved supplier base; the loss of their services could have a material adverse impact on our business, financial condition and results of operations.

We are highly dependent on the continued efforts of the members of our senior management as well as the performance and productivity of our supplier base. The loss of any of the members of our senior management may cause a significant disruption in our business. In addition, the loss of any staffing suppliers in our supplier base may jeopardize existing client relationships with businesses that use our services based on relationships with these suppliers. The loss of the services of members of our senior management or suppliers in our supplier base could have a material adverse effect on our business, financial condition and results of operations.

If our staffing suppliers fail to attract and retain qualified personnel, it may negatively impact our business, financial condition and results of operations.

Our success depends upon our staffing suppliers’ ability to attract and retain qualified temporary and full-time personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. Our suppliers must continually evaluate and upgrade their base of available qualified personnel to keep pace with changing client needs and emerging technologies. Furthermore, a substantial number of their temporary employees during any given year will terminate their employment with them and accept regular staff employment with our clients. Competition for individuals, especially qualified transportation personnel, with proven skills remains intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to our suppliers in sufficient numbers. If our suppliers are unable to attract the necessary qualified personnel for our clients, it may have a negative impact on our business, financial condition and results of operations.

Our staffing suppliers may be exposed to employment-related claims and costs that could materially adversely affect our business, financial condition and results of operations.

Our staffing suppliers are in the business of employing people and placing them in the workplace of our clients. Attendant risks of these activities include, but are not limited to:

•	possible claims by clients of employee misconduct or negligence;

•	claims by employees of discrimination or harassment (including claims relating to actions of our clients);

•	fines and costs related to the inadvertent employment of illegal aliens;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

•	errors and omissions of temporary employees (this would include claims of negligence due to a temporary employee’s lack of intimate familiarity with a client’s operations); and

•	claims by clients relating to employees’ misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or similar claims.

Some or all of these claims may give rise to litigation which could include us as a named party, which could be time-consuming to our management team as well as costly to us. Such claims could also materially negatively affect our suppliers’ business and financial position, which could adversely impact the viability of our supplier network. Therefore, such claims could have a material adverse effect on our business, financial condition and results of operations. In addition, there may also be negative publicity with respect to these problems that could have a material adverse effect on our business.

Risks Related to Investment in Our Common Stock

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the merger, Vahan Kololian, our lead director, Michael D. Traina, our Chairman of the board of directors and Chief Executive Officer, and Optos Capital, LLC, controlled by Christopher Ferguson and referred to as Optos, entered into a voting agreement. These persons have agreed to vote for each other’s designees to our board of directors through director elections in 2008. As of December 22, 2008, these persons beneficially owned 59.7% of our common stock. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. See “—Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.”

Quotation of our securities on The OTC Bulletin Board may adversely affect the liquidity of our common stock and limit our ability to raise capital.

Trading in our securities on The Nasdaq Capital Market, referred to as Nasdaq, was suspended in September, 2008. Our securities were delisted from Nasdaq effective at the opening of the trading session on November 24, 2008. We currently have our securities quoted on The OTC Bulletin Board. This market is generally considered to be less efficient than, and not as liquid as, Nasdaq. You may find it more difficult to dispose of, or to obtain accurate quotations for the price of, our securities quoted on The OTC Bulletin Board. Certain institutional investors may no longer be able to retain their interests in and/or make further investments in our securities because of their internal rules and protocols. Broker-dealers may be less willing or able to sell and/or make a market in our common stock.

Although shares of our common stock are quoted on The OTC Bulletin Board, there is not presently an active market for shares of our common stock and, therefore, you may be unable to sell any shares of common stock in the event that you need a source of liquidity. The trading in our common stock has substantially less liquidity than the trading in the securities of many other companies quoted on The OTC Bulletin Board. A public trading market in our common stock having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for the shares of our common stock does not develop, you may be unable to resell your shares of common stock at or above the price you paid for them or at any price.

In addition, offerings of our securities are subject to state securities laws. The National Securities Markets Improvement Act of 1996, referred to as the NSMIA, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as covered securities. Because our common stock is not listed on any exchange, our securities may not be deemed covered securities under certain provisions of the NSMIA and we may be subject to regulation in each state in which we offer securities. Compliance with such regulations may require significant resources and materially adversely affect our ability to raise capital through sales of our securities.

Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which make transactions in our stock cumbersome and may reduce the value of an investment in our common stock.

Under the rules of the Securities and Exchange Commission, referred to as the SEC, “penny stock” means, for the purposes relevant to us, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As of December 22, 2008, the last reported sale price per share of our common stock was $0.06, and trading in shares of our common stock may be subject to “penny stock” rules.

Subject to certain exemptions, the penny stock rules established by the SEC impose additional sales practices on broker-dealers and require that a broker or dealer:

•	approve an investor’s account for transactions in penny stocks; and

•	receive from the investor a written agreement to the transaction.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain information regarding the investor’s financial situation, investment experience and objectives; and

•

make a reasonable determination that the transactions in penny stock are suitable for that investor and that the investor has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver to the investor, prior to any transactions in penny stock, a written statement which sets forth the basis on which the broker or dealer made the suitability determination described above.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. In addition, the mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make and investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Failure to remain eligible for quotation on The OTC Bulletin Board may require us to transfer our securities to the Pink Sheets®, which would adversely affect the liquidity, trading market and price of our common stock and our ability to raise capital.

If we fail to remain eligible for quotation on The OTC Bulletin Board, our securities will be removed from The OTC Bulletin Board following a certain grace period. Although we are currently eligible for quotation, there is no assurance that we will always satisfy The OTC Bulletin Board’s quotation requirements.

If our securities are removed from The OTC Bulletin Board and we fail to meet the listing standards of a national securities exchange, we would try to have our securities quoted on the Pink Sheets® operated by Pink OTC Markets Inc. The quotation of our common stock on the Pink Sheets® may reduce the price of our common stock and the liquidity of our securities. In addition, the quotation of our common stock on the Pink Sheets® may materially adversely affect our ability to raise capital on terms acceptable to us or at all.

Our stock price may be subject to significant volatility and could suffer a decline in value.

The stock market in general and the market for technology-related stocks in particular has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. During 2007, our common stock was particularly volatile as the price of our common stock ranged from a high of $6.47 to a low of $1.60. From January 1, 2008 through December 22, 2008, the price of our common stock ranged from a high of $2.94 to a low of $0.03. We believe that many factors, including several which are beyond our control, have a significant effect on the market price of our common stock and could cause the market price of our common stock to decline. These factors include, but are not limited to, those listed in this “Risk Factors” section and the following:

•	changes in general economic conditions and the overall performance of the equity markets;

•	announcements of new technologies or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	developments with respect to intellectual property rights;

•	publication of unfavorable research reports about us or our industry;

•	coverage or lack of coverage by securities analysts;

•	significant volatility in the market price and trading volume of software companies in general, and human resources software companies in particular;

•	actual or anticipated changes in laws and government regulations;

•	changes in industry trends or conditions;

•	departures of key personnel; and

•	sales of a significant number of shares of our common stock or other securities in the market.

In addition, the stock market in general and the market for technology-related stocks in particular has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

As a result of fluctuations in our revenue and operating expenses, our quarterly operating results may vary significantly. We may not be able to curtail our spending quickly enough if our revenue falls short of our expectations. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our new product development efforts and hire additional personnel. Our operating results may fluctuate in the future as a result of factors including, but not limited to, the following:

•	our ability to increase services sold to existing clients, attract new clients and suppliers, cross-sell our solutions and satisfy our clients’ requirements;

•	changes in our pricing policies;

•	the introduction of new features to our solutions;

•	the rate of expansion and effectiveness of our sales force;

•	new product and service introductions by our competitors;

•	concentration of marketing expenses for activities, such as trade shows and advertising campaigns;

•	concentration of research and development costs; and

•	concentration of expenses associated with commissions earned on sales.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful as our future revenue and results of operations may vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of securities market analysts and investors. In either case, the price of our common stock could decline materially.

Issuance of shares of our common stock upon the exercise of our options, warrants and units may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and could potentially reduce the market value of our common stock.

As of December 22, 2008, 14,251,964 shares of our common stock were outstanding. We have reserved 2,750,000 shares of common stock in connection with our 2006 Long Term Incentive Plan, referred to as our 2006 plan, under which options to purchase 1,032,800 shares of common stock were outstanding as of December 22, 2008. We have also reserved approximately 15,635,825 shares of common stock for issuance in connection with previously issued options and warrants that are exercisable into common stock, including: 240,000 shares included as part of the units in the unit purchase option granted to the representative of the underwriters in connection with our initial public offering in April 2005, referred to as our 2005 public offering; 480,000 shares issuable upon the exercise of the warrants included as part of the unit purchase option granted to the underwriters’ representative; 11,040,000 shares underlying the warrants issued in our 2005 public offering; 165,000 shares issuable upon the exercise of the warrants issued to sub noteholders; 2,210,825 shares issuable upon the exercise of the ComVest warrant; and 1,500,000 shares issuable upon the exercise of warrants issued to M&T. In addition, we reserved 900,000 shares for issuance to Blue Lake Rancheria, referred to as Blue Lake, under our escrow agreement with Blue Lake.

Should existing holders of options, warrants or units exercisable into shares of our common stock exercise such securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants. Under our Amended and Restated Certificate of Incorporation, referred to as our certificate of incorporation, as of December 22, 2008, we had approximately 24,460,211 shares of our common stock available for future issuances, which issuances would cause further dilution to our stockholders and further reduce the value of our common stock.

A substantial number of our outstanding shares of common stock or shares issuable upon the exercise of options, warrants and units are eligible for future sale, and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. As of December 22, 2008, 20,030,000 shares of our common stock have previously been registered with the SEC, including 2,750,000 shares reserved under our 2006 plan, 240,000 shares included as part of the units in the unit purchase option granted to the underwriters’ representative, 480,000 shares issuable upon the exercise of the warrants included as part of the unit purchase option granted to the underwriters’ representative, 5,520,000 shares included as part of the units issued in our 2005 public offering and 11,040,000 shares underlying the warrants issued in our 2005 public offering. In addition, after the SEC declares effective the registration statement of which this prospectus forms a part, we will have registered for resale by our selling security holders 2,210,825 shares issuable upon the exercise of the ComVest warrant and 1,500,000 shares issuable upon the exercise of the warrants issued to M&T. Further, there are currently additional unregistered shares of common stock that may be sold under Rule 144 promulgated under the Securities Act. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial additional amounts of common stock in the public market, or the perception that these sales may occur, may lower the common stock’s market price.

Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware, or GCL, our certificate of incorporation, and our Amended and Restated Bylaws, referred to as our bylaws, could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction. For example, our certificate of incorporation establishes a classified or “staggered” board of directors, which means that only approximately one third of our directors is required to stand for election at each annual meeting of our stockholders. Our certificate of incorporation authorizes us to issue 60,000,000 shares of common stock and 1,000,000 shares of “blank check” preferred stock. No shares of preferred stock were outstanding as of December 22, 2008. As of December 22, 2008, 14,251,964 shares of common stock were outstanding and 19,285,825 shares of common stock were reserved for issuance upon the exercise of our options, warrants and units, and under our 2006 plan and in connection with our obligations under the escrow agreement with Blue Lake. Therefore, under our certificate of incorporation, our board of directors may issue up to 26,460,211 additional shares of common stock or issue preferred stock convertible into shares of common stock, which could significantly dilute the ownership of a potential acquirer. Also, pursuant to our bylaws, it may be difficult for the potential acquirer to call a special meeting of our stockholders because only a majority of the board of directors, our Chief Executive Officer, Chairman, or Secretary acting at the request of the stockholders owning a majority of our capital stock entitled to vote may call a special meeting of stockholders. For a discussion of the anti-takeover effect of the voting agreement among our three stockholders, see “—Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.”

We may issue shares of preferred stock that could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 1,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to contractual limitations on the payment of dividends under our loan agreement with ComVest, our loan modification and restructure agreement with M&T, and the GCL. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future. Therefore, any gains on your investment in our common stock will depend on increases in the stock price, which may or may not occur.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of shares of our common stock issuable upon the exercise of the warrants. We will not receive any proceeds from the sale of shares of common stock by the selling security holders. We will, however, receive up to $334,108 from the exercise of warrants, if they are exercised in full and to the extent that a cash, rather than a cashless, exercise method is elected. We expect to use the proceeds received from the exercise of warrants, if any, for working capital and other general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Prior to February 13, 2007, our units, common stock and warrants were quoted on The OTC Bulletin Board under the symbols “TNVAU.OB,” “TNVA.OB” and “TNVAW.OB,” respectively. Our units, common stock and warrants were listed on Nasdaq under the symbols “CPBRU,” “CPBR” and “CPBRW,” respectively, starting February 13, 2007. Our securities were suspended from trading on Nasdaq on September 11, 2008 as a result of our failure to comply with certain Nasdaq listing requirements, and our securities were delisted from Nasdaq effective at the opening of the trading session on November 24, 2008. Effective September 11, 2008, our common stock was quoted on The OTC Bulletin Board under the symbol “CBPR.OB.” Effective September 15, 2008, our units and warrants were quoted on The OTC Bulletin Board under the symbols “CBPRU.OB” and “CPBRW.OB,” respectively.

The following table sets forth the high and low sales prices per share of our common stock on The OTC Bulletin Board and Nasdaq, as applicable, for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. On December 22, 2008, the last reported sales price of our common stock, units and warrants as reported on The OTC Bulletin Board was $0.06 per share, $0.12 per unit and $0.001 per warrant, respectively.

(in dollars)	Units				Common Stock		Warrants
	High		Low		High	Low	High	Low
2008:
Fourth Quarter (through December 22, 2008)	0.12		0.10		0.24	0.03	0.01	0.001
Third Quarter (beginning September 11, 2008)	N/A	(1)	N/A	(1)	0.25	0.05	0.02	0.001
Third Quarter (through September 10, 2008)	0.50		0.25		0.52	0.09	0.04	0.001
Second Quarter	1.35		0.06		1.54	0.15	0.06	0.01
First Quarter	2.60		2.10		2.94	1.27	0.30	0.04
2007:
Fourth Quarter	6.09		2.05		4.50	1.60	0.55	0.05
Third Quarter	6.51		5.45		5.13	3.17	0.86	0.22
Second Quarter	8.75		6.40		6.40	4.80	1.40	0.65
First Quarter (beginning February 13, 2007)	9.24		8.30		6.47	4.90	1.65	1.10
First Quarter (through February 12, 2007)	8.45		7.25		5.95	5.48	1.30	0.82
2006:
Fourth Quarter	7.33		6.15		5.49	5.22	0.82	0.44
Third Quarter	6.40		5.90		5.29	5.15	0.60	0.30
Second Quarter	6.59		6.10		5.30	5.21	0.72	0.40
First Quarter	6.50		5.85		5.30	5.08	0.74	0.40

(1)	There were no reported sales of our units during this period.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We do not anticipate declaring any dividends in the foreseeable future.

We are subject to contractual limitations on the payment of dividends under our loan agreement with ComVest and our loan modification and restructure agreement with M&T. For additional information regarding such contractual limitations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 11 to our Condensed Interim Consolidated Financial Statements contained elsewhere in this prospectus. In addition, as a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year.

Holders

As of December 11, 2008, there were 20 record holders of our common stock, 1 record holder of our units and 1 record holder of our warrants quoted on The OTC Bulletin Board, solely based upon the count our transfer agent provided us as of that date and such numbers do not include:

•	any beneficial owners of securities whose shares are held in the names of various dealers, clearing agencies, banks, brokers or other fiduciaries; and

•	broker-dealers or other participants who hold or clear shares directly or indirectly through the Depository Trust Company, or its nominee, Cede & Co.

SELECTED FINANCIAL DATA

The following selected financial data should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

The selected consolidated financial data set forth below are derived from our consolidated financial statements. The consolidated statement of operations data for the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003 and the consolidated balance sheet data as of December 31, 2007, 2006, 2005, 2004 and 2003 are derived from our audited consolidated financial statements and related notes of which the financial statements and notes for the fiscal years ended December 31, 2007, 2006 and 2005 are included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2008 and September 30, 2007 and the consolidated balance sheet data as of September 30, 2008 and September 30, 2007 have been derived from our unaudited condensed interim consolidated financial statements and related notes appearing elsewhere in this prospectus. The unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements contained in this prospectus and include, in the opinion of management, all adjustments necessary for the fair presentation of our financial position and results of operations for these periods.

	Nine Months Ended September 30, (unaudited)		Fiscal Year Ended December 31,
	2008(a)	2007	2007(b)	2006	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$30,732	$139,670	$191,685	$113,942	$84,200	$28,670	$9,763
Cost of services	27,737	120,015	166,631	93,337	68,789	22,596	8,210

Gross profit	2,995	19,655	25,054	20,605	15,411	6,074	1,553
Operating expenses	13,936	19,910	26,705	13,550	11,025	5,344	1,351
Restructuring expense	2,100	2,201	2,201	—	—	—	—
Impairment of goodwill	16,822	—	—	—	—	—	—
Fixed assets impairment	1,022	—	—	—	—	—	—
Depreciation and amortization expense	504	3,926	10,313	2,489	2,013	743	100

Income (loss) from operations	(31,389)	(6,382)	(14,165)	4,566	2,373	(13)	102
Interest expense	(1,987)	(1,627)	(1,872)	(5,072)	(3,648)	(429)	(55)
Other income (expense)	169	(1,733)	(1,474)	26	(1)	77	—

Net income (loss) before income tax expense (benefit)	(33,207)	(9,742)	(17,511)	(480)	(1,276)	(365)	47
Income tax expense (benefit)	5,007	(3,353)	(5,121)	945	(77)	21	8

Net income (loss)	$(38,214)	$(6,390)	$(12,390)	$(1,425)	$(1,199)	$(386)	$39

Net income (loss) per common share – basic and diluted	$(2.84)	$(0.53)	$(1.00)	$(0.24)	$(0.20)	$(0.06)	$0.01

	September 30, (unaudited)		December 31,
	2008(a)	2007	2007(b)	2006	2005	2004	2003
Balance Sheet Data:
Working capital (current assets less current liabilities)	$(8,905)	$13,405	$(3,448)	$9,070	$8,601	$(13)	$221
Total assets	8,428	62,431	55,277	22,253	22,388	6,742	734
Total long-term debt, net of current	14,723	4,823	8,523	14,965	13,927	415	317
Stockholders’ equity (deficit)	(21,372)	21,611	15,646	(2,714)	(1,883)	(684)	(299)

(a)	Selected financial data for the nine months ended September 30, 2008 and at September 30, 2008 were impacted by the sale of certain assets to StaffChex and subcontracting of certain contracts to Select in connection with our transition to a new business model. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Transactions Related to Transition From Temporary Staffing Business Model to iLabor Network Model” included elsewhere in this prospectus.

(b)	Selected financial data for the fiscal year ended December 31, 2007 and at December 31, 2007 were impacted by the acquisition of certain assets and assumption of certain liabilities of ALS in February, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—ALS” included elsewhere in this prospectus.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, we had a net loss of $12.4 million and utilized cash of $7.6 million in operating activities during the fiscal year ended December 31, 2007, and had a stockholders’ equity of $1.18. During the nine months ended September 30, 2008, we had a net loss of $38.2 million and cash of $5.0 million was provided by operating activities. At September 30, 2008, we had a stockholders’ deficiency of $1.51 per share. These factors raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty.

SELECTED QUARTERLY FINANCIAL DATA

The following tables set forth a summary of our unaudited quarterly statement of operations information for our fiscal quarters in the fiscal year ending December 31, 2008 beginning with the fiscal quarter ended March 31, 2008 and for each of the fiscal quarters in the fiscal years ended December 31, 2006 and 2007.

The following selected quarterly financial information should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected quarterly financial information in this section is not intended to replace our consolidated financial statements and the accompanying notes. The selected quarterly financial information has been prepared on a basis consistent with our audited consolidated financial statements contained in this prospectus and includes, in the opinion of management, all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for any quarter are not necessarily indicative of results for the full fiscal year or any other future period. Our operating results are subject to quarterly fluctuations as a result of a number of factors. See “Risk Factors” beginning on page 4 of this prospectus.

The following is a summary of the unaudited quarterly financial information for the fiscal quarters ended September 30, June 30 and March 31, 2008:

	2008—Quarter Ended (unaudited)
	September 30,	June 30,	March 31,
	($ in thousands, except per share data)
Revenue(a)	$3,221	$3,291	$24,219
Cost of Services(a)	2,084	2,910	22,743

Gross Profit(a)	1,137	382	1,476
Selling, general and administrative expenses	1,987	6,392	5,558
Restructuring expenses	—	—	2,100
Goodwill impairment	—	—	16,822
Depreciation and amortization expense	219	163	122
Fixed assets impairment	—	—	1,022

Income (loss) from operations	(1,068)	(6,173)	(24,148)
Other income (expense)	1	260	39
Interest income (expense)	12	(358)	(548)
Interest, OID and warrant liability (expense)	(541)	—	—
Derivative income	26	—	—
Gain on restructuring of debt	—	688	—
Other (expense)	(1)	40	(139)
Gain (loss) on sale of subsidiary	—	600	(1,894)
Prepayment penalty on early retirement of debt	—	—	—

Net loss before income taxes	(1,572)	(4,944)	(26,690)
Income tax expense (benefit)	—	—	5,007
Net loss	$(1,572)	$(4,944)	$(31,698)

Net loss per share	$(0.11)	$(0.37)	$(2.40)

The following is a summary of the unaudited quarterly financial information for the fiscal years ended December 31, 2007 and 2006:

	2007—Quarter Ended (unaudited)
	December 31,		September 30,	June 30,		March 31,
	($ in thousands, except per share data)
Revenue	$52,015		$52,427	$54,394		$32,849
Cost of Services	46,616		46,548	46,525		26,942

Gross Profit	5,399		5,879	7,869		5,907
Selling, general and administrative expenses	6,795		4,719	8,086		7,105
Restructuring expenses	—		(651)	2,852		—
Depreciation and amortization expense	6,387		1,401	1,387		1,139

Income (loss) before income taxes	(7,783)		410	(4,456)		(2,337)
Interest income (expense)	(245)		(529)	(537)		(561)
Other income (expense)	260		—	90		(1,823	)(d)

Net loss before income taxes	(7,768)		(119)	(4,903)		(4,721)
Income tax expense (benefit)	(1,767)		39	(2,918)		(474)

Net loss	$(6,001	)(b)	$(158)	$(1,985	)(c)	$(4,247)

Net loss per share	$(0.45)		$(0.01)	$(0.15)		$(0.43)

	2006—Quarter Ended (unaudited)
	December 31,		September 30,	June 30,		March 31,
	($ in thousands, except per share data)
Revenue	$29,142		$29,261	$31,780		$23,759
Cost of Services	23,344		24,200	26,503		19,290

Gross Profit	5,798		5,061	5,277		4,469
Selling, general and administrative expenses	3,461		3,060	3,594		3,435
Depreciation and amortization expense	479		479	755		776

Income (loss) before income taxes	1,858		1,522	928		258
Interest income (expense)	(2,474	)(e)	(690)	(972)		(936)
Other income (expense)	23		6	(10)		7

Net income (loss) before income taxes	(593)		838	(54)		(671)
Income tax expense (benefit)	420		491	264		(230)

Net income (loss)	$(1,013)		$347	$(318)		$(441)

Net income (loss) per share	$(0.17)		$0.06	$(0.05)		$(0.07)

(a)	Selected quarterly financial data were impacted by the sale of certain assets to StaffChex and subcontracting of certain contracts to Select in connection with our transition to a new business model. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Transactions Related to Transition From Temporary Staffing Business Model to iLabor Network Model” included elsewhere in this prospectus.

(b)	The net loss in the forth quarter of 2007 includes a writedown in the carrying value of contract rights and increased provision for doubtful accounts.

(c)	The net loss in the second quarter of 2007 includes the impact of a restructuring charge.

(d)	Includes prepayment penalty on early retirement of debt with Bridge Healthcare Finance, LLC and Bridge Opportunity Finance, LLC, collectively referred to as Bridge.

(e)	Reflects the revaluation of warrants related to the Bridge term loan.

Net income (loss) per share is computed independently for each quarter presented. Therefore, the sum of the quarterly net income (loss) per share figures in 2007 and 2006 does not necessarily equal to the total computed for the entire year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of ClearPoint’s financial condition and results of operations in conjunction with its consolidated financial statements and the notes to such consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting ClearPoint’s current expectations, which involve risks and uncertainties. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained in this discussion. Please refer to “Forward-Looking Statements” included elsewhere in this prospectus.

Information contained in this section and expressed in U.S. dollars is presented in thousands (000s) unless otherwise noted. Percentages contained in this section were calculated, where possible, using the information from ClearPoint’s consolidated financial statements, and not the rounded information provided in this section. As a result, these percentages may differ slightly from calculations obtained based upon the rounded figures provided in this section and totals contained in this section may be affected by rounding.

Overview

ClearPoint is an e-procurement supply chain management company. We focus our services on helping companies manage their contingent labor needs. Through iLabor Network, ClearPoint provides services to clients ranging from small business to Fortune 500 companies. The iLabor Network specializes in the highly transactional “go to work” or “on-demand” segment of the temporary labor market. ClearPoint considers the hospitality, distribution, warehouse, manufacturing, logistics, transportation, convention services, hotel chains, retail and administrative sectors among the segments best able to be served by the iLabor Network.

During the fiscal year ended December 31, 2007, ClearPoint provided various temporary staffing services as both a direct provider and as a franchisor. During the nine months ended September 30, 2008, ClearPoint began to transition its business model from a temporary staffing provider through a network of branch-based offices or franchises to a provider that manages clients’ temporary staffing needs through its open Internet portal-based iLabor Network. Under its new business model, ClearPoint acts as a broker for its clients and network of temporary staffing suppliers.

ClearPoint’s iLabor Network is a proprietary, technology-based platform that provides its clients with a comprehensive web-based portal to streamline the process involved in procurement and management of temporary labor through a network of ClearPoint-approved staffing suppliers. The iLabor platform provides a virtual marketplace for the e-procurement of temporary labor and provides clients with one contract and one contact point to order temporary labor on a national scale. iLabor is an on-demand e-procurement solution which eliminates the need for clients to install and maintain costly hardware and software applications. The client can access iLabor through standard Internet connections and web browsers, which also eliminates the need for time consuming and costly systems integrations. The iLabor platform provides real time feedback on all posted positions and provides a centralized reporting mechanism for clients to review and monitor their spending on temporary labor.

ClearPoint derives its revenues from the following sources: (i) royalty payments related to client contracts which ClearPoint subcontracted or sold to other providers of temporary staffing services; (ii) revenues generated by the iLabor Network; and (iii) revenues related to VMS.

Historically, ClearPoint has funded its cash and liquidity needs through cash generated from operations and debt financing. ClearPoint incurred net losses of approximately $38.2 million, $12.4 million, $1.4 million and $1.2 million for the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007, 2006 and 2005, respectively. ClearPoint is highly leveraged and has very limited financial resources. At September 30, 2008, ClearPoint had cash and cash equivalents of $2.7 million, $29.8 million of total liabilities and accumulated deficit of approximately $53.9 million.

During the nine months ended September 30, 2008, ClearPoint defaulted on its debt obligations to M&T and had to restructure its outstanding debt obligations. Effective June 20, 2008, ClearPoint replaced M&T with ComVest as its senior lender and entered into subordination agreements with its other lenders.

As a result of its liquidity problems, ClearPoint included a “going concern” note in its condensed interim consolidated financial statements for the fiscal quarter ended September 30, 2008 (see Note 1 of the Notes to the Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus), which stated that there was substantial doubt about ClearPoint’s ability to continue as a going concern.

As of the date of this prospectus, cash projected to be generated from operations will not be sufficient to fund operations and meet debt repayment obligations. In order to meet its cash and liquidity needs, ClearPoint will be required to raise additional financing. There is no assurance that ClearPoint will be successful in obtaining additional financing on terms which are satisfactory to ClearPoint, if at all. If ClearPoint cannot raise additional financing, there is substantial doubt about the ability of ClearPoint to continue as a going concern for the next twelve months.

In addition, ClearPoint continues to face significant business challenges related to:

•	its ability to service and repay its outstanding debt obligations;

•	limitations imposed by the outstanding debt obligations on the cash flow available for its operations;

•	its ability to address material weaknesses in internal control over financial reporting; and

•	its ability to facilitate the market acceptance of the iLabor Network.

For a more detailed discussion of these matters, see “Risk Factors” beginning on page 4 of this prospectus.

The impact of the current economic conditions on ClearPoint is uncertain. As companies seek ways to reduce their expenses and labor costs, they may choose to augment their labor forces with temporary labor versus permanent employees. In doing so, they are able to maintain a more flexible work force and limit benefit expenditures. However, in times of poor economic climates, spending as a whole is down, which negatively impacts temporary labor spending. During the current economic downturn and as business activity continues to slow down, ClearPoint’s clients may reduce their temporary labor spending as part of a general cost reduction strategy. In addition, ClearPoint’s clients may limit their utilization of temporary employees before laying off regular full-time employees. Therefore, ClearPoint may experience less demand for its services and more competitive pricing pressure during such periods of economic downturn.

In the face of these challenges, ClearPoint expects to focus on:

•	evaluating additional sources of debt and equity financing in the event that iLabor penetration and adoption does not meet ClearPoint’s operating cash requirements;

•	maintaining and enhancing the functionality of its iLabor Network for current and prospective clients;

•	continuing to expand its supplier base to provide more extensive market coverage;

•	increasing sales and marketing efforts through direct and indirect channels; and

•	addressing material weaknesses in internal control over financial reporting.

ClearPoint failed to comply with certain listing standards of Nasdaq relating to stockholder’s equity, market value and net income and, effective September 11, 2008, trading in its securities on Nasdaq was suspended. ClearPoint’s securities were delisted from Nasdaq effective at the opening of the trading session on November 24, 2008. ClearPoint’s securities are currently quoted on The OTC Bulletin Board.

Application of Critical Accounting Policies and Estimates

ClearPoint’s discussion and analysis of its financial condition and results of operations are based on ClearPoint’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with these principles in the United States of America requires ClearPoint to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and also affect the amounts of revenues and expenses reported for each period.

On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, workers’ compensation reserves, collectibility of accounts receivable, impairment of goodwill, income taxes and litigation contingencies. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in differences from the estimated amounts in the financial statements.

Management believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of ClearPoint’s consolidated financial statements, and actual results could differ materially from the amounts reported based on these policies.

Revenue Recognition. ClearPoint recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue earned but not billed is recorded and accrued as unbilled revenue. ClearPoint has transitioned from a short and long term temporary staffing provider through a network of branch based offices to a provider that manages clients’ temporary staffing spend through its open Internet portal based iLabor Network, as well as its closed client embedded VMS system.

ClearPoint evaluated the criteria outlined in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining that it was appropriate to record the revenue from its iLabor technology platform on a net basis after deducting costs related to suppliers for sourcing labor, which represent the direct costs of the contingent labor supplied, for its clients. Generally, ClearPoint is not the primarily obligated party in iLabor transactions and the amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two.

Prior to January 1, 2008, ClearPoint’s only major source of revenue was the temporary placement of workers which was recognized when earned and realizable and therefore when the following criteria had been met: (a) persuasive evidence of an arrangement exists; (b) services have been rendered; (c) the fee is fixed or determinable; and (d) collectibility is reasonably assured. Revenue is recognized in the period in which services are provided based on hours worked by the workers. Prior to July 1, 2008, ClearPoint recorded revenue from its temporary staffing operations, permanent placement fees, and temp-to-hire fees by formerly ClearPoint-owned and franchised operations. Temporary staffing revenue and the related labor costs and payroll taxes were recorded in the period in which the services were performed. Temp-to-hire fees were generally recorded when the temporary employee was hired directly by the client. ClearPoint reserved for billing adjustments, principally related to overbillings and client disputes, made after year end that related to services performed during the fiscal year. The reserve was estimated based on historical adjustment data as percent of sales. Permanent placement fees were recorded when the candidate commenced full-time employment and, if necessary, sales allowances were established to estimate losses due to placed candidates not remaining employed for the permanent placement guarantee period, which was typically 30-60 days. As a result of changes in ClearPoint’s business model in 2008 (see Note 3 of the Notes to the Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus), for the nine months ended September 30, 2008, ClearPoint recognized revenue from three major sources:

•

ClearPoint recorded royalty revenues when earned primarily under the terms of the royalty agreements with Staffchex and Select (see Note 3 to Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus);

•

Under the new iLabor technology platform, ClearPoint recorded revenue on net fee basis after deducting costs paid to suppliers for sourcing labor for ClearPoint’s clients. ClearPoint acts as a broker for its clients and ClearPoint’s temporary staffing suppliers. Revenue from ClearPoint’s iLabor Network where it electronically procures and consolidates buying of temporary staffing for clients is reported on a net basis.

•	ClearPoint recorded VMS revenue consisting of management fees, which were reported on the net basis, and were recorded as revenue as the temporary staffing service was rendered to the client.

Workers’ Compensation Reserves. ClearPoint self-insured the deductible amount related to domestic workers’ compensation claims, which were either $250 or $500 per claim, depending upon which policy, for policy years 2007, 2006 and 2005. ClearPoint accrued the estimated costs of workers’ compensation claims based upon the expected loss rates within the various temporary employment categories provided by ClearPoint. At least annually, ClearPoint obtained an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported, and adjusted the accruals based on the results of the valuations. As the result of the estimated costs, ClearPoint estimated that the insurance carriers will issue rebates based on its findings. For the years ended December 31, 2007, 2006 and 2005, ClearPoint estimated it would receive refunds of $2,880, $1,506 and $0 of rebates, respectively. All potential refunds as well as any liabilities that were recorded as of December 31, 2007 were assumed by the purchasers of MVI and HRO and, therefore, no longer recorded on ClearPoint’s books beginning in the quarter ended March 31, 2008.

Collectibility of Accounts Receivable. ClearPoint provides an allowance for uncollectible accounts receivable based on an estimation of losses which could occur if clients are unable to make required payments. ClearPoint evaluates this allowance on a regular basis throughout the year and makes adjustments as the evaluation warrants. These allowances were $3,179 at December 31, 2007, and $405 at December 31, 2006. ClearPoint’s estimates are influenced by numerous factors including its large, diverse client base, which is disbursed across a wide geographical area. No single client accounted for more than 10% of accounts receivable for fiscal year 2007. If customers’ creditworthiness deteriorates, or if actual defaults are higher than our historical experience or if other circumstances arise, ClearPoint’s estimates of the collectibility of amounts due to ClearPoint could be overstated, and additional allowances could be required, which would have an adverse impact on ClearPoint’s consolidated financial statements.

Goodwill. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), requires that goodwill and certain intangible assets with indefinite useful lives no longer be amortized but instead be subject to an impairment test performed on an annual basis or whenever events or circumstances indicate that impairment may have occurred. Intangible assets with finite useful lives continue to be amortized over their useful lives. The valuation methodologies considered include analyses of estimated future discounted cash flows at the reporting unit level, publicly traded companies multiples within the temporary staffing industry and historical control premiums paid by acquirers purchasing companies similar to ClearPoint’s. As part of the assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon market interest rates and the cost of capital at the valuation date. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. It is possible that the assumptions underlying the impairment analysis will change in such a manner that impairment may occur in the future. ClearPoint recorded an impairment of goodwill at March 31, 2008 of $16,822 based upon management’s determination that the carrying amount of the goodwill was less than its fair value. This impairment related to the assignment of contracts previously serviced by ClearPoint but no longer in its control. It was therefore determined that the previously recorded goodwill could no longer be substantiated. As a result of the goodwill impairment during the quarter ended March 31, 2008, no goodwill is recognized in the consolidated balance sheet at September 30, 2008.

Income Taxes. ClearPoint accounts for income taxes by utilizing an asset and liability approach that requires recording deferred tax assets and liabilities for the future year consequences of events that have been recognized in its financial statements or tax returns. As required under SFAS No. 109, “Accounting for Income Taxes”, ClearPoint measures these expected future tax consequences based upon provisions of tax law as currently enacted. Significant judgment is required in determining any valuation allowance against deferred tax assets. In assessing the need for a valuation allowance, ClearPoint considers all available evidence, including historical operating results and estimates of future taxable income. ClearPoint’s assessment at March 31, 2008 periods have resulted in a full valuation allowance being recorded against the deferred tax assets. In the event ClearPoint changes its determination as to the amount of deferred tax assets that can be realized, an adjustment to the valuation allowance with a corresponding effect to the provision for income taxes in the period in which such determination is made could have an adverse impact on ClearPoint’s consolidated financial statements. The effects of future changes in tax laws are not anticipated. Variations in the actual outcome of these future tax consequences could materially impact ClearPoint’s financial position or its results of operations. ClearPoint also provides a reserve for tax contingencies when it believes a probable and estimatable exposure exists.

Litigation Contingencies. ClearPoint is subject to various litigation matters which may have an adverse impact on its consolidated financial statements. An estimated settlement contingency is required when it is probable and the amount or range of amounts can be reasonably estimated. ClearPoint regularly evaluates current information available to determine whether such accruals should be adjusted or whether new accruals are required. ClearPoint believes that as of September 30, 2008 and December 31, 2007, it had adequate reserves recorded for asserted claims. Should settlements be materially different from those reserves, it could have an adverse impact on ClearPoint’s consolidated financial statements.

Seasonality

ClearPoint experiences fluctuation in revenue and operating results based on a number of factors, including, but not limited to, competition in its markets, availability of qualified personnel and the personnel demands of its clients. Historically, ClearPoint has experienced a rise in demand from its transportation and retail clients in the third and fourth quarter due to the increase in the shipment of products for the holiday season. The first quarter has been traditionally the slowest quarter from a revenue perspective due to national holidays and client planning cycles. Inclement weather can cause a slowdown in ClearPoint’s business due to business shutdowns by its clients. This revenue seasonality will also typically impact ClearPoint’s profitability as most operating expenses are spread evenly throughout the year.

Results of Operations

Summary Financial Results (000’s)

The following table summarizes select items of ClearPoint’s consolidated statement of operations for the nine months ended September 30, 2008 and September 30, 2007 and fiscal years ended December 31, 2007, 2006 and 2005, respectively.

$ (000’s)	Nine Months Ended September 30, (unaudited)		Percentage Change	Fiscal Year Ended December 31,			Percentage Change
	2008	2007		2007	2006	2005	‘07/’06	‘06/05
Net revenues	$30,732	$139,670	(78.0)%	$191,685	$113,942	$84,200	68%	35%
Cost of services	27,737	120,015	(76.9)%	166,631	93,337	68,789	79%	36%

Gross profit	2,995	19,655	(84.8)%	25,054	20,605	15,411	22%	34%
SG&A expenses	13,936	19,910	(30.0)%	26,705	13,550	11,025	30%	87%
Restructuring expense	2,100	2,201	(4.6)%	2,201	—	—	(84)%	N/A
Impairment of goodwill	16,822	—	N/A	—	—	—	N/A	N/A
Fixed assets impairment expense, net	1,022	—	N/A	—	—	—	N/A	N/A
Depreciation and amortization expense	504	3,926	(87.2)%	10,313	2,489	2,013	314%	24%

(Loss) from operations	(31,389)	(6,382)	N/A	(14,165)	4,566	2,373	(410)%	92%
Other income (expense)	198	216	N/A	(1,608)	26	(1)	N/A	N/A
Interest Income	12	—	N/A	134	—	—	N/A	N/A
Interest, OID and warrant liability (expense)	(1,447)	(1,627)	N/A	(1,872)	(5,072)	(3,648)	(63)%	39%
Derivative Income	26	—	N/A	—	—	—	N/A	N/A
Gain on restructuring of debt	687	—	N/A	—	—	—	N/A	N/A
Gain (loss) on sale of subsidiary	(1,294)	—	N/A	—	—	—	N/A	N/A
Prepayment penalty on early retirement of debt	—	(1,950)	N/A	—	—	—	N/A	N/A

Net (loss) before income taxes	(33,207)	(9,743)	N/A	(17,511)	(480)	(1,276)	N/A	(62)%
Income tax expense (benefit)	5,007	(3,353)	N/A	(5,121)	945	(77)	N/A	N/A

Net (loss)	$(38,214)	$(6,390)	N/A	$(12,390)	$(1,425)	$(1,199)	N/A	19%

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007 (000’s)

The following table summarizes select items of ClearPoint’s unaudited condensed interim consolidated statement of operations for the nine months ended September 30, 2008 and September 30, 2007:

$ (000’s)	2008	% of Revenue	2007	% of Revenue	% Change
Net revenues	$30,732	100.0%	$139,670	100%	(78.0)%
Cost of services	27,737	90.3%	120,015	85.9%	(76.9)%

Gross profit	2,995	9.7%	19,655	14.1%	(84.8)%
SG&A expenses	13,936	45.4%	19,910	14.3%	(30.0)%
Restructuring expense	2,100	6.8%	2,201	1.6%	(4.6)%
Impairment of goodwill	16,822	54.7%	—	—%	N/A
Fixed assets impairment expense, net	1,022	3.3%	—	—%	N/A
Depreciation and amortization expense	504	1.6%	3,926	2.8%	(87.2)%

(Loss) from operations	(31,389)	(102.1)%	(6,382)	(4.6)%	N/A
Other income (expense)	198	0.7%	216	0.2%	N/A
Interest income	12	—%	—	—%	N/A
Interest, OID and warrant liability (expense)	(1,447)	(4.7)%	(1,627)	(1.2)%	NA
Derivative income	26	—%	—	—%	N/A
Gain on restructuring of debt	687	2.2%	—	—%	N/A
(Loss) on sale of subsidiary	(1,294)	(4.2)%	—	—%	N/A
Prepayment penalty on early retirement of debt	—	—%	(1,950)	(1.4)%	N/A

Net (loss) before income taxes	33,207	(108.1)%	(9,743)	(7.0)%	N/A
Income tax expense (benefit)	5,007	16.3%	(3,353)	(2.4)%	N/A

Net (loss)	$(38,214)	(124.4)%	$(6,390)	4.6%	N/A

Net Revenues

ClearPoint’s revenues for the nine months ended September 30, 2008 and 2007 were $30,732 and $139,670, respectively, which represented a decrease of $108,938 or 78.0%. This decrease was due primarily to the changes in ClearPoint’s business model, as described in the Overview above, which resulted in more revenues being recognized on a net fee basis such as franchise, royalty and license fees. ClearPoint recorded $1,165 of franchise royalties in net revenue during the nine months ended September 30, 2008 and none in the nine months ended September 30, 2007.

Cost of Services and Gross Profit

Cost of services consists of direct labor expenses for time charged directly to a client and related payroll taxes, unemployment and workers’ compensation insurance expenses, employee benefits, and other out-of-pocket expenses directly associated with the performance of the service to the client. ClearPoint’s cost of services for the nine months ended September 30, 2008 and 2007 was $27,737 and $120,015, respectively, which represented a decrease of $ 92,278, or 76.9%. ClearPoint’s gross profit for the nine months ended September 30, 2008 and 2007 was $2,995 and $19,655, respectively, which represented a decrease of $16,660 or 84.8%. This decrease was due primarily to the changes in ClearPoint’s business model, as described in the Overview above, which resulted in more revenues being recognized on a net fee basis such as franchise, royalty and license fees with limited cost of services. As a percentage of revenue for the nine months ended September 30, 2008 and 2007, ClearPoint’s gross profit was 9.7% and 14.1% respectively.

Selling, General, Administrative and Restructuring Expenses

ClearPoint’s Selling, General, Administrative and Restructuring (“SG&A”) and restructuring expenses for the nine months ended September 30, 2008 and 2007 were $13,936 and $19,910, respectively, which represented a decrease of $5,974 or 30.0%. The decrease was a direct result of ClearPoint’s 2007 restructuring and franchising of many of its branches, as ClearPoint had substantially less SG&A expenses associated with ClearPoint’s branch based operations during the nine months ended

September 30, 2008 which include expenses related to salaries, employee benefits and rents and partially offset by additional allowances for doubtful accounts. During the nine months ended September 30, 2008, ClearPoint recorded $1,605 in a provision for amounts due from the former franchisees that are no longer in operation and allowances for doubtful accounts totaling $5,185. As a percentage of revenue for the nine months ended September 30, 2008 and 2007, SG&A expenses were 45.4% and 30.0% respectively, largely as a result of reduced revenue recorded due to the recording of franchise royalties on a net basis.

Effective March 12, 2008, ClearPoint initiated an additional restructuring program of its field and administrative operations in order to further reduce its ongoing SG&A expenses. As part of the restructuring program, ClearPoint closed its remaining branch and administrative office in Florida and eliminated approximately 20 positions. ClearPoint incurred $2,100 in restructuring expenses related to these closures and position eliminations.

Impairment of Goodwill and Depreciation and Amortization Expense

ClearPoint’s depreciation and amortization expenses for the nine months ended September 30, 2008 and 2007 were $504 and $3,926, respectively, which represented a decrease of $3,422 or 87.2%. For the nine months ended September 30, 2008, ClearPoint recorded an impairment charge of $1,022 related to fixed assets as a result of the termination of franchise agreements described in Note 6 of the Notes to the Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus. ClearPoint removed $1,838 of fixed assets and $816 of accumulated depreciation as a result of this impairment. ClearPoint also recorded an impairment of goodwill for the nine months ended September 30, 2008 of $16,822 based upon management’s determination that the carrying amount of the goodwill was less than its fair value.

Interest Expense

ClearPoint’s interest expense for the nine months ended September 30, 2008 and 2007 was $1,447 and $1,627, respectively, which represented a decrease of $180, or 11.1%, primarily due to the reduced interest cost from the reduction in ClearPoint’s overall debt.

Net loss

ClearPoint’s net loss for the nine months ended September 30, 2008 and 2007 was $38,214 and $6,390 respectively, which represented an increase in the loss of $31,824 or 498.0%. The net loss was due primarily to the reduced gross profit offset by reduced ongoing SG&A, partially offset by the additional allowances for doubtful accounts recorded, and interest expenses as a result of the factors discussed above. The net loss was also a result of a number of non-cash items relating to the 2008 restructuring program of $2,100, the impairment charge of goodwill of $16,822, the impairment charge of fixed assets of $1,022, and the recording of the deferred tax assets valuation allowance of $5,007 to the provision for income taxes for deferred tax benefits recognized in prior periods.

Fiscal Year Ended December 31, 2007 Compared to Fiscal Year Ended December 31, 2006

The following table summarizes select items of ClearPoint’s consolidated statement of operations for the fiscal years ended December 31, 2007 and December 31, 2006:

$ (000’s)	2007	% of Revenue	2006	% of Revenue
Net revenues	$191,685	100.0%	$113,942	100.0%
Cost of services	166,631	86.9%	93,337	81.9%

Gross profit	25,074	13.1%	20,605	18.1%
Selling, general and administrative expenses	26,705	13.9%	13,550	11.9%
Restructuring expense	2,201	1.1%	—	—
Depreciation and amortization expense	10,313	5.4%	2,489	2.2%

Income (loss) from operations	(14,165)	(7.4)%	4,566	4.0%
Interest income (expense)	(1,872)	(1.0)%	(5,072)	(4.5)%
Other income (expense)	(1,474)	(0.8)%	26	0.0%

Net loss before income taxes	(17,511)	(9.1)%	(480)	(0.4)%
Income tax expense (benefit)	(5,121)	(2.7)%	945	0.8%

Net loss	$(12,390)	(6.5)%	$(1,425)	(1.3)%

Net Revenues

ClearPoint’s revenues for the years ended December 31, 2007 and 2006 were $191,685 and $113,942, respectively, which represented an increase of $77,743 or 68%. In 2007, revenues included approximately $37,180 relating to the contract rights obtained in the acquisition of certain assets and liabilities from ALS and certain of its subsidiaries on February 23, 2007 (see Note 3 to the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). As a result of ClearPoint’s recent franchising of many of its branches, ClearPoint recorded $2,580 in franchise royalties in net revenue during the year ended December 31, 2007. The remaining increase was primarily due to new clients in ClearPoint’s outsourcing division, as well as the launch of the iLabor Network, a virtual marketplace for on-demand staffing.

Cost of Services and Gross Profit

Cost of services consists of direct labor expenses for time charged directly to a client and related payroll taxes, unemployment and workers’ compensation insurance expenses, employee benefits, and other out-of-pocket expenses directly associated with the performance of the services to the client. ClearPoint’s cost of services for the years ended December 31, 2007 and 2006 were $166,631 and $93,337, respectively, which represented an increase of $73,294, or 79%, which included cost of services from ALS of $28,880. ClearPoint’s gross profit for the years ended December 31, 2007 and 2006 was $25,054 and $20,605, respectively, which represented an increase of $4,449 or 22%. As a percentage of revenue for the years ended December 31, 2007 and 2006 ClearPoint’s gross profit was 13.1% and 18.1%, respectively. The decrease in the overall gross profit percentage was primarily due to lower margin business of ALS and the organic growth in ClearPoint’s human resource outsourcing business which is priced to have lower margin but longer term contracts partially offset by the higher gross margin of the franchise royalties.

Selling, General, Administrative and Restructuring Expenses

ClearPoint’s SG&A for the years ended December 31, 2007 and 2006 were $26,705 and $13,550, respectively, which represented an increase of $13,155 or 97%. In 2007, SG&A expenses included approximately $8,244 from the acquisition of ALS effective February 23, 2007. This increase in SG&A expenses in 2007 also included $1,021 in one-time bonus payments due to the successful closing of the merger with Terra Nova, and a net increase of $2,774 in the provision for doubtful accounts. These increases in SG&A were partially offset by the transfer of branch office costs to franchisees largely in the fourth quarter of 2007. As a percentage of revenue, SG&A increased from 11.9% to 13.9% over the comparative periods, largely as a result of the factors discussed.

In addition, effective June 29, 2007, ClearPoint initiated a restructuring program of its field and administrative operations. As part of the restructuring program, ClearPoint closed 24 branch and administrative offices and eliminated approximately 75 positions. ClearPoint recorded $1,251 of restructuring charges for costs of severance, related benefits and outplacement services related to the termination of these employees and $950 of charges relating to the early termination of office spaces leases for a total of $2,201. These expenses were present valued and accrued on a one time basis and will be paid out over a three year period. During the year ended December 31, 2007, ClearPoint paid out $1,177 and recognized a reduction in accrued restructuring costs of $651 due to severance and related benefits which ClearPoint is no longer liable for since one of ClearPoint’s former franchisees hired the employees to whom severance was expected to be paid out, and these former employees waived their right to receive severance.

Depreciation and Amortization Expense

ClearPoint’s depreciation and amortization expenses for the years ended December 31, 2007 and 2006 were $10,313 and $2,489, respectively, which represented an increase of $7,815 or 314%. This increase was primarily due to a write down of contract rights of $5,029 with respect to contract rights acquired from Quantum Resources Corporation (“Quantum”) and ALS, the amortization of contract rights and depreciation of fixed assets acquired from ALS of $3,154, and the immediate amortization of deferred finance costs in the first quarter of $370 related to the payoff of the revolver and term loan with Bridge. These increases were offset by the reduction in contract rights amortized from ClearPoint’s previous acquisitions that were fully amortized in 2006.

Interest Expense

ClearPoint’s interest expense for the years ended December 31, 2007 and 2006 was $1,872 and $5,072, respectively, which represented a decrease of $3,200, or 63%, primarily due to the redemption of warrants on February 12, 2007 and reduced interest cost from the term loan and revolver with M&T compared to ClearPoint’s previous financing. Included in interest expense is the amortization of the warrant discount further described below of $132 and $134 for the years ended December 31, 2007 and 2006, respectively, which included the immediate amortization of the discount due to the payoff of the Bridge $10,000 term loan (for further description of the Bridge loan, see Note 12 to the Notes to ClearPoint’s Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). During the same period, interest expense related to the change in warrant liability was $0 and $1,723 at December 31, 2007 and 2006, respectively.

In connection with the Bridge $10,000 term loan on February 28, 2005, ClearPoint simultaneously issued three detachable warrants to purchase an aggregate of 9% of ClearPoint’s outstanding stock, on a fully diluted basis, at the exercise price of $0.001 per share. The warrants vested immediately upon issuance and may be exercised until February 28, 2015. ClearPoint accounted for the warrants issued to the investors as a liability under the provisions of Financial Accounting Standards 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”). The warrants were initially valued at $396 by an independent valuation company. This initial value was recorded as debt discount and was amortized over the three year life of the loan by the interest method. Amortization of $132 (the balance of the debt discount) and $134 was recorded by ClearPoint as interest expense for the years ended December 31, 2007 and 2006, respectively. The warrants were fair valued each reporting period and the increase/decrease reflected as interest expense/income in the consolidated statement of operations. As of December 31, 2006, the warrants were valued at $3,292. As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950 referred to in “Other Income or Expense” below. Additionally, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292 on February 12, 2007 from proceeds received as a result of the merger. These warrants were no longer outstanding on December 31, 2007.

Other Income or Expense

For the year ended December 31, 2007, ClearPoint incurred a prepayment penalty of $1,950 as a result of the early retirement of its Bridge debt on February 12, 2007.

The gain on sale of subsidiary is due to the following event: on December 31, 2007, CPR entered into a purchase agreement (the “MVI Purchase Agreement”) effective as of December 31, 2007 with CPR’s wholly owned subsidiary, MVI, and TradeShow Products Inc. (“TradeShow”). Pursuant to the MVI Purchase Agreement, CPR sold all of the issued and outstanding securities of MVI to TradeShow for the aggregate purchase price equal to the liabilities assumed of $1,206.

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005

The following table summarizes select items of ClearPoint’s consolidated statement of operations for the fiscal years ended December 31, 2006 and December 31, 2005:

$(000’s)	2006	% of Revenue	2005	% of Revenue
Net revenues	$113,942	100.0%	$84,200	100.0%
Cost of services	93,337	81.9%	68,789	81.7%
Gross profit	20,605	18.1%	15,411	18.3%
Selling, general and administrative expenses	13,550	11.9%	11,025	13.1%
Depreciation and amortization expense	2,489	2.2%	2,013	2.4%
Income from operations	4,566	4.0%	2,373	2.8%
Interest income (expense)	(5,072)	(4.5)%	(3,648)	(4.3)%
Other income (expense)26	26	0.0%	(1)	0.0%
Net loss before income taxes	(480)	(0.4)%	(1,276)	(1.5)%
Income tax expense (benefit)	945	0.8%	(77)	(0.1)%
Net loss	$(1,425)	(1.3)%	$(1,199)	(1.4)%

Net Revenues

ClearPoint’s revenues for the years ended December 31, 2006 and 2005 were $113,942 and $84,200, respectively, which represented an increase of $29,742 or 35%. Revenues for the years ended December 31, 2006 and 2005 for Quantum were $42,507 and $24,265, yielding an increase of $18,242 attributed to operating ClearPoint for a full twelve months during 2006. (See Note 3 in the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). This increase was offset by a loss in revenue of a major outsourcing client which represented $16,114 in the year ended December 31, 2005. The net increase in ClearPoint’s revenue was primarily attributable to the organic growth in ClearPoint’s human resource outsourcing business and the organic growth from several of ClearPoint’s transportation-focused branches. ClearPoint also initiated customized managed services programs which brought ClearPoint several contracts that had increased revenues during the period.

Cost of Services and Gross Profit

Cost of services consists of direct labor expenses for time charged directly to a client and related payroll taxes, unemployment and workers’ compensation insurance expenses, employee benefits, and other out-of-pocket expenses directly associated with the performance of the service to the client.

ClearPoint’s gross profit increased by $5,194 and as a percentage of revenue for the years ended December 31, 2006 and 2005 was 18.1% and 18.3%, respectively. This decrease was primarily due to organic growth in ClearPoint’s human resource outsourcing business which is typically of lower margin but longer term contracts. However, the decrease was offset by stronger demand in the higher gross margin transportation staffing market and continued control of workers’ compensation insurance expenses through internal safety programs.

Selling, General and Administrative Expenses

ClearPoint’s SG&A for the years ended December 31, 2006 and 2005 were $13,550 and $11,025, respectively, which represented an increase of $2,525. This increase was primarily due to the inclusion of Quantum’s operations for 12 months in 2006 compared to 5 months in 2005 which increased SG&A by $2,562.

As a percentage of revenue, SG&A expenses were reduced from 13.1% to 11.9% during the same period due to the prior investment in building back office operations. This reduction was accomplished during ClearPoint’s continued geographic expansion of new offices from which ClearPoint’s transportation-based associate services were performed.

Depreciation and Amortization Expense

ClearPoint’s depreciation and amortization expenses for the years ended December 31, 2006 and 2005 were $2,489 and $2,013, respectively, which represent an increase of $476 or 24%. This increase was primarily due to the amortization of the contract rights acquired through Quantum.

Interest Expense

ClearPoint’s interest expense for the years ended December 31, 2006 and 2005 was $5,072 and $3,648, respectively, which represented an increase of $1,424 or 39%. However, during the same period, interest expense not related to the change in the warrant liability increased $873, which was in direct correlation with the increased borrowings associated with the Quantum acquisition. Interest expense related to the change in the warrant liability increased $551 as a result of the increase in the value of certain warrant liability.

The warrants related to the Bridge $10,000 term loan as discussed above, were initially valued at $396 by an independent valuation company. This initial value was recorded as debt discount and was amortized over the three year life of the loan by the interest method. Amortization of $134 and $130 was recorded by ClearPoint as interest expense for the years ended December 31, 2006 and 2005, respectively. The warrants as a liability were fair valued each reporting period and the increase/decrease was reflected as interest expense/income in the consolidated statement of operations. As of December 31, 2006 and 2005, the warrants were independently revalued at $3,292 and $1,569, respectively, and the increase in the liability of $1,723 and $1,173 has been charged to interest expense on warrant liability, respectively.

Liquidity and Capital Resources

General

Historically, ClearPoint has funded its cash and liquidity needs through cash generated by operating activities and through various forms of debt and equity financing. As of the date of this prospectus, cash projected to be generated from operations may not be sufficient to fund operations and meet debt repayment obligations. Based on ClearPoint’s cash position and working capital deficiency, it may need to raise additional financing in order to support its business operations. The amount of financing required will be determined by many factors, some of which are beyond ClearPoint’s control, and may require financing sooner than currently anticipated. ClearPoint has no commitment for any additional financing and can provide no assurance that such financing will be available in an amount or on terms acceptable to ClearPoint, if at all. If ClearPoint is unable to obtain additional financing or if such funds cannot be obtained on terms favorable to ClearPoint, there is substantial doubt about the ability of ClearPoint to continue as a going concern (see also Note 1 of the Notes to the Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus).

ClearPoint’s traditional use of cash flow was for funding payroll in advance of collecting revenue, particularly during periods of economic upswings and growth and during periods in which sales are seasonally high throughout the year. Temporary personnel were generally paid on a weekly basis while payments from clients were generally received 30 to 60 days after billing. ClearPoint’s new iLabor-focused business model has essentially eliminated these funding requirements since ClearPoint’s main focus is no longer to act as the employer for the temporary personnel, but rather to be the facilitator, bringing together clients and suppliers of temporary labor, via ClearPoint’s iLabor Network. Revenue from ClearPoint’s iLabor Network where it electronically procures and consolidates buying of temporary staffing for clients nationally is recognized on a net basis. ClearPoint contracts directly with clients seeking to procure temporary staffing services through its iLabor portal. ClearPoint also contracts directly with, and purchases from, temporary staffing suppliers, the temporary placement of workers which is then subsequently resold to its clients. There is no specific fee or other payment charged to ClearPoint’s clients or suppliers in connection with their respective use of the iLabor Network.

ClearPoint’s primary cash requirements include the payment of interest and principal on its debt obligations, payments to suppliers providing temporary staffing services to ClearPoint’s clients and general working capital of the business.

Cash and Cash Equivalents and Cash Flows

The table below sets forth, for the periods indicated, ClearPoint’s beginning balance of cash and cash equivalents, net cash flows from operating, investing and financing activities and ClearPoint’s ending balance of cash and cash equivalents:

	Nine Months Ended September 30, (unaudited)		Fiscal Year Ended December 31,
$(000’s)	2008	2007	2007	2006	2005
Cash and cash equivalents at beginning of period	$1,994	$500	$500	$59	$104
Cash provided by (used in) operating activities	4,987	(8,652)	(7,556)	734	386
Cash provided by (used in) investing activities	(548)	(19,554)	(20,294)	(431)	(9,239)
Cash provided by (used in) financing activities	(3,775)	29,565	29,344	138	8,808

Cash and cash equivalents at end of period	$2,658	$1,859	$1,994	$500	$59

Nine Months Ended September 30, 2008 and 2007

Net cash provided by (used in) operating activities was $4,987 and $(8,652) for the nine months ended September 30, 2008 and 2007, respectively. The primary effect in the nine months ended September 30, 2008 that resulted in $4,987 of net cash provided by operating activities was due to: a book net loss of $38,214; non cash items of: a deferred tax expense of $5,007 as of January 1, 2008 due to a full valuation allowance against the deferred tax assets, depreciation and amortization expense of $1,712, an impairment of goodwill of $16,822, a provision for doubtful accounts of $2,627, a provision for doubtful accounts of $1,639 relating to franchisees and a loss on the sale of ClearPoint HRO, LLC of $1,294, issuance of stock of $121 and issuance of stock to a related party of $250, issuance of warrants related to the refinancing of $1,247, gain on the restructuring of debt of $2,114 and stock based compensation of $34; and cash items of: a decrease in accounts receivable of $13,074 due to the franchising of ClearPoint’s branches and the related decrease in revenue in addition to the adoption of the new technology based iLabor business model, a decrease in unbilled revenue of $2,046, an increase in prepaid expenses and other current assets of $(353), an increase in other assets of $(9), an increase in accounts payable of $1,021, a decrease in accrued expenses and other accrued liabilities of $1,548, a decrease in accrued payroll and related taxes of $2,608, an increase of deferred revenue of $2,241 and an increase in accrued restructuring costs of $676.

During the nine months ended September 30, 2007, $(8,652) of net cash used was due to the following major components: a book net loss of $(6,390); non cash items of: a deferred tax benefit of $3,425, depreciation and amortization expense of $3,926 largely due to the acquisition of contract rights, an increase in the provision for doubtful accounts of $281, and non-cash stock based compensation of $968; and cash items of: an increase in accounts receivable of $9,661 due the acquisition of certain assets and liabilities of ALS, LLC and its subsidiaries and the related increase in revenue, an increase in unbilled revenue of $783, an increase in prepaid expenses and other current assets of $2,128 an increase in other assets of $1,648, an increase in accounts payable of $1,302, an increase in accrued expenses and other accrued liabilities of $4,347, an increase in accrued payroll and related taxes of $3,411, and an increase in restructuring costs related to ClearPoint’s closing of branch office and personnel reductions.

Net cash (used in) investing activities was $(548) and $(19,554) for the nine months ended September 30, 2008 and 2007, respectively. The primary uses of cash for investing activities for the nine months ended September 30, 2008 was for capitalized software development for $548. The primary uses of cash for investing activities for the nine months ended September 30, 2007 were the purchase of equipment, furniture and fixtures and capitalized software development of $554 and the cash portion paid for the acquisition of certain assets of ALS, LLC for $19,000.

Net cash (used in) provided by financing activities was $(3,775) and $29,565 for the nine months ended September 30, 2008 and 2007, respectively. The primary activities in the nine months ended September 30, 2008 that resulted in net cash used in of $3,775 were net repayments to M&T on the revolving credit facility of $8,747, repayments to M&T on the term loan of $1,360, borrowing from ComVest of $8,000, net of original issue discount of $1,000, net borrowings from noteholders of $(50), repayments of debt owed to Blue Lake Rancheria (“Blue Lake”) of $450 and fees incurred in the refinancing of debt of $693.

The primary financing activities in the nine months ended September 30, 2007 were the net proceeds from issuance of common stock, $0.0001 par value (“common stock”) in connection with the merger with Terra Nova Acquisition Corporation (“Terra Nova”) of $27,258, repayment of borrowings and fees from Bridge Healthcare Finance, LLC and Bridge Opportunity Finance, LLC (collectively, “Bridge”) for $12,465, redemption and retirement of warrants for $3,292, net borrowings from M&T on the revolving credit facility of $14,821 and the borrowing from the M&T term loan of $5,000.

Fiscal Years Ended December 31, 2007, 2006 and 2005

Net cash provided (used) by operating activities was $(7,556), $734, and $386 for the years ended December 31, 2007, 2006 and 2005, respectively. The primary change in the year ended December 31, 2007 that resulted in $7,556 of net cash used was due to: a book net loss of $12,390; non cash items of: a deferred tax benefit of $4,278, depreciation and amortization expense of $10,313 largely due to the acquisition and subsequent write down of contract rights, an increase in the provision for doubtful accounts of $2,774, and non-cash stock based compensation of $1,004; and cash items of: an increase in accounts receivable of $8,946 due to the acquisition of ALS and the related increase in revenue, an increase in unbilled revenue of $109, an increase in prepaid expenses and other current assets of $2,711, an increase in other assets of $2,751, an increase in accounts payable of $775, an increase in accrued expenses and other accrued liabilities of $3,058, an increase in the accrued restructuring costs of $1,024, an increase in accrued payroll and related taxes of $4,695 and a decrease in retirement benefits due of $14.

The primary change in the year ended December 31, 2006 that resulted in $734 of net cash provided was due to: a book net loss of $1,425; non cash items of: a deferred tax benefit of $329, an increase in the depreciation and amortization expense of $2,489 relating to the acquisition of contract rights, a decrease in the provision for doubtful accounts of $14, and non-cash interest on the warrant liability relating to the Bridge debt of $1,723; and cash items of: a decrease in accounts receivable of $527, an increase in unbilled revenue of $427, a decrease in prepaid expenses and other current assets of $612, an increase in other assets of $1,302, a decrease in accounts payable of $276, a decrease in accrued expenses and other accrued liabilities of $758, and a decrease in accrued payroll and related taxes of $143.

The primary changes in the year ended December 31, 2005 that resulted in $386 of net cash provided by operating activities was due to a book net loss of ClearPoint of $1,199; non cash items of: a deferred income tax benefit of $168, an increase in depreciation and amortization expense of $2,013 relating to the acquisition of contract rights, an increase in the provision for doubtful accounts of $178, and non-cash interest on the warrant liability relating to the Bridge debt of $1,173; and cash items of: an increase in accounts receivable of $761, an increase in unbilled revenue of $652, an increase in prepaid expenses and other current assets of $1,839, an increase in other assets of $1,085, an increase in accounts payable of $950, an increase in accrued expenses and other accrued liabilities of $165, an increase in accrued payroll and related taxes of $1,645, and a decrease in retirement benefits due of $163.

Net cash used in investing activities was $20,294, $431 and $9,239, for the years ended December 31, 2007, 2006 and 2005, respectively. The primary uses of cash for investing activities for the year ended December 31, 2007 were the purchase of equipment, furniture and fixtures of $1,294 and the cash portion paid for the acquisition of certain assets of ALS for $19,000. The primary uses of cash for investing activities for the year ended December 31, 2006 were purchase of equipment, furniture and fixtures of $198 and the cash portion paid for the acquisition of the common stock of StaffBridge, Inc. (“StaffBridge”) for $233. The primary uses of cash for investing activities for the year ended December 31, 2005 was the acquisition of Quantum for $9,200 with the remaining portion related to purchases of equipment, furniture and fixtures.

Net cash provided by financing activities was $29,344, $138 and $8,808, for the years ended December 31, 2007, 2006 and 2005, respectively. The primary activities in the year ended December 31, 2007 were the net proceeds from issuance of common stock in connection with the merger with Terra Nova of $27,258, repayment of borrowings and fees from Bridge for $12,465, redemption and retirement of warrants for $3,292, net borrowings from M&T on the revolving credit facility of $14,813 and the borrowing from the M&T term loan of $5,000 with repayments of $717 and repayments of other notes payable of $383. The primary activities in the year ended December 31, 2006 was new borrowings of $144 from Bridge, fees incurred due to the Bridge refinancing not previously recognized of $100, $450 of repayments of long-term debt and $594 of proceeds of paid in capital from the two primary shareholders of ClearPoint. The primary activities in the year ended December 31, 2005 that resulted in net cash provided of $8,808 was the new borrowings of $14,193 from Bridge and Blue Lake, the resulting repayment of amounts owed to New Staff, Inc. (“New Staff”) of $1,450, a repurchase of accounts receivable sold with recourse in 2004 of $2,321, fees incurred due to the refinancing of $904, and the repayment of $150 and $415 to Sovereign Bank for a working capital line of credit and a note payable.

Debt Restructuring – M&T and ComVest

M&T

On February 23, 2007, pursuant to a Credit Agreement (the “M&T Credit Agreement”), ClearPoint entered into credit facilities with M&T consisting of a $20,000 revolving credit facility (“M&T Revolver”) expiring in February 2010 and a $3,000 term loan (“M&T Term Loan”) expiring in February 2012. In July 2007, ClearPoint amended the M&T Credit Agreement to increase the M&T Term Loan to $5,000 in the First Amendment to the M&T Credit Agreement. These credit facilities carried an interest rate of LIBOR plus between 1.50% and 2.25%, depending on ClearPoint’s ratio of debt to earnings before interest, tax, depreciation and amortization. The available amount to be borrowed from the M&T Revolver was limited based upon ratios of accounts receivable and unbilled revenue. The M&T Revolver and M&T Term Loan contained certain financial covenants including leverage ratios and a fixed charge coverage ratio. On March 21, 2008, ClearPoint entered into the Second Amendment to M&T Credit Agreement, dated as of March 21, 2008, among ClearPoint and M&T. Pursuant to the Second Amendment, the M&T Credit Agreement was amended, among other matters, as follows: (i) the aggregate amount of the revolving credit commitments was gradually reduced from $20,000 to $15,000 at March 21, 2008 and $4,000 at June 30, 2008; (ii) the applicable margin, which is a component of the interest rate calculations, was increased to (a) 3.5% and 1.25% for any revolving credit loan that is a “Eurodollar Loan” and a “Base Rate Loan”, respectively (as defined in the M&T Credit Agreement), and (b) 4.5% and 2.25% for any M&T Term Loan that is a Eurodollar Loan and a Base Rate Loan, respectively; (iii) the applicable commitment fee percentage, which is included in the calculations of commitment fees payable by ClearPoint on the amount of the unused revolving credit commitments, was increased to 0.25%; and (iv) the covenants related to the ratios of total debt or senior debt, as applicable, to modified EBITDA were amended to lower the ratios as of September 30, 2008.

On April 14, 2008, ClearPoint entered into a Waiver (the “M&T Waiver”) to the M&T Credit Agreement. Pursuant to the M&T Waiver, the required lenders under the M&T Credit Agreement waived compliance with certain financial covenants set forth in the M&T Credit Agreement for the period ended December 31, 2007. In connection with the M&T Waiver, ClearPoint paid a $100 fee to M&T. ClearPoint was not in compliance with the financial and reporting covenants at March 31, 2008. ClearPoint did not receive a waiver for such non-compliance from M&T. On May 9, 2008, ClearPoint received a letter from M&T indicating, among other matters, that the principal amount of revolving credit loans outstanding under the M&T Credit Agreement shall be limited to a maximum amount of $7,300 for the period ended May 16, 2008.

On May 21, 2008, ClearPoint received a notice of default from M&T in connection with the M&T Credit Agreement. ClearPoint defaulted on its obligations under the M&T Credit Agreement as a result of its failure to comply with financial covenants contained in the M&T Credit Agreement, including obligations to maintain certain leverage and fixed charge coverage ratios. As a consequence of the default, M&T exercised its right to declare all outstanding obligations under the credit facilities to be immediately due and payable and demanded the immediate payment of approximately $12,800, consisting of approximately (i) $7,400 under the M&T Revolver; (ii) $3,900 under the M&T Term Loan; and (iii) $1,500 under a letter of credit. Also pursuant to the notice of default, M&T exercised its right to terminate the M&T Revolver and the M&T Term Loan and to terminate its obligation to make any additional loans or issue additional letters of credit to ClearPoint.

ClearPoint and M&T entered into a Loan Modification and Restructure Agreement dated June 20, 2008 (the “M&T Restructure Agreement”) pursuant to which the parties agreed to: (i) consolidate the certain obligations owing to M&T (the “M&T Obligations”), (ii) reduce the carrying amount of the consolidated obligations from $10,900, which consisted of the M&T Revolver and Term Loan of approximately $7,000 and $3,900, respectively (net of additional cash payments made during negotiations), to $8,600, (iii) subordinate the M&T Obligations to the obligations owning to ComVest (the “ComVest Obligations”) and (iv) permit ClearPoint to repay the M&T Obligations on a deferred term basis. The M&T Restructure Agreement provides that on the earlier of the first day of the calendar month following ClearPoint’s full satisfaction of the ComVest Obligations or January 1, 2011 (the “Obligations Amortization Date”), ClearPoint shall repay a total of $3,000 in principal amount (initially the “M&T Deferred Obligations”) to M&T in 36 equal monthly payments plus interest on the outstanding balance of such amount at a rate of 5% per annum, subject to increase to 12% per annum upon occurrence of certain agreement termination events and Spring Back Events, as defined below. In the event of a sale of substantially all of ClearPoint’s or any subsidiary’s assets, a capital infusion or an infusion of subordinated indebtedness, ClearPoint must prepay the M&T Deferred Obligations by an amount equal to 25% of such proceeds as are payable to ComVest under such circumstances.

The $8,600 being paid to M&T is comprised of the following components: $3,000 note payable guarantee of $3,000 of accounts receivable; pledging a minimum of a $1,000 tax refund, $1,000 cash payment made at the time of closing of the ComVest transactions described below; and $600 of the $1,500 certificate of deposit held by M&T.

ClearPoint issued to M&T warrants to purchase its common stock of which warrants to purchase 1,200,000 shares of common stock have an exercise price of $0.01 per share and warrants to purchase 300,000 shares of common stock have an exercise price of $1.00 per share (collectively, the “M&T Warrants”). For a description of the terms of the warrants, see “Description of Capital Stock—M&T Warrants.” In accordance with FAS 150, the fair value of the warrants has been classified as a liability since M&T has the right to put the M&T Warrants back to ClearPoint in exchange for a cash settlement of $1.00 per share. At September 30, 2008, the balance sheet included a warrant liability of $1,221 related to the fair value of M&T Warrants (see Note 14 of the Notes to the Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus). The gain on restructuring of debt of $687 recorded in the quarter ended June 30, 2008 reflected the reduction in principal carrying balance offset by the fair value of the M&T Warrants and other direct costs. ClearPoint entered into a registration rights agreement dated June 20, 2008 to register the shares of common stock underlying the M&T Warrants. See “Description of Capital Stock—Registration Rights Agreement with ComVest and M&T.”

In addition, prior to the Obligations Amortization Date, ClearPoint must pay M&T: (i) cash proceeds arising out of certain of its and its subsidiaries’ accounts receivable in an amount not less than $3,000 and (ii) existing and future federal and state income tax refunds of not less than $1,000 due or which become due to ClearPoint for any period prior to January 1, 2008. At September 30, 2008, ClearPoint remitted approximately $901 to M&T against the $3,000 accounts receivable target. In the event such payments by ClearPoint are less than the stated minimum amounts, such shortfall will be added to the M&T Deferred Obligations. Excesses of such amounts paid by ClearPoint will be remitted to ClearPoint and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement. ClearPoint filed all applicable federal and state income tax returns to enable it to receive the minimum amount required under the M&T Restructure Agreement and subsequent to September 30, 2008, ClearPoint received and remitted approximately $1,024 of federal tax refunds and approximately $34 in state tax refunds to M&T.

M&T issued (i) a certain certificate of deposit to ClearPoint in the amount of $1,500 (the “COD”) and (ii) a certain standby letter of credit for the account of ClearPoint in favor of Ace Risk Management (the “Ace Letter of Credit”). On June 27, 2008, M&T liquidated the COD and applied $600 to ClearPoint’s outstanding obligations. To the extent M&T is required to make payments under the Ace Letter of Credit in excess of $900 at any time, such excess shall be added to the M&T Deferred Obligations. Excesses of such amount paid will be remitted to ClearPoint and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement.

Pursuant to the M&T Restructure Agreement, ClearPoint must comply with various covenants while the M&T Deferred Obligations are outstanding and provided that (i) no bankruptcy or insolvency event has taken place and (ii) ClearPoint and/or its subsidiaries have not terminated operation of their business without the prior written consent of M&T (each being a “Spring Back Event”). Such covenants include, but are not limited to: delivery to M&T of financial and other information delivered to ComVest; restrictions on the aggregate compensation which may be paid to the Chief Executive Officer and Chief Financial Officer of ClearPoint; limitations on dividends and distributions of cash or property to equity security holders of ClearPoint and/or redemptions or purchases of capital stock or equity securities of other entities; and restrictions on collateralizing subordinated indebtedness. At September 30, 2008, ClearPoint was in compliance with all applicable covenants set forth in the M&T Restructure Agreement.

The M&T Restructure Agreement provides that ClearPoint may continue to pay regularly scheduled payments (but not prepayments or accelerated payments) on (i) existing subordinated indebtedness, except to the extent prohibited by the ComVest transaction documents and (ii) the amended and restated note issued to Blue Lake dated April 14, 2008. For each $50 paid on account of the note issued to Blue Lake, Michael Traina, ClearPoint’s Chairman of the Board of Directors and Chief Executive Officer, and Christopher Ferguson, ClearPoint’s former director, President and Secretary, shall, on a several basis, be liable as sureties for the M&T Deferred Obligations, each in the amount of $10, subject to an aggregate amount of each surety’s liability of $150. Pursuant to a voting agreement, each of Messrs. Traina and Ferguson is a beneficial owner of 59.7% of common stock.

The M&T Restructure Agreement lists various agreement termination events including, but not limited to: default in payment of principal or interest or any other obligations when due and payable under the M&T Restructure Agreement; default in the observance of any covenant which is not cured within 30 days; and occurrence of an event of default under the ComVest Loan Agreement, as defined below, which is not cured pursuant to the applicable grace or notice period. Upon the occurrence of an agreement termination event, and at all times during the continuance thereof, the M&T Deferred Obligations are accelerated and become immediately due and payable. In addition, upon the occurrence of any Spring Back Event, the amount equal to (a) all outstanding principal balance of the M&T Obligations, together with accrued and unpaid interest thereon and costs and expenses reimbursable pursuant to the M&T Credit Agreement less (b) any amount received by M&T pursuant to the M&T Restructure Agreement on account of the M&T Deferred Obligations or the M&T Obligations (the “Spring Back Amount”) is automatically accelerated and becomes immediately due and payable. Pursuant to one of the conditions to closing the transaction with M&T, as set forth in the M&T Restructure Agreement, ClearPoint paid $1,000 to M&T for application to the M&T Obligations.

The M&T Restructure Agreement does not terminate or extinguish any of the liens or security interests granted to M&T pursuant to the M&T Credit Agreement and related documents.

ComVest

On June 20, 2008, ClearPoint entered into a Revolving Credit and Term Loan Agreement (the “ComVest Loan Agreement”) with ComVest. Pursuant to the ComVest Loan Agreement, ComVest extended to ClearPoint: (i) a secured revolving credit facility for up to $3,000 (the “ComVest Revolver”) and (ii) a term loan (the “ComVest Term Loan” and, together with the ComVest Revolver, the “ComVest Loans”) in the principal amount of $9,000, of which $1,000 is treated as an original issue discount, and ClearPoint received $8,000 in respect of the ComVest Term Loan. ClearPoint also issued to ComVest a warrant to purchase 2,210,825 shares of common stock at an exercise price of $0.01 per warrant (the “ComVest Warrant”). For a description of the terms of the ComVest Warrant, see “Description of Capital Stock—ComVest Warrant.” The ComVest Warrant was valued at $634 and treated as a discount to the long term portion of the debt and will be amortized over the life of the long term debt. ClearPoint entered into a registration rights agreement dated June 20, 2008 to register the shares of common stock underlying the ComVest Warrant. See “Description of Capital Stock—Registration Rights Agreement with ComVest and M&T.”

The maximum amount that may be outstanding under the ComVest Revolver is initially $3,000 (the “ComVest Revolver maximum”). Effective as of the first day of each calendar month beginning January 1, 2010, the ComVest Revolver maximum will be reduced by an amount equal to 5.5% of the ComVest Revolver maximum in effect for the previous month. To the extent the amounts outstanding under the ComVest Revolver exceed the ComVest Revolver maximum, ClearPoint must make a payment to ComVest sufficient to reduce the amount outstanding to an amount less than or equal to the ComVest Revolver maximum. ClearPoint may borrow under the ComVest Revolver from time to time, up to the then applicable ComVest Revolver maximum. The amounts due under the ComVest Revolver bear interest at a rate per annum equal to the greater of: (i) the prime rate of interest announced by Citibank, N.A. plus 2.25% or (ii) 7.25%. At September 30, 2008, the interest rate on the $0 outstanding under the ComVest Revolver was 7.25% and the interest rate on $8,525 outstanding under the ComVest Term Loan was 10% per annum. The ComVest Loans provide that the stated interest rates are subject to increase by 500 basis points during the continuance of an event of default under the ComVest Loan Agreement.

Amounts due under the ComVest Loans are payable monthly, beginning July 1, 2008. The outstanding principal amount of the ComVest Term Loan is payable as follows: $150 on July 1, 2008 and subsequent monthly payments are to be in an amount equal to the greater of (i) $200 less the amount of interest accrued during the preceding month or (ii) the amount equal to (a) the lesser of $450 or certain royalties, fees and/or other such payments collected by ClearPoint during the preceding month less (b) the amount of interest accrued during the preceding month (but not greater than the principal balance of the ComVest Term Loan). The installments under (ii) above are payable monthly starting August 1, 2008, including December 1, 2010. The final installment due and payable on December 31, 2010 will be in an amount equal to the entire remaining principal balance, if any, of the ComVest Term Loan.

As provided by the ComVest Loan Agreement and the ComVest Loans, ComVest may collect amounts due under the ComVest Loans from a “lockbox” account of ClearPoint and/or charge the ComVest Revolver for such amounts. Royalty payments received primarily from StaffChex and Select are segregated and solely used for the repayment of the ComVest Term Loan. To the extent that royalty receipts from these sources do not meet the minimum threshold of $200 per month, ClearPoint must make up the difference from its operating cash. In the event that royalty receipts from these sources exceeds $450 in a given month, ClearPoint may utilize the excess for operations or offset amounts owed on the ComVest Revolver at its discretion. At September 30, 2008, ClearPoint remitted approximately $662 of principal and interest payments, in the aggregate, to ComVest, of which $495 was derived from its royalty receipts and $167 was derived from its other operations.

The ComVest Loans mature on December 31, 2010 subject to certain prepayment requirements related to the ComVest Term Loan. The ComVest Loan Agreement provides that, subject to certain exceptions, ClearPoint must prepay the ComVest Term Loan (i) in full upon certain transactions involving the sale or issuance of the majority of the outstanding stock of ClearPoint, change of control of

ClearPoint or the sale of all or a material portion of ClearPoint’s assets or (ii) in part to the extent of 30% of proceeds received from sales of certain securities of ClearPoint. The outstanding borrowings under the ComVest Loan Agreement are secured by all the assets of ClearPoint.

Beginning with the fiscal quarter ending December 31, 2009, ClearPoint must maintain certain fixed charge coverage ratios and must make all necessary adjustments to its system of internal control over financial reporting and disclosure controls and procedures no later than December 31, 2009. Until the ComVest Obligations have been paid in full and the ComVest Revolver has been terminated, ClearPoint must comply with various notice and other reporting covenants including, but not limited to, providing notice to ComVest upon the occurrence of certain events, periodically furnishing certain financial statements and other information to ComVest, maintaining its books and records and permitting inspection of such materials by ComVest upon reasonable request. The ComVest Loan Agreement also provides that until the ComVest Obligations have been satisfied in full, ClearPoint must provide written notice to ComVest of all meetings of the board of directors and actions proposed to be taken by written consent and must permit a representative of ComVest to attend or participate in any such meeting as a non-voting observer. At September 30, 2008, ClearPoint was in compliance with the applicable notice and reporting requirements required under the ComVest Loan Agreement.

The ComVest Loan Agreement also requires ClearPoint to obtain ComVest’s written consent, until the ComVest Obligations have been satisfied in full, in connection with certain transactions including, but not limited to, incurrence of additional indebtedness or liens on ClearPoint’s assets; sales of assets; making investments in securities or extension of credit to third parties; purchase of property or business combination transactions; declaration or payment of dividends or redemption of ClearPoint’s equity securities; payment of certain compensation to ClearPoint’s executive officers; changing ClearPoint’s business model or ceasing substantially all of its operations for a period exceeding 10 days; sale of accounts receivable; amendment of ClearPoint’s organizational documents; certain transactions with ClearPoint’s affiliates; and making certain capital expenditures.

The ComVest Loan Agreement lists various events of default including, but not limited to: default in the payment of principal or interest under the ComVest Obligations or in the observance or performance of any covenant set forth in the ComVest Loan Agreement; default of ClearPoint or any of its subsidiaries under any indebtedness exceeding $100; occurrence of certain bankruptcy or insolvency events; and common stock of ClearPoint ceasing to be listed on a national securities exchange or quoted on The OTC Bulletin Board for more than 30 consecutive days. Upon occurrence of an event of default, and at all times during the continuance of an event of default, (i) the ComVest Obligations become immediately due and payable, both as to principal, interest and other charges, without any requirement for demand or notice by ComVest, and bear interest at the default rates of interest as described above; (ii) ComVest may file suit against ClearPoint and its subsidiaries under the ComVest Loan Agreement and/or seek specific performance thereunder; (iii) ComVest may exercise its rights under a collateral agreement against the assets of ClearPoint and its subsidiaries; and (iv) the ComVest Revolver may be immediately terminated or reduced, at ComVest’s option.

In connection with the ComVest Loan Agreement described above, ComVest entered into a Subordination and Intercreditor Agreement (the “ComVest-M&T Agreement”) dated June 20, 2008 with M&T. The ComVest Loans issued to ClearPoint pursuant to the ComVest Loan Agreement have effectively replaced M&T with ComVest as a senior lender of ClearPoint. Pursuant to the ComVest-M&T Agreement, the parties confirmed their agreements and understandings with respect to the relative priorities of their respective claims and liens against ClearPoint. The ComVest-M&T Agreement provides that, subject to certain exceptions, M&T may not receive payment on certain of the M&T Obligations, as described in the ComVest-M&T Agreement, or seek enforcement against the collateral securing the M&T Obligations from ClearPoint or any other person, other than from Messrs. Traina and/or Christopher

Ferguson pursuant to personal guarantees, until the ComVest Obligations have been satisfied in full. In addition, the ComVest-M&T Agreement provides for priorities with respect to the various components of collateral securing ClearPoint’s obligations to the parties and sets forth certain restrictions on the parties with respect to collection of such obligations.

ClearPoint paid to ComVest non-refundable closing fees in the amount of $530, charged to the ComVest Revolver, simultaneously with funding of the amounts payable to ClearPoint under the ComVest Loan Agreement. In addition, ClearPoint must pay to ComVest a monthly collateral monitoring, availability and administrative fee equal to 0.15% of the average daily principal amount outstanding under the ComVest Revolver during the preceding calendar month, up to $4.5 per month.

ClearPoint utilized the proceeds of the ComVest Loans to repay approximately $1,050 pursuant to the M&T Restructure Agreement owed to M&T and approximately $530 in closing costs and expenses.

Merger

On February 12, 2007, ClearPoint consummated the merger with Terra Nova. As a result, CPBR Acquisition, Inc. (“CPBR”), a Delaware corporation and wholly-owned subsidiary of Terra Nova, merged with and into ClearPoint. At the closing of the merger, ClearPoint stockholders were issued an aggregate of 6,051,549 shares of Terra Nova common stock. Ten percent (10%) of the Terra Nova common stock being issued to ClearPoint stockholders at the time of the merger was placed into escrow to secure the indemnity rights of Terra Nova under the merger agreement and are governed by the terms of an escrow agreement. A further ten percent (10%) of the Terra Nova common stock being issued to ClearPoint stockholders at the time of the merger was placed into escrow to be released upon finalization of certain closing conditions pursuant to the merger agreement which release has since occurred. Upon the closing of the merger, Terra Nova changed its name to ClearPoint Business Resources, Inc.

Upon consummation of the merger, $30,600 was released from a trust fund to be used by the combined company. After payments totaling approximately $3,300 for professional fees and other direct and indirect costs related to the merger, the net proceeds amounted to $27,300. The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America for accounting and financial reporting purposes. Under this method of accounting, Terra Nova was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger was treated as the equivalent of ClearPoint issuing stock for the net monetary assets of Terra Nova, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of Terra Nova and related recapitalization.

Effective February 28, 2005, ClearPoint entered into a revolving loan agreement with Bridge, its prior lender. As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292.

ALS

On February 23, 2007, ClearPoint acquired certain assets and liabilities of ALS, LLC and its subsidiaries (“ALS”) (see Note 4 of the Notes to the Condensed Interim Consolidated Financial Statements and Note 3 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). The purchase price of $24 consisted of cash of

$19, a note of $2,500 at an interest rate of 7% (the “ALS Note”), shares of common stock with a value of $2,500 (439,367 shares) and the assumption of approximately $400 of current liabilities. ALS’ stockholders may also receive up to two additional $1 payments in shares of common stock based on financial and integration performance metrics of ClearPoint in calendar years 2007 and 2008. No such payments have been made to date. The balance of this note payable at September 30, 2008 was not repaid due to the pending litigation with Temporary Services Insurance Ltd. (“TSIL”) (See Note 20 to the Notes of the Condensed Interim Consolidated Financial Statements and Note 19 to the Notes of the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). In connection with the transaction with ComVest described above, on June 20, 2008, ClearPoint entered into a Letter Agreement dated June 20, 2008 (the “ALS Agreement”) with ALS and certain other parties whereby the parties agreed, among other things: (i) to execute the ALS Subordination Letter dated June 20, 2008 defined below; (ii) to amend the ALS Note to provide for an outstanding principal amount of $2,156 (remaining principal balance of $2,022 plus accrued interest of $133), which balance was $2,187 at September 30, 2008, bearing interest at a rate of 5% per annum payable in 24 equal monthly installments, payable as permitted pursuant to the ALS Subordination Letter; (iii) that ClearPoint would issue 350,000 shares of common stock to ALS (the “ALS Shares”) in accordance with the acquisition of ALS concurrently with the execution of the ALS Agreement; (iv) that ALS may defend and indemnify ClearPoint in connection with the litigation with TSIL (the “TSIL Litigation”) and (v) that the parties will take all appropriate actions to dismiss their claims against each other in connection with the TSIL Litigation. On November 21, 2008, a joint stipulation for voluntary dismissal was filed with the court pursuant to which ClearPoint and ALS jointly dismissed such claims with prejudice. On December 8, 2008, the court entered an order dismissing all claims between ClearPoint and ALS with prejudice. Upon issuance of the ALS Shares, ClearPoint will have no future obligation to issue any additional shares of common stock to ALS. The transaction did not classify as a restructuring of debt. ClearPoint valued the shares issued at their fair market value as of the date of issuance of $103 and recorded that amount as expense.

Pursuant to a Subordination Letter sent by ALS to ComVest, M&T and ClearPoint dated June 20, 2008 (the “ALS Subordination Letter”), ALS agreed that ClearPoint may not make and ALS may not receive payments on the ALS Note, provided however, that (i) upon payment in full of all obligations under the ComVest Term Loan so long as ClearPoint is otherwise permitted to make such payments, ClearPoint shall make monthly interest payments on the outstanding principal balance of the ALS Note and (ii) upon payment in full of the M&T Obligations, ClearPoint shall make 24 equal monthly installments on the ALS Note, as amended pursuant to the ALS Agreement described above.

StaffBridge

On August 14, 2006, ClearPoint acquired 100% of the common stock of StaffBridge for $233 in cash and a note payable of $450 due December 31, 2007 (the “StaffBridge Note”). The StaffBridge Note, due to former shareholders of StaffBridge (the “StaffBridge Shareholders”), bears interest at 6% per annum and is payable quarterly. On December 31, 2007, the StaffBridge Note was amended to extend the maturity date to June 30, 2008. In addition, the amount of StaffBridge Note was increased to $487 to include accrued interest and the interest rate was increased to 8% per annum payable in monthly installments starting January 15, 2008. ClearPoint incurred an origination fee equal to 4% of the principal amount payable in the form of 9,496 shares of common stock. As of June 30, 2008, ClearPoint did not pay any monthly interest installments pursuant to the amended StaffBridge Note. The failure to pay such interest installments would permit noteholders to declare all amounts owing under the StaffBridge Note due and payable. On August 13, 2008, the outstanding accrued interest of $24 was paid and ComVest waived any default related thereto effective June 30, 2008. The balance of the StaffBridge Note payable at September 30, 2008 was $337 and, as of September 30, 2008, ClearPoint paid all monthly interest installments pursuant to the amended StaffBridge Note, amounting to $64.

In addition, in connection with the financing transaction with ComVest, on June 30, 2008, the StaffBridge Shareholders executed a certain Debt Extension Agreement (the “Debt Extension Agreement”) and entered into a Subordination Agreement (the “StaffBridge Subordination Agreement”) with ComVest and CPR.

Pursuant to the Debt Extension Agreement, the StaffBridge Shareholders agreed that, in connection with the receipt from ClearPoint of $150 payable for work performed by TSP 2, Inc., an entity controlled by certain StaffBridge Shareholders and a contractor for ClearPoint (“TSP”), the StaffBridge Note was amended, effective June 30, 2008, to extend the maturity date to December 31, 2008 and to reduce the outstanding principal amount to approximately $337. Upon ClearPoint’s payment of an additional $150 and any additional amounts then outstanding for work performed by TSP, the StaffBridge Shareholders agreed to amend the StaffBridge Note to further extend the maturity date to June 30, 2009.

Pursuant to the StaffBridge Subordination Agreement, the StaffBridge Shareholders agreed to subordinate ClearPoint’s obligations to them under the StaffBridge Note to the ComVest Obligations. So long as no event of default under the ComVest Loan Agreement has occurred, ClearPoint may continue to make scheduled payments of principal and accrued interest when due in accordance with the StaffBridge Note. In the case of an event of default under the ComVest Loan Agreement, ClearPoint may not pay and the StaffBridge Shareholders may not seek payment on the StaffBridge Note until the ComVest Obligations have been satisfied in full. The StaffBridge Subordination Agreement also sets forth priorities among the parties with respect to distributions of ClearPoint’s assets made for the benefit of ClearPoint’s creditors.

Promissory Notes Issued to Blue Lake and Sub Noteholders

Blue Lake

On March 1, 2005, CPR issued a promissory note to Blue Lake in the amount of $1,290 which was due March 31, 2008 (the “Blue Lake Note”). Interest of 6% per annum was payable quarterly. This note has been guaranteed by Michael Traina and Christopher Ferguson and was primarily used to assist ClearPoint in funding its workers’ compensation insurance policy. The Blue Lake Note matured on March 31, 2008. Effective March 31, 2008, CPR amended and restated the Blue Lake Note and extended its maturity date under an agreement dated as of March 31, 2008, by and between CPR and Blue Lake (the “Blue Lake Agreement”). Pursuant to the Blue Lake Agreement, on April 14, 2008, CPR and Blue Lake entered into an Amended and Restated Promissory Note (the “Amended Blue Lake Note”), with a principal amount of $1,290, which is due and payable as follows: (i) $200 was paid on April 8, 2008, (ii) $50 is payable on the first business day of each calendar month for 12 consecutive months (totaling $600 in the aggregate), the first payment to occur on May 1, 2008 and the last to occur on April 1, 2009, and (iii) on April 30, 2009, CPR is obligated to pay to Blue Lake the balance of the principal amount, equal to $490, plus accrued interest. The interest rate was increased from 6% to 10% per annum. ClearPoint agreed to issue 900,000 shares (“Escrow Shares”) of common stock in the name of Blue Lake to be held in escrow, pursuant to an escrow agreement, as security for the payment of the principal amount and interest under the Amended Blue Lake Note. At September 30, 2008, the balance due on the Amended Blue Lake Note was $840 and ClearPoint was current in all payments.

Sub Noteholders

On March 1, 2005, ClearPoint issued a 9% Amended and Restated Note for $250 due February 28, 2008 and a 12% Amended and Restated Note in the original principal amount of $300 due March 31, 2008 to Optos Capital, LLC (“Optos”), which is wholly-owned by Christopher Ferguson. These notes were repaid during the year ended December 31, 2007.

On March 1, 2005, ClearPoint issued a 12% Note in the original principal amount of $100 due March 31, 2008 to Richard Traina and Margaret Traina, the parents of Michael Traina. This note was repaid during the year ended December 31, 2007.

On March 1, 2005, ClearPoint issued a 12% Amended and Restated Note in the original principal amount of $300 due March 31, 2008 to Fergco Bros. LLC (“Fergco”), a New Jersey limited liability company of which Christopher Ferguson owns a twenty-five percent (25%) ownership interest. The balance of this note payable at September 30, 2008 was $300 (“$300 Note”).

On March 1, 2005, ClearPoint issued 12% Amended and Restated Notes in the aggregate original principal amount of $310 due March 31, 2008 to several ClearPoint stockholders who do not individually own 5% or more of the outstanding securities of ClearPoint and who are not members of the immediate family of any ClearPoint director or executive officer, except of $100 owed to Alyson Drew, the spouse of Parker Drew, a director of ClearPoint. The balance of these notes payable at September 30, 2008 was $250 (“$250 Notes”). In 2006 and 2007, ClearPoint repaid $60, in the aggregate, of the outstanding principal amount of the Amended and Restated Notes. The holders of the $300 Note and the $250 Notes are collectively referred to as the Sub Noteholders.

Effective March 31, 2008, ClearPoint amended and restated the $300 Note and the $250 Notes (collectively “Sub Notes”), and extended their maturity dates under the amended sub notes, dated March 31, 2008 and issued by CPR to each Sub Noteholder (collectively, the “Amended Sub Notes”). All sums outstanding from time to time under each Amended Sub Note bear the same interest of 12% per annum as under the Sub Note. CPR’s failure to make any payment of principal or interest under the Amended Sub Note when such payment is due constitutes an event of default, if such default remains uncured for 5 business days after written notice of such failure is given to CPR by the Sub Noteholder. Upon an event of default and at the election of the Sub Noteholder, the Sub Note, both as to principal and accrued but unpaid interest, will become immediately due and payable. As of September 30, 2008, ClearPoint made the required interest payments on the Amended Sub Notes.

In consideration of each Sub Noteholder agreeing to extend the maturity date of the Sub Note, ClearPoint issued warrants (“Initial Sub Note Warrants”) to the Sub Noteholders to purchase, in the aggregate, 82,500 shares of common stock (the “Sub Note Warrant Shares”) at an exercise price of $1.55 per share. The Initial Sub Note Warrant is immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010. CPR had the right in its sole discretion, to extend the maturity date of the Amended Sub Notes to March 31, 2010, and in connection with such extension, the Sub Noteholders had the right to receive additional Sub Note Warrants (the “Additional Sub Note Warrants”) to purchase, in the aggregate, an additional 82,500 shares of common stock

On June 20, 2008, CPR exercised its right to extend the maturity date of the Amended Sub Notes to March 31, 2010 and, in connection with such extension, issued a notice dated June 25, 2008 (the “Sub Noteholder Notices”) to each Sub Noteholder. The Sub Noteholder Notices notified the Sub Noteholders that ClearPoint extended the maturity date of the Sub Notes in connection with its transaction with ComVest, as described above. In connection with the Sub Noteholder Notices, the Sub Noteholders received Additional Sub Note Warrants to purchase 82,500 Sub Note Warrant Shares at an exercise price of $1.55 per share. The Additional Sub Note Warrant is immediately exercisable during the period commencing on June 20, 2008 and ending on March 31, 2011. The exercise price and the number of Sub Note Warrant Shares are subject to adjustment in certain events, including a stock split and reverse stock split.

In connection with the transaction with ComVest described above, ComVest entered into a Subordination Agreement dated June 20, 2008 (the “Noteholder Subordination Agreement”) with each of the Sub Noteholders and CPR. Pursuant to the Noteholder Subordination Agreement, the Sub Noteholders agreed to subordinate ClearPoint’s obligations to them under the Amended Sub Notes to the ComVest Obligations. So long as no event of default under the ComVest Loan Agreement has occurred, ClearPoint may continue to make scheduled payments of principal and accrued interest when due in accordance with the Sub Notes, as amended. In the case of an event of default under the ComVest Loan Agreement, ClearPoint may not pay and the Sub Noteholders may not seek payment on the Sub Notes, as amended, until the ComVest Obligations have been satisfied in full. The Noteholder Subordination Agreement also sets forth priorities among the parties with respect to distributions of ClearPoint’s assets made for the benefit of ClearPoint’s creditors.

On February 22, 2008, CPR issued promissory notes (the “Promissory Notes”), in the aggregate principal amount of $800, with $400 to each of Michael Traina and Christopher Ferguson in consideration for loans totaling $800 made to CPR. The terms of the Promissory Notes issued to Messrs. Traina and Ferguson are identical. The principal amount of each Promissory Note is $400, they bear interest at the rate of 6% per annum, which will be paid quarterly, and they are due on February 22, 2009. The Promissory Notes are subordinate and junior in right of payment to the prior payment of any and all amounts due to M&T pursuant to the M&T Credit Agreement.

On February 28, 2008, ClearPoint Workforce, LLC (“CPW”) advanced $800, on behalf of Optos, to the provider of Optos’ outsourced employee leasing program. The advanced funds were utilized for Optos’ payroll. In consideration of making the advance on its behalf, Optos assumed the Promissory Notes, and the underlying payment obligations, issued by CPR on February 22, 2008 which were payable to Michael Traina and Christopher Ferguson in the aggregate amount of $800.

On June 6, 2008, ClearPoint issued notes (the “Bridge Notes”) to each of Michael Traina, Parker Drew and TerraNova Partners, L.P. (“TerraNova Partners” and, together with Messrs. Traina and Drew, the “Bridge Lenders”) in the principal amounts of $104, $50 and $100, respectively. During the course of negotiations with ComVest, Mr. Traina agreed to loan an additional $5 to ClearPoint. TerraNova Partners is a beneficial owner of 23.6% of common stock and is 100% owned by Vahan Kololian, ClearPoint’s lead director and beneficial owner of 59.7% of common stock. Mr. Kololian also controls 100% of the voting interest and 55% of the non-voting equity interest in the general partner of TerraNova Partners.

The Bridge Notes contained identical terms. The Bridge Notes were unsecured and payable on demand. No interest accrued on the unpaid principal balance of the Bridge Notes until demand. After demand, the Bridge Notes would bear interest at an annual rate of 5%.

On June 26, 2008, ClearPoint issued amended and restated Bridge Loans (the “Amended Bridge Notes”) to each Bridge Lender. The Amended Bridge Notes contain identical terms and provide that (i) the principal amount of the Amended Bridge Notes will bear interest at a rate of 8% per annum, payable quarterly and (ii) ClearPoint shall have the right to repay the Amended Bridge Notes in shares of common stock at a price equal to the closing price of the common stock on June 26, 2008. The Amended Bridge Notes do not contain the provision stating that the principal balance will bear interest only upon demand for payment by the Bridge Lender, as provided in the Bridge Note. Mr. Drew’s Amended Bridge Note was repaid in full and Mr. Traina was repaid $5 during the quarter ended June 30, 2008. The balance of Mr. Traina’s loan was repaid in July 2008. On August 12, 2008, ClearPoint’s board of directors approved the payment of the Amended Bridge Note issued to TerraNova in 204,082 shares of common stock.

Transactions Related to Transition from Temporary Staffing Business Model to iLabor Network Model

MVI and HRO

On December 31, 2007, CPR entered into a purchase agreement (the “MVI Purchase Agreement”) effective as of December 31, 2007 with CPR’s wholly owned subsidiary, Mercer Ventures, Inc. and TradeShow Products, Inc. (“Tradeshow”). Pursuant to the MVI Purchase Agreement, CPR sold all of the issued and outstanding securities of MVI to TradeShow for the aggregate purchase price equal to the liabilities assumed of $1,206. In addition, CPR was entitled to a perpetual commission equal to 1.75% of the weekly revenue generated by a specified list of MVI clients. TradeShow was obligated to pay such fee in arrears on the first business day of every month. Unpaid fees were subject to interest at a rate of 1.5% per month. As of September 30, 2008, TradeShow did not pay to CPR the commissions required under the MVI Purchase Agreement.

On February 7, 2008, CPR entered into a Purchase Agreement effective as of February 7, 2008 (the “HRO Purchase Agreement”) with ClearPoint HRO, LLC (“HRO”), CPR’s wholly owned subsidiary, and AMS Outsourcing, Inc. (“AMS”). Pursuant to the HRO Purchase Agreement, CPR sold all of the issued and outstanding securities of HRO to AMS for an aggregate purchase price payable in the form of an earnout payment equal to 20% of the earnings before interest, taxes, depreciation and amortization of the operations of HRO for a period of twenty four (24) months following February 7, 2008. AMS was obligated to pay such fee in arrears on the first business day of every month. Unpaid fees were subject to interest at a rate of 1.5% per month. As of September 30, 2008, AMS did not pay to CPR the earnout payments required under the HRO Purchase Agreement.

ClearPoint ceased recording revenues related to the MVI Purchase Agreement and the HRO Purchase Agreement during the nine months ended September 30, 2008.

KOR and StaffChex

On August 30, 2007, ClearPoint entered into an agreement (the “KOR Agreement”) with KOR Capital, LLC (“KOR”), a Florida limited liability company controlled by Kevin O’Donnell, a former officer of ClearPoint, pursuant to which ClearPoint granted to KOR an exclusive right and license (i) to set up and operate, in parts of northern California and Florida, a franchise of ClearPoint’s system and procedures for the operation of light industrial and clerical temporary staffing services and (ii) to use in connection with the operation certain of ClearPoint’s proprietary intellectual property. The KOR Agreement replaced the agreement between ClearPoint and KOR entered on July 9, 2007. In consideration for the grant and license, KOR was required to pay to ClearPoint, on a weekly basis, a royalty equal to 4.5% of all gross revenues earned by KOR from its operations. KOR also agreed to pay ClearPoint, on a weekly basis, a royalty equal to 50% of the net income from KOR’s operations. Through this relationship KOR operated and managed up to twelve of ClearPoint’s former branches. The KOR Agreement was terminated on March 5, 2008 as described below.

On February 28, 2008, CPR entered into a Purchase Agreement (the “StaffChex Purchase Agreement”) with StaffChex subject to certain conditions for the completion of the transaction. Under the StaffChex Purchase Agreement, StaffChex assumed certain liabilities of CPR and acquired from CPR all of the Customer Account Property, as defined in the StaffChex Purchase Agreement, related to the temporary staffing services serviced by (i) KOR, pursuant to the KOR Agreement, dated August 30, 2007, and (ii) StaffChex Servicing, LLC (“StaffChex Servicing”) pursuant to an Exclusive Supplier Agreement, dated September 2, 2007. In consideration for the Customer Account Property acquired from CPR, StaffChex issued to CPR 15,444 shares of common stock of StaffChex and is obligated to issue up to 23,166 shares of StaffChex’ common stock, subject to the earnout provisions set forth in the StaffChex Purchase Agreement. In addition, CPR entered into an iLabor agreement with StaffChex whereby StaffChex agreed to process its temporary labor requests through iLabor and to pay to CPR 2.25% (as of September 30, 2008, the percentage was 2.25% but such percentage is subject to reduction based on meeting certain volume targets) of StaffChex’s total collections from its total billings for temporary staffing services provided to ClearPoint’s clients through the iLabor Network or otherwise. On March 5, 2008, CPR completed the disposition of all of the Customer Account Property related to the temporary staffing services formerly provided by StaffChex Servicing and KOR, agreements with whom were terminated on February 28, 2008 and March 5, 2008, respectively. ClearPoint did not incur any early termination penalties in connection with such terminations.

TZG, Optos and Select

On August 13, 2007, ClearPoint entered into an Agreement with TZG Enterprises, LLC (“TZG”), a Delaware limited liability company controlled by J. Todd Warner, a former officer of ClearPoint, pursuant to which ClearPoint granted to TZG an exclusive right and license (i) to set up and operate a franchise of ClearPoint’s system and procedures for the operation of transportation and light industrial temporary staffing services and (ii) to use in connection with the operation certain of ClearPoint’s proprietary intellectual property. In consideration for the grant and license, TZG was required to pay to ClearPoint, on a weekly basis, a royalty equal to 6% of all gross revenues earned by TZG from the operation. Through this relationship TZG operated and managed up to twenty-five of ClearPoint’s branches. This TZG Agreement was terminated on February 28, 2008 as described below.

On February 28, 2008, CPR and its subsidiary, CPW, entered into a Licensing Agreement (the “Optos Licensing Agreement”) with Optos, of which Christopher Ferguson is the sole member. Pursuant to the Optos Licensing Agreement, ClearPoint (i) granted to Optos a non-exclusive license to use the ClearPoint Property and the Program, both as defined in the Optos Licensing Agreement, which include certain intellectual property of CPR, and (ii) licensed and subcontracted to Optos the client list previously serviced by TZG, pursuant to the TZG Agreement, dated August 13, 2007 and all contracts and contract rights for the clients included on such list. In consideration of the licensing of the Program, which is part of the ClearPoint Property, CPR was entitled to receive a fee equal to 5.2% of total cash receipts of Optos related to temporary staffing services. With CPR’s consent, Optos granted, as additional security under certain of its credit agreements, conditional assignment of Optos’ interest in the Optos Licensing Agreement to its lender under such credit agreements. The foregoing agreement with TZG was terminated on February 28, 2008 in connection with the Optos Licensing Agreement. ClearPoint did not incur any early termination penalties in connection with such termination.

On April 8, 2008, the Optos Licensing Agreement was terminated. In consideration for terminating the Optos Licensing Agreement, CPR and Optos have agreed that there will be a net termination fee for any reasonable net costs or profit incurred, if any, when winding up the operations associated with termination. This fee is estimated to be $500 and has been recorded as an expense. The payment of the net termination fee will be in the form of cash and shares of common stock of ClearPoint.

On April 8, 2008, CPR entered into a License Agreement dated April 8, 2008 (the “Select License Agreement”) with Koosharem Corp. d/b/a Select Staffing (“Select”). The initial term of the Select License Agreement was for a period of six years. Pursuant to the Select License Agreement, CPR granted to Select a non-exclusive, non-transferable right and license to use the iLabor Network as a hosted front-office tool. CPR exclusively retains all right, title and interest in and to the iLabor Network. In addition, Select agreed to become a supplier of temporary personnel to third party clients through the iLabor Network and to fulfill agreed-upon orders for such personnel accepted by Select through the iLabor Network. CPR also agreed to permit Select to use the iLabor Network to find and select third-party, temporary personnel suppliers to fulfill orders for Select’s end-user client. In consideration of the license granted, Select agreed to pay a non-refundable fee equal to $1,200, of which $900 was paid on April 8, 2008 and $300 was due on July 1, 2008, but was not paid. The July payment was waived and incorporated into the Select Settlement Agreement described below. Under the License Agreement, if Select used the iLabor Network to find and select third-party, temporary personnel suppliers to fulfill orders for Select’s end-user clients, then the parties would split the net amount billed to the end-user clients less the amount paid to such vendors.

Effective March 30, 2008, CPR entered into the Temporary Help Services Subcontract dated April 8, 2008 (the “Select Subcontract”) with Select. The Select Subcontract expires April 7, 2013. Pursuant to the Select Subcontract, CPR subcontracts to Select the client contracts and contract rights previously serviced on behalf of CPR by other entities (the “Customers”). Pursuant to the Select Subcontract, the parties agree that Select will directly interface with the Customers, but at no time will CPR relinquish its ownership, right, title or interest in or to its contracts with the Customers (the “Contracts”). Subject to certain exceptions, upon expiration of the Select Subcontract, CPR will abandon such rights in the Contracts and Select may solicit the Customers serviced under the Select Subcontract. Select is responsible for invoicing the Customers and for collection of payment with regard to services provided to Customers by Select. During each one year period of the term of the Select Subcontract, Select was obligated to pay CPR 10% of such year’s annual gross sales, not exceeding $36,000 annually in gross sales, generated by the client contracts as well as certain other revenue generated by location (the “Subcontract Fee”).

On July 29, 2008, Select, together with Real Time Staffing Services, Inc. (“Real Time”), filed a complaint against ClearPoint and, on August 1, 2008, Select filed an amended complaint (the “Select Litigation”) claiming that ClearPoint owed it $1,033 for services performed. For additional information regarding the Select Litigation, see “—Contingencies and Litigation.”

On August 22, 2008, CPR, Real Time and Select entered into a Settlement Agreement and Release (the “Select Settlement Agreement”) pursuant to which each party released the others from all prior, existing and future claims including, without limitation, the parties’ claims with respect to the Select Litigation, the Select License Agreement and the Select Subcontract. Pursuant to the Select Settlement Agreement, the parties also agreed (i) that CPR would retain $900 paid to it under the Select License Agreement; (ii) to allocate between them amounts paid or payable with respect to certain client accounts; (iii) to execute an amendment to the Select Subcontract, as described below; and (iv) that Select would file the required documents to dismiss the Select Litigation with prejudice. In addition, the parties agreed not to commence any future action arising from the claims released under the Select Settlement Agreement, and on August 28, 2008 this lawsuit was dismissed.

Also, pursuant to the Select Settlement Agreement, the parties terminated the Select License Agreement effective August 22, 2008. There were no termination penalties incurred in connection with the termination of the Select License Agreement.

In connection with the Select Settlement Agreement, on August 22, 2008, CPR and Select entered into the First Amendment to the Select Subcontract (the “Subcontract Amendment”). Pursuant to the Subcontract Amendment, the following changes were made to the Select Subcontract:

•

The Subcontract Fee was amended to provide that Select would pay CPR, for twenty-eight consecutive months, 25% of each month’s gross sales generated by the Customers and Contracts as well as, without duplication, sales generated by certain locations in accordance with the Select Subcontract, subject to a maximum fee of $250 per month. The payments are subject to acceleration upon occurrence of certain breaches of the Select Subcontract or bankruptcy filings by Select.

•	The term of the Select Subcontract was amended to provide that the term will expire upon the payment of all fees owed under the Select Subcontract, as amended.

Advisory Services Agreement

TerraNova Management Corp., an affiliate of Mr. Kololian and the manager of TerraNova Partners (“TNMC”), was retained to provide certain advisory services to ClearPoint, effective upon the closing of the merger with Terra Nova, pursuant to the Advisory Services Agreement between TNMC and us, dated February 12, 2007 (the “Initial Agreement”). Pursuant to the Initial Agreement, TNMC provided services to ClearPoint including: advice and assistance in analysis and consideration of various financial and strategic alternatives, as well as assisting with transition services. During the fiscal year ended December 31, 2007, TNMC received a fixed advisory fee of $158 (prorated for a partial year) for such services. Additionally, ClearPoint recorded approximately $2 for reimbursement of expenses incurred by TNMC in connection with the Initial Agreement for the fiscal year ended December 31, 2007. Pursuant to the terms of the Initial Agreement, it was terminated effective February 11, 2008, however TNMC continued to provide substantially similar services under substantially similar terms to ClearPoint on a monthly basis. No payments were accrued or paid to TNMC for January, 2008.

On June 26, 2008, ClearPoint entered into a new Advisory Services Agreement (the “Advisory Services Agreement”) with TNMC in order to: (i) provide compensation to TNMC for its services since the expiration of the Initial Agreement and (ii) engage TNMC to provide future advisory services. Pursuant to the Advisory Services Agreement, TNMC will provide advice and assistance to ClearPoint in its analysis and consideration of various financial and strategic alternatives (the “Advisory Services”), however the Advisory Services will not include advice with respect to investments in securities or transactions involving the trading of securities or exchange contracts. The Advisory Services Agreement is effective as of June 26, 2008, continues for a one year term and is automatically renewed for successive one-year terms unless terminated by either party by written notice not less than 30 days prior the expiration of the then-current term.

ClearPoint agreed to compensate TNMC for services rendered since expiration of the Initial Agreement and for Advisory Services going forward in accordance with the rates set forth in the Advisory Services Agreement and to reimburse TNMC for reasonable travel, lodging and meal expenses relating to the provision of the Advisory Services. Monthly fees payable to TNMC pursuant to the Advisory Services Agreement are capped at $50 per month. Fees payable to TNMC for each of the months of February, March, April and May 2008 may be paid 100% in shares of common stock, at ClearPoint’s option. At ClearPoint’s option, 75% of the fees payable to TNMC beginning in the month of June, 2008 may be paid in shares of common stock and, with the agreement of TNMC, the remaining 25% may also be paid in shares of common stock. Shares of common stock made as payments under the Advisory Services Agreement are priced at the month-end closing price for each month of services rendered. As of November 30, 2008, we incurred approximately $309 in fees owing to TNMC for its services in the fiscal year ending December 31, 2008. ClearPoint’s board of directors approved payment of $266 for the Advisory Services in the form of an aggregate of 479,470 shares of common stock for the months of February through August, 2008 as follows: on August 12, 2008, the board of directors approved payment for the months of February, March, April, May and June, 2008 in 417,008 shares of common stock and, on November 7, 2008, the board of directors approved payment for the months of July and August, 2008 in 62,462 shares of common stock. ClearPoint recorded approximately $114 for reimbursement of expenses incurred by TNMC in connection with the Advisory Services provided from February, 2008 through November, 2008.

Agreements with Christopher Ferguson, Kurt Braun and John Phillips

On February 28, 2008, Christopher Ferguson resigned as ClearPoint’s and CPR’s director, President and Secretary in connection with the Optos Licensing Agreement described above. ClearPoint and Mr. Ferguson entered into the Separation of Employment Agreement and General Release (the

“Ferguson Separation Agreement”). In consideration for Mr. Ferguson’s agreement to be legally bound by the terms of the Ferguson Separation Agreement and his release of his claims, if any, under the Ferguson Separation Agreement, Mr. Ferguson is entitled to be reimbursed for any health insurance payments for Mr. Ferguson for a period equal to 52 weeks. Pursuant to the Ferguson Separation Agreement, ClearPoint entered into a consulting agreement with Mr. Ferguson pursuant to which he will be paid $25 per month for twelve (12) months. In return, Mr. Ferguson agreed to assist ClearPoint with any matters relating to the performance of his former duties and work with ClearPoint to effectively transition his responsibilities. As of September 30, 2008, Mr. Ferguson was paid $58 pursuant to his Separation of employment Agreement.

On June 20, 2008, Kurt Braun, ClearPoint’s former Chief Financial Officer, resigned effective June 20, 2008. In connection with Mr. Braun’s resignation as ClearPoint’s Chief Financial Officer, ClearPoint and Mr. Braun entered into a Separation of Employment Agreement and General Release (the “Braun Separation Agreement”). In consideration of Mr. Braun’s agreement to be legally bound by the terms of the Braun Separation Agreement, his release of his claims, if any, under the Braun Separation Agreement, and his agreement to provide the transitional services to ClearPoint, ClearPoint has agreed to, among other things: (i) pay Mr. Braun $75, minus all payroll deductions required by law or authorized by Mr. Braun, to be paid as salary continuation over 26 weeks beginning within a reasonable time after the seven day revocation period following execution of the Braun Separation Agreement; (ii) continue to pay all existing insurance premiums for Mr. Braun and his immediate family through the 26 week period, and thereafter permit Mr. Braun, at his own expense, to continue to receive such coverage in accordance with COBRA regulations; (iii) pay Mr. Braun the balance of any accrued but unused vacation or paid time off hours, minus all payroll deductions required by law or authorized by Mr. Braun; and (iv) amend Mr. Braun’s Nonqualified Stock Option Agreement, dated March 30, 2007, to permit Mr. Braun to exercise 90,000 of the 140,000 stock options granted until March 30, 2010. The balance of the Braun Stock Options expired on June 20, 2008 in accordance with ClearPoint’s 2006 plan. As of September 30, 2008, ClearPoint paid Mr. Braun approximately $52 pursuant to the Braun Separation Agreement.

On June 20, 2008, John Phillips and ClearPoint entered into an Employment Agreement (the “Phillips Employment Agreement”). Pursuant to the Phillips Employment Agreement, Mr. Phillips’ current base salary is $175 per year, which may be increased in accordance with ClearPoint’s normal compensation review practices. On November 7, 2008, ClearPoint’s board of directors increased Mr. Phillips’ base salary to $195 effective November 10, 2008. Mr. Phillips is also entitled to participate in any benefit plan of ClearPoint currently available to executive officers to the extent he is eligible under the provisions thereof, and ClearPoint will pay health, dental and life insurance premiums for Mr. Phillips and members of his immediate family. Mr. Phillips is entitled to receive short- and long-term disability insurance, and is entitled to three weeks of paid time off per year. Mr. Phillips may be entitled to discretionary bonuses as determined by ClearPoint’s Chief Executive Officer, the board of directors and the Compensation Committee of the board of directors. On August 20, 2008, Mr. Phillips was granted a stock option to purchase 50,000 shares of common stock. The option vests in three equal annual installments beginning August 20, 2009 and expires August 20, 2018. The exercise price of the option is $0.30 per share.

Warrants

In connection with the $10,000 term loan at February 28, 2005, ClearPoint simultaneously issued three detachable warrants to Bridge to purchase an aggregate of 9% of ClearPoint’s outstanding stock, on a fully diluted basis, at the exercise price of $0.001 per share. The warrants vested immediately upon issuance and could be exercised until February 28, 2015. ClearPoint has accounted for the warrants as a liability under the provisions of FAS 150. The warrants were initially valued at $396 by an independent valuation company. This initial value was recorded as debt discount and was being amortized over the three year life of the loan by the interest method. Amortization of $0 and $132 (the balance of the debt discount) was recorded by ClearPoint as interest expense for the three months ended March 31, 2008 and 2007 respectively. The warrants are fair valued each reporting period and the increase/decrease reflected as interest expense/income in the consolidated statement of operations. As of December 31, 2006, the warrants were valued at $3,292.

As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292 on February 12, 2007 from proceeds received as a result of the merger with Terra Nova. These warrants were no longer outstanding on September 30, 2008.

As a result of the 2005 public offering, there were 11,040,000 redeemable common stock purchase warrants issued and outstanding at June 30, 2007, which include warrants that are part of the outstanding units. Each warrant entitles the holder to purchase from ClearPoint one share of common stock at an exercise price of $5.00 per share commencing on February 12, 2007 (the completion of the merger with Terra Nova) and expiring on April 17, 2009 (four years from the effective date of the 2005 public offering). The warrants are redeemable at a price of $.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with the 2005 public offering, Terra Nova issued an option for $100 to the representative of the underwriters to purchase 240,000 units at an exercise price of $9.90 per unit with each unit consisting of one share of Terra Nova’s common stock, $.0001 par value, and two redeemable common stock purchase warrants. In addition, the warrants underlying such units are exercisable at $6.65 per share. See “Description of Capital Stock—Units and Warrants Issued in 2005 Public Offering”

In connection with the Amended Sub Notes, ClearPoint issued to the Sub Noteholders the Initial Sub Note Warrants to purchase an aggregate of 82,500 shares of ClearPoint common stock. In connection with an additional amendment to extend the maturity date of such promissory notes, on June 20, 2008, ClearPoint issued to the Sub Noteholders the Additional Sub Note Warrants to purchase an additional 82,500 shares of common stock. The Initial Sub Note Warrants are immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010 at an exercise price of $1.55 per share. The Additional Sub Note Warrants are immediately exercisable during the period commencing on June 20, 2008 and ending on March 31, 2011 at an exercise price of $1.55 per share. The exercise price and the number of shares issuable upon the exercise of such warrants are subject to adjustment in certain events, including a stock split and reverse stock split. (See Note 12 to the Notes of the Condensed Interim Consolidated Financial Statements and Note 20 to the Notes of the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus). See “Description of Capital Stock—Warrants Issued to Sub Noteholders.”

In connection with the transaction with ComVest described above, ClearPoint issued the ComVest Warrant. The ComVest Warrant is exercisable until June 30, 2014 and the exercise price and number of shares issuable upon exercise of the ComVest Warrant are subject to adjustment following certain events. See “Description of Capital Stock—ComVest Warrant.”

In connection with the M&T Restructure Agreement described above, ClearPoint issued the M&T Warrants. The M&T Warrants are exercisable until June 20, 2012 and may be exercised by reducing the cash amount of certain obligations owed to M&T. The M&T Warrants also contain provisions related to the adjustment of the respective exercise prices and number of shares issuable upon exercise of the M&T Warrants. See “Description of Capital Stock—M&T Warrants”

Income Taxes

As of December 31, 2007, ClearPoint had a current and long term deferred tax asset of $3,569. Management believes that after consideration of positive and negative factors that, as of December 31, 2007, it is more likely than not that the deferred tax asset will be realized as it has the ability to carry back some of the loss to the prior year and will be able to generate sufficient future taxable income.

Contractual Obligations

A summary of ClearPoint’s contractual obligations as of September 30, 2008 is as follows:

$ (000’s)	Total	Less than 1 year	1 – 3 years	3 – 5 years	Over 5 years
Long-term debt, gross of Original Issue Discount (1)	$15,640	$2,012	$8,962	$268	$4,398
Notes payable (1)	3,142	437	550	808	1,347
Operating leases (2)	454	161	293	—	—
Restructuring costs (3)	1,701	1,191	510	—	—

	$20,937	$3,801	$10,315	$1,076	$5,745

(1)	Debt: As discussed above, ClearPoint entered into various debt agreements with ComVest, M&T, Blue Lake and various other noteholders with varying expiration dates in the years ending December 31, 2008 through December 31, 2013. ClearPoint has entered into a debt agreement with unrelated individuals in connection with the acquisition of StaffBridge which was subsequently amended and is due December 31, 2008. ClearPoint entered into a debt agreement with ALS in connection with the acquisition of ALS, expiring December 31, 2016. (See also Note 12 of the Notes to the Condensed Interim Consolidated Financial Statements and Note 20 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus).

(2)	Operating Leases: ClearPoint leases offices and equipment under operating leases that expire over the next one to five years.

(3)	Restructuring Costs: Effective June 29, 2007 and March 12, 2008, ClearPoint’s management approved restructuring programs of its field and administrative offices. These expenses include severance related benefits and early termination of office space leases. (See also Note 10 of the Notes to the Condensed Interim Consolidated Financial Statements and Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus).

A summary of ClearPoint’s contractual obligations as of December 31, 2007 is as follows:

$ (000’s)	Total	2008	2009	2010	2011	2012	Thereafter
Revolving credit facility (1)	$14,813	$10,813	$—	$4,000	$—	$—	$—
Long-term debt (1)	5,573	1,600	1,000	1,000	1,000	283	—
Notes payable (1)	3,060	2,510	550	—	—	—	—
Operating leases (2)	1,563	737	530	296	—	—	—
Retirement benefits (3)	338	77	80	80	80	80	89
Restructuring expenses (4)	1,025	821	175	29	—	—	—

	$26,372	$16,558	$2,335	$5,405	$1,080	$363	$89

(1)

Debt: ClearPoint entered into various debt agreements with M&T, Blue Lake and various stockholders with varying expiration dates in the years ending December 31, 2008 through December 31, 2012. ClearPoint entered into a debt agreement with unrelated individuals in connection with the acquisition of StaffBridge with an amended maturity date of June 30, 2008. ClearPoint entered into a debt agreement with ALS in connection with the acquisition of ALS, expiring October 23, 2008. Debt and notes payable that are subordinated to the M&T Revolver and M&T Term Loan are classified in the balance sheet as long-term.

(2)	Operating Leases: ClearPoint leases offices and equipment under operating leases that expire over the next one to three years.

(3)	Retirement Benefits: Upon its acquisition of Quantum, ClearPoint assumed a stock purchase agreement dated December 30, 1986 with a former owner. The agreement called for the payment of retirement benefits in equal monthly payments, adjusted for the cost of living increases equal to the Consumer Price Index. The former owner is entitled to these benefits until his death. On the date of acquisition of Quantum on July 29, 2005, ClearPoint recorded a liability based upon the expected remaining life of the former owner, and made payments of $78 for the year ended December 31, 2007 and $76 for the year ended December 31, 2006. The amount under the Total column reflects the net present value of the future payment stream.

(4)	Restructuring Expenses: Effective June 29, 2007, ClearPoint initiated a restructuring program of its field and administrative operations. As part of the restructuring program, ClearPoint closed 24 branch and administrative offices and eliminated approximately 75 positions. ClearPoint recorded $1,251 of restructuring charges for costs of severance, related benefits and outplacement services related to the termination of these employees and $950 of charges relating to the early termination of office spaces leases for a total of $2,852. These expenses were present valued and accrued on a one time basis and will be paid out over a three year period. During the year ended December 31, 2007, ClearPoint paid out $1,177 and recognized a reduction in accrued restructuring costs of $651 due to severance and related benefits which ClearPoint is no longer liable for since one of ClearPoint’s former franchisees hired the employees to whom severance was expected to be paid out, and these employees waived their right to receive severance.

Contingencies and Litigation

Westaff, Inc.

In February of 2007, ClearPoint entered into a three party settlement agreement between ClearPoint, Westaff, Inc. (“Westaff”) and 26 employees hired by ClearPoint who formerly worked for Westaff. The settlement arose out of lawsuits filed by Westaff against certain of those employees. The terms of the settlement required ClearPoint to make a one time cash payment of $266 to Westaff, plus legal fees of $56, and in return for such consideration Westaff agreed to release all 26 former employees of Westaff and now employed by ClearPoint from their non-compete and non-solicitation agreements that the employees had signed while employed by Westaff. As an additional term of the settlement agreement, ClearPoint agreed to cease the solicitation of Westaff employees. The total cost to ClearPoint including legal expenses was $322 in the fiscal year 2007.

ClearPoint also hired a high level transportation sales executive. The former partner of the high level executive, threatened litigation against ClearPoint based on covenants not to compete related to clients that ClearPoint was soliciting. To settle the potential claim, ClearPoint made a one-time cash payment of $80 in the first quarter of fiscal 2007 to the former partner of the transportation executive in exchange for the settlement and release of all potential claims against ClearPoint and the executive.

Temporary Services Insurance Ltd.

On September 21, 2007, TSIL, which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, initiated the TSIL Litigation in the U.S. District Court in Florida against ALS, Advantage Services Group, LLC (“Advantage Services”), certain officers and shareholders of ALS and Advantage Services as well as certain other third party companies (collectively, the “ALS Defendants”), alleging that it was owed at least $2,161 in unpaid insurance assessments, as well as other requested damages, from the ALS Defendants. Kevin O’Donnell, a former officer of the ALS companies and a named defendant in the TSIL Litigation, controls KOR, a former franchisee of ClearPoint.

ClearPoint is also named as a defendant because it acquired certain assets from ALS and its wholly owned subsidiaries, including Advantage Services Group II, LLC (“ASG II”), in February 2007, for which it paid a portion of the purchase price at closing to the ALS Defendants, through ALS. It is alleged that this transfer rendered ASG II, one of the named insureds on the TSIL policy, insolvent and unable to pay the insurance assessments and damages owed to TSIL. TSIL requests in its complaint that its damages be satisfied from the assets transferred to ClearPoint. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which ClearPoint may seek indemnification from ALS in connection with the foregoing. ClearPoint intends to pursue all appropriate claims for such indemnification and cannot estimate the potential liability, if any.

On January 11, 2008, ClearPoint filed its Answer denying all claims in the TSIL Litigation and also filed a Crossclaim against ALS making claims for contractual and common law indemnity. ALS filed its Answer to ClearPoint’s Crossclaim, denying all claims, and filed a Counterclaim asking for a declaratory judgment that it does not have to indemnify ClearPoint and asserting a breach of contract claim based on an alleged failure to pay ALS certain amounts due under the ALS Note arising out of the acquisition of certain assets and liabilities of ALS in February 2007. The court in the TSIL Litigation entered an Order, dated February 22, 2008 (the “TSIL Order”), requiring ClearPoint not to make any payments to ALS pursuant to the purchase agreement without first seeking leave of court.

On or about June 20, 2008, in connection with ALS’ agreement to subordinate the ALS Note to ComVest and M&T, ALS as well as certain other individuals (collectively, the “ALS Parties”) entered into the ALS Agreement. Pursuant to the ALS Agreement, the ALS Parties and ClearPoint agreed, among other things, as follows:

•	That the ALS Parties acknowledge their obligation to indemnify ClearPoint in connection with the TSIL Litigation, subject to certain sections of the ALS purchase agreement;

•	That the ALS Parties shall be responsible for ClearPoint’s attorney’s fees incurred in the TSIL Litigation from June 20, 2008, not to exceed $300;

•

That the ALS Parties and ClearPoint shall take all appropriate actions to dismiss all of their respective claims against one another in the TSIL Litigation, and that following such dismissal, ClearPoint shall cooperate as reasonably requested by the ALS Parties in connection with the TSIL Litigation including consenting in connection with a request to lift the TSIL Order, or otherwise permit payment to the ALS Parties in accordance with the terms of the ALS purchase agreement and Note; and

In addition, ClearPoint agreed not to assert its right to set off from the Note any other amounts in connection with the TSIL Litigation until such time (if at all) as a final judgment is entered against ClearPoint in the TSIL Litigation, or the amount of TSIL’s claims against ClearPoint are liquidated by settlement or otherwise.

ALS did not elect to provide a defense to ClearPoint, and it remains represented by its own counsel. On November 21, 2008, a joint stipulation for voluntary dismissal was filed with the court pursuant to which ClearPoint and ALS jointly dismissed such claims with prejudice. On December 8, 2008, the court entered an order dismissing all claims between ClearPoint and ALS with prejudice.

James W. Brown et al.

On or about October 29, 2007, ClearPoint received a copy of a letter sent by a law firm to the California Labor & Workforce Development Agency, pursuant to which such law firm sought permission under the California Labor Code Private Attorney General Act of 2004 to file a complaint against ClearPoint, a wholly owned subsidiary of ClearPoint and ALS and one of its subsidiaries, on behalf of a class of employees currently and formerly employed by the defendants in California (the employees had not been named). On January 30, 2008, James W. Brown (“Brown”), on behalf of himself and all others similarly situated, on behalf of the general public and as an “aggrieved employee” under the California Labor Code Private Attorneys General Act, filed a complaint in the Superior Court of the State of California (Alameda County) (the “Brown Litigation”) against ClearPoint Advantage, LLC (“CP Advantage”), a wholly owned subsidiary of CPR. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which ClearPoint may seek indemnification from ALS in connection with the foregoing. ClearPoint intends to pursue all appropriate claims for such indemnification.

The complaint in the Brown Litigation alleges that CP Advantage has (i) failed to pay overtime compensation to employees who worked a 4/10 schedule but did not work a 4 day week (Calif. Labor Code Section 1194 and 2699(f)) to him and to all California employees similarly situated, (ii) failed to pay wages at the end of the assignment (Calif. Labor Code Sections 201, 202 and 203 and 2699(f)) to him and to all California employees similarly situated, (iii) failed to pay all wages due on termination (Calif. Labor Code Sections 204 and/or 204b and 2699(f)) to him and to all California employees similarly situated, (iv) failed to provide proper itemized wage statements (Calif. Labor Code Section 226(a)) to him and to all California employees similarly situated, and (v) issued checks with no in-state address for presentation that could not be cashed on demand and without a fee (Calif. Labor Code Section 212 and 2699(f)) to him and to all California employees similarly situated. On March 25, 2008, CP Advantage filed its Answer and denied all claims. In addition, on March 26, 2008, CP Advantage filed a Notice of Removal to remove the Brown Litigation to the United States District Court of the Northern District of California. Brown seeks unspecified penalties, damages, interest, attorneys’ fees, costs of suit and, in relation to the claim regarding the alleged issuance of checks drawn on out-of-state banks with no in-state address for presentation, an injunction to preclude such alleged conduct.

On November 17, 2008, a settlement was reached and as part of such settlement the lawsuit was dismissed. With respect to the claim relating to the issuance of paychecks to Brown and other similarly situated California employees with no in-state address listed on the checks, and which could not be cashed without fee and on demand, the parties agreed to toll the statute of limitations until June 30, 2010, so that if any action is later brought based on those same claims, the statute of limitations on those claims will relate back to January 30, 2008.

APX Holdings, LLC

On or about March 4, 2008, Richard K. Diamond, Chapter 7 Trustee (“Trustee”) for In Re APX Holdings, LLC et al., filed a complaint (the “APX Litigation”) in the United States Bankruptcy Court in California against ASG Northern California, Advantage Services Group, ClearPoint and MVI, alleging, among other things, that APX Holdings, LLC and other related parties (collectively, the “Debtors”) made transfers to the defendants within ninety (90) days prior to March 16, 2006 (Debtors’ petition date).

Plaintiff filed a First Amended Complaint on March 14, 2008. Plaintiff alleged that those transfers had been made to or for the benefit of the defendants as creditors of the Debtors and that the transfers had been made for or on account of an antecedent debt owed by one or more of the Debtors before the transfers had been made. Plaintiff also alleged that the transfers had been made while the Debtors were insolvent. Plaintiff made similar claims alleging that the transfers constituted the receipt of an interest of the Debtors in property and that the Debtors had received less than a reasonably equivalent value from the defendants in exchange for the transfers. Plaintiff claimed that the defendants owed plaintiff at least $506, plus interest and costs and such other relief deemed proper by the court.

ClearPoint was named as a defendant in the APX Litigation because it had acquired certain assets from ALS and its wholly owned subsidiaries, which referred to themselves collectively as Advantage Services Group, in February 2007. All of the transfers alleged in the APX Litigation took place almost a year prior to the time that ClearPoint consummated the asset acquisition with ALS.

On June 27, 2008, the Trustee filed a Stipulation dismissing ClearPoint and Mercer Ventures, Inc. from the APX Litigation.

Alliance Consulting Group Associates, Inc.

On April 25, 2008, Alliance filed a complaint (the “Alliance Litigation”) in the Court of Common Pleas (Montgomery County, Pennsylvania), against CPR alleging that CPR had failed to honor certain of its contractual obligations to pay Alliance for services rendered under a Professional Services Master Agreement, dated June 18, 2007.

Namely, Alliance alleged that CPR had failed to pay approximately $600. Alliance seeks damages in the amount of approximately $600, plus interest, costs and attorneys’ fees and such other relief deemed proper by the court.

CPR filed an Answer and Counterclaim on June 16, 2008. In its counterclaim, CPR alleged in a breach of contract claim that Alliance had failed to deliver a product in working condition and that CPR had to expend certain monies to fix those problems. On or about July 2, 2008, Alliance answered CPR’s counterclaim denying the allegations. This litigation is currently in the discovery phase.

Sunz Insurance

On or about June 25, 2008, Sunz filed a complaint (the “Sunz Litigation”) in the Circuit Court of the 9th Judicial Circuit (Orange County, Florida), against ALS d/b/a ClearPoint HR and CP Advantage. Sunz claims to have provided workers compensation insurance to ALS and CP Advantage and that such policy was cancelled on February 22, 2008, for alleged nonpayment of funds due under the insurance contract. Sunz claims that ALS and CP Advantage owe in excess of $500 under the policy. Sunz, in addition to damages, seeks pre-judgment interest, court costs, attorneys’ fees and such other relief deemed proper by the court.

CPR filed a Motion to Dismiss on August 4, 2008, alleging that Sunz failed to attach to the complaint all documents necessary to calculate the amount of the premiums due under the policy.

Select

On July 29, 2008, Select and Real Time, initiated the Select Litigation in the Superior Court of California (Santa Barbara County), against ClearPoint and, on August 1, 2008, Select filed an amended complaint. In the amended complaint, Select alleged that ClearPoint had entered into an agreement with

Select whereby Select would supply services and personnel for temporary employment through ClearPoint to its clients. Select claimed that ClearPoint owed it $1,033 for services performed. Select sought, in addition to the monies claimed, interest, attorneys’ fees and punitive damages of $1,000 as well as court costs and other just and proper relief.

On August 22, 2008, CPR, Real Time and Select entered into the Select Settlement Agreement pursuant to which each party released the others from all prior, existing and future claims including, without limitation, the parties’ claims with respect to the Select Litigation, the Select License Agreement and the Select Subcontract. Pursuant to the Select Settlement Agreement, the parties also agreed (i) that CPR would retain $900 paid to it under the Select License Agreement; (ii) to allocate between them amounts paid or payable with respect to certain client accounts; (iii) to execute an amendment to the Select Subcontract; and (iv) that Select would file the required documents to dismiss the Select Litigation with prejudice. In addition, the parties agreed not to commence any future action arising from the claims released under the Select Settlement Agreement and to terminate the Select License Agreement effective August 22, 2008. On August 28, 2008, this lawsuit was dismissed with prejudice.

Leon R. Cobaugh

On or about October 20, 2008, Leon R. Cobaugh (“Cobaugh”) filed a complaint in the Circuit Court for Chesterfield County of the Commonwealth of Virginia against ClearPoint and Quantum. The complaint alleges that, pursuant to a stock purchase agreement dated December 30, 1986 (the “SPA”), Cobaugh retired from his positions as an officer, director and employee of AIDE Management Resources Corporation, the prior name of Quantum, and sold his stock in such entity to the remaining stockholders in exchange for lump sum payments and monthly payments from Quantum for the rest of Cobaugh’s life. ClearPoint acquired all of the outstanding stock of Quantum on July 29, 2005. Upon its acquisition of Quantum, ClearPoint assumed Quantum’s obligations under the SPA. Cobaugh alleges that ClearPoint failed to make the required monthly payments due under the SPA beginning June 1, 2008 and seeks to recover a minimum of $200,000 as may be adjusted based on the Consumer Price Index under the SPA.

XL Specialty Insurance Company

On November 10, 2008, XL Specialty Insurance Company (“XL”) filed a complaint in the Supreme Court of the State of New York (New York County), and, on December 9, 2008, XL filed an amended complaint (the “XL Complaint”) alleging that, among other things, XL issued workers’ compensation insurance policies to CP Advantage during 2007 and CP Advantage failed to make certain payments with regard to claims made against CP Advantage under the policies and maintain collateral required by the insurance policy documents. XL seeks to recover from ClearPoint, as a guarantor of CP Advantage’s obligations under the insurance policies, $745,548, in the aggregate, in connection with certain claims against and pursuant to the collateral obligations of, CP Advantage. XL, in addition to damages, seeks pre-judgment interest, attorneys’ fees, costs and expenses and such other relief deemed proper by the court.

AICCO, Inc.

On November 18, 2008, AICCO, Inc. (“AICCO”) filed a complaint the Court of Common Pleas of Bucks County, Pennsylvania against ClearPoint alleging that AICCO agreed to finance premiums of certain insurance policies procured by ClearPoint pursuant to a certain premium finance agreement among AICCO and ClearPoint. AICCO claims that ClearPoint breached the terms of such agreement by failing to make certain installment payments and seeks damages in excess of approximately $600,000, together with interest and attorney’s fees and costs.

Although ClearPoint accrued for certain of the liability exposures for these matters on its balance sheet, an adverse decision in these matters may result in a material adverse effect on its liquidity, capital resources and results of operations. In addition, to the extent that ClearPoint’s management will be required to participate in or otherwise devote substantial amounts of time to the defense of these matters, such activities would result in the diversion of management resources from business operations and the implementation of ClearPoint’s business strategy, which may negatively impact ClearPoint’s financial position and results of operations.

The principal risks that ClearPoint insures against are general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. If a potential loss arising from these lawsuits, claims and actions is probable, reasonably estimable, and is not an insured risk, ClearPoint records the estimated liability based on circumstances and assumptions existing at the time. Whereas management believes the recorded liabilities are adequate, there are inherent limitations in the estimation process whereby future actual losses may exceed projected losses, which could materially adversely affect the financial condition of ClearPoint.

Generally, ClearPoint is engaged in various other litigation matters from time to time in the normal course of business. Management does not believe that the ultimate outcome of such matters, either individually or in the aggregate, will have a material adverse impact on the financial condition or results of operations of ClearPoint.

Listing on Nasdaq

Pursuant to the Marketplace Rules of Nasdaq, whenever the staff of the Nasdaq Listing Qualifications Department (the “Staff”) determines that a company, the securities of which are listed on Nasdaq, does not meet a Nasdaq continued listing standard, including, but not limited to, the requirements set forth in Nasdaq Marketplace Rule 4310(c)(3) (“Rule 4310(c)(3)”), the Staff notifies the company of such non-compliance. On May 22, 2008, ClearPoint received a deficiency letter from Nasdaq indicating that ClearPoint was not in compliance with Rule 4310(c)(3) which requires ClearPoint to maintain either (i) $2,500 of stockholders’ equity, (ii) $35,000 market value of listed securities or (iii) $500 of net income from continuing operations for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

On June 9, 2008, ClearPoint received a deficiency letter from Nasdaq indicating that ClearPoint was not in compliance with Rule 4310(c)(4) because, for the previous 30 consecutive business days, the bid price of ClearPoint’s common stock had closed below the minimum requirement of $1.00 per share. The letter stated that in accordance with the Nasdaq Marketplace Rules, ClearPoint would be provided 180 calendar days, or until December 8, 2008, to regain compliance with Rule 4310(c)(4).

On June 13, 2008, ClearPoint provided to Nasdaq a plan to achieve and sustain compliance with the stockholder’s equity, market value and net income listing requirements, including the time frame for completion of the plan. On July 16, 2008, the Staff notified ClearPoint that it had reviewed ClearPoint’s plan and determined to delist ClearPoint’s securities from The Nasdaq Capital Market. On July 23, 2008, ClearPoint requested an appeal of this determination. On September 9, 2008, the Staff notified ClearPoint that its appeal had been denied and that trading in ClearPoint’s securities would be suspended on September 11, 2008. ClearPoint’s securities were delisted from Nasdaq effective at the opening of the trading session on November 24, 2008. Effective September 11, 2008, ClearPoint’s common stock was quoted on The OTC Bulletin Board under the symbol “CBPR.OB.” Effective September 15, 2008, ClearPoint’s units and warrants were quoted on The OTC Bulletin Board under the symbols “CBPRU.OB” and “CPBRW.OB,” respectively.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 – Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. ClearPoint is currently assessing the potential impact that adoption of this statement would have on its consolidated financial statements, if any.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. ClearPoint expects to adopt SFAS No. 159 in the first quarter of fiscal 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ClearPoint is currently evaluating the impact, if any, that the adoption of SFAS No. 141R will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”, “an amendment of ARB 51” (“SFAS No. 160”), which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. ClearPoint is currently evaluating the impact, if any, that the adoption of SFAS No. 160 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. ClearPoint is currently evaluating what the impact will be, if any, of adopting SFAS. No. 161 on its consolidated financial statements.

BUSINESS

Description of Business

Company Overview

ClearPoint is a workplace management solutions provider. Prior to fiscal year 2008, ClearPoint provided various temporary staffing services as both a direct provider and as a franchisor. During the nine months ended September 30, 2008, ClearPoint transitioned its business model from a temporary staffing provider through a network of branch-based offices or franchises to a provider that manages clients’ temporary staffing needs through its open Internet portal-based iLabor Network. Under the new business model, ClearPoint acts as a broker for its clients and network of temporary staffing suppliers using iLabor.

ClearPoint’s services focus on assisting clients in managing their contingent labor needs. iLabor creates a dynamic, competitive open marketplace for suppliers of temporary labor to bid on and fulfill orders for temporary labor placed by ClearPoint’s clients. iLabor Network provides services to clients ranging from small businesses to Fortune 500 companies. The iLabor Network specializes in the highly transactional “go to work” or “on-demand” segment of the temporary labor market. Historically, this portion of the market has been underserved by technology solutions. ClearPoint considers hospitality, distribution, warehouse, manufacturing, logistics, transportation, convention services, hotel chains, retail, and administrative sectors among the segments best able to be served by the iLabor Network.

iLabor is an on-demand e-procurement solution which eliminates the need for clients to install and maintain costly hardware and software applications. A client can access iLabor through standard Internet connections and web browsers, which also eliminates the need for time consuming and costly systems integrations. Regardless of size, number of locations, or number of temporary staffing companies utilized, ClearPoint’s clients receive one bill, centralized reporting, company wide metrics, and standardized quality control from one point of entry, iLabor. The iLabor platform provides real time feedback on all posted positions and provides a centralized reporting mechanism for clients to review and monitor their spending on temporary labor.

Many of these same benefits of ClearPoint’s product offering are realized by ClearPoint’s suppliers as well. They incur no software or implementation fees and can access the application through a standard Internet browser. They also have the opportunity to access more clients via the portal and benefit from ClearPoint’s consolidated invoicing and payments, thereby reducing their internal overhead costs.

ClearPoint believes that its iLabor technology has allowed ClearPoint to position itself uniquely in the human capital industry. The iLabor Network is a technology-based procurement method that provides a low cost and easy alternative for ClearPoint’s clients, as well as traditional staffing companies in the industry, to procure temporary labor through a ClearPoint-approved staffing supplier network that has national coverage. It is the strength of ClearPoint’s base of temporary labor suppliers that enables ClearPoint to effectively and efficiently meet the stringent demands of iLabor clients, often within very tight time constraints. The iLabor platform is a fully scalable product offering that can accommodate significant growth in transaction volumes for ClearPoint without significant increases to ClearPoint’s existing cost structure.

ClearPoint’s VMS system provides human resource outsourcing, customized managed services programs, and workforce optimization embedded within the clients’ internal technology infrastructure. ClearPoint’s VMS system is a management software program that encompasses every facet of coordinating, ordering, planning and tracking of all contract/temporary personnel, including contract employees from various staffing companies.

Business Strategy

Temporary staffing and outsourcing have become an integral way for companies to increase scale and focus on core competencies while controlling employment costs and mitigating certain employment-related risks. The temporary staffing industry provides flexible, efficient and cost-effective staffing solutions to help companies meet a variety of human resource needs. Companies rely on staffing providers to meet personnel needs during periods of peak workloads caused by factors such as seasonality, special projects, vacation, illness, emergency and rapidly changing economic conditions. In addition, companies realize cost savings from using flexible staffing services by outsourcing the process and expense of advertising, screening, interviewing, testing and training job candidates to outsourced staffing providers. According to Aberdeen Group, a research company, total e-purchasing expects a 21% growth rate in 2009 while the supplier performance management sector expects 115% growth.

ClearPoint believes that iLabor is a tool for companies that take advantage of the temporary labor workforce. iLabor is a virtual marketplace for such companies to e-procure temporary labor from a national network of ClearPoint-approved suppliers that compete for each position. The strength of ClearPoint’s supplier base ensures that posted positions are filled on a timely basis, and iLabor provides clients with the ability to monitor their total spends on temporary labor with real-time feedback. ClearPoint has made it simple and inexpensive for its clients to access a pool of temporary labor by avoiding time consuming systems integrations and costly hardware and software application purchases and installations.

ClearPoint intends to grow its supplier network and facilitate the market acceptance of the iLabor Network. ClearPoint is constantly expanding its supplier network to increase its coverage through both recruitment of new suppliers and by the addition of new clients who have existing relationships for sourcing contingent labor and would like to use them through the portal. In addition, ClearPoint designs and implements performance based solutions for its iLabor clients and provides value-added consulting services tailored to the client’s business.

ClearPoint also intends to continue to offer VMS whereby ClearPoint provides dedicated onsite personnel to coordinate the contingent labor resources working in conjunction with ClearPoint’s clients to determine their needs and requirements relating to the sourcing and management of the labor.

Technology and Services

ClearPoint is a technology based service provider in the e-procurement of temporary labor through its iLabor platform. ClearPoint provides the following services.

Management of Temporary Workforce

iLabor. ClearPoint’s iLabor Network is a proprietary technology-based platform which provides clients a comprehensive web-based portal to streamline the process involved in procurement and management of contingent workforces through a network of ClearPoint-approved staffing suppliers. The iLabor platform provides a virtual marketplace for the e-procurement of temporary labor and provides clients with one contract and one contact point to order temporary staff on a national scale, without the requirement to implement a costly systems integration.

VMS. ClearPoint’s VMS program provides a system for human resource outsourcing, customized managed services programs, and workforce optimization embedded within the clients’ internal technology infrastructure. ClearPoint’s human resource outsourcing service becomes an extension of its client’s human resource department as a sole source provider of staffing services for both contract and direct positions. ClearPoint will also design and implement performance based solutions for its clients and provide value-added consulting services tailored to the client’s business. ClearPoint’s VMS system is a management program that encompasses every facet of coordinating, ordering, planning and tracking of all contract/temporary personnel from various staffing companies and utilizes ClearPoint’s personnel onsite with its clients to help them optimize their workforce and reduce expenses.

Business Services

ClearPoint, through its approved partners, provides business process outsourcing, support services and benefits solutions and administration for clients. ClearPoint designs its business services and outsourcing programs to be client-specific business service solutions tailored to meet the needs of the particular client, which are easier and more cost effective for the client than building the necessary in-house recruiting and credentialing infrastructure. The goal of each outsourced program is to improve the client’s process and outcomes for the particular division that will be operated by ClearPoint. ClearPoint’s outsourcing offering can also include managing other functions for the client, such as payroll administration, training and retention programs, risk management and call centers.

Project-Based Staff Augmentation

Primarily from ClearPoint’s approved supplier network, ClearPoint provides full service project solutions, executive search and temporary and permanent placement, contract recruiting services and short- and long-term hourly-based assignments for clients in both commercial services and professional services. ClearPoint’s Project-Based Staff Augmentation for commercial services specializes in the transportation, logistics and distribution industry, with regional hubs located in the top five transportation markets in the United States.

Royalty Payment Arrangements

During the nine months ended September 30, 2008, ClearPoint entered into agreements with StaffChex and Select, pursuant to which ClearPoint receives royalty payments related to client contracts sold or subcontracted to these companies, as applicable.

In March, 2008, StaffChex acquired certain assets related to the temporary staffing services previously serviced, in part, by a former franchisee of ClearPoint. StaffChex also agreed to use the iLabor Network to fulfill open positions for temporary labor. In return, ClearPoint receives a royalty payment as a percentage (currently 2.25%) of StaffChex’s collections from its total billings for temporary staffing services, regardless of whether such services were provided through the iLabor Network.

Also in March, 2008, ClearPoint entered into a subcontract agreement with Select, pursuant to which client contracts and contract rights previously serviced on behalf of ClearPoint by other companies were subcontracted to Select. During each one year period of the term of the agreement, Select is obligated to pay ClearPoint 10% of such year’s annual gross sales, not exceeding $36 million annually in gross sales, generated by the client contracts as well as certain other revenue generated by location. In August, 2008, the agreement was amended to provide that Select is obligated to pay ClearPoint, for twenty-eight consecutive months, 25% of each month’s gross sales generated by the client contracts as well as sales generated by certain locations, subject to a maximum fee of $250,000 per month.

Clients and Suppliers

ClearPoint’s clients range in size from small businesses to Fortune 500 companies located throughout the United States. ClearPoint’s clients operate primarily in the transportation, logistics, engineering, scientific, aerospace, allied health, information technology, manufacturing, distribution, call center, financial, hospitality, food service, retail, data processing, legal and administration industries. With the introduction of iLabor, ClearPoint’s client base now includes other providers of temporary labor which use iLabor to fill open positions they are not able to fill themselves due to resource constraints or limitations in geographic coverage, providing them with incremental revenues and earnings.

Historically, ClearPoint has sought to maintain a diverse client base in an effort to reduce the impact of client turnover. ClearPoint has traditionally had a larger concentration in the transportation and retail industries, but has recently expanded in the hospitality sector as well. No single client accounted for more than 5% of ClearPoint’s revenues for the year ended December 31, 2007 and nine months ended September 30, 2008.

ClearPoint currently works with one client utilizing its VMS system which accounted for 3% and 1% of ClearPoint’s revenues for the fiscal year ended December 31, 2007 and nine months ended September 30, 2008, respectively. ClearPoint maintains onsite personnel managing the client’s contingent labor needs sourcing, assessing, and screening candidates for temporary positions within the company.

ClearPoint’s supplier network ranges from small one-location offices to firms with hundreds of office locations across the United States. ClearPoint’s robust supplier network currently contains over two thousand office locations from which ClearPoint is able to provide temporary labor to its clients. Suppliers are afforded many of the same benefits of using iLabor available to ClearPoint’s clients and can access the system through a standard Internet connection without any cost for software or implementation. They also receive consolidated billing and check processing and have the potential to service more clients in their geographic region with reduced overhead expenses.

Sales and Marketing

ClearPoint sells its technology services through both direct and indirect channels. A direct approach is used to target specific large accounts within the light industrial market segment and is augmented by indirect channel partners with specific temporary labor expertise. ClearPoint uses a solutions sales approach whereby ClearPoint’s products and services are presented to improve processes, increase efficiency, provide reporting tools and reduce expenses within an organization. This is typically done through lead qualification and follow up presentations to involved constituents of a prospective client.

Research and Development

ClearPoint focuses its research and development efforts primarily on the development of software upgrades to the iLabor system. ClearPoint’s research and development expenditures totaled $348,000 for the nine months ended September 30, 2008 and $1,472,000, $683,000 and $0 for the fiscal years ended December 31, 2007, 2006 and 2005, respectively.

Government Regulation

ClearPoint’s services are subject to various federal, state and local regulations. For example, ClearPoint’s services may be subject to various state and local taxing regulations. Some or all of ClearPoint’s services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices.

ClearPoint also is subject to regulations applicable to businesses conducting online commerce. Presently, there are relatively few laws specifically directed toward online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of services, taxation, advertising, intellectual property rights and information security.

Competition

ClearPoint competes with e-procurement technology providers in the temporary staffing industry such as IQNavigator and Fieldglass, Inc., which focus on higher-end services and on-site vendor management, as well as other traditional temporary staffing firms offering similar services on a national, regional or local basis. The staffing business is very competitive and highly fragmented, with limited barriers to entry into the market, and no company has a dominant market share in the United States. ClearPoint is not aware of any competitors that compete directly with its iLabor platform in the light industrial market segment.

In the temporary staffing industry, historically, ClearPoint’s strongest competitors, for both iLabor and VMS, included national staffing companies that have close existing relationships with clients, greater financial resources and larger marketing presence, as well as specialty providers in certain verticals. In addition, such organizations could also discount their services to a point which would make it difficult for ClearPoint to compete effectively and maintain or gain a market share. iLabor differentiates itself from the traditional temporary staffing providers and e-procurement vendors by leveraging a network of over 2000 staffing suppliers branching throughout the United States and focusing on the underserved light industrial market segment. With the introduction of iLabor, ClearPoint operates as a clearing house for clients’ temporary staffing requirements, where many of the national staffing companies have now signed on to the iLabor Network, thereby becoming the fulfillment arm of ClearPoint’s iLabor ordering system. Small, local providers are also signing on to the iLabor Network. ClearPoint’s future success will depend on the adoption rate of the iLabor procurement system by corporate buyers of temporary staffing as well as by larger staffing companies looking to generate incremental revenues and earnings.

Seasonality

ClearPoint experiences fluctuation in revenue and operating results based on a number of factors, including the personnel demands of its clients. Historically, ClearPoint has experienced a rise in demand from its transportation and retail clients in the fourth quarter due to the increase in the shipment of products for the holiday season. The first quarter has been traditionally the slowest quarter from a revenue perspective due to national holidays and client planning cycles. Inclement weather can cause a slowdown in ClearPoint’s business due to business shutdowns by its clients.

Intellectual Property

ClearPoint’s intellectual property assets take various forms, including know-how and related trade secrets, trademarks, trade names and copyrights, and related licensing. In terms of trademarks and brand equity, ClearPoint has filed seven applications for federal registration with the U.S. Patent & Trademark Office, including one application for the “ClearPoint” logo, four applications to protect variations on the “iLabor” and “iLabor Network” brand of web-based software and services, as well as an issued registration for ClearPoint’s slogan, “We Get To The Point.” ClearPoint is actively prosecuting all pending applications in the effort to secure registration. With respect to copyrights, while ClearPoint has not secured U.S. Copyright Office registration, it intends to vigorously protect and enforce its proprietary rights in the original programming embodied in the iLabor software suite. In connection with its proprietary know-how and trade secrets, ClearPoint implements safeguards to limit access to sensitive information and to secure employee cooperation in protecting company assets. The technology which ClearPoint deploys through its iLabor Network will be its core product offering as it moves forward. As a result, continuous enhancements and evaluation of safeguards of intellectual property constitute an important part of ClearPoint’s business strategy.

Employees

As of December 22, 2008, ClearPoint employed 19 full-time staff employees.

Business Combinations

ClearPoint was incorporated in Delaware on July 21, 2004. CPR (f/k/a Mercer Staffing, Inc. and ClearPoint Business Resources, Inc.), was formed in Delaware on January 1, 2005, as a holding company of its wholly owned subsidiaries consisting of, among others, MVI and Allied Contract Services, LLC. On February 12, 2007, CPR consummated the merger with Terra Nova. As a result of the merger, CPR stockholders were issued an aggregate of 6,051,549 shares of Terra Nova common stock. Upon the closing of the merger, Terra Nova changed its name to ClearPoint Business Resources, Inc.

On February 23, 2007, ClearPoint acquired certain assets and liabilities of ALS. The purchase price of $24.4 million consisted of cash of $19 million, the ALS Note in the amount of $2.5 million, shares of common stock with a value of $2.5 million (439,367 shares) and the assumption of approximately $400,000 of current liabilities. The principal and interest balance of the ALS Note at September 30, 2008 was $2,187,000 and was not repaid due to the pending litigation with TSIL. In connection with the refinancing transaction with ComVest, on June 20, 2008, ClearPoint entered into the ALS Agreement whereby the parties agreed, among other things, to amend the ALS Note to provide for an outstanding principal amount of $2,156,000 bearing interest at a rate of 5% per annum payable in 24 equal monthly installments and that ClearPoint is obligated to issue 350,000 shares of common stock to ALS.

On August 14, 2006, CPR acquired 100% of the common stock of StaffBridge for $233,000 in cash and the StaffBridge Note in the amount of $450,000. On December 31, 2007, the StaffBridge Note was amended to extend the maturity date to June 30, 2008. In addition, the amount of StaffBridge Note was increased to $487,000 to include accrued interest and the interest rate was increased to 8% per annum payable in monthly installments starting January 15, 2008. ClearPoint incurred an origination fee equal to 4% of the principal amount payable in the form of 9,496 shares of common stock. In addition, in connection with the financing transaction with ComVest, on June 30, 2008, the StaffBridge Shareholders executed the Debt Extension Agreement and entered into the StaffBridge Subordination Agreement with ComVest and CPR, pursuant to which the StaffBridge Shareholders agreed that, in connection with the receipt from ClearPoint of $150,000 payable for work performed by TSP, the StaffBridge Note was amended to extend the maturity date to December 31, 2008 and to reduce the outstanding principal amount to approximately $337,000. Upon ClearPoint’s payment of an additional $150,000 and any additional amounts then outstanding for work performed by TSP, the StaffBridge Shareholders agreed to amend the StaffBridge Note to further extend the maturity date to June 30, 2009. The balance of the StaffBridge Note payable at September 30, 2008 was $336,690.

Description of Property

The headquarters of ClearPoint are located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914. ClearPoint leases approximately 5,500 square feet and pays a monthly fee of $11,000, with its lease expiring on May 31, 2010.

Legal Proceedings

Temporary Services Insurance Ltd.

On September 21, 2007, TSIL, which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, initiated the TSIL Litigation in the U.S. District Court in Florida against the ALS Defendants, alleging that it was owed at least $2,161,172 in unpaid insurance assessments, as well as other requested damages, from the ALS Defendants. Kevin O’Donnell, a former officer of the ALS companies and a named defendant in the TSIL Litigation, controls KOR, a former franchisee of ClearPoint.

ClearPoint is also named as a defendant because it acquired certain assets from ALS and its wholly owned subsidiaries, including ASG II, in February 2007, for which it paid a portion of the purchase price at closing to the ALS Defendants, through ALS. It is alleged that this transfer rendered ASG II, one of the named insureds on the TSIL policy, insolvent and unable to pay the insurance assessments and damages owed to TSIL. TSIL requests in its complaint that its damages be satisfied from the assets transferred to ClearPoint. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which ClearPoint may seek indemnification from ALS in connection with the foregoing. ClearPoint intends to pursue all appropriate claims for such indemnification and cannot estimate the potential liability, if any.

On January 11, 2008, ClearPoint filed its Answer denying all claims in the TSIL Litigation and also filed a Crossclaim against ALS making claims for contractual and common law indemnity. ALS filed its Answer to ClearPoint’s Crossclaim, denying all claims, and filed a Counterclaim asking for a declaratory judgment that it does not have to indemnify ClearPoint and asserting a breach of contract claim based on an alleged failure to pay ALS certain amounts due under the ALS Note arising out of the acquisition of certain assets and liabilities of ALS in February 2007. The court in the TSIL Litigation entered the TSIL Order dated February 22, 2008, requiring ClearPoint not to make any payments to ALS pursuant to the purchase agreement without first seeking leave of court.

On or about June 19, 2008, in connection with ALS’ agreement to subordinate the ALS Note to ComVest and M&T, the ALS Parties entered into the ALS Agreement. In the ALS Agreement, the ALS Parties and ClearPoint agreed, among other things, as follows:

•	That the ALS Parties acknowledge their obligation to indemnify ClearPoint in connection with the TSIL Litigation, subject to certain sections of the ALS purchase agreement;

•	That the ALS Parties shall be responsible for ClearPoint’s attorney’s fees incurred in the TSIL Litigation from June 20, 2008, not to exceed $300,000;

•

That the ALS Parties and ClearPoint shall take all appropriate actions to dismiss all of their respective claims against one another in the TSIL Litigation, and that following such dismissal, ClearPoint shall cooperate as reasonably requested by the ALS Parties in connection with the TSIL Litigation including consenting in connection with a request to lift the TSIL Order, or otherwise permit payment to the ALS Parties in accordance with the terms of the ALS purchase agreement and Note; and

In addition, ClearPoint agreed not to assert its right to set off from the Note any other amounts in connection with the TSIL Litigation until such time (if at all) as a final judgment is entered against ClearPoint in the TSIL Litigation, or the amount of TSIL’s claims against ClearPoint are liquidated by settlement or otherwise.

ALS did not elect to provide a defense to ClearPoint, and ClearPoint remains represented by its own counsel. On November 21, 2008, a joint stipulation for voluntary dismissal was filed with the court pursuant to which ClearPoint and ALS jointly dismissed such claims with prejudice. On December 8, 2008, the court entered an order dismissing all claims between ClearPoint and ALS with prejudice.

Alliance Consulting Group Associates, Inc.

On April 25, 2008, Alliance initiated the Alliance Litigation in the Court of Common Pleas (Montgomery County, Pennsylvania), against CPR alleging that CPR had failed to honor certain of its contractual obligations to pay Alliance for services rendered under a Professional Services Master Agreement, dated June 18, 2007. Namely, Alliance alleged that CPR had failed to pay approximately $600,000. Alliance seeks damages in the amount of approximately $600,000, plus interest, costs and attorneys’ fees and such other relief deemed proper by the court.

CPR filed an Answer and Counterclaim on June 16, 2008. In its counterclaim, CPR alleged in a breach of contract claim that Alliance had failed to deliver a product in working condition and that CPR had to expend certain monies to fix those problems. On or about July 2, 2008, Alliance answered CPR’s counterclaim denying the allegations. This litigation is currently in the discovery phase.

Sunz Insurance

On or about June 25, 2008, Sunz initiated the Sunz Litigation in the Circuit Court of the 9th Judicial Circuit (Orange County, Florida), against ALS d/b/a ClearPoint HR and CP Advantage. Sunz claims to have provided workers compensation insurance to ALS and CP Advantage and that such policy was cancelled on February 22, 2008, for alleged nonpayment of funds due under the insurance contract. Sunz claims that ALS and CP Advantage owe in excess of $500,000 under the policy. Sunz, in addition to damages, seeks pre-judgment interest, court costs, attorneys’ fees and such other relief deemed proper by the court.

CPR filed a Motion to Dismiss on August 4, 2008, alleging that Sunz failed to attach to the complaint all documents necessary to calculate the amount of the premiums due under the policy.

Leon R. Cobaugh

On or about October 20, 2008, Cobaugh filed a complaint in the Circuit Court for Chesterfield County of the Commonwealth of Virginia against ClearPoint and Quantum. The complaint alleges that, pursuant to a stock purchase agreement dated December 30, 1986 (the “SPA”), Cobaugh retired from his positions as an officer, director and employee of AIDE Management Resources Corporation, the prior name of Quantum, and sold his stock in such entity to the remaining stockholders in exchange for lump sum payments and monthly payments from Quantum for the rest of Cobaugh’s life. ClearPoint acquired all of the outstanding stock of Quantum on July 29, 2005. Upon its acquisition of Quantum, ClearPoint assumed Quantum’s obligations under the SPA. Cobaugh alleges that ClearPoint failed to make the required monthly payments due under the SPA beginning June 1, 2008 and seeks to recover a minimum of $200,000 as may be adjusted based on the Consumer Price Index under the SPA.

XL Specialty Insurance Company

On November 10, 2008, XL filed a complaint in the Supreme Court of the State of New York (New York County), and, on December 9, 2008, XL filed an amended complaint (the “XL Complaint”) alleging that, among other things, XL issued workers’ compensation insurance policies to CP Advantage, during 2007 and CP Advantage failed to make certain payments with regard to claims made against CP Advantage under the policies and maintain collateral required by the insurance policy documents. XL seeks to recover from ClearPoint, as a guarantor of CP Advantage’s obligations under the insurance policies, $745,548, in the aggregate, in connection with certain claims against and pursuant to the collateral obligations of, CP Advantage. XL, in addition to damages, seeks pre-judgment interest, attorneys’ fees, costs and expenses and such other relief deemed proper by the court.

AICCO, Inc.

On November 18, 2008, AICCO filed a complaint the Court of Common Pleas of Bucks County, Pennsylvania against ClearPoint alleging that AICCO agreed to finance premiums of certain insurance policies procured by ClearPoint pursuant to a certain premium finance agreement among AICCO and ClearPoint. AICCO claims that ClearPoint breached the terms of such agreement by failing to make certain installment payments and seeks damages in excess of approximately $600,000, together with interest and attorney’s fees and costs.

Although ClearPoint accrued for certain of the liability exposures for these matters on its balance sheet, an adverse decision in these matters may result in a material adverse effect on its liquidity, capital resources and results of operations. In addition, to the extent that ClearPoint’s management will be required to participate in or otherwise devote substantial amounts of time to the defense of these matters, such activities would result in the diversion of management resources from business operations and the implementation of ClearPoint’s business strategy, which may negatively impact ClearPoint’s financial position and results of operations.

The principal risks that ClearPoint insures against are general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. If a potential loss arising from these lawsuits, claims and actions is probable, reasonably estimable, and is not an insured risk, ClearPoint records the estimated liability based on circumstances and assumptions existing at the time. Whereas management believes the recorded liabilities are adequate, there are inherent limitations in the estimation process whereby future actual losses may exceed projected losses, which could materially adversely affect the financial condition of ClearPoint.

Generally, ClearPoint is engaged in various other litigation matters from time to time in the normal course of business. Management does not believe that the ultimate outcome of such matters, either individually or in the aggregate, will have a material adverse impact on the financial condition or results of operations of ClearPoint.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of December 22, 2008:

Name	Age	Position	Class	Director Since	Term as Director Expires
Michael D. Traina	38	Chairman of the Board and Chief Executive Officer	A	2007	2008
Vahan Kololian	55	Lead Director	A	2004	2008
Brendan Calder (1)	62	Director	C	2004	2010
Parker Drew (2)(3)	40	Director	B	2007	2009
Harry Glasspiegel (1)(2)(3)	58	Director	C	2007	2010
Michael Perrucci (1)(2)(3)	55	Director	B	2007	2009
John G. Phillips	48	Chief Financial Officer, Secretary and Treasurer	—	—	—

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

The following information about the business experience of our directors and executive officers is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Michael D. Traina has served as our Chairman of the board of directors and the Chief Executive Officer since February 2007 and as the Chairman of the board of directors and the Chief Executive Officer of CPR since its founding in October 2001. Previously, from January 1999 to October 2000, Mr. Traina was Chief Executive Officer for Correctional Healthcare Solutions, Inc., a portfolio company of the Lomax Companies involved in the privatization of health care in correctional facilities. From 1997 to May 2001, Mr. Traina was President and Chief Executive Officer of Foster America, Inc., a portfolio company of the Lomax Companies that provided privately managed foster care services. Mr. Traina was the Director of New Business Development for The Lomax Companies from 1996 to October 2000, where he was responsible for evaluating venture capital investment opportunities, raising capital for transactions, and advising the Lomax portfolio companies in the areas of marketing and finance. Prior to joining the Lomax team, Mr. Traina ran VICEN, Inc., a privately held direct marketing firm, from 1995 to 1996 and worked for Salomon Brothers as a corporate bond trader from 1994 to 1995. Mr. Traina holds a B.A. from Brown University and an M.B.A. from the Darden School at the University of Virginia.

Vahan Kololian has served as our lead director since February 2007. Previously, Mr. Kololian was ClearPoint’s (Terra Nova’s) Chairman of the board of directors and Chief Executive Officer from its inception in July 2004 until February 2007. Mr. Kololian has been the Chairman of the board of directors of Precinda Corporation, a private industrial holding company based in Toronto, since its formation in March 2000. He has also been the founder and managing Partner of TerraNova Partners, a private investment partnership and an affiliate of Precinda Corporation, since September 2004 and President of TNMC since September 2004. TerraNova Partners and TNMC are affiliates of ClearPoint. Mr. Kololian is a director of Manicouagan Minerals Inc., Western Goldfields Inc. and Midlake Oil & Gas Limited. Mr. Kololian holds a B.A. from the University of Western Ontario and an LL.B. from the University of Ottawa.

Brendan Calder has served as a member of our board of directors since inception in July 2004. Since April 2001, Mr. Calder has been an adjunct professor of strategic management at the Rotman School of Management of the University of Toronto. From January 1996 until March 2000, Mr. Calder was the Chairman of the board of directors, President and Chief Executive Officer of CIBC Mortgages in Toronto Ontario and was president and a director of Firstline Trust Company from April 1988 to January 1996, both mortgage banking companies. Mr. Calder is a director of FirstService Corporation, EllisDon Construction, Coventree Capital, Inc. and The Toronto International Film Festival Group. Mr. Calder holds a Bachelor of Mathematics degree from the University of Waterloo and attended the Advanced Management Program at Harvard University.

Parker Drew has served as a member of our board of directors since February 2007. Mr. Drew was a Managing Director at JP Morgan Chase from April 2005 until December 2006, and was the Global Head of Trading for Natural Gas and Crude Oil. Prior to joining JP Morgan Chase, Mr. Drew was a Managing Partner at Drew Advisors, an energy focused hedge fund, where he was also a founder, from June 2004 to April 2005. From 1996 to June 2004, Mr. Drew was an Executive Director of Commodity Trading at Morgan Stanley, where he managed a large, predominantly proprietary derivatives portfolio. From 1994 to 1996, Mr. Drew was an Assistant Vice President of Natural Gas at Merrill Lynch, where he facilitated customer flow and managed a proprietary portfolio. From 1991 to 1994, Mr. Drew held various positions at Cooper Neff and Associates, Kevis Bender Investment Group, and Mabon Securities. Mr. Drew received a Finance M.B.A. from NYU Stern School of Business and an A.B. Economics and History degree from Brown University.

Harry Glasspiegel has served as a member of our board of directors since February 2007. Mr. Glasspiegel has been Chairman of Glasspiegel Ventures, LLC, which advises and invests in various outsourcing businesses since May 1999. Prior to founding the firm in 1999, Mr. Glasspiegel was Chief Executive Officer of a venture and advisory unit of CNA, a commercial and property and casualty insurer from 1997-1999. He previously served as a partner in the law firm of Pillsbury Winthrop Shaw Pittman, from April 2005 through June 2006, and as an associate and partner in its predecessor firm, Shaw Pittman Potts & Trowbridge, from 1979 to 1997, where he co-founded the firm’s global sourcing advisory practice. Since 2000, Mr. Glasspiegel has also been active in the funding, startup and oversight of CRAIG/is, Ltd., a business processing outsourcing services firm serving the insurance industry, headquartered in Jacksonville, Florida. From 1991-2008, Mr. Glasspiegel served as a Founding Advisor to the Sourcing Interests Group (SIG), an international outsourcing organization. Mr. Glasspiegel holds a B.A. from Wesleyan University and a J.D. from Wisconsin Law School.

Michael Perrucci has served as a member of our board of directors since February 2007. Mr. Perrucci is currently a Partner of Florio Perrucci Steinhardt & Fader, LLC, a law firm which he founded in April 2004. Previously Mr. Perrucci was a Partner at the law firm Fischbein-Badillo-Wagner-Harding, from 1999 to April 2004. From 1995 to 1999, Mr. Perrucci was a founder and Partner with the law firm of Florio & Perrucci. From 1990 to 1995, Mr. Perrucci was a Partner at the law offices of Mudge, Rose, Guthrie, Alexander & Ferdon. From 1979 to 1990, Mr. Perrucci had his own private law firm. From 1978 to 1979, Mr. Perrucci was a law clerk. Mr. Perrucci is both director and founder of Peron Construction Co., Inc. and a director at both Team Capital Bank and Phoenix Container Corp. Mr. Perrucci holds a B.A. from Moravian College and a J.D. from Seton Hall Law School.

John G. Phillips has served as our Chief Financial Officer since May 2008. From July 2007 to May 2008, Mr. Phillips was the Chief Financial Officer of MSL Sports & Entertainment, LLC, a sports media company. From December 2004 through December 2006, Mr. Phillips was the Chief Financial Officer of Zoologic, Inc., a software company, and was the Chief Financial Officer of Direct Data Corporation, a hardware and software company, from January 2002 through August 2004. From October 2000 until December 2001, Mr. Phillips served as the Chief Financial Officer of eSchoolMall

Corporation, a company with a similar business model to our Company, that developed and supplied e-procurement proprietary software specifically targeted toward the K-12 education market. Mr. Phillips holds a B.S. in Accounting from Saint Joseph’s University.

Independence of Directors

We are not a “listed issuer” within the meaning of the SEC rules and regulations. We use the definition of independence of Nasdaq to determine whether our directors are independent. After review of all relevant transactions or relationships between each director, or any of his family members, and our company, senior management and independent auditors, our board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Drew, Calder, Glasspiegel and Perrucci. In making this determination, our board found that none of these directors had a material or other disqualifying relationship with our company.

Committees of the Board of Directors

Our board of directors established an audit committee, a compensation committee and a nominating committee.

Audit Committee. Messrs. Calder, Glasspiegel and Perrucci, each an independent director under Nasdaq listing standards, are members of our audit committee. Mr. Calder is the chairman of the audit committee. The purpose of the audit committee is to assist our board of directors in monitoring (i) the integrity of our annual, quarterly and other financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of our internal audit function and independent auditor, and (iv) our compliance with legal and regulatory requirements. The audit committee also reviews and approves all related-party transactions. The audit committee also prepares the report required by the SEC rules to be included in our annual proxy statement. Our board of directors has determined that Brendan Calder qualifies as an “audit committee financial expert” as such term is defined in the SEC regulations.

Compensation Committee. Messrs. Drew, Glasspiegel and Perrucci, each an independent director under Nasdaq listing standards, are members of our compensation committee. Mr. Drew is the chairman of the compensation committee. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer ClearPoint’s 2006 Long-Term Incentive Plan, referred to as the 2006 plan, including authority to make and modify awards under such plan.

Nominating Committee. Messrs. Drew, Glasspiegel and Perrucci, each an independent director under Nasdaq listing standards, are members of our nominating committee. Mr. Drew is chairman of the nominating committee. The nominating committee is responsible for overseeing the appropriate size, functioning and needs of our board of directors including, but not limited to, recruitment and retention of high quality board members and committee composition and structure. The nominating committee will identify, evaluate and recommend candidates to become members of the board of directors with the goal of creating a balance of knowledge and experience. Candidates will be reviewed in the context of current composition of the board, our operating requirements and the long-term interests of our stockholders. In conducting its assessment, the nominating committee considers and evaluates each director-candidate based upon its assessment of the criteria contained in its board of director candidate guidelines.

Executive Compensation

Summary Compensation Table for 2007 and 2006

The following table sets forth the compensation awarded to, earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers, referred to as named executive officers, for all services rendered in all capacities to us and our subsidiaries during 2006 and 2007:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Michael D. Traina Chief Executive Officer (principal executive officer)	2007	286,152	(3)	—	41,430	(4)	30,091		357,673
	2006	180,000	(5)	—	—		30,997		210,997
Vahan Kololian(6) Former Chief Executive Officer	2007	—		—	41,430	(4)	13,125		54,555
	2006	—		—	—		—		—
Christopher Ferguson(7) Former President and Secretary	2007	279,229	(3)	—	41,430	(4)	29,233		349,892
	2006	120,000	(5)	—	—		81,960		201,960
Kurt A. Braun (8) Former Chief Financial Officer and Treasurer	2007	158,524	(3)	—	69,050	(4)	151,242	(4)	378,816
	2006	132,000	(5)	—	—		19,509		151,509
J. Todd Warner(9) Former Chief Operating Officer	2007	131,725	(3)	—	69,050	(4)	128,152	(10)	328,927
	2006	180,000	(5)	30,000	—		21,509		231,509

(1)	The amount reflected in this column is the compensation cost recognized by us during the fiscal year 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment , as modified or supplemented, referred to as SFAS 123(R), for grants made in the applicable fiscal year and prior years, if any, and does not reflect cash compensation received by the executive. A discussion of the assumptions used in calculating these values may be found in Note 14 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(2)	In fiscal years 2006 and 2007, respectively, we paid the following amounts for Mr. Traina: $14,047 and $6,498 (auto allowance); $14,309 and $20,952 (health insurance premiums); $2,641 and $2,641 (life insurance premiums). In fiscal year 2007, we paid $13,125 ($15,000 pro-rated for a partial year) to Mr. Kololian in connection with his service as a director of ClearPoint after the merger. In fiscal years 2006 and 2007, respectively, we paid the following amounts for Mr. Ferguson: $7,651 and $8,282 (auto allowance); $14,309 and $20,952 (health insurance premiums); in 2006, $60,000 to Optos, of which Mr. Ferguson is the sole member, pursuant to a consulting agreement. In fiscal years 2006 and 2007, respectively, we paid the following amounts for Mr. Braun: $5,200 and $6,000 (auto allowance); $14,309 and $20,952 (health insurance premiums). In fiscal years 2006 and 2007, respectively, we paid the following amounts for Mr. Warner: $7,200 and $7,200 (auto allowance); $14,309 and $20,952 (health insurance premiums).

(3)	This amount represents the named executive officer’s salary prior to and after the merger.

(4)	On March 29, 2007, we granted an option to each of Messrs. Traina, Kololian and Ferguson to purchase 30,000 shares of our common stock, immediately exercisable, at an exercise price of $6.10 per share. Mr. Kololian received his option grant as a director of ClearPoint. On March 29, 2007, we granted an option to Mr. Braun to purchase 140,000 shares of our common stock, immediately exercisable, at an exercise price of $6.10 per share. Ninety thousand of Mr. Braun’s 140,000 option shares were granted in lieu of the $124,290 payment due to him in connection with the merger. Compensation cost recognized by us during the fiscal year 2007 under SFAS 123(R) in connection with an option to purchase 90,000 shares of our common stock granted to Mr. Braun in lieu of the $124,290 payment has been excluded from the “Option Awards” column and the $124,290 payment has been included in the “All Other Compensation” column. On March 29, 2007, we granted an option to Mr. Warner to purchase 50,000 shares of our common stock, immediately exercisable, at an exercise price of $6.10 per share. Generally, the foregoing options expire on March 29, 2010. Both Mr. Ferguson’s option to purchase 30,000 shares of our common stock and Mr. Warner’s option to purchase 50,000 shares of our common stock expired in connection with their respective resignations.

(5)	This amount represents salary earned prior to the merger.

(6)	Mr. Kololian received no compensation as our (Terra Nova’s) Chief Executive Officer during 2006 or 2007. In addition, as a result of the merger, Mr. Kololian resigned as Chief Executive Officer on February 12, 2007.

(7)	Mr. Ferguson resigned on February 28, 2008.

(8)	Mr. Braun resigned on June 20, 2008.

(9)	Mr. Warner resigned on August 13, 2007.

(10)	In accordance with an Employment Agreement, dated February 16, 2005, by and between Mr. Warner and CPR, Mr. Warner was paid $100,000 in connection with the merger.

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table includes certain information with respect to the unexercised options awarded to our named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date
Michael D. Traina	30,000	6.10	3/29/2010
Vahan Kololian	30,000	6.10	3/29/2010
Christopher Ferguson	30,000	6.10	3/29/2010
Kurt A. Braun	90,000	6.10	3/29/2010
J. Todd Warner (2)	—	—	—

(1)	Represents options granted under the 2006 plan. All options were immediately exercisable upon grant on March 29, 2007.

(2)	Mr. Warner’s option to purchase 50,000 shares expired as a result of his resignation in 2007.

On August 20, 2008, options to purchase 100,000, 45,000 and 50,000 shares of our common stock were awarded under the 2006 plan to Messrs. Traina, Kololian and Phillips, respectively. The options vest in three equal annual installments beginning August 20, 2009 and expire August 20, 2018. The exercise price of the options is $0.30 per share.

Agreements with Executive Officers

Michael D. Traina and Christopher Ferguson. In connection with the merger with Terra Nova, Michael Traina and Christopher Ferguson, each referred to as executive, entered into employment agreements with us on February 12, 2007. Pursuant to the employment agreements, Michael Traina serves as our Chief Executive Officer and Christopher Ferguson served as our President until his resignation on February 28, 2008, as discussed below. The terms of the employment agreements are substantially similar and the following summary of certain material terms of the employment agreement is applicable to both Messrs. Traina and Ferguson.

The employment agreement is for a three-year term, subject to earlier termination in certain circumstances, and is automatically extended for one year unless the executive or we elect to terminate the automatic extension upon written notice to the other of at least six months. The employment agreement provides for an initial annual base salary of $300,000, which is periodically reviewed by our board of directors. The executive is entitled to a bonus as determined by our board of directors and our compensation committee. The agreement also provides that the executive is entitled to participate in any benefit plan of ClearPoint available to executive officers. In addition, we reimburse the executive for ordinary, necessary and reasonable expenses incurred in the course of our business including: cellular phone expenses; lease of an automobile (up to $1,000 per month) and all related expenses; and supplemental health, life or disability related expenses. We also provide the executive with health insurance that covers the executive and his immediate family, term life insurance and long-term disability insurance.

In the event of termination of employment upon the death of an executive, the executive’s heirs, personal representatives or estate are entitled to any unpaid portion of salary and benefits up to the date of termination and any approved but unpaid bonus for the fiscal year in which termination occurs. In the event the executive becomes disabled, the executive is entitled to receive all compensation and benefits due to him reduced dollar-for-dollar by amounts received under a disability insurance policy or plan provided by us. If the executive becomes fully disabled, as defined in the employment agreement, we has the right to terminate the executive’s employment by a vote of at least 60% of our board of directors, excluding the executive. In such event, the executive is entitled to any earned but unpaid portion of salary and benefits up to the date of termination and any approved but unpaid bonus for the then current fiscal year.

We may terminate the executive’s employment with or without cause, as defined in the employment agreement, upon a vote of at least 60% of our board of directors, excluding the executive. In the event of termination by us for cause, the executive is entitled to any earned but unpaid portion of salary and benefits up to the date of termination. In addition, the executive may terminate his employment for good reason, which is defined generally as a change in office location resulting in increased commute by 60 miles or more; an assignment of duties or limitation of power not contemplated by the employment agreement; any removal or failure to re-elect the executive; or a reduction in compensation or fringe benefits. In the event of the termination of the executive’s employment by us without cause or by the executive for good reason, the executive is entitled to receive: (i) the executive’s then current base salary for the greater of the period of time remaining under the term of the agreement or two years and (ii) any approved but unpaid bonus, if any, with respect to the then current fiscal year.

The employment agreement also contains a general non-competition and non-solicitation covenant which applies to the executive during the employment term and for two years after the date of termination of the executive’s employment agreement. The provision prohibits the executive from competing with, soliciting employees from or interfering with our business relationships. The non-competition provision also prohibits the executive from engaging in any business competing with us.

On February 28, 2008, Christopher Ferguson, the director, President and Secretary of ClearPoint and CPR, resigned effective February 28, 2008. In connection with Mr. Ferguson’s resignation, we entered into a Separation of Employment Agreement and General Release, referred to as the separation agreement, with Mr. Ferguson. In consideration for Mr. Ferguson’s agreement to be legally bound by the terms of the separation agreement and his release of his claims, if any, under the separation agreement, Mr. Ferguson is entitled to be reimbursed for any COBRA payments for Mr. Ferguson for a period equal to 52 weeks.

Pursuant to the separation agreement, except for the parties’ continuing obligations under Mr. Ferguson’s employment agreement with us, the employment agreement is of no further force and effect. Under the separation agreement, Mr. Ferguson agreed not to be a designee under the voting agreement and not to stand for election as our director, and, for as long as Mr. Ferguson beneficially owns at least 5% of our outstanding shares of common stock, Mr. Ferguson will be entitled to be an observer at each meeting of our board of directors.

Pursuant to the separation agreement, we entered into a consulting agreement with Mr. Ferguson pursuant to which he will be paid $25,000 per month for twelve (12) months. In return, Mr. Ferguson agreed to assist us with any matters relating to the performance of his former duties and will work with us to effectively transition his current responsibilities.

Kurt A. Braun and J. Todd Warner. CPR entered into employment agreements with Kurt A. Braun and J. Todd Warner dated April 18, 2005 and February 16, 2005, respectively. Pursuant to the employment agreements, Mr. Braun served as ClearPoint Resource, Inc.’s Chief Financial Officer until his resignation on June 20, 2008, as discussed below, and Mr. Warner served as CPR’s National Sales Director and then as its Chief Operating Officer until his resignation on August 13, 2007, as discussed below. The employment agreements also provide for an initial annual base salary of $125,000 for Mr. Braun, which has since been increased to $150,000, and $180,000 for Mr. Warner. In addition, Mr. Braun could receive an initial discretionary bonus of up to $30,000 per year based on ClearPoint Resource’s achievement of certain EBITDA targets. Mr. Warner was eligible to receive a discretionary bonus of up to $100,000 per year based on ClearPoint Resource’s achievement of annual revenue and profit targets. Each of Mr. Braun and Mr. Warner was eligible to participate in our health and dental benefits programs, and we contributed 100% of the cost of such coverage for their families. Each of Mr. Braun and Mr. Warner was entitled to a monthly car allowance of $400, which was increased to $500, and $700, which was modified to $600, respectively.

In addition, Messrs. Braun and Warner were entitled to receive certain payments upon an initial public offering of at least a portion of our stock, a partial sale of ClearPoint or a sale of substantially all of our assets. Upon the occurrence of such events, Messrs. Braun and Warner were entitled to a payment of up to $100,000 provided they remained employed with us for a period of at least three months. The consummation of the merger entitled each of Messrs. Braun and Warner to receive such payments in accordance with the employment agreements.

Each employment agreement provides that Messrs. Braun and Warner are terminable at will. Pursuant to Mr. Braun’s employment agreement, upon termination by us for any reason other than for cause, as defined in the employment agreement, Mr. Braun is entitled to a severance payment in the amount of $65,000, paid over a six month period. Upon termination of Mr. Braun’s employment by us for cause, Mr. Braun is not entitled to any severance payment.

Each employment agreement also contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. The confidentiality provisions protect our confidential information and work product. In addition, Messrs. Braun and Warner may not compete with, solicit employees from or interfere with our business relationships. The non-competition provision in Mr. Braun’s employment agreement prohibits him from engaging in any business competing with our business within twenty-five miles of any ClearPoint office for a period of one year following termination of his employment agreement. Mr. Warner’s employment agreement contains the same covenant, except that Mr. Warner’s covenant extends to competition within fifty miles of any ClearPoint office.

On August 13, 2007, J. Todd Warner, the Chief Operating Officer of ClearPoint and CPR, resigned effective August 13, 2007. The employment agreement discussed above governed his employment until his resignation.

On June 20, 2008, Kurt Braun, our Chief Financial Officer, resigned effective June 20, 2008. In connection with Mr. Braun’s resignation as our Chief Financial Officer, we entered into a Separation of Employment Agreement and General Release with Mr. Braun, referred to as the separation agreement. Pursuant to the separation agreement, we agreed to pay Mr. Braun salary continuation over 26 weeks and continue to pay all existing insurance premiums for Mr. Braun and his immediate family through the 26 week period. In addition, Mr. Braun’s Nonqualified Stock Option Agreement, dated March 30, 2007, was amended to permit Mr. Braun to exercise certain stock options granted to him until March 30, 2010. The balance of his stock options expired on June 20, 2008 in accordance with our 2006 plan.

We acknowledged in the separation agreement Mr. Braun’s right to have a temporary staffing company offer Mr. Braun’s services as a temporary financial consultant to other third-party companies within 25 miles of our office, and that such arrangement will not constitute a violation of Mr. Braun’s continuing obligations to us under his employment agreement, so long as such third-party companies do not compete with us and Mr. Braun’s work does not otherwise violate his continuing obligations under his employment agreement.

John G. Phillips. On June 20, 2008, we entered into an employment agreement with Mr. Phillips pursuant to which he became our Chief Financial Officer. Pursuant to the employment agreement, Mr. Phillips’ current base salary is $175,000 per year, which may be increased in accordance with our normal compensation review practices. On November 7, 2008, the Company’s board of directors increased Mr. Phillips’ base salary to $195,000 effective November 10, 2008. Mr. Phillips is also entitled to participate in any benefit plan currently available to our executive officers to the extent he is eligible under the provisions thereof, and is entitled to receive health, dental and life insurance for himself and his immediate family. Mr. Phillips is entitled to receive short- and long-term disability insurance, and is entitled to three weeks of paid time off per year. Mr. Phillips may be entitled to discretionary bonuses as determined by our Chief Executive Officer or the board of directors.

Under his employment agreement, Mr. Phillips’ employment may be terminated as follows:

(i)	Upon Mr. Phillips’ death, provided that Mr. Phillips’ heirs, personal representatives or estate will be entitled to any unpaid portion of his salary, any approved but unpaid bonus payments, and continued benefits for a period of three months;

(ii)	By us upon Mr. Phillips’ illness, physical or mental disability or other incapacity which renders him unable to perform the duties required of his position or under the employment agreement for a period of 30 consecutive calendar days or 90 calendar days within any 12 month period, provided that Mr. Phillips will be entitled to any unpaid portion of his salary and any approved but unpaid bonus payments;

(iii)	By us for cause, provided that Mr. Phillips will be entitled to all earned but unpaid salary. “Cause” is defined in the employment agreement as: (a) breach of the employment agreement or the non-disclosure and assignment of inventions agreement between Mr. Phillips and us, dated June 20, 2008; (b) conviction of a felony or any crime involving fraud, theft, moral turpitude, larceny or embezzlement; (c) an act of dishonesty, fraud, larceny, embezzlement or theft, whether by commission or omission, in connection with Mr. Phillips’ duties or in the course of Mr. Phillips’ employment with us; (d) unethical or unprofessional acts that are harmful to us or materially and adversely affect Mr. Phillips’ responsibilities to us; (e) controlled substance abuse, alcoholism or drug addiction which interferes with Mr. Phillips’ responsibilities to us or reflects negatively on our integrity or reputation; (f) gross insubordination; or (g) failure to perform duties and responsibilities which has remained uncured for 10 days after written notice of such failure was provided to Mr. Phillips;

(iv)

By us without cause, provided that: (a) if such termination occurs on or prior to the first anniversary of May 28, 2008, Mr. Phillips will be entitled to any earned but unpaid portion of his salary, one month of salary continuation, and one month of continuation of benefits and

(b) if such termination occurs after the first anniversary of May 28, 2008, Mr. Phillips will be entitled to any earned but unpaid portion of his salary, six months of salary continuation, any approved but unpaid bonus, and six months of continuation of benefits. As a condition precedent to receipt of any severance payments upon termination without cause, Mr. Phillips is required to execute a separation and general release agreement with us.

(v)	By Mr. Phillips upon his resignation, provided that Mr. Phillips will be entitled only to any earned but unpaid salary upon such resignation, and Mr. Phillips must provide us 60 days written notice before resigning, which notice may be waived by us. During the 60 day notice period, we will continue to provide Mr. Phillips his salary and existing benefits.

The employment agreement also contains noncompetition and nonsolicitation covenants pursuant to which Mr. Phillips may not take away any person or entity that has within the past year been a customer, prospective customer, agent or vendor of our company, or interfere with our relationship with any customer, prospective customer, agent or vendor of our company. Mr. Phillips is further restricted from soliciting the employment of any employee, consultant or independent contractor of our company, and may not participate in the ownership, management or control of any business related to temporary staffing and workforce management.

2006 Long-Term Incentive Plan

Background. The 2006 plan reserves 2,750,000 shares of common stock for issuance in accordance with its terms. The purpose of the 2006 plan is to enable us to offer our employees, officers, directors and consultants whose past, present and/or potential contributions to ClearPoint have been, are or will be important to our success, an opportunity to acquire a proprietary interest in us. The various types of incentive awards that may be provided under the 2006 plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business.

Administration. The 2006 plan may be administered by our board or our compensation committee, or any other committee designated by our board for this purpose. Subject to the provisions of the 2006 plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the 2006 plan. At no time shall the aggregate number of shares of common stock subject to awards granted and outstanding under the 2006 plan exceed 10% of the number of shares of common stock then outstanding; and provided further, that no reduction in the number of shares of common stock outstanding shall cause a reduction in the number of shares of common stock subject to awards then granted and outstanding under the 2006 plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2006 plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then in our board’s or our committee’s discretion, the number of shares available under the 2006 plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the 2006 plan, on a change in the number of shares of common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, our board or committee may determine whether the change requires equitably adjusting the terms of the award or the aggregate number of shares reserved for issuance under the 2006 plan.

Types of Awards: Options. The 2006 plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the 2006 plan. Our board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The number of shares covered by incentive stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of merger and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the 2006 plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the 2006 plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of one year from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine but not beyond the balance of the stock option’s term.

Stock Reload Options. Under the 2006 plan, we may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A stock reload option permits a holder who exercises a stock option by delivering stock owned by the holder for a minimum of six months to receive a new stock option at the current market price for the same number of shares delivered to exercise the option. The board or committee determines the terms, conditions, restrictions and limitations of the stock reload options. The exercise price of stock reload options shall be the fair market value as of the date of exercise of the underlying option. Unless otherwise determined, a stock reload option may be exercised commencing one year after it is granted and expires on the expiration date of the underlying option.

Stock Appreciation Rights. Under the 2006 plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the 2006 plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the 2006 plan. The number of shares available for awards under the 2006 plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the 2006 plan, we may award shares of restricted stock either alone or in addition to other awards granted under the 2006 plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the 2006 plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the 2006 plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock. Under the 2006 plan, we may award shares of deferred stock either alone or in addition to other awards granted under the 2006 plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the 2006 plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us during the applicable deferral period. The holder shall not have any rights of a stockholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Other Stock-Based Awards. Under the 2006 plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the 2006 plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the 2006 plan or any of our other plans.

Accelerated Vesting and Exercisability. Unless otherwise provided in the grant of an award, if any “person,” as defined in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner,” as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the 2006 plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of common stock subject to the option and award in accordance with the terms set forth in the 2006 plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the 2006 plan. No acceleration may occur with respect to any award if such acceleration would cause the 2006 plan or any award to fail to comply with Code Section 409A.

Repurchases. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the 2006 plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award.

Award Limitation. No participant may be granted awards for more than 500,000 shares in any calendar year.

Competition; Solicitation of Customers and Employees; Disclosure of Confidential Information. If a holder’s employment with us or a subsidiary of ours is terminated for any reason whatsoever, and within 12 months after the date of termination, the holder either:

•	accepts employment with any competitor of, or otherwise engages in competition with, us,

•	solicits any of our customers or employees to do business with or render services to the holder or any business with which the holder becomes affiliated or to which the holder renders services, or

•	uses or discloses to anyone outside our company any of our confidential information or material in violation of our policies or any agreement between us and the holder,

Our board or the committee may require the holder to return to us the economic value of any award that was realized or obtained by the holder at any time during the period beginning on the date that is 12 months prior to the date the holder’s employment with us is terminated.

Term and Amendments. Unless terminated by the board, the 2006 plan shall continue to remain effective until no further awards may be granted and all awards granted under the 2006 plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the merger. Our board may at any time, and from time to time, amend the 2006 plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the 2006 plan without the holder’s consent.

Director Compensation for 2007

The following table sets forth certain information with respect to the compensation of our non-employee directors during 2007. For information regarding the compensation of Messrs. Kololian and Traina, who served as our Chief Executive Officer prior to and after the merger, respectively, see the “Summary Compensation Table” above.

Name	Fees Earned or Paid in cash ($)	Option Awards ($)(1)	Total ($)
Brendan Calder	13,125	41,430	54,555
Parker Drew	13,125	41,430	54,555
Harry Glasspiegel	13,125	41,430	54,555
Michael Perrucci	13,125	41,430	54,555

(1)	The amount reflected in this column is the compensation cost recognized by us during the fiscal year 2007 under SFAS 123(R) for grants made in the applicable fiscal year and prior years, if any, and does not reflect cash compensation received by the director. A discussion of the assumptions used in calculating these values may be found in Note 14 to the consolidated financial statements included elsewhere in this prospectus. In fiscal year 2007, we granted an option to each of Messrs. Calder, Drew, Glasspiegel and Perrucci to purchase 30,000 shares of our common stock, immediately exercisable, at an exercise price of $6.10 per share. These options expire on March 29, 2010. As of December 31, 2007, each of Messrs. Calder, Drew, Glasspiegel and Perrucci held an option to purchase 30,000 shares of our common stock.

On August 20, 2008, options to purchase 45,000 shares of our common stock were awarded to Messrs. Calder and Drew and options to purchase 35,000 shares of our common stock were awarded to Messrs. Glasspiegel and Perrucci. The options were awarded under the 2006 plan, vest in three equal annual installments beginning August 20, 2009 and expire August 20, 2018. The exercise price of the options is $0.30 per share.

Following the consummation of the merger with Terra Nova, each of our directors has been compensated $15,000 per year, payable quarterly, and, on March 29, 2007, received a grant of options to purchase 30,000 shares of our common stock. Due to the merger, the $15,000 annual director compensation in the table above was pro-rated for fiscal year 2007 to $13,125. In connection with the merger, the following individuals resigned as a director effective February 12, 2007: Randy Benson, Roman Fedus, Jesse Gill and Lee Chung. None of the foregoing received any compensation for their service in 2007.

During the fiscal year ended December 31, 2007, TNMC received a fixed fee of $158,000 for certain advisory services provided to us pursuant to an agreement which terminated on February 11, 2008. No payments were accrued or paid to TNMC for January, 2008. Additionally, we recorded approximately $2,000 for reimbursement of expenses incurred by TNMC in connection with such advisory services agreement for the fiscal year ended December 31, 2007. Although the former agreement terminated, TNMC continued to provide similar services to us under substantially terms on a monthly basis. On June 26, 2008, we entered into the Advisory Services Agreement with TNMC in order to provide compensation to TNMC for its services since the expiration of the former agreement and to engage TNMC to provide future advisory services. Pursuant to the Advisory Services Agreement, TNMC will provide advice and assistance to us in our analysis and consideration of various financial and strategic alternatives, but TNMC will not provide advice with respect to investments in securities or transactions involving the trading of securities or exchange contracts. The Advisory Services Agreement, effective as of June 26, 2008, continues for a one year term and is automatically renewed for successive one-year terms unless terminated by either party by written notice not less than 30 days prior the expiration of the then-current term. Monthly fees payable to TNMC under the new advisory agreement are capped at $50,000 per month. Fees payable to TNMC for each of the months of February, March, April and May 2008 may be paid 100% in shares of our common stock, at our option. Beginning in the month of June, 2008, 75% of the fees payable to TNMC may also be paid in shares of our common stock and, with the agreement of TNMC, the remaining 25% may also be paid in shares of common stock. Shares of our common stock made as payments under the new advisory agreement will be priced at the month-end closing price for each month of services rendered. We incurred approximately $309,000 in fees to TNMC for such services from February, 2008 through November, 2008. Our board of directors approved payment of $266,000 for the services performed pursuant to the Advisory Services Agreement of an aggregate of 479,470 shares of our common stock for the months of February through August, 2008 as follows: on August 12, 2008, the board of directors approved payment for the months of February, March, April, May and June, 2008 in 417,008 shares of common stock and on November 7, 2008, the board of directors approved payment for the months of July and August, 2008 in 62,462 shares of common stock. Additionally, we recorded approximately $114,000 for reimbursement of expenses incurred by TNMC in connection with the advisory services agreement from February, 2008 through November, 2008.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 22, 2008 by:

•	each of our named executive officers and directors;

•	all our current executive officers and directors as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

The information about the beneficial owners contained in the table below is based on information supplied by such persons or SEC filings. Beneficial ownership of shares of common stock is determined in accordance with the rules of the SEC and includes voting or investment power with respect to common stock. Shares of common stock issuable upon the exercise of securities currently exercisable or exercisable within 60 days of December 22, 2008 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person.

Except as otherwise indicated, to the knowledge of ClearPoint, the beneficial owners of common stock listed below have sole investment and voting power with respect to such shares.

As of December 22, 2008, 14,251,964 shares of our common stock were outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Michael Traina	9,468,338	(2)	59.7%
Vahan Kololian	9,468,338	(3)	59.7%
Christopher Ferguson	9,468,338	(4)	59.7%
Brendan Calder	145,500	(5)	1.0%
Parker Drew	120,516	(6)	*
Kurt A. Braun	90,000	(7)	*
Michael Perrucci	40,000	(8)	*
Harry Glasspiegel	30,000	(9)	*
John G. Phillips	—	(10)	*
J. Todd Warner	—	(11)	*
All current directors and executive officers as a group (7 persons)	9,804,354	(12)	61.2%
TerraNova Partners L.P.	3,716,452	(13)	23.6%
Jack Silver	2,733,771	(14)	17.1%
Sherleigh Associates Inc. Profit Sharing Plan
ComVest Capital, LLC	2,210,825	(15)	13.4%
ComVest Capital Management LLC ComVest Group Holdings, LLC Michael S. Falk
Corsair Capital Management, L.L.C.	883,006	(16)	6.0%
Corsair Capital Partners, L.P. Corsair Long Short International, Ltd. Corsair Select, L.P. Corsair Capital Partners 100, L.P. Corsair Capital Investors, Ltd. Jay R. Petschek Steven Major
Roynat Merchant Capital Inc.	840,000	(17)	5.7%
ALS, LLC	789,637	(18)	5.5%

*	Denotes less than 1%.

(1)	Unless otherwise noted, the business address of each of the following beneficial owners is c/o ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110, Chalfont, PA 18914.

(2)	Represents: (i) 30,000 shares of common stock issuable upon exercise of an option; (ii) 3,260,573 shares of common stock held by Mr. Traina; and (iii) 6,177,765 shares beneficially owned by Messrs. Kololian and Ferguson, over which Mr. Traina has shared voting power pursuant to a voting agreement which will terminate after the election of certain directors at the 2008 annual meeting of stockholders. Mr. Traina disclaims beneficial ownership of 6,177,765 shares of common stock over which he has no dispositive power.

(3)	Represents: (i) 30,000 shares of common stock issuable upon exercise of an option; (ii) 2,216,452 shares of common stock held by TerraNova Partners L.P. and 20,000 shares of common stock held by The Kololian Foundation (Mr. Kololian beneficially owns 100% of the limited partnership interest of TerraNova Partners L.P.; he also controls 100% of the voting interest in the general partner and 55% of the non-voting equity interest in the general partner of TerraNova Partners L.P. Mr. Kololian is President and Director of The Kololian Foundation.); (iii) 1,500,000 shares of common stock issuable upon exercise of warrants held by TerraNova Partners, L.P.; (iv) 50,000 shares of common stock issuable upon exercise of warrants held by Cartesian Investments Inc., of which Mr. Kololian beneficially owns 50% of the outstanding common stock; and (v) 5,651,886 shares beneficially owned by Messrs. Ferguson and Traina, over which Mr. Kololian has shared voting power pursuant to a voting agreement which will terminate after the election of certain directors at the 2008 annual meeting of stockholders. Mr. Kololian disclaims beneficial ownership of 5,651,886 shares of common stock over which he has no dispositive power.

(4)	Represents 2,361,313 shares of common stock held by Optos, an entity controlled by Mr. Ferguson, and 7,107,025 shares of common stock beneficially owned by Messrs. Kololian and Traina, over which Mr. Ferguson has shared voting power pursuant to a voting agreement which will terminate after the election of certain directors at the 2008 annual meeting of stockholders. Mr. Ferguson disclaims beneficial ownership of 7,107,025 shares of common stock over which he has no dispositive power. Mr. Ferguson resigned as ClearPoint’s President, director and Secretary effective February 28, 2008. Excludes Mr. Ferguson’s option to purchase 30,000 shares of common stock, which expired as a result of his resignation, and securities held by Fergco Bros. LLC, of which Mr. Ferguson holds a 25% ownership interest.

(5)	Represents (i) 90,000 shares of common stock held by Mr. Calder; (ii) 8,500 shares of common stock held by the Calbren Trust, a trust established for the benefit of Mr. Calder; (iii) 17,000 shares of common stock issuable upon exercise of warrants held by the Calbren Trust; and (iv) 30,000 shares of common stock issuable upon exercise of an option.

(6)	Represents (i) 60,516 shares of common stock held by Mr. Drew’s spouse; (ii) 30,000 shares of common stock issuable upon the exercise of warrants held by Mr. Drew’s spouse; and (iii) 30,000 shares of common stock issuable upon exercise of an option.

(7)	Represents 90,000 shares of common stock issuable upon exercise of an option. Mr. Braun resigned as ClearPoint’s Chief Financial Officer on June 20, 2008. Options to purchase 50,000 shares expired as a result of his resignation.

(8)	Represents 10,000 shares of common stock held by Mr. Perrucci and 30,000 shares of common stock issuable upon exercise of an option.

(9)	Represents 30,000 shares of common stock issuable upon exercise of an option.

(10)	No securities beneficially owned.

(11)	Mr. Warner resigned as ClearPoint’s Chief Operating Officer effective August 13, 2007. Mr. Warner’s option to purchase 50,000 shares expired as a result of his resignation.

(12)	Includes 180,000 shares of common stock issuable upon exercise of options and 1,597,000 shares of common stock issuable upon exercise of warrants.

(13)	Represents (i) 2,216,452 shares of common stock held by TerraNova Partners L.P. and (ii) 1,500,000 shares of common stock issuable upon exercise of warrants held by TerraNova Partners L.P. Mr. Kololian beneficially owns 100% of the limited partnership interest of TerraNova Partners L.P.; he also controls 100% of the voting interest in the general partner and 55% of the non-voting equity interest in the general partner of TerraNova Partners L.P.

(14)	Based on a Schedule 13G/A filed with the SEC on December 16, 2008 for Jack Silver, Sherleigh Associates Inc. Profit Sharing Plan and Sherleigh Associates Inc. Defined Benefit Pension Plan and a Form 4 filed with the SEC on December 15, 2008 for Jack Silver. Represents (i) 986,310 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee and (ii) 1,747,461 shares of common stock issuable upon exercise of warrants held by Sherleigh Associates Inc. Profit Sharing Plan. The filings indicate that Mr. Silver has the sole voting and dispositive power with respect to all 2,733,771 shares of common stock beneficially owned by him. The address of the principal business office of Jack Silver is SIAR Capital LLC, 660 Madison Avenue, New York, NY 10021.

(15)	Based on a Schedule 13G filed with the SEC on June 30, 2008 for ComVest, ComVest Capital Management LLC, ComVest Group Holdings, LLC and Michael S. Falk. Represents 2,210,825 shares of common stock issuable upon the exercise of warrants held by ComVest. The Schedule 13G indicates (i) that each reporting person has shared power to vote or direct the vote and to dispose or direct the disposition of all 2,210,825 shares of common stock beneficially owned as a group; (ii) ComVest is a private investment company and (iii) the managing member of ComVest is ComVest Capital Management LLC, the managing member of which is ComVest Group Holdings, LLC, referred to as CGH. Michael Falk is the Chairman and principal member of CGH. The address of the principal business office of the reporting persons is One North Clematis, Suite 300, West Palm Beach, Florida 33401.

(16)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2008 by Corsair Capital Partners, L.P., referred to as Corsair Capital, Corsair Long Short International, Ltd., referred to as Corsair International, Corsair Select, L.P., referred to as Corsair Select, Corsair Capital Partners 100, L.P., referred to as Corsair 100, Corsair Capital Investors, Ltd., referred to as Corsair Investors, Corsair Capital Management, L.L.C., referred to as Corsair Management, Jay R. Petschek and Steven Major. Represents (i) 308,141 shares of common stock and 223,530 shares of common stock issuable upon exercise of warrants held by Corsair Capital, (ii) 11,041 shares of common stock and 13,539 shares of common stock issuable upon exercise of warrants held by Corsair International, (iii) 141,215 shares of common stock and 101,123 shares of common stock issuable upon exercise of warrants held by Corsair Select, (iv) 14,909 shares of common stock and 10,655 shares of common stock issuable upon exercise of warrants held by Corsair 100, and (v) 33,156 shares of common stock and 25,697 shares of common stock issuable upon exercise of warrants held by Corsair Investors. Corsair Management, as the investment manager of each of Corsair Capital, Corsair International, Corsair 100 and Corsair Investors, and each of Messrs. Petschek and Major, as the controlling persons of Corsair Management, may be deemed to beneficially own the above shares. The filing indicates that (a) each of Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared voting and dispositive power over 531,671 shares of common stock held by Corsair Capital; (b) each of Corsair International, Corsair Management, Mr. Petschek and Mr. Major have shared voting and dispositive power over 24,580 shares of common stock; (c) each of Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have shared and dispositive power over 242,338 shares of common stock; (d) each of Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have shared and dispositive power over 25,564 shares of common stock; and (e) each of Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared and dispositive power over 58,853 shares of common stock. The principal business address for each of Corsair Capital, Corsair Select, Corsair 100, Corsair Management, Mr. Petschek and Mr. Major is 350 Madison Avenue, 9th Floor, New York, NY 10017. The principal business address for each of Corsair International and Corsair Investors is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(17)	Based solely on a Schedule 13G/A filed with the SEC on February 21, 2007 by Roynat Merchant Capital Inc. Represents 340,000 shares of common stock and 500,000 shares of common stock issuable upon the exercise of warrants. The filing indicates that Roynat Merchant Capital Inc. has sole voting and dispositive power over the securities. The principal business address of Roynat Merchant Capital Inc. is Bank of America Corporate Ctr., 100 North Tryon St., Suite 3720, Charlotte, NC 28202.

(18)	Represents (i) 439,637 shares of common stock issued in connection with ClearPoint’s purchase of certain assets and liabilities from ALS and (ii) 350,000 shares of common stock issued in connection with an amendment to a note issued by ClearPoint to ALS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Notes Issued to Related Parties

Optos and Richard and Margaret Traina

On March 1, 2005, we issued a 12% Amended and Restated Subordinated Note in the original principal amount of $300,000 due 2008 and a 9% Amended and Restated Subordinated Note in the original principal amount of $250,000 due 2008 to Optos, a Pennsylvania limited liability company which provided business consulting services and which is wholly-owned by Christopher Ferguson, the beneficial owner of 59.7% of our common stock and the former President, Secretary and director of ClearPoint and CPR. On July 20, 2007, we repaid the $300,000 note and $250,000 note due to Optos.

On March 1, 2005, we issued a 12% Subordinated Note in the original principal amount of $100,000 due 2008 to Richard Traina and Margaret Traina, the parents of Michael Traina, our Chairman of the board of directors, Chief Executive Officer and the beneficial owner of 59.7% of our common stock. On September 18, 2007, we repaid the $100,000 note due to Richard Traina and Margaret Traina.

Alyson Drew and Fergco

On March 1, 2005, we issued a 12% Amended and Restated Subordinated Note in the original principal amount of $100,000 due 2008 to Alyson Drew, referred to as the Drew Note, the spouse of our director Parker Drew.

On March 1, 2005, we issued a 12% Amended and Restated Note in the original principal amount of $300,000 due March 31, 2008 to Fergco, referred to as the Fergco Note, a New Jersey limited liability company of which Christopher Ferguson owns a 25% ownership interest and his brothers own the remaining 75% interest.

On March 31, 2008, we amended the Drew Note and the Fergco Note by issuing Second Amended and Restated Notes in the original principal amounts of $100,000 and $300,000 to Alyson Drew and Fergco, respectively. The amended notes extended the maturity date from March 31, 2008 until March 31, 2009. In consideration of agreeing to amend the Drew Note and the Fergco Note, we agreed to issue a warrant to each of Alyson Drew and Fergco giving them the right to purchase 15,000 shares and 45,000 shares of our common stock, respectively, at an exercise price per share equal to $1.55. The warrants are immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010. On June 20, 2008, we exercised our right to extend the maturity date of the Drew Note and the Fergco Note to March 31, 2010. In connection with such extension, each of Alyson Drew and Fergco received an additional warrant to purchase 15,000 shares and 45,000 shares of our common stock, respectively, at an exercise price of $1.55 per share. The additional warrants are immediately exercisable during the period commending on June 20, 2008 and ending on March 31, 2011.

In connection with the financing transaction with ComVest, ComVest entered into a Subordination Agreement dated June 20, 2008 referred to as the noteholder subordination agreement with Alyson Drew, Fergco, certain other noteholders, and CPR. Pursuant to the noteholder subordination agreement, Alyson Drew and Fergco agreed to subordinate to ComVest our obligations to them under the Drew Note and the Fergco Note.

The proceeds of these notes issued to Optos, Alyson Drew, Fergco and Richard Traina and Margaret Traina were used to fund acquisitions. Pursuant to the terms of these notes, ClearPoint has made interest only payments until the repayment of the notes, as applicable. During 2006, ClearPoint made interest payments of $105,750 and $14,000 to Optos and Richard Traina and Margaret Traina,

respectively. During 2007, ClearPoint made interest payments of $32,250, $15,000, $45,000 and $14,000 to Optos, Alyson Drew, Fergco and Richard Traina and Margaret Traina, respectively. Through November 30, 2008, ClearPoint made interest payments to Alyson Drew and Fergco in the amounts of $12,000 and $36,000, respectively.

Michael Traina and Christopher Ferguson

CPR issued promissory notes, dated February 22, 2008, in the aggregate principal amount of $800,000, to each of Michael Traina and Christopher Ferguson in consideration for loans of $800,000 made to CPR. The terms of the promissory notes issued to Messrs. Traina and Ferguson are identical. The principal amount of each promissory note is $400,000, it bears interest at the rate of 6% per annum, which will be paid quarterly, and it is due on February 22, 2009. On February 28, 2008, CPW, a wholly owned subsidiary of CPR, advanced $800,000, on behalf of Optos, to the provider of its outsourced employee leasing program. The advanced funds were utilized for Optos’s payroll. In consideration of making the advance on its behalf, Optos assumed the foregoing promissory notes, and the underlying payment obligations.

Bridge Notes

On June 6, 2008, we issued notes referred to as the original bridge notes, to each of Michael Traina, Parker Drew and TerraNova Partners in the principal amount of $104,449, $50,000 and $100,000, respectively. During the course of negotiations with ComVest, Mr. Traina agreed to loan an additional $5,000 to us. TerraNova Partners, a beneficial owner of 23.6% of our common stock, is 100% owned by Mr. Kololian, our lead director and the beneficial owner of 59.7% of our common stock. Mr. Kololian also controls 100% of the voting interest in the general partner and 55% of the non-voting equity interest in the general partner of TerraNova Partners. The original bridge notes contained identical terms and were unsecured and payable on demand. No interest accrued on the unpaid principal balance of the original bridge notes until demand. After demand, the original bridge notes bore interest at an annual rate of 5%. On June 26, 2008, we issued amended and restated notes, referred to as the amended bridge notes, to each holder of the original bridge notes. The amended bridge notes contain identical terms and provide that (i) the principal amount of the amended bridge notes will bear interest at a rate of 8% per annum, payable quarterly and (ii) we will have the right to repay the amended bridge notes in shares of our common stock at a price equal to the closing price of our common stock on June 26, 2008. The amended bridge notes do not contain the provision stating that the principal balance will bear interest only upon demand, as provided in the original bridge note. Mr. Drew’s amended bridge note was repaid in full and Mr. Traina was repaid $5,000 during the quarter ended June 30, 2008. The balance of Mr. Traina’s loan was repaid in July 2008. On August 12, 2008, our board of directors approved the payment of the amended bridge note issued to TerraNova Partners in 204,082 shares of common stock in accordance with the terms of the amended bridge note.

Agreements with Related Parties

Separation Agreement and Consulting Agreement with Christopher Ferguson

On February 28, 2008, Christopher Ferguson, our former director, President and Secretary resigned effective February 28, 2008. In connection with Mr. Ferguson’s resignation, we entered into a Separation of Employment Agreement and General Release with Mr. Ferguson referred to as the separation agreement. In consideration for Mr. Ferguson’s agreement to be legally bound by the terms of the separation agreement and his release of his claims, if any, under the separation agreement, Mr. Ferguson is entitled to be reimbursed for any health insurance payments for Mr. Ferguson for a period equal to 52 weeks. Pursuant to the separation agreement, on April 18, 2008, CPR entered into a consulting agreement, referred to as the consulting agreement, with Mr. Ferguson pursuant to which he will be paid $25,000 per month for twelve (12) months. As of November 30, 2008, we paid approximately $57,000 to Mr. Ferguson pursuant to the foregoing agreement. The balance of $243,000 due to Mr. Ferguson pursuant to the consulting agreement was accrued.

Separation Agreement with Kurt Braun

On July 20, 2008, Kurt Braun, our former Chief Financial Officer, resigned effective June 20, 2008. In connection with Mr. Braun’s resignation, we entered into a Separation of Employment Agreement and General Release with Mr. Braun, referred to as the separation agreement. In consideration of Mr. Braun’s agreement to be legally bound by the terms of the separation agreement, we have agreed to, among other things: (i) pay Mr. Braun $75,000, minus all payroll deductions required by law or authorized by Mr. Braun, to be paid as salary continuation over 26 weeks beginning within a reasonable time after the seven day revocation period following execution of the Separation Agreement; (ii) continue to pay all existing insurance premiums for Mr. Braun and his immediate family through the 26 week period, and thereafter permit Mr. Braun, at his own expense, to continue to receive such coverage in accordance with COBRA regulations; and (iii) pay Mr. Braun the balance of any accrued but unused vacation or PTO hours, minus all payroll deductions required by law or authorized by Mr. Braun. As of November 30, 2008, we paid approximately $63,466 to Mr. Braun pursuant to the foregoing agreement and the remaining balance of $11,534 has been accrued.

Agreements with Optos and TZG

ClearPoint entered into a verbal agreement with Optos, pursuant to which Optos received a monthly management fee of $5,000 in 2006. In connection with the consummation of the merger, this agreement was terminated.

On August 13, 2007, we entered into a Franchise Agreement – Management Agreement, dated August 13, 2007, referred to as the TZG Franchise Agreement, with TZG, a Delaware limited liability company controlled by J. Todd Warner, a former executive officer of ClearPoint, pursuant to which we granted to TZG an exclusive right and license (i) to set up and operate our system and procedures for the operation of transportation and light industrial temporary staffing services and (ii) to use in connection with the operation certain of our proprietary intellectual property. In consideration for the grant and license, TZG was required to pay us, on a weekly basis, a royalty equal to six percent of all gross revenues earned by TZG from the operation. Through this relationship TZG operated and managed up to twenty-five of our former branches.

On February 28, 2008, CPR and CPW, our indirect wholly owned subsidiary, entered into a licensing agreement, referred to as the Licensing Agreement, with Optos. Pursuant to the Licensing Agreement, ClearPoint (i) granted to Optos a non-exclusive license to use the ClearPoint Property and the Program, both as defined in the License Agreement, which includes certain intellectual property of CPR, and (ii) licensed and subcontracted to Optos the client list previously serviced by TZG, and all contracts and contract rights for the clients included on such list. In consideration of the licensing of the Program, which is part of the ClearPoint Property, CPR was entitled to receive a fee equal to 5.2% of total cash receipts of Optos related to temporary staffing services. With CPR’s consent, Optos granted, as additional security under certain of its credit agreements, conditional assignment of Optos’ interest in the Licensing Agreement to its lender under such credit agreements.

In connection with the Licensing Agreement, on February 28, 2008, we entered into a termination agreement with TZG pursuant to which the TZG Franchise Agreement was terminated. We did not incur any early termination penalties in connection with such termination. On April 8, 2008, CPR and Optos mutually terminated the foregoing Licensing Agreement, effective as of March 30, 2008. Pursuant to the termination agreement, all rights, duties, obligations, liabilities and other provisions of the Licensing Agreement that survive after termination continue in effect following termination. The parties agreed that in connection with the termination of the Licensing Agreement, CPR will pay to Optos a net termination fee to cover Optos’ reasonable net costs incurred, if any, when winding up the temporary staffing operations of Optos associated with terminating the Licensing Agreement, less any net profit earned by Optos as a licensee of CPR prior to the termination agreement. This fee is estimated to be $500,000 and has been recorded as an expense. The payment of the net termination fee will be in the form of cash and shares of common stock of ClearPoint.

Agreements with TerraNova Management

TNMC, an affiliate of Mr. Kololian and Mr. Chung, who served as our Interim Vice President, Administration from April 18, 2008 through May 28, 2008, was retained to provide certain advisory services to us, effective upon the closing of the merger with Terra Nova, pursuant to the Advisory Services Agreement between TNMC and us, dated February 12, 2007, referred to as the advisory agreement. Mr. Kololian controls 100% of the voting interest and 55% of the non-voting equity interest of TNMC. Mr. Chung owns 20% of the non-voting equity interest of TNMC. Pursuant to the advisory agreement, TNMC provided services to us including: advice and assistance to us in our analysis and consideration of various financial and strategic alternatives, as well as assisting with transition services. During the fiscal year ended December 31, 2007, TNMC received a fixed advisory fee of $175,000 (prorated for a partial year) for such services. Pursuant to the terms of the advisory agreement, it was terminated effective February 11, 2008, however TNMC continued to provide substantially similar services under substantially similar terms to us on a monthly basis.

On June 26, 2008, the Company entered into a new Advisory Services Agreement, referred to as the new advisory agreement, with TNMC. Pursuant to the new advisory agreement, we agreed to provide compensation to TNMC for its services since the expiration of the former advisory agreement and to engage TNMC to provide future advisory services. The new advisory agreement is effective as of June 26, 2008, continues for a one year term and is automatically renewed for successive one-year terms unless terminated by either party by written notice not less than 30 days prior the expiration of the then-current term. We will compensate TNMC for services rendered since expiration of the former advisory agreement and for advisory services similar to those performed under the former advisory agreement. Monthly fees payable to TNMC under the new advisory agreement are capped at $50,000 per month. Fees payable to TNMC for each of the months of February, March, April and May 2008 are $50,000 and may be paid 100% in shares of our common stock, at our option. Beginning in the month of June, 2008, 75% of the fees payable to TNMC may also be paid in shares of our common stock and, with the agreement of TNMC, the remaining 25% may also be paid in shares of common stock. Shares of our common stock made as payments under the new advisory agreement will be priced at the month-end closing price for each month of services rendered. As of November 30, 2008, we incurred approximately $309,000 in fees owing to TNMC for such services in the fiscal year ending December 31, 2008.

Our board of directors approved payment of $266,000 for the services performed by TNMC pursuant to the new advisory agreement in the form of an aggregate of 479,470 shares of common stock for the months of February through August, 2008 as follows: on August 12, 2008, the board of directors approved payment for the months of February, March, April, May and June, 2008 in 417,008 shares of common stock and on November 7, 2008, the board of directors approved payment for the months of July and August, 2008 in 62,462 shares of common stock.

Additionally, we recorded approximately $114,000 for reimbursement of expenses incurred by TNMC in connection with the advisory services agreement through November 30, 2008.

Prior to the merger, we incurred a fee from TNMC of $7,500 per month for providing Terra Nova with office space and certain general and administrative services, which amounted to $63,750, $90,000 and $7,500 in 2005, 2006 and 2007 fiscal year, respectively. In addition, in 2004 and March 2005, TerraNova Partners advanced $70,000 and $20,000, respectively, to us for payment on Terra Nova’s behalf of offering expenses. We repaid these non-interest loans in 2005 following our 2005 public offering from the net proceeds of the 2005 public offering. Prior to the merger with Terra Nova, TerraNova Partners advanced an aggregate of $150,000 in unsecured and non-interest bearing loans to us, which we repaid in February 2007 upon the consummation of the merger.

Agreements with ALS, LLC

On February 23, 2007, we acquired certain assets and liabilities of ALS. The purchase price of $24.4 million consisted of cash of $19 million, the ALS Note, shares of our common stock with a value of $2.5 million (439,367 shares) and the assumption of approximately $400,000 of current liabilities. ALS’s stockholders may also receive up to two additional $1 million payments in shares of our common stock based on our financial and integration performance metrics in calendar years 2007 and 2008. No such payments have been made to date.

In connection with the financing transaction with ComVest, on June 20, 2008, we entered into the ALS Agreement with ALS and its subsidiaries whereby the parties agreed, among other things, to: (i) amend the ALS Note to provide for an outstanding principal amount of $2,156,000 bearing interest at a rate of 5% per annum payable in 24 equal monthly installments, payable as permitted pursuant to the subordination letter and (ii) issue 350,000 shares of our common stock to ALS concurrently with the execution of the ALS Agreement. In addition, the parties agreed that ALS may defend and indemnify us in connection with certain litigation involving the parties.

Pursuant to a subordination letter sent by ALS to ComVest, M&T and us dated June 20, 2008, ALS agreed that we may not make and ALS may not receive payments on the ALS Note, provided however, that (i) upon payment in full of all obligations owing to ComVest and so long as we are permitted to make such payments, we will make monthly interest payments on the outstanding principal balance of the ALS Note and (ii) upon payment in full of our obligations owing to M&T, we will make 24 equal monthly installments on the ALS Note, as amended pursuant to the ALS Agreement described above. As of November 30, 2008, approximately $2,156,000 was outstanding under the ALS Note.

Merger with Terra Nova

On February 12, 2007, CPR merged with a wholly-owned subsidiary of Terra Nova whereby as a result of the merger, stockholders of CPR received an aggregate of 6,051,549 shares of Terra Nova common stock. Of such shares, Michael Traina, Optos, Fergco, Brendan Calder, our director, Alyson Drew and Richard and Margaret Traina received 3,260,573; 2,361,313; 181,547; 90,000; 60,516 and 60,516 shares of Terra Nova common stock, respectively.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation, bylaws, warrants, units, registration rights agreements and the applicable provisions of the voting agreements and the GCL. The following is intended only as a summary and is qualified in its entirety by reference to the complete text of the GCL and each of the foregoing documents, copies of which were incorporated by reference into the registration statement of which this prospectus forms a part. We urge you to read the full text of these documents and the applicable provisions of the GCL.

Capital Stock

Pursuant to our certificate of incorporation, our authorized capital stock consists of 60,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of December 11, 2008, there were 14,251,964 shares of our common stock, which including 89,807 shares of our common stock included in our outstanding units, options to purchase 1,032,800 shares of our common stock, warrants to purchase 14,915,825 shares of our common stock and a unit purchase option to purchase 240,000 units outstanding, and there were no shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted for action by stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Except as otherwise required by applicable law, our certificate of incorporation or our bylaws, and subject to the voting rights of the holders of any outstanding shares of preferred stock, the approval of all matters brought before our stockholders, except the election of directors, requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock that are present in person or represented by proxy and are entitled to vote on such matters. The election of directors is decided by plurality vote. We have a classified board of directors, consisting of Class A, Class B and Class C directors, which means that only one class of directors is elected at each annual meeting of stockholders.

In connection with the merger, Mr. Traina (our Chief Executive Officer, director, and a controlling stockholder), Mr. Kololian (our lead director and a controlling stockholder), and Optos, controlled by Christopher Ferguson (a controlling stockholder), entered into a voting agreement, referred to as the merger voting agreement, pursuant to which each party agreed to vote for the election of the following directors: (i) Messrs. Traina, Ferguson and Perrucci as designees of Mr. Traina and Optos, (ii) Messrs. Kololian, Glasspiegel and Calder as designees of Mr. Kololian, and (iii) Mr. Drew as the designee of Mr. Traina, Optos and Mr. Kololian. If any of the foregoing directors resign or are removed from office, then the parties who originally designated such director for election will be entitled to appoint a successor. Mr. Ferguson agreed in the Separation of Employment Agreement and General Release executed by us and Mr. Ferguson in connection with Mr. Ferguson’s resignation as our officer and director effective February 28, 2008 that he would no longer be a director nominee under the merger voting agreement. The voting agreement terminates after the election of directors at the 2008 annual meeting of our stockholders.

Dividend Rights

Subject to any preferential or other rights of holders of preferred stock then outstanding and provisions of our loan agreements as described below, our board of directors may declare dividends upon our common stock out of funds legally available for the payment of dividends pursuant to the GCL. We may pay dividends in cash, in property, or in shares of capital stock, subject to the provisions of our certificate of incorporation. Our stockholders are entitled to share equally, in accordance with the number of shares of common stock held by each holder, in any dividends if and when declared by our board of directors. Our loan modification and restructure agreement with M&T prohibits us from paying dividends so long as any of our obligations to M&T remain outstanding. Our loan agreement with ComVest requires us to obtain ComVest’s prior written consent to the declaration or payment of dividends so long as any of our obligations to ComVest remain outstanding.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, after payment to all our creditors of the full amounts to which they are entitled and subject to any preferential or other rights of the holders of preferred stock, the holders of our common stock are entitled to share ratably, in accordance with the number of shares of our common stock owned by each holder, in any remaining assets available for distribution. For this purpose, a consolidation or merger of our company with or into another corporation, a sale, lease, exchange or transfer by us of all or any part of our assets, or a reduction of our capital stock will not constitute a liquidation, dissolution or winding up of our affairs.

Other Matters

Holders of our common stock have no conversion, redemption, preemptive, or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock. The shares of our common stock are not subject to further calls or assessments by us.

Preferred Stock

Our certificate of incorporation expressly authorizes our board of directors to issue up to 1,000,000 shares of “blank check” preferred stock, in one or more series, and to fix for each such series voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. We may issue some or all of the preferred stock to effect a business combination.

We may increase or decrease (but not below the number of shares of preferred stock then outstanding) the number of authorized shares of preferred stock pursuant to an affirmative vote of the holders of a majority of the then outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, without a separate vote of the holders of preferred stock or any series of the preferred stock, unless the designation of the preferred stock requires such separate vote.

Amendment of Bylaws

Pursuant to Section 8.7 of our bylaws, our bylaws may be amended or repealed or new bylaws may be adopted by the stockholders entitled to vote on such matter at any regular or special meeting, or, if our certificate of incorporation so provides, by our board of directors. Article SEVENTH of our certificate of incorporation expressly grants our board of directors the power, without the consent or vote of our stockholders, to make, amend or repeal our bylaws.

ComVest Warrant

General

In connection with the financing transaction with ComVest described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” which replaced M&T with ComVest as our senior lender, we issued to ComVest a warrant dated June 20, 2008 to purchase, in the aggregate, 2,210,825 shares of our common stock for an exercise price of $.01 per share, referred to as the ComVest warrant shares. The ComVest warrant is exercisable until June 30, 2014.

Cashless Exercise

ComVest has the option of exercising its warrant by a cashless exercise method of payment in lieu of payment of the exercise price. Under the cashless exercise method, ComVest may exchange its warrant, or a portion of the warrant being exercised, for a number of shares of our common stock determined according to the following formula:

number of shares of common stock for which ComVest warrant is being exercised	X	then current market price per share of common stock – exercise price then current market price per share of common stock

For purposes of this calculation, the then current market price per share of common stock is the average of the daily trading price of our common stock for the ten consecutive trading days immediately prior to the cashless exercise.

Anti-Dilution Adjustments

The ComVest warrant contains anti-dilution provisions that adjust the exercise price (but not below the par value per share of our common stock) and the number of ComVest warrant shares upon the occurrence of certain events. The events that will trigger an adjustment of the exercise price or number of ComVest warrant shares include the following:

•

Distribution, Subdivision or Combination. If we make a dividend or other distribution on common stock payable in shares of our common stock, subdivide or reclassify our outstanding common stock into a greater number of shares, or combine or reclassify our outstanding common stock into a smaller number of shares, we will proportionately adjust the exercise price and the number of ComVest warrant shares as of the record date for the dividend or distribution or the effective date of the subdivision, combination or reclassification.

•

Other Distributions. If we make a distribution to our stockholders which is payable in cash, our securities other than shares of our common stock, or any other property, then upon exercise of the ComVest warrant and subject to other adjustments described in this subsection, the holder will receive, in addition to the ComVest warrant shares, the amount of such cash, securities or other property which the holder would have received if the holder had exercised the ComVest warrant on the date of such event.

•

Merger, Consolidation or Exchange. If we enter into any merger, consolidation, arrangement or statutory share exchange with any other person or company, the holder of the ComVest warrant will receive upon exercise of the ComVest warrant, subject to other adjustments described in this subsection, the kind and amount of shares and other securities and property which the holder would have received upon such event if the holder had exercised the ComVest warrant immediately prior to the event.

•

Recapitalization or Reclassification. If the ComVest warrant shares are changed into the same or a different number of our securities of any class, whether by recapitalization, reclassification or otherwise (other than by a merger, consolidation, arrangement or statutory share exchange), the holder will receive upon exercise of the ComVest warrant, subject to other adjustments described in this subsection, the kind and amount of securities or other property which the holder would have received if the holder had exercised the ComVest warrant immediately prior to the event.

•

Certain Issuances of Common Stock. If, other than under the circumstances described above, we issue or sell any additional shares of common stock, which include options, warrants, convertible securities or other rights to purchase or acquire shares of our common stock, other than:

•	shares of common stock issued pursuant to the exercise or conversion of derivative securities outstanding on June 20, 2008, including the ComVest warrant, or issued pursuant to our 2006 plan, and

•

shares of common stock or derivative securities or other rights to purchase shares of our common stock up to an aggregate of 150,000 shares of common stock which we issue, in the case of derivative securities, both:

•	with an exercise price at or above the then-current fair market value of a share of our common stock, and

•	to our employees, officers, directors or consultants pursuant to any arrangements approved by our board of directors or compensation committee, and by our stockholders,

for a price per share that is less than the exercise price of the ComVest warrant then in effect, we will reduce the exercise price of the ComVest warrant according to the following formula:

exercise price of ComVest warrant	X

number of shares of common stock outstanding immediately prior to such issuance or sale

+

number of shares of common stock which the aggregate consideration received by us for the total number of issued additional shares of common stock would purchase at the exercise price of the ComVest warrant number of shares of common stock outstanding immediately prior to such issuance or sale + number of issued additional shares of common stock

For purposes of this adjustment, the number of shares of common stock outstanding includes the following:

•	all outstanding shares of our common stock;

•	the number of shares of common stock for which the ComVest warrant could be exercised on the day immediately preceding the adjustment day; and

•

the number of shares of common stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the adjustment day.

If any rights, options or convertible securities which trigger an adjustment under this paragraph expire or are otherwise terminated without being exercised, we will reduce the number of shares of common stock outstanding for purposes of the above calculation by the number of shares for which the expired or terminated rights were not exercised and we will readjust the exercise price.

Except due to readjustments to the exercise price described in the preceding sentence, we will not make any adjustments that would result in an increase in the then applicable exercise price.

M&T Warrants

General

In connection with our financing transaction with M&T described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” we issued to M&T the following warrants dated June 20, 2008: (i) a warrant to purchase 1,200,000 shares of our common stock for an exercise price of $.01 per share, referred to as the M&T $.01 warrant, and (ii) a warrant to purchase 300,000 shares of our common stock for an exercise price of $1.00 per share, referred to as the M&T $1.00 warrant. We refer to both the M&T $.01 warrant and the M&T $1.00 warrant as the M&T warrants. M&T may pay the exercise price by reducing the cash amount of our deferred obligations under the M&T loan modification and restructure agreement. The M&T warrants are exercisable until June 20, 2012.

Cashless Exercise

M&T has the option of exercising its warrants by a cashless exercise method in lieu of paying the exercise price pursuant to the same terms as the ComVest warrant, described above in “— ComVest Warrant — Cashless Exercise.”

Anti-Dilution Adjustments

General

The M&T warrants contain anti-dilution provisions similar to the provisions of the ComVest warrant that adjust the exercise price and the number of M&T warrant shares upon the occurrence of certain events, including the adjustments described above in “— ComVest Warrant — Anti-Dilution Adjustments — Distribution, Subdivision or Combination,” “— ComVest Warrant — Anti-Dilution Adjustments — Other Distributions,” “— ComVest Warrant — Anti-Dilution Adjustments — Merger, Consolidation or Exchange,” and “— ComVest Warrant — Anti-Dilution Adjustments — Recapitalization and Reclassification.”

Additional Adjustments to M&T $1.00 Warrant

The M&T $1.00 warrant contains an anti-dilution provision triggered by certain issuances of additional shares of our common stock. The definition of the term additional shares of common stock under the M&T $1.00 warrant is similar to the definition of the same term under the ComVest warrant, but in addition to the securities excluded from this definition under the ComVest warrant, the definition of additional shares of common stock under the M&T $1.00 warrant also excludes the following:

•	up to 900,000 shares of common stock serving as security for the Blue Lake note;

•	up to 9,496 shares of common stock issuable to StaffBridge as payment on a promissory note;

•	issuance of shares of common stock to Terra Nova pursuant to a service agreement;

•	issuance of shares of common stock to Michael Traina, Terra Nova and Parker Drew in connection with their respective Bridge Notes;

•	shares of common stock issued in connection with a business acquisition of or by us, approved by our board of directors; and

•

shares of common stock issued in connection with an equipment financing, lease line, bank financing, corporation partnering, joint venture or other similar arrangement not intended to serve as equity financing and approved by our board of directors.

If we issue or sell additional shares of common stock, other than under the circumstances described above in “— Anti-Dilution Adjustments — General,” for a price per share that is less than 80% of the then current market price, the exercise price of the M&T $1.00 warrant will be reduced to a price determined according to the following formula:

exercise price of M&T $1.00 warrant	X

number of shares of common stock outstanding immediately prior to such issuance or sale

+

number of shares of common stock which the aggregate consideration received by us for the total number of issued additional shares of common stock would purchase at the then current market price per share of our common stock number of shares of common stock outstanding immediately prior to such issuance or sale + number of issued additional shares of our common stock

See “ — ComVest Warrant — Anti-Dilution Adjustments — Certain Issuances of Common Stock” for a calculation used for determining the number of shares outstanding for the purposes of the foregoing formula.

Upon each adjustment to the exercise price of the M&T $1.00 warrant described above, the number of shares of common stock issuable upon the exercise of the M&T $1.00 warrant will be adjusted according to the following formula:

exercise price of the M&T $1.00 warrant in effect immediately prior to adjustment X number of shares of common stock issuable upon exercise of the M&T $1.00 warrant immediately prior to adjustment adjusted exercise price of the M&T $1.00 warrant

Additional Adjustments to M&T $.01 Warrant

The M&T $.01 warrant is subject to additional anti-dilution adjustments upon the occurrence of any of the following:

•	we issue or sell any shares of our common stock or equivalent securities, including, without limitation, pursuant to mergers, consolidations and other recapitalizations and reclassifications;

•

we issue or sell any securities that are directly or indirectly convertible into, exchangable and/or exercisable for shares of our common stock, which we refer to as convertible securities, or any rights to acquire, directly or indirectly, shares of our common stock, which we refer to as acquisition rights; or

•

we make any adjustment to the subscription, exercise, conversion or exchange price of convertible securities or acquisition rights at a value per share of less than 80% of the established per share price.

We refer to each of the foregoing as a dilutive transaction. Exceptions to the issuance of additional shares of common stock, as such term is described in “ — Additional Adjustments to M&T $1.00 Warrant,” are not dilutive transactions.

In the event of a dilutive transaction, the holder of the M&T $.01 warrant will be entitled to receive the number of shares determined by dividing 324,000 by the established per share price as determined immediately after such dilutive transaction. The established per share price is initially set at $.27 and will be reduced upon the occurrence of a dilutive transaction to an amount determined according to the following formula:

established per share price immediately prior to the dilutive transaction	X

number of shares of common stock outstanding immediately prior to the dilutive transaction

+

number of shares of common stock that could be purchased at the established per share price at the time of the dilutive transaction for aggregate consideration number of shares of common stock outstanding immediately prior to the dilutive transaction + number of issued additional shares of common stock in connection with the dilutive transaction

Redemption

M&T may require that we redeem the M&T warrants or shares of common stock issued or issuable upon the exercise of the M&T warrants at a price per share of $1.00, in whole or in part, any time after June 20, 2011 and prior to the M&T warrants expiration date of June 20, 2012. If we fail to redeem and pay the full redemption price for the shares requested for redemption by M&T, interest on the unpaid amount will accrue at a rate of 12% per annum until paid in full.

Exercise Default

The M&T warrants provide that in the event we fail to deliver the number of shares of common stock issuable upon the exercise of the M&T warrants set forth in M&T’s notice of exercise, then, within four business days of receiving a notice of such failure from M&T, we must pay a penalty determined by the following formula:

number of days delivery is delinquent	X	market price per share of common stock on the date M&T transmits notice of exercise to us – exercise price of the applicable M&T warrant	X	number of shares of common stock we failed to deliver	X	.24
365

Limitations on Beneficial Ownership

The M&T warrants state that M&T will not have the right to exercise any portion of the M&T warrants or dispose of the M&T warrants to the extent that such right to effect such exercise or disposition would result in M&T or any of its affiliates beneficially owning more than 4.99% of our outstanding common stock. M&T may, however, by providing us written notice, adjust the limitation on beneficial ownership to 9.99%, which adjustment shall not take effect until the 61st day after the date of such notice.

Registration Rights Agreement with ComVest and M&T

General

We entered into a registration rights agreement dated June 20, 2008, referred to as the registration rights agreement, for the benefit of ComVest and M&T. Pursuant to the registration rights agreement, we filed the registration statement with the SEC of which this prospectus forms a part. We agreed to use our best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible after filing and to keep such registration statement effective until the earlier of the date on which all of the shares of common stock covered by the registration statement are sold to the public or the date on which all shares issued or issuable upon a cashless exercise of the ComVest warrant or M&T warrants may be immediately sold without restriction by ComVest or M&T, as applicable.

Fees

In the event that:

•

we fail to use our best efforts to cause the registration statement of which this prospectus forms a part to be declared effective as promptly as possible after the filing deadline (initially September 18, 2008), or

•	the registration statement is unavailable for use by the selling security holders, as described below:

•	for more than five days beyond the applicable period specified in “— Unavailability of Registration Statement,” or

•

for any other reason, including, without limitation, by reason of a stop order, a material misstatement or omission in such registration statement, or the information contained in the registration statement becoming outdated, and the registration remains unavailable for more than 30 days in any twelve month period, we must pay to the selling security holders a cash fee equal to $750 times the number of calendar days during which the unavailability continues, up to $750,000 in the aggregate. We will pay this fee to the selling security holders ratably in proportion to the number of shares underlying the ComVest warrant and M&T warrants held by each selling security holder.

On November 7, 2008 and November 12, 2008, ComVest and M&T, respectively, entered into waiver and consent agreements with us pursuant to which they waived the requirement that the registration statement of which this prospectus forms a part be filed by September 18, 2008. ComVest and M&T also waived the remedies available to them as a result of our failure to file the registration statement by that date. ComVest and M&T agreed to extend the filing deadline of the registration statement to December 1, 2008. Effective December 19, 2008, ComVest and M&T entered into new waiver and consent agreements extending the deadline of filing the registration statement to December 31, 2008.

Unavailability of Registration Statement

ComVest and M&T agreed to cease distribution of shares of common stock registered under the registration statement of which this prospectus forms a part:

•	once for up to six months during any twelve-month period, if the distribution would require:

•

public disclosure of material non-public information concerning any transactions or negotiations in which we or our affiliates are participating, that, in the reasonable judgment of our board of directors, would materially interfere with those transactions or negotiations; or

•	premature disclosure of information that, in the reasonable judgment of our board of directors, would adversely affect, or otherwise be detrimental to, us;

•

once for up to thirty days during any twelve-month period, if we propose to file a registration statement for the offer and sale of securities for our own account in an underwritten offering and the managing underwriter has advised us in writing that the continued distribution by the selling security holders would adversely affect our offering; and

•

for up to sixty days after we file our annual report on Form 10-K or any other event that requires the filing of a post-effective amendment to the registration statement, provided that we have filed and are pursuing effectiveness of such post-effective amendment.

“Piggy-Back” Registration Rights

Subject to certain conditions described below, ComVest and M&T also have certain “piggy-back” registration rights in the event we propose a registration of shares of common stock at a time when the registration statement covering the resale of shares of common stock by ComVest and M&T is not effective. These “piggy-back” registration rights will not apply in the case of registration of shares of our common stock in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans. If we contemplate a registration to which the “piggy-back” registration rights apply, upon ComVest and M&T’s request, we will include all or a portion of the shares of our common stock issued and/or issuable upon the exercise of the ComVest warrant and M&T warrants in the registration statement we file, so long as the distribution for the account of each of ComVest and M&T will be underwritten by the same underwriters (if any) who are underwriting our offering and shall be made at the same discount or commission.

Indemnification

Subject to certain limitations, we agreed to indemnify ComVest and M&T, as well as their affiliates, underwriters, officers and directors, collectively referred to as the indemnitees, against any losses, expenses, claims, damages or liabilities to which they may become subject as a result of:

•

any untrue statement or alleged untrue statement of a material fact contained in any prospectus or in the registration statement of which this prospectus forms a part, or any other document relating to such registration statement;

•

the omission or alleged omission to state in the registration statement of which this prospectus forms a part a material fact required to be stated or necessary to make other statements included in such registration statement not misleading; or

•	any violation by us of the Securities Act or any rule or regulation under the Securities Act applicable to us in connection with such registration statement.

ComVest and M&T also agreed to indemnify us, our officers, directors, controlling persons and underwriters for any losses, claims, damages or liabilities to which we may become subject as a result of statements or omissions described above, in each case only to the extent that such statement or omission occurred as a result of our reliance on information furnished to us in writing by ComVest or M&T expressly for inclusion in any of the foregoing documents.

Registration Rights Agreement with Original Stockholders

In April, 2005, we entered into a registration rights agreement, referred to as the original stockholder registration rights agreement, with TerraNova Partners, Brendan Calder, Randy Benson, Roynat Merchant Capital Inc., Rockcliff Group Limited, James Meekison, Tim Creasy and George Koulakian, holders of shares of our common stock acquired prior to our 2005 public offering. Pursuant to the original stockholder registration rights agreement, holders of a majority of such shares are entitled to demand that we register their shares at any time after the date on which such shares of common stock are released from escrow pursuant to an escrow agreement entered into in connection with our 2005 public offering. In addition, these stockholders have certain “piggy-back” registration rights.

Pursuant to the original stockholder registration rights agreement, the holders of registrable securities under such agreement agreed to indemnify us, our directors, officers and each underwriter against any losses, claims, judgments, damages, liabilities or actions, whether joint or several, to the extent based upon any untrue statement or alleged untrue statement or any omission or alleged omission of a material fact in any registration statement required by the original stockholder registration rights agreement, or any prospectus related to such registration statement. The selling security holders’ obligation to indemnify arises only if the statement or omission was made in reliance upon and in conformity with information furnished in writing to us by a selling security holder expressly for use in the foregoing documents. In addition, the selling security holders must reimburse us and our directors and officers for any legal or other expenses reasonably incurred in connection with the investigation or defending of any such loss, claim, damage, liability or action. Each selling security holder’s liability is several and limited the amount of any net proceeds received by such selling security holder.

Registration Rights Agreement with ALS

On February 23, 2007, we acquired certain assets and liabilities of ALS and its subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of this acquisition. In connection with this acquisition, we entered into a Registration Rights Agreement with ALS dated February 23, 2007, referred to as the ALS registration rights agreement. Under the ALS registration rights agreement, ALS was granted “piggy-back” registration rights in the event that we proposed a registration of shares of common stock after February 23, 2008. In connection with the transaction with ComVest described above, on June 20, 2008, we entered into a Letter Agreement dated June 20, 2008 with ALS and its subsidiaries whereby the parties agreed, among other things, that ALS would not have any “piggy-back” registration rights in the event that we proposed a registration of shares of our common stock which includes shares of our common stock owned by ComVest.

Pursuant to the ALS registration rights agreement, ALS agreed to indemnify us, our directors and officers and underwriters, brokers or other persons acting on behalf of ALS in connection with any statement or omission from a registration statement required by the ALS registration rights agreement, or any prospectus contained within such registration statement, or otherwise filed with the SEC, if the statement or omission was made in reliance upon and in conformity with written information furnished to us by ALS specifically for use in connection with the preparation of the foregoing documents. The maximum amount of ALS’ liability in respect of such indemnification is limited to the net proceeds received by ALS from the sale of securities pursuant to such registration statement.

Warrants Issued to Sub Noteholders

We issued sub notes, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” to B&N Associates, LLC, Alyson P. Drew, Fergco and Matthew Kingfield, collectively referred to as the sub noteholders. Ms. Drew is the spouse of our director Parker Drew, and Christopher Ferguson, a 25% member of Fergco, is the beneficial owner of 59.7% of our common stock.

Effective March 31, 2008, in connection with the amendment of the sub notes, we issued to sub noteholders warrants to purchase, in the aggregate, 82,500 shares of our common stock. Effective June 20, 2008, we extended the maturity date of the sub notes to March 31, 2010 and, in connection with such extension, sub noteholders received additional warrants to purchase 82,500 shares of our common stock in the aggregate. Each warrant issued effective March 31, 2008 is exercisable until March 31, 2010 and each warrant issued effective June 20, 2008 is exercisable until March 31, 2011.

All warrants issued to sub noteholders have an exercise price of $1.55 per share. The exercise price and the number of shares underlying the warrants are subject to adjustment in the following situations:

•

if the number of outstanding shares of our capital stock is increased by a stock dividend or by a subdivision or split-up of shares, the exercise price of the warrants will be proportionately decreased and the aggregate number of shares of common stock underlying the warrants will be proportionately increased; and

•

if the number of outstanding shares of our capital stock is decreased by a combination or reverse split of the outstanding shares, the exercise price of the warrants will be proportionately increased and the aggregate number of shares of common stock underlying the warrants will be proportionately decreased.

Units and Warrants Issued in 2005 Public Offering

In April 2005, we made a public offering of our units, each consisting of one share of our common stock and two warrants to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock. The registration statement related to that public offering registered the offering of the following securities:

•	5,520,000 units;

•	5,520,000 shares of our common stock included as part of the units;

•	warrants to purchase 11,040,000 shares of our common stock included as part of the units;

•	11,040,000 shares of our common stock issuable upon the exercise of the warrants;

•	the underwriters’ representative’s unit purchase option;

•	240,000 units underlying the underwriters’ representative’s unit purchase option, referred to as the representative’s units;

•	240,000 shares of our common stock included as part of the representative’s units;

•	warrants to purchase 480,000 shares of our common stock included as part of the representative’s units; and

•	480,000 shares of our common stock issuable upon the exercise of the warrants included as part of the representative’s units.

As a result of our 2005 public offering, there were warrants to purchase 11,040,000 shares of our common stock outstanding at December 11, 2008, which includes warrants that are part of 89,807 outstanding units. The exercise price of the warrants included as part of the units is $5.00 per share. The warrants included as part of the representative’s units are exercisable at $6.65 per share. The warrants expire on April 17, 2009. We have the option to redeem all, but not less than all, of the warrants at a price of $.01 per warrant upon 30 days notice, but only in the event that the last sale price of our common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

The warrants are subject to the following anti-dilution adjustments:

•

Stock Dividends – Split-Ups. If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then on the effective date of such event the number of shares of our common stock issuable upon the exercise of each warrant will be increased in proportion to the increase in total outstanding shares of our common stock.

•

Aggregation of Shares. If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split, reclassification of shares of common stock or other similar event, then on the effective date of such event, the number of shares of our common stock issuable upon the exercise of each warrant will be decreased in proportion to the decrease in total outstanding shares of our common stock.

•

Adjustments in Exercise Price. Whenever we adjust the number of shares of our common stock issuable upon the exercise of the warrants as described above, we will adjust the warrant exercise price in accordance with the following formula:

warrant exercise price immediately prior to adjustment	X	number of shares of common stock issuable upon exercise of the warrant immediately prior to adjustment number of shares of common stock issuable upon exercise of the warrant immediately after adjustment

•	Replacement of Securities Upon Reorganization, Etc. If there is:

•	a reclassification or reorganization of the outstanding shares of our common stock (other than as described above);

•

a merger or consolidation with or into another corporation (other than a merger or consolidation in which we are the surviving company and there is no reclassification or reorganization of our outstanding common stock); or

•	a sale or conveyance to another entity of all or substantially all of our assets in connection with which we are dissolved;

the warrant holders will have the right to purchase the kind and amount of shares of stock or other securities or property (including cash) receivable upon such event that the holder would have received if the holder had exercised the warrant immediately prior to such event.

Anti-Takeover, Limited Liability and Indemnification Provisions

Certain provisions of our certificate of incorporation, our bylaws and the GCL, which are summarized below, could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Authorized but Unissued Shares

We may issue our authorized but unissued shares of common stock and preferred stock without stockholder approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, even if such a change in control would be desired by our stockholders.

In addition, the issuance of such preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	reducing the amount of assets remaining for payment to holders of shares of our common stock in the event of a liquidation of our assets; or

•	delaying or preventing a change in control without further action by the stockholders.

Classified Board; Removal of Directors; Vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes, as equal in number as possible, with the director in each class serving until the expiration of the three year term and until the director’s successor has been elected and qualified, or until the director’s earlier resignation, removal from office, death or incapacity. Under the GCL, members of a classified board of directors may be removed only for cause unless the corporation’s certificate of incorporation provide otherwise. Our certificate of incorporation do not explicitly provide for the removal of directors other than for cause.

In addition, our certificate of incorporation and bylaws provide that any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the board of directors. The merger voting agreement entered into by certain of our stockholders described in “— Capital Stock — Common Stock — Voting Rights” may also make it more difficult for the directors named in the merger voting agreement to be removed.

No Cumulative Voting

The GCL provides that the certificate of incorporation may provide that stockholders may cumulate their votes in the election of directors. Our certificate of incorporation does not expressly permit cumulative voting by stockholders, which may make it more difficult to elect directors.

Calling of Special Meetings of Stockholders

Pursuant to our bylaws, unless otherwise prescribed by statute or our certificate of incorporation, special meetings of stockholders may be called only by a majority of our board of directors, by our chief executive officer or our chairman, or by our secretary at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote, which may have the effect of discouraging unsolicited takeover attempts requiring stockholder approval.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring any other business before our annual meeting of stockholders must provide us with timely notice of their proposal in writing. To be timely, we must receive the stockholder’s notice not less than sixty nor more than ninety days prior to the meeting, provided that if we provide less than seventy days notice or prior public disclosure of the date of the annual meeting, we must receive the stockholder’s notice no later than ten days following the earlier of the mailing or public disclosure of the notice of our annual meeting.

Our bylaws also specify requirements as to the contents of the stockholder’s notice. These provisions may impede the stockholder’s ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The GCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of the directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for breaches of fiduciary duty, except:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the GCL (governing unlawful payment of dividends); or

•	for any transaction from which the director or officer derived an improper personal benefit.

Our bylaws contain a similar provision applicable to our directors and officers.

Consistent with Section 145 of the GCL, our certificate of incorporation and bylaws allow us to indemnify and advance expenses to our directors and officers, and we are authorized to purchase and maintain directors’ and officers’ liability insurance coverage for specified liabilities.

The limitation on liability and indemnification provisions of our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action might otherwise benefit us and our stockholders.

Insofar as indemnification arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock, warrants and units.

The OTC Bulletin Board

Our securities are quoted on The OTC Bulletin Board. The symbol for our common stock is “CPBR.OB,” the symbol for our units is “CPBRU.OB,” and the symbol for our warrants is “CPBRW.OB.”

U.S. FEDERAL INCOME TAX CONSEQUENCES

This is a general summary of certain United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our shares of common stock. This discussion assumes that holders of our common stock will hold our common stock as capital assets within the meaning of the Code.

As used in this prospectus, the term “U.S. Holder” means:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States federal income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” or a company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary does not address the United States federal income tax considerations that may be relevant to a holder that receives our shares or warrants in connection with services. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

Material U.S. Federal Income Tax Consequences for U.S. Holders

Dividends On Our Common Stock

Distributions on our common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment to the extent of the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

Any dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the applicable holding period requirements are satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the limitation on the deduction of investment interest), if the applicable holding period requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

Sale or Other Taxable Disposition of Our Common Stock

Gain or loss you realize on the sale or other disposition of our shares of common stock (including in liquidation) will be capital gain or loss. The amount of your gain or loss will be equal to the difference between your tax basis in the shares of common stock being disposed of and the amount realized on the disposition. Any capital gain or loss you realize on a sale or other disposition of our common stock will generally be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Sale or Other Disposition of Our Warrants; Exercise or Expiration of Our Warrants

You generally will not be required to recognize taxable gain or loss by reason of an exercise of a warrant. Your tax basis in the share of our common stock you receive upon exercise of the warrant generally will be an amount equal to the sum of your initial investment in the warrant and the exercise price. Your holding period for the share of our common stock received upon exercise of the warrant will begin on the date following the date of exercise (or possibly on the date of exercise) of the warrant and will not include the period during which you held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your basis in the common stock received would equal your basis in the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant. If the cashless exercise were otherwise treated as not being a gain realization event, your holding period in the common stock would likely be treated as commencing on the date following the date of exercise (or possibly on the date of exercise) of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, you could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. You would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock represented by the warrants deemed surrendered and your tax basis in the warrants deemed surrendered. In this case, your tax basis in the common stock received would equal the sum of the fair market value of the common stock represented by the warrants deemed surrendered and your tax basis in the warrants exercised. Your holding period for the common stock would commence on the date following the date of exercise (or possibly on the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Upon a sale, taxable exchange (other than by exercise), or redemption of a warrant, you will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition and (ii) your tax basis in the warrant. Upon expiration of a warrant, you will recognize a loss in an amount equal to your tax basis in the warrant. Any such gain or loss would generally be treated as capital gain or loss and will be long-term capital gain or loss if the warrant was held by you for more than one year at the time of such disposition or expiration. As discussed above, the deductibility of capital losses is subject to certain limitations, as is the deduction for losses upon a taxable disposition by a U.S. holder of a warrant if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

Backup Withholding Tax and Information Reporting Requirements

The United States imposes a backup withholding tax (currently at a rate of 28% of the gross amount) on dividends and certain other types of payments to United States persons other than certain exempt recipients. U.S. Holders must provide appropriate certification to avoid U.S. federal backup withholding. Information returns will be filed with the IRS in connection with payments of dividends and in connection with proceeds from a sale or other disposition of our stock or warrants.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

Dividends On Our Common Stock

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “—Material U.S. Federal Income Tax Consequences for U.S. Holders — Sale or Other Disposition of Our Warrants; Exercise or Expiration of Our Warrants” above.

Sale or Other Disposition of Securities

You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares or warrants unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain)

•

you are an individual, you hold your common stock or warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition of your holding period for your common stock or warrants, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person, or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your common stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your common stock or warrants through a United States broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting also would apply if you sell your common stock or warrants through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Any amounts withheld with respect to your common stock under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in 2001 reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation.

SELLING SECURITY HOLDERS

We issued the warrants to purchase up to 3,710,825 shares of our common stock, in the aggregate, to ComVest and M&T in a private placement transaction exempt from the registration requirements of the Securities Act. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock issuable upon exercise of the warrants. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledgees, donees, successors and others who later hold any of the selling security holders’ interests. Except for ComVest’s and M&T’s respective relationships with us as our lenders and holders of the warrants issued to them in connection with our financing transaction, none of the selling security holders, their respective affiliates nor any persons with whom the selling security holders have a contractual relationship regarding the financing transaction, if any, have had any material relationship with us within the past three years.

The table below sets forth: (i) the name of each selling security holder, (ii) the number of shares of our common stock beneficially owned by such selling security holder prior to the offering, (iii) the number of shares of our common stock into which the warrants beneficially owned by such selling security holder are exercisable that may be offered pursuant to this prospectus and (iv) the number of shares of common stock, if any, beneficially owned by such selling security holder upon completion of the offering. Generally, each warrant is exercisable into one share of common stock. The number of shares of common stock into which the warrants are exercisable is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon exercise of the warrants and beneficially owned and offered by selling security holders pursuant to this prospectus may increase or decrease from that set forth in the table below. Based on the information received from the selling security holders, none of the selling security holders has an existing short position in shares of our common stock.

The information set forth in this section is based on information provided to us by or on behalf of the selling security holders through December 22, 2008. Information concerning the selling security holders may change from time to time. Because a selling security holder may from time to time sell all or a portion of the shares of common stock issuable upon exercise of the warrants pursuant to this prospectus, an estimate cannot be given as to the number of shares of common stock that the selling security holder will hold upon consummation of any sales. The information presented assumes that all of the selling security holders will fully exercise the warrants using the cash exercise method and sell all shares of our common stock that they will have received pursuant to such exercise. In addition, since the date on which selling security holders provided information to us, such selling security holders may have sold, transferred or otherwise disposed of all or a portion of their respective shares of common stock issuable upon exercise of the warrants.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned and Being Offered		Shares of Common Stock Beneficially Owned upon Completion of the Offering
Name	Number (1)	% (2)(3)	Number (1)	% (2)(3)	Number (1)	% (2)
Manufacturers and Traders Trust Company (4)	1,500,000	9.5%	1,500,000	9.5%	—	—
ComVest Capital, LLC (5)	2,210,825	13.4%	2,210,825	13.4%	—	—

(1)	Assumes exercise of all of the holder’s warrants.

(2)	Calculated based on Rule 13d-3(d)(1) under the Exchange Act, using 14,251,964 shares of common stock outstanding as of December 22, 2008.

(3)	In calculating this number for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of all that holder’s warrants, but we did not assume exercise of the other holder’s warrants.

(4)	Certain affiliates of the selling security holder are registered broker-dealers. James S. Gates, Regional Manager, Pennsylvania Special Assets, Vice President, exercises voting and investment power over the securities held by the selling security holder. Does not reflect the limitations on M&T beneficial ownership described in “Description of Capital Stock—M&T Warrants.”

(5)	Each of (i) ComVest Capital, LLC, a private investment company, referred to as ComVest; (ii) ComVest Capital Management LLC, the managing member of ComVest, referred to as Management; (iii) ComVest Group Holdings, LLC, the managing member of Management, referred to as CGH; and (iv) Michael Falk, the Chairman and principal member of CGH, has shared voting and investment powers over the securities held by the selling security holder. Pursuant to an SEC interpretation, the selling security holder may be deemed to be our affiliate and, as such, an underwriter with respect to the securities it sells pursuant to this prospectus.

Financing Transaction

On June 20, 2008, we entered into a loan agreement with ComVest, pursuant to which ComVest extended to us a term loan and revolving credit facility, and we restructured our contractual obligations to M&T. This financing transaction effectively replaced M&T with ComVest as our senior lender. In connection with such transaction, on June 20, 2008, we issued the ComVest Warrant and M&T Warrants. For a detailed discussion of the financing transaction and expenses of such transaction, see Notes 11 and 14 to our Condensed Interim Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Restructuring – M&T and ComVest.”

Pursuant to the applicable transaction documents, during the first year following the closing of the financing transaction, we are obligated to make certain payments to ComVest and M&T described in the tables below. The following tables do not include any penalties or payments that would be required in the event of a breach, or payments that depend on unknown variables, such as the amount of future:

•	principal payments on the ComVest term loan, which is determined by a formula;

•	interest payments on the ComVest term loan and revolving credit facility;

•	collateral monitoring, availability and administrative fee payments to ComVest; and

•	payments to ComVest and M&T for certain legal expenses related to the financing transaction.

ComVest

Amount	Period of Payment	Description of Payment
$150,000	July, 2008	Principal payment on term loan
$200,000	August, 2008	Principal payment on term loan
$125,347	September, 2008	Principal payment on term loan
$311,822	October, 2008	Principal payment on term loan
$262,213	November, 2008	Principal payment on term loan
$296,608	December, 2008	Principal payment on term loan
$27,500	July, 2008	Interest payment on term loan
$76,292	August, 2008	Interest payment on term loan
$74,653	September, 2008	Interest payment on term loan
$71,143	October, 2008	Interest payment on term loan
$70,808	November, 2008	Interest payment on term loan
$66,401	December, 2008	Interest payment on term loan
$1,174	July, 2008	Interest payment on revolving credit facility
$3,309	August, 2008	Interest payment on revolving credit facility
$3,309	September, 2008	Interest payment on revolving credit facility
$2,242	October, 2008	Interest payment on revolving credit facility
$0	November, 2008	Interest payment on revolving credit facility

Amount	Period of Payment	Description of Payment
$1,208	December, 2008	Interest payment on revolving credit facility
$389	July, 2008	Collateral monitoring, availability and administrative fee
$2,370	August, 2008	Collateral monitoring, availability and administrative fee
$1,882	September, 2008	Collateral monitoring, availability and administrative fee
$557	October, 2008	Collateral monitoring, availability and administrative fee
$0	November, 2008	Collateral monitoring, availability and administrative fee
$300	December, 2008	Collateral monitoring, availability and administrative fee
$8,622 paid to date	Not applicable	Reasonable aggregate fees and disbursements related to post-closing work in connection with the refinancing transaction and the registration of shares of common stock issuable upon the exercise of the warrants, up to a maximum of $10,000

M&T

Amount	Period of Payment	Description of Payment
$236,483	June, 2008	Accounts receivable collections reducing debt obligations
$267,937	July, 2008	Accounts receivable collections reducing debt obligations
$113,123	August, 2008	Accounts receivable collections reducing debt obligations
$325,804	September, 2008	Accounts receivable collections reducing debt obligations
$166,699	October, 2008	Accounts receivable collections reducing debt obligations
$6,372	November, 2008	Accounts receivable collections reducing debt obligations
$23,928	December, 2008	Accounts receivable collections reducing debt obligations through December 12, 2008
$34,080	September, 2008	State income tax refunds
$0	October, 2008	State income tax refunds
$0	November, 2008	State income tax refunds
$0	December, 2008	State income tax refunds
$926,977	Not applicable	Federal income tax refund
$96,895	Not applicable	Federal income tax refund
$2,800	Not applicable	Reasonable aggregate fees and disbursements related to post-closing work in connection with the refinancing transaction and the registration of shares of common stock issuable upon the exercise of the warrants, up to a maximum of $10,000

We are registering up to 3,710,825 shares of common stock issuable upon exercise of the warrants for resale by the selling security holders. Prior to the issuance of the warrants, our 13,218,412 then outstanding shares of common stock were held as follows:

Selling security holders	0
Affiliates of our company*	6,994,902
Affiliates of the selling security holders	0
Stockholders other than the above*	6,223,510
Total*	13,218,412

*	Effective June 20, 2008, August 12, 2008 and November 7, 2008 we were obligated to issue an additional 350,000, 621,090 and 62,462 shares of common stock, respectively, of which 683,553 shares of common stock will be issued to our affiliate.

As indicated in the table below, based on the average of the high and low market prices per share of our common stock of $0.325 on June 20, 2008, the aggregate dollar value of the shares of common stock issuable upon exercise of the warrants was approximately $1,206,018. We issued the warrants to the selling security holders at both a discount and a premium, as applicable, to the market value of our shares of common stock on June 20, 2008, the date of closing of the financing transaction. The exercise price related to the warrants to purchase, in the aggregate, 3,410,825 shares of our common stock is $.01 per share, a discount of approximately 96.9% of the average of the high and low prices per share of our common stock on June 20, 2008. The exercise price of $1.00 related to the warrant to purchase 300,000 shares of our common stock is approximately three times the average of the high and low prices per share of our common stock on June 20, 2008. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock issuable upon exercise of the warrants. We will, however, receive up to $334,108 from the exercise of warrants, if they are exercised in full, to the extent that a cash, rather than a cashless, exercise method is elected.

	Warrants with $0.01 Exercise Price	Warrant with $1.00 Exercise Price
Market price per share of common stock on June 20, 2008	$0.325	$0.325
Total number of shares of common stock underlying warrants	3,410,825	300,000
Market price of shares of common stock underlying warrants as of June 20, 2008	$1,108,518	$97,500
Total exercise price of shares of common stock underlying warrants	$34,108	$300,000
Total discount (premium) to market price as of June 20, 2008 (market price less exercise price)	$1,074,410	$(202,500)

PLAN OF DISTRIBUTION

The shares of common stock issuable upon exercise of the warrants are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock issuable upon exercise of the warrants. We will, however, receive up to $334,108 from the exercise of warrants, if they are exercised in full and to the extent that a cash, rather than a cashless, exercise method is elected. We will bear the fees and expenses incurred by us in connection with our obligation to register the shares of common stock issuable upon exercise of the warrants. The selling security holders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling security holders may offer and sell the shares of common stock issuable upon exercise of the warrants from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling security holder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of transactions, which may involve crosses or block transactions, including the following:

•

in market transactions, including transactions on a national securities exchange or quotation service, on which the shares of common stock issuable upon exercise of the warrants may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market (i.e., in privately negotiated transactions);

•	through the writing of options; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the shares of common stock issuable upon exercise of the warrants or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the shares of common stock issuable upon the exercise of the warrants to close out such short positions, or loan or pledge the shares of common stock issuable upon exercise of the warrants to broker-dealers that in turn may sell such securities. The selling security holders also may donate and pledge offered securities, in which case the donees, pledgees or other successors in interest will be deemed selling security holders for purposes of this prospectus, subject to such donee, pledgee or other successor in interest being named as a selling security holder by way of a supplement or post-effective amendment to the prospectus if so required by the SEC rules and regulations.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale by the selling security holders of the shares of common stock issuable upon exercise of the warrants. Selling security holders may decide to sell all or a portion of the shares of common stock issuable upon exercise of the warrants offered by them pursuant to this prospectus or may decide not to sell any shares of common stock under this prospectus. In addition, any selling security holder may transfer, devise or give the common stock underlying the warrants by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock issuable upon exercise of the warrants may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling security holders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to statutory liabilities under the U.S. securities laws.

The selling security holders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling security holders and any other relevant person of any of the shares of common stock issuable upon exercise of the warrants. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock issuable upon exercise of the warrants to engage in market-making activities with respect to the particular shares of common stock issuable upon exercise of the warrants being distributed. All of the above may affect the marketability of the shares of common stock issuable upon exercise of the warrants and the ability of any person or entity to engage in market-making activities with respect to such shares of common stock.

Under the securities laws of certain states, the shares of common stock issuable upon exercise of the warrants may be sold in those states only through registered or licensed brokers or dealers or pursuant to an exemption from registration or licensing that is available and complied with. In addition, in certain states, the shares of common stock issuable upon exercise of the warrants may not be sold unless such shares of common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We and the selling security holders have agreed to indemnify each other against certain civil liabilities, including certain liabilities arising under the Securities Act.

We are permitted to suspend the use of this prospectus, not more than once in any twelve month period and not for more than six months during any such twelve month period, for reasons relating to pending corporate developments, the premature disclosure of which would be detrimental to us. The selling security holders may not use this prospectus for up to 30 days, upon our request, during any twelve month period if we propose to file a registration statement under the Securities Act related to our underwritten offering of securities and the continued distribution of shares of our common stock issuable upon the exercise of the warrants would adversely affect such underwritten offering. In addition, the selling security holders may not use this prospectus for up to 60 days after we file our annual report on Form 10-K or there is another event that would require a post-effective amendment to this registration statement, so long as we have filed and are actively pursuing effectiveness of such post-effective amendment. See “Description of Capital Stock—Registration Rights Agreement with ComVest and M&T.”

LEGAL MATTERS

Certain legal matters regarding the shares of our common stock issuable upon exercise of the warrants have been passed upon for us by Blank Rome LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule of ClearPoint Business Resources, Inc. and its subsidiaries included in this prospectus have been audited by Lazar Levine & Felix LLP, referred to as Lazar, an independent registered public accounting firm, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ALS, LLC and its subsidiaries included in this prospectus have been audited by LarsonAllen LLP and Chastang, Ferrell, Sims & Eiserman, LLC, independent registered public accounting firms, as stated in the report signed by LarsonAllen LLP appearing in this prospectus, and have been so included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On February 12, 2007, we engaged Lazar as our independent registered accountant. The decision to engage Lazar as our independent registered accountant was made and approved by our audit committee and our board of directors.

During the fiscal years ended December 31, 2005 and 2006 and through February 12, 2007, we had not consulted with Lazar regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as that term is described in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as that term is described in Item  304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration on Form S-1 under the Securities Act with respect to the shares of our common stock issuable upon the exercise of the warrants. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and shares of our common stock issuable upon the exercise of the warrants, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including, but not limited to, the registration statement on Form S-1, at the SEC’s public website (http://www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00am to 3:00pm. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

- ASSETS -

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$2,657,456	$1,993,641
Accounts receivable, net of allowance for doubtful accounts of $5,804,200 and $3,178,891 at September 30, 2008 and December 31, 2007, respectively	1,669,593	17,370,806
Unbilled revenue	118,272	2,164,332
Prepaid expenses and other current assets	677,449	3,245,757
Refundable federal income tax	1,050,000	1,050,000
Deferred tax asset	—	1,631,318

TOTAL CURRENT ASSETS	6,172,770	27,455,854
EQUIPMENT, FURNITURE AND FIXTURES, net	1,413,716	2,162,260
INTANGIBLE ASSETS, net	145,833	183,333
GOODWILL	—	16,821,586
DEFERRED TAX ASSET	—	3,375,862
DEFERRED FINANCING COSTS	603,500	102,198
OTHER ASSETS	92,622	5,175,519

TOTAL ASSETS	$8,428,441	$55,276,612

See notes to condensed interim consolidated financial statements

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

- LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) -

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Accounts payable	$3,892,098	$2,880,523
Accrued expenses and other current liabilities	3,138,308	5,460,301
Accrued payroll and related taxes	372,109	6,819,496
Current portion of revolving credit facility	—	10,812,981
Current portion of long-term debt	5,068,475	1,600,000
Current portion of notes payable other	336,690	2,509,681
Current portion of deferred revenue	1,079,113	—
Current portion of accrued restructuring costs	1,190,927	821,178

TOTAL CURRENT LIABILITIES	15,077,720	30,904,160

REVOLVING CREDIT FACILITY, net of current	—	4,000,000
LONG-TERM DEBT, net of discounts	9,123,679	3,973,333
NOTES PAYABLE – OTHER	2,155,652	—
WARRANT LIABILITY	1,221,183	—
DEFERRED REVENUE, net of current	1,162,122	—
ACCRUED RESTRUCTURING COSTS, net of current	509,872	203,424
NOTES PAYABLE-NOTEHOLDERS	550,000	550,000

TOTAL LIABILITIES	29,800,228	39,630,917
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value (60,000,000 shares authorized, issued and outstanding 14,189,502 at September 30, 2008 and 13,208,916 December 31, 2007.)	1,420	1,321
Additional paid in capital	32,545,325	31,349,176
Accumulated deficit	(53,918,532)	(15,704,802)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(21,371,787)	15,645,695

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,428,441	$55,276,612

See notes to condensed interim consolidated financial statements

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

- CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS -

(UNAUDITED)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
REVENUES	$3,221,006	$52,426,731	$30,731,896	$139,669,803
COST OF SERVICES	2,083,638	46,547,818	27,737,278	120,014,617

GROSS PROFIT	1,137,368	5,878,913	2,994,618	19,655,186
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,986,500	4,718,843	13,936,110	19,909,699
RESTRUCTURING EXPENSE	—	(650,884)	2,100,422	2,201,116
DEPRECIATION AND AMORTIZATION EXPENSE	218,709	1,400,523	503,405	3,926,446
IMPAIRMENT OF GOODWILL	—	—	16,821,586	—
FIXED ASSETS IMPAIRMENT	—	—	1,022,210	—

INCOME (LOSS) FROM OPERATIONS	(1,067,841)	410,431	(31,389,115)	(6,382,075)

OTHER INCOME (EXPENSE)
Other income	505	—	299,820	654,385
Interest income	11,843	—	11,843	—
Interest, OID and warrant liability (expense)	(540,997)	(529,015)	(1,447,113)	(1,626,828)
Derivative income	26,063	—	26,063	—
Gain on restructuring of debt	—	—	686,797	—
Other (expense)	(1,496)	—	(100,625)	(438,526)
Gain (loss) on sale of subsidiary	—	—	(1,294,220)	—
Prepayment penalty on early retirement of debt	—	—	—	(1,949,928)

TOTAL OTHER INCOME (EXPENSE)	(504,082)	(529,015)	(1,817,435)	(3,360,897)

(LOSS ) BEFORE INCOME TAX EXPENSE (BENEFIT)	(1,571,923)	(118,584)	(33,206,550)	(9,742,972)
TAX EXPENSE (BENEFIT)	—	39,620	5,007,180	(3,353,119)

NET (LOSS)	$(1,571,923)	$(158,204)	$(38,213,730)	$(6,389,853)

(LOSS) PER COMMON SHARE
Basic and diluted	$(0.11)	$(0.01)	$(2.84)	$(0.53)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	13,905,961	13,208,916	13,462,042	12,090,189

See notes to condensed interim consolidated financial statements

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED

- STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) -

(UNAUDITED)

	Common Stock		Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2007	13,208,916	$1,321	$31,349,176	$(15,704,802)	$15,645,695
Issuance of stock	980,586	99	470,872	—	470,971
Issuance of warrants	—	—	691,616	—	691,616
Stock based compensation	—	—	33,661	—	33,661
Net loss	—	—	—	(38,213,730)	(38,213,730)

Balance as of September 30, 2008	14,189,502	$1,420	$32,545,325	$(53,918,532)	$(21,371,787)

See notes to condensed interim consolidated financial statements.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30
	2008	2007
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(38,213,730)	$(6,389,853)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Deferred income taxes (benefit)	5,007,180	(3,424,764)
Depreciation and amortization	1,525,613	3,926,446
Impairment of goodwill	16,821,586	—
Provision for doubtful accounts	2,625,309	280,891
Provision for franchise receivables	1,638,879	—
Loss on sale of subsidiary	1,294,220	—
Issuance of warrants - Sub-debt shareholders	57,619	—
Issuance of warrants - M&T restructure cost	1,247,246	—
Stock based compensation	33,661	968,156
Debt forgiven on restructuring of M&T loans	(2,113,726)	—
Issuance of stock	120,967	—
Issuance of stock to related party	250,000
Interest expense converted to note payable	92,248	—
Interest expense – Original Issue Discount and Warrant Liability	186,095	—
Mark to Market (Gain) on Derivative Instruments	(26,063)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	13,075,904	(9,960,886)
(Increase) decrease in unbilled revenue	2,046,060	(782,754)
(Increase) in prepaid expenses and other current assets	(352,702)	(2,128,367)
(Increase) in other assets	(8,962)	(1,647,550)
Increase in accounts payable	1,011,576	1,301,887
Increase (decrease) in accrued expense and other accrued liabilities	(1,640,422)	4,340,742
Increase (decrease) in accrued payroll and related taxes	(2,608,775)	3,411,315
Decrease in deferred revenue	2,241,235	—
Increase in accrued restructuring costs	676,197	1,452,787
Total adjustments to net (loss)	43,200,945	(2,262,097)

Net cash provided by (used in) operating activities	4,987,215	(8,651,950)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment, furniture and fixtures	(547,790)	(554,462)
Acquisition of business (net of cash acquired)	—	(19,000,000)

Net cash (used in) investing activities	(547,790)	(19,554,462)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock in merger, net of acquisition costs	—	27,257,529
(Repayments) of long term debt – Bridge	—	(12,465,255)
Proceeds from issuance of ComVest debt	8,000,000	—
(Repayments) of ComVest term note	(475,347)	—
Borrowings on revolving credit facility - ComVest	530,000	—
(Repayments) of revolving credit facility - ComVest	(530,000)	—
(Repayments) of long-term debt – M&T, current portion	—	(466,667)
Proceeds (Repayments) of long-term debt – M&T	(1,360,009)	5,000,000
Net (repayments), Blue Lake debt	(450,000)	—
Net borrowings (repayments) on revolving credit facility, M&T Bank	(8,747,172)	14,821,143
Proceeds from issuance of common stock	100,000	(477,009)
Principal (repayments) on notes payable – other	(150,000)	(660,000)
Retirement of warrant liability	—	(3,291,775)
Conversion of shares voted against Merger	—	(11,076)
Fees incurred in refinancing	(693,082)	(141,505)

Net cash provided by (used in) financing activities	(3,775,610)	29,565,385

Net increase in cash and cash equivalents	663,815	1,358,973

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,993,641	499,654

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,657,456	$1,858,627

See notes to condensed interim consolidated financial statements

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	For the nine months ended September 30
	2008	2007
	(Unaudited)	(Audited)
Cash paid during the year for:
Interest	$912,068	$1,472,225
Income taxes	$—	$1,109,514

SUPPLEMENTAL SCHEDULE OF NON-CASH, INVESTING AND FINANCING ACTIVITIES:

Non cash transactions:
ComVest Warrants issued and amortizable Original Issue Discount	$634,000	$—
ComVest financing and amortizable Original Issue Discount	$1,000,000	$—
ALS accrued interest converted to note payable (See Note 12)	$40,413	$—

On February 7, 2008, ClearPoint Business Resources, Inc. (the “Company”) sold its wholly-owned subsidiary, ClearPoint HRO, LLC (“ClearPoint HRO”) for an aggregate purchase price payable in the form of an earnout payment equal to 20% of the earnings before interest, taxes, depreciation and amortization of the operations of ClearPoint HRO for a period of twenty four (24) months following February 7, 2008 (see Note 4 – Business and Asset Acquisitions and Dispositions and Licensing Agreements).

On February 23, 2007, the Company acquired certain assets and liabilities of ALS, LLC and its subsidiaries for $19,000,000 in cash, a note payable of $2,500,000, shares of common stock with a value of $2,500,000 and the assumption of approximately $400,000 of current liabilities (see Note 4 – Business and Asset Acquisitions and Dispositions and Licensing Agreements).

See notes to condensed interim consolidated financial statements

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — GOING CONCERN:

Historically, ClearPoint Business Resources, Inc. (“ClearPoint” or the “Company”) has funded its cash and liquidity needs through cash generated from operations and debt financing. At September 30, 2008, the Company had an accumulated deficit of $53,918,532 and working capital deficiency of $8,904,950. For the nine months ended September 30, 2008, the Company incurred a net loss of $38,213,730. Although the Company restructured its debt and obtained new financing in the second quarter of 2008, cash projected to be generated from operations may not be sufficient to fund operations and meet debt repayment obligations during the next twelve months. In order to meet its future cash and liquidity needs, the Company may be required to raise additional financing. There is no assurance that the Company will be successful in obtaining additional financing. If the Company does not generate sufficient cash from operations or raise additional financing, there is substantial doubt about the ability of the Company to continue as a going concern. The accompanying unaudited interim condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

NOTE 2 — ORGANIZATION AND BASIS OF PRESENTATION:

The accompanying unaudited interim condensed consolidated financial statements of the Company and its wholly owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission (“SEC”).

In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements. The interim operating results are not necessarily indicative of the results for a full fiscal year or any interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. The condensed consolidated financial statements included in this Quarterly Report on Form 10-Q should be read in conjunction with management’s discussion and analysis of financial condition and results of operations (“MD&A”) included elsewhere in this Quarterly Report on Form 10-Q and the Company’s annual audited consolidated financial statements and notes thereto and the MD&A included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

ClearPoint provides comprehensive workforce management technology solutions throughout the United States, including its iLabor technology platform (“iLabor” or the “iLabor Network”), vendor management services (“VMS”) and staff augmentation programs. Since its inception, the Company has enhanced its platform through organic growth and the integration of acquisitions. The Company now derives its revenues from fees related to iLabor technology, royalty fees related to contracts entered into under the previous business model which are no longer serviced by the Company and VMS fees. All core operations are centralized at its offices in Chalfont, Pennsylvania.

Terra Nova Acquisition Corporation (“Terra Nova”), incorporated in Delaware, was a blank check company formed on July 21, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On April 22, 2005, Terra Nova consummated an Initial Public Offering (“Offering”) of 4,800,000 units (“Units”) with each Unit consisting of one share of Terra Nova’s common stock, $0.0001 par value, and two redeemable common stock purchase warrants (“Warrants”) as described in Note 14 – Warrants. On April 26, 2005, Terra Nova consummated the closing of an additional 720,000 Units which were subject to the over-allotment option. The Units were sold at an offering price of $6.00 per Unit, generating total gross proceeds of $33,120,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Terra Nova from the Offering were approximately $29,556,400, of which $28,648,800 was deposited into a trust fund (“Trust Fund”).

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

On February 12, 2007, ClearPoint consummated a merger (the “Merger”) with Terra Nova. As a result, CPBR Acquisition, Inc. (“CPBR”), a Delaware corporation and wholly-owned subsidiary of Terra Nova, merged with ClearPoint. At the closing of the Merger, ClearPoint stockholders were issued an aggregate of 6,051,549 shares of Terra Nova common stock. Ten percent (10%) of the Terra Nova common stock being issued to ClearPoint stockholders at the time of the Merger was placed into escrow to secure the indemnity rights of Terra Nova under the Merger agreement and are governed by the terms of an escrow agreement. A further ten percent (10%) of the Terra Nova common stock being issued to ClearPoint stockholders at the time of the Merger was placed into escrow to be released upon finalization of certain closing conditions pursuant to the Merger agreement which release has since occurred.

The Merger agreement also provides for ClearPoint’s original stockholders to receive additional performance payments, in the form of cash and/or shares, contingent upon the future performance of the combined company’s share price. The performance payments are payable in a combination of cash and shares. No such payments have been made to date and none are yet due. Upon the closing, Terra Nova changed its name to ClearPoint Business Resources, Inc.

Upon consummation of the Merger, $30.6 million was released from the Trust Fund to be used by the combined company. After payments totaling approximately $3.3 million for professional fees and other direct and indirect costs related to the Merger, the net proceeds amounted to $27.3 million, all of which were used by ClearPoint as follows: (i) to retire the outstanding debt to Bridge Healthcare Finance, LLC and Bridge Opportunity Finance, LLC (collectively, “Bridge”) (see Note 11 – Long Term Debt and Revolving Credit Facility), of $12.45 million, (ii) to pay an early debt retirement penalty in the amount of $1.95 million to Bridge, (iii) to pay the redemption of warrants related to its credit facility with Bridge in the amount of $3.29 million and (iv) to partially fund the acquisition of ALS, LLC (see Note 4 – Business and Asset Acquisitions and Dispositions and Licensing Agreements), and certain other related transaction costs.

The Merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America for accounting and financial reporting purposes. Under this method of accounting, Terra Nova was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of ClearPoint issuing stock for the net monetary assets of Terra Nova, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the Merger and related recapitalization.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

(a) Basis of Presentation:

The accompanying condensed consolidated financial statements include the accounts of ClearPoint and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

(b) Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Revenue Recognition:

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue earned but not billed is recorded and accrued as unbilled revenue. The Company has transitioned from a short and long term temporary staffing provider through a network of branch based offices to a provider that manages clients’ temporary staffing spend through its open internet portal based iLabor network, as well as its closed client embedded VMS system.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The Company evaluated the criteria outlined in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining that it was appropriate to record the revenue from the iLabor technology platform on a net basis after deducting costs related to suppliers for sourcing labor, which represent the direct costs of the contingent labor supplied, for clients. Generally, the Company is not the primarily obligated party in iLabor transactions and the amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two.

Prior to January 1, 2008, the Company’s primary major source of revenue was the temporary placement of workers. This revenue was recognized when earned and realizable and therefore when the following criteria had been met: (a) persuasive evidence of an arrangement exists; (b) services have been rendered; (c) the fee is fixed or determinable; and (d) collectibility is reasonably assured. Revenue is recognized in the period in which services are provided based on hours worked by the workers. As a result of changes in the Company’s business model in 2008, the Company recognizes revenue from four major sources:

•

For the three and nine months ended September 30, 2007 and the three months ended March 31, 2008, the Company recorded revenue from its temporary staffing operations, permanent placement fees, and temp-to-hire fees by formerly Company-owned and franchised operations. Temporary staffing revenue and the related labor costs and payroll taxes were recorded in the period in which the services were performed. Temp-to-hire fees were generally recorded when the temporary employee was hired directly by the customer. ClearPoint reserved for billing adjustments, principally related to overbillings and client disputes, made after year end that related to services performed during the fiscal year. The reserve was estimated based on historical adjustment data as percent of sales. Permanent placement fees were recorded when the candidate commenced full-time employment and, if necessary, sales allowances were established to estimate losses due to placed candidates not remaining employed for the permanent placement guarantee period, which was typically 30-60 days;

•

During the second quarter ended June 30, 2008, the Company transitioned almost entirely from the temporary staffing provider model to its iLabor technology platform. Under this new model, the Company records revenue on net fee basis after deducting costs paid to suppliers for sourcing labor for our clients. The Company acts as a broker for its clients and the Company’s temporary staffing suppliers. Revenue from the Company’s iLabor network where it electronically procures and consolidates buying of temporary staffing for clients is recognized on a net basis;

•

The Company also records royalty revenues when earned based upon the terms of the royalty agreements with Select, StaffChex and Townsend Careers, as defined below (see Note 4 – Business and Asset Acquisitions and Dispositions and Licensing Agreements); and

•	VMS revenue consists of management fees, which are recognized on the net method, and are recorded as revenue as the temporary staffing service is rendered to the client.

(d) Earnings (Loss) Per Share:

Basic loss per share is calculated by dividing net (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing (loss) available to common stockholders by the weighted average number of common shares outstanding for the period adjusted for the three and nine months ended to reflect potentially dilutive securities.

Recent Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 – Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The implementation of SFAS No. 157 for financial assets and liabilities, effective January 1, 2008, did not have an impact on the Company’s financial position and results of operations. The Company is currently evaluating the impact of adoption of this statement on its non-financial assets and liabilities in the first quarter of fiscal 2009.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 141R will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”, “an amendment of ARB 51” (“SFAS No. 160”), which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 160 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating what the impact will be, if any, of adopting SFAS. No. 161 on its consolidated financial statements.

NOTE 4 — BUSINESS AND ASSET ACQUISITIONS AND DISPOSITIONS AND LICENSING AGREEMENTS:

On May 22, 2008, ClearPoint entered into an amendment to a Managed Services Agreement with Townsend Careers, LLC (“Townsend Careers”) to take over certain contracts that were being serviced out of ClearPoint’s former Baltimore, MD office. Under the terms of the agreement, Townsend Careers agreed to pay ClearPoint a royalty fee of 6% of billings.

On April 8, 2008, the Licensing Agreement (the “Optos Licensing Agreement”) with Optos Capital, LLC (“Optos”) was terminated. A new license agreement and a new temporary help services subcontract agreement was entered into with Koosharem Corp. d/b/a Select Staffing (“Select”), where ClearPoint Resources, Inc. (“CPR”), ClearPoint’s wholly owned subsidiary, is entitled to receive annually the first 10% of all gross billings of the subcontracted contracts up to $36 million of gross billings ($3.6 million per year to CPR) and whereby Select licensed use of the iLabor network in exchange for a $1.2 million payment ($900,000 paid on April 8, 2008 and $300,000 payable on July 1, 2008). On August 22, 2008, CPR, Select and Real Time Staffing Services, Inc. (“Real Time”) entered into a Settlement Agreement and Release (the “Select Settlement Agreement”) pursuant to which each party released the others from all prior, existing and future claims including, without limitation, the parties’ claims with respect to the Select Litigation, as defined below, the License Agreement dated April 8, 2008 (the “Select License Agreement”) and the Temporary Help Services Subcontract dated April 8, 2008 (the “Select Subcontract”). Pursuant to the Select Settlement Agreement, the parties also agreed (i) that CPR would retain $900,000 paid to it under the Select License Agreement; (ii) to allocate between them amounts paid or payable with respect to certain client accounts; (iii) to execute an amendment to the Select Subcontract, as described below; and (iv) that Select would file the required documents to dismiss the Select Litigation with prejudice. In addition, the parties agreed not to commence any future action arising from the claims released under the Select Settlement Agreement. The monthly revenue fees are split between the parties as provided in the Select License Agreement. Licensing fees related to this contract consist of amortizing deferred revenue of $83,000 plus an additional $250,000 of cash paid by Select over the life of the contract, which is 28 months.

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NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The deferred revenue is comprised of the remaining balance of the original $900,000 payment, cash received on behalf of Select and relief of certain accounts payable owed to Select as of the settlement date (see Note 20 – Litigation for further detail.) In consideration for terminating the Optos Licensing Agreement, CPR and Optos have agreed that there will be a net termination fee for any reasonable net costs or profit incurred, if any, when winding up the operations associated with termination. As of September 30, 2008, the net termination fee was estimated at $500,000 and was accrued in selling, general and administrative expenses. The payment of the net termination fee will be in the form of cash and shares of common stock of the Company.

On February 28, 2008, ClearPoint entered into an Asset Purchase Agreement (the “StaffChex Purchase Agreement”) with StaffChex, Inc. (“StaffChex”), a privately owned company. Under the StaffChex Purchase Agreement, StaffChex acquired all of the rights to customer accounts, as defined in the StaffChex Purchase Agreement, which had no book value, related to the temporary staffing services serviced by (i) KOR Capital, LLC (“KOR”) pursuant to the Franchise Agreement – Management Agreement, dated August 30, 2007, and (ii) StaffChex Servicing, LLC (“StaffChex Servicing”), an affiliate of StaffChex, pursuant to the Exclusive Supplier Agreement, dated September 2, 2007. The prior agreements with StaffChex Servicing and KOR were terminated on February 28, 2008 and March 5, 2008, respectively. The Company did not incur any early termination penalties in connection with such terminations. In consideration for the customer accounts acquired from ClearPoint, StaffChex issued to ClearPoint 15,444 shares of common stock of StaffChex that ClearPoint recorded at $0, and ClearPoint is entitled to receive up to 23,166 shares of StaffChex common stock, pursuant to the earnout provisions set forth in the StaffChex Purchase Agreement, which have been met. As a result, the Company is entitled to 19% of StaffChex’s outstanding stock. ClearPoint is using the cost accounting method to record earnings from this investment in StaffChex. In addition, ClearPoint entered into an iLabor agreement with StaffChex whereby StaffChex agreed to process its temporary labor requests through iLabor and to pay to ClearPoint 2.25% (such percentage subject to reduction based on meeting certain volume targets) of StaffChex’s total collections from its total billings under the acquired customer accounts for temporary staffing services. On March 5, 2008, ClearPoint completed the disposition and transfer of all of the customer accounts.

On February 7, 2008, CPR and ClearPoint HRO, LLC (“ClearPoint HRO”), a wholly owned subsidiary of CPR, entered into a Purchase Agreement (the “HRO Purchase Agreement”) with AMS Outsourcing, Inc. (“AMS”). Pursuant to the HRO Purchase Agreement, CPR sold all of its ownership interest of ClearPoint HRO to AMS for an aggregate purchase price payable in the form of an earnout payment equal to 20% of the earnings before interest, taxes, depreciation and amortization of the operations of ClearPoint HRO for a period of twenty four (24) months following February 7, 2008. To date, no such earnout has been earned.

The Company recorded a loss of $1,294,220 on the transaction as follows:

Assets sold:
Prepaid expenses	$153,861
Certificate of deposit	900,000
Other current assets	1,128,271
Other assets	5,091,858

7,273,990

Liabilities assumed
Accrued payroll and related taxes	(3,838,611)
Letter of credit – Workers compensation insurance policy	(1,500,000)
Accrued expenses and other liabilities	(641,159)

(5,979,770)

Loss on sale	$(1,294,220)

Subsequent to the original estimated loss of $1,894,220 recorded on the sale of ClearPoint HRO, CPR recorded a $600,000 reversal of the originally estimated loss in the second quarter of 2008 in conjunction with the refinancing of M&T debt reducing the certificate of deposit sold.

On February 23, 2007, the Company acquired certain assets and liabilities of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”) based in Florida that expanded the Company’s operations to clients in California and Florida. The purchase price of $24.4 million consisted of cash of $19 million, a note of $2.5 million (the “ALS Note”), shares of the Company’s common stock with a value of $2.5 million (439,367 shares) and the assumption

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NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

of $0.4 million of current liabilities. ASG’s stockholders may also receive up to two additional $1 million payments in shares of the Company’s common stock based on financial and integration performance metrics of the Company in calendar years 2007 and 2008. No such payments have been earned to date. The Company has allocated the purchase price to the assets acquired and the liabilities assumed at their estimated values as of the acquisition date as stated in the table below. There have been no changes in circumstances that would indicate a change in the carrying amount recoverable.

Equipment, furniture and fixtures	$630,000
Contract rights	7,190,000
Goodwill	16,566,000

24,386,000
Liabilities assumed	(386,000)

Net assets acquired	$24,000,000

The following unaudited pro forma information presents a summary of condensed consolidated financial results for the nine months ended September 30, 2007 of the operations of the Company and ASG as if the acquisition had occurred on January 1, 2007, the beginning of the earliest period presented. The unaudited pro forma amounts below reflect interest on the debt incurred as a result of the acquisition of ASG, with interest calculated at the Company’s borrowing rate under its credit facilities. The unaudited pro forma financial information in the schedule below does not purport to be indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of future results of operations.

Nine Months Ended September 30, 2007
(unaudited)
Revenue	$152,126,255

Net (loss)	$(6,636,446)

(Loss) per weighted average basic and diluted common share	$(0.55)

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NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Prepaid insurance	$219,468	$1,752,711
Security deposit – workers’ compensation policy	—	1,128,271
Other current assets	457,981	364,775

	$677,449	$3,245,757

NOTE 6 — EQUIPMENT, FURNITURE AND FIXTURES:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Furniture and fixtures	$29,150	$691,519
Computer software and equipment	1,716,892	1,172,705
Capital assets in process	—	897,060
Leasehold improvements	9,201	183,648

	1,755,243	2,944,932
Less, accumulated depreciation	(341,527)	(782,672)

Equipment, furniture and fixtures, net	$1,413,716	$2,162,260

Depreciation expense for the nine months ended September 30, 2008 and 2007 was $287,391 and $323,217, respectively. Depreciation expense for the three months ended September 30, 2008 and 2007 was $139,154 and $129,429, respectively. In March 2008, the Company recorded a fixed asset impairment charge of $1,022,210 as a result of the termination of franchise agreements described in Note 4– Business and Asset Acquisitions and Dispositions and Licensing Agreements. The Company removed $1,837,918 of fixed assets and $815,708 of accumulated depreciation as a result of this impairment.

NOTE 7 — INTANGIBLE ASSETS:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Covenant not to compete	$250,000	$250,000
Less, accumulated amortization	(104,167)	(66,667)

Intangibles, net	$145,833	$183,333

The covenant not to compete is being amortized over its five (5) year life. Amortization expense of intangible assets for the nine months ended September 30, 2008 and 2007 was $37,500 for both periods respectively. Amortization expense of intangible assets for the three months ended September 30, 2008 and 2007 was $12,500 for both periods respectively. Historically, the Company had contract rights that were amortized over their estimated asset lives of two (2) to three (3) years. The Company determined that an impairment in contract rights existed as at December 31, 2007 and recognized an impairment charge of $5,029,020 which was included in amortization expense for the year ended December 31, 2007 and no longer carries contracts rights on its balance sheet.

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NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8 — OTHER ASSETS

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Refundable insurance premium	$—	$4,351,242
Security deposits and other assets	92,622	824,277

	$92,622	$5,175,519

NOTE 9 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Other accrued expenses	$2,299,909	$1,458,430
Insurance premiums payable	618,308	2,276,872
Letter of credit - workers’ compensation policy	—	1,500,000
Customer deposits	—	79,699
Due to franchisees	220,091	—
Income taxes payable	—	145,300

	$3,138,308	$5,460,301

NOTE 10 — ACCRUED RESTRUCTURING COSTS:

Effective June 29, 2007, the Company’s management approved a restructuring program of its field and administrative operations. As part of the restructuring program, the Company closed 24 branch and administrative offices and eliminated approximately 75 positions. The Company recorded $1,902,000 of restructuring charges for costs of severance, related benefits and outplacement services related to the termination of these employees and $950,000 of charges relating to the early termination of office spaces leases for a total of $2,852,000 in 2007. These expenses were present valued and accrued and will be paid out over a three year period. During the nine months ended September 30, 2008, the Company paid out $583,149 related to the 2007 restructuring reserve. Effective March 12, 2008, the Company’s management approved an additional restructuring program of its field and administrative operations. As part of the restructuring program, the Company closed its remaining branch and administrative office in Florida and eliminated approximately 20 positions. The Company recorded $496,784 of restructuring charges for costs of severance, related benefits and outplacement services related to the termination of these employees and $1,603,638 of charges relating to the early termination of office spaces leases for a total of $2,100,422. These expenses were present valued and accrued on a one time basis and will be paid out over a three year period. During the nine months ended September 30, 2008, the Company paid out $841,075 related to the 2008 restructuring reserve. The Company calculated the restructuring costs as follows:

2007 Restructuring Reserve (unaudited)	Employee Separation Costs	Lease Termination Obligation	Total
Accrued restructuring costs at December 31, 2007	$702,863	$321,739	$1,024,602
Payments	(478,957)	(104,192)	(583,149)

Total accrued restructuring costs at September 30,2008	(223,906)	(217,546)	441,452
Less: current portion	(223,906)	(161,302)	(385,207)

Total accrued restructuring costs – long-term	$—	$56,244	$56,245

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2008 Restructuring Reserve (unaudited)	Employee Separation Costs	Lease Termination Obligation	Total
Accrued restructuring costs at inception	$496,784	$1,603,638	$2,100,422
Payments	(237,675)	(603,400)	(841,075)

Total accrued restructuring costs at September 30, 2008	259,109	1,000,238	1,259,347
Less: current portion	(259,109)	(546,611)	(805,720)

Total accrued restructuring costs – long-term	$—	$453,627	$453,627

NOTE 11 — LONG TERM DEBT AND REVOLVING CREDIT FACILITY:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Note payable to ComVest due December 31, 2010. Principal and interest payments payable monthly bearing interest of 10% per annum	$8,524,653	$—
Original Issue Discount on note payable to and warrant issued ComVest	(1,447,906)	—
M&T Loan	6,275,407	4,283,333
Note payable monthly to Blue Lake Rancheria with a final, balloon payment due April 30, 2009. Interest of 10% per annum is payable quarterly. This note has been guaranteed by two of the principal stockholders of the Company	840,000	1,290,000

Total	14,192,154	5,573,333
Less: current portion	(5,068,475)	(1,600,000)

Long-term debt, net of current	$9,123,679	$3,973,333

Revolving Credit and Term Loan Agreement with ComVest

On June 20, 2008, the Company entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest Capital, LLC (“ComVest”). Pursuant to the Loan Agreement, ComVest extended to the Company: (i) a secured revolving credit facility for up to $3 million (the “Revolver”) and (ii) a term loan (the “Term Loan” and, together with the Revolver, the “Loans”) in the principal amount of $9 million, of which $1 million was treated as an original issue discount, and the Company received $8 million in respect of the Term Loan. The Company also issued a warrant to purchase 2,210,825 shares of common stock at an exercise price of $0.01 per warrant. This warrant was valued at $634,000 and treated as a discount to the long term portion of the debt and will be amortized over the life of the long term debt. Amortization related to the warrants amounted to $72 for the three and nine months ended September 30, 2008. The maximum amount that may be outstanding under the Revolver is initially $3 million (the “Revolver Maximum”). Effective as of the first day of each calendar month beginning January 1, 2010, the Revolver Maximum will be reduced by an amount equal to 5.5% of the Revolver Maximum in effect for the previous month. To the extent the amounts outstanding under the Revolver exceed the Revolver Maximum, the Company must make a payment to ComVest sufficient to reduce the amount outstanding to an amount less than or equal to the Revolver Maximum. The Company may borrow under the Revolver from time to time, up to the then applicable Revolver Maximum. The amounts due under the Revolver bear interest at a rate per annum equal to the greater of: (i) the prime rate of interest announced by Citibank, N.A. plus 2.25% or (ii) 7.25%. At September 30, 2008, the interest rate on the Revolver was 7.25%. The Term Loan bears interest at a rate of 10% per annum. The Loans provide that the stated interest rates are subject to increase by 500 basis points during the continuance of an event of default under the Loan Agreement. Amounts due under the Loans are payable monthly, beginning July 1, 2008. The outstanding principal amount of the Term Loan is payable as follows: $150,000 on July 1, 2008 and subsequent payments are to be in an amount equal to the greater of (i) $200,000 less the amount of interest accrued during the preceding month or (ii) the amount equal to (a) the lesser of $450,000 or certain license fees, royalties, use fees and/or other such payments collected by the Company during the preceding month less (b) the amount of interest accrued during the preceding month (but not

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(Unaudited)

greater than the principal balance of the Term Loan). The installments under (ii) above are payable monthly starting August 1, 2008, including December 1, 2010. The final installment due and payable on December 31, 2010 will be in an amount equal to the entire remaining principal balance, if any, of the Term Loan.

The Loans mature on December 31, 2010 subject to certain prepayment requirements related to the Term Loan. The Loan Agreement provides that, subject to certain exceptions, the Company must prepay the Term Loan (i) in full upon certain transactions involving the sale or issuance of the majority of the outstanding stock of the Company, change of control of the Company or the sale of all or a material portion of the Company’s assets or (ii) in part to the extent of 30% of proceeds received from sales of certain securities of the Company. As provided by the Loan Agreement and the Loans, ComVest may collect amounts due under the Loans from a “lockbox” account of the Company and/or charge the Revolver for such amounts. Royalty payments received from Select, StaffChex and Townsend Careers are segregated and solely used for the repayment of the Term Loan. To the extent that royalty receipts from these sources do not meet the minimum threshold of $200,000, the Company must make up the difference from its operating cash. In the event that royalty receipts from these sources exceeds $450,000 in a given month, the Company may utilize the excess for operations or offset amounts owed on the Revolver at its discretion. The outstanding borrowings under the Loan Agreement are secured by all the assets of the Company.

Beginning with fiscal quarter ending December 31, 2009, the Company must maintain certain fixed charge coverage ratios and must make all necessary adjustments to its system of internal control over financial reporting and disclosure controls and procedures no later than December 31, 2009. Until all obligations owing to ComVest have been paid in full and the Revolver has been terminated, the Company must comply with various notice and other reporting covenants including, but not limited to, providing notice to ComVest upon the occurrence of certain events, periodically furnishing certain financial statements and other information to ComVest, maintaining its books and records and permitting inspection of such materials by ComVest upon reasonable request. The Company is currently in compliance with the applicable notice and reporting requirements required under the ComVest Loan Agreement.

The Company paid to ComVest non-refundable closing fees in the amount of $530,000, charged to the Revolver, simultaneously with funding of the amounts payable to the Company under the Loan Agreement. In addition, the Company must pay to ComVest a monthly collateral monitoring, availability and administrative fee equal to 0.15% of the average daily principal amount outstanding under the Revolver during the preceding calendar month, up to $4,500 per month.

The balance of $530,000 was paid during the quarter ended September 30, 2008 and no balance was due as of September 30, 2008.

The Company utilized the proceeds of the Loans to repay approximately $1,050,000 pursuant to the M&T Restructure Agreement, as defined below, owed to Manufacturers and Traders Trust Company (“M&T”), a creditor of the Company and approximately $530,000 in closing costs and expenses.

Loan Modification and Restructure Agreement

The Company entered into a credit agreement, dated as of February 23, 2007, as amended (the “M&T Credit Agreement”), with M&T and the several banks and other financial institutions from time to time parties thereto for a revolving credit facility and a term loan. On May 21, 2008, the Company defaulted on its obligations under the Credit Agreement as a result of its failure to comply with financial covenants contained in the M&T Credit Agreement, including obligations to maintain certain leverage and fixed charge coverage ratios. As a consequence of the default, M&T declared all outstanding obligations to be immediately due and payable and demanded the immediate payment of such amounts, which constituted approximately $11 million.

In connection with the Loan Agreement with ComVest described above, the Company and M&T entered into a Loan Modification and Restructure Agreement dated June 20, 2008 (the “M&T Restructure Agreement”) pursuant to which the parties agreed to: (i) consolidate the M&T revolving credit loan of $7,065,809 and the M&T term loan of $3,866,667 (the “M&T Obligations”), (ii) reduce the carrying amount of the consolidated obligations from $10,932,476 to $8,600,000, net of cash payments made during the negotiations, (iii) subordinate the M&T Obligations to the Company’s

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

obligations to ComVest (the “ComVest Obligations”) and (iv) permit the Company to repay the M&T Obligations on a deferred term basis. The M&T Restructure Agreement provides that on the earlier of the first day of the calendar month following the Company’s full satisfaction of the ComVest Obligations or January 1, 2011 (the “Obligations Amortization Date”), the Company shall repay a total of $3 million in principal amount (the “M&T Deferred Obligations”) to M&T in 36 equal monthly payments plus interest on the outstanding balance of such amount at a rate of 5% per annum, subject to increase to 12% per annum upon occurrence of certain agreement termination events and spring back events, as set forth in the agreement. In the event of a sale of substantially all of the Company’s or any subsidiary’s assets, a capital infusion or an infusion of subordinated indebtedness, the Company must prepay the M&T Deferred Obligations by an amount equal to 25% of such proceeds as are payable to ComVest under such circumstances.

In addition, prior to the Obligations Amortization Date, the Company must pay M&T: (i) cash proceeds arising out of certain of its and its subsidiaries’ accounts receivable in an amount not less than $3 million and (ii) existing and future federal and state income tax refunds of not less than $1 million due or which become due to the Company for any period prior to January 1, 2008. At September 30, 2008, the Company remitted approximately $901,000 to M&T against the $3 million accounts receivable target. The Company filed the required federal and state tax returns for the applicable period and anticipates that the refunds will be remitted to M&T prior to December 31, 2008. Subsequent to September 30, 2008, the Company received and remitted approximately $927,000 in federal tax refunds to M&T. In the event such payments by the Company are less than the stated minimum amounts, such shortfall will be added to the M&T Deferred Obligations. Excesses of such amounts paid by the Company will be remitted to the Company and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement.

The Company issued to M&T warrants to purchase, in the aggregate, 1,500,000 shares of its common stock of which warrants to purchase 1,200,000 shares have an exercise price of $0.01 and warrants to purchase 300,000 shares have an exercise price of $1.00. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”), the fair value of the warrants has been classified as a liability since M&T has the right to put the warrants back to the Company in exchange for a cash settlement of $1.00 per share. At September 30, 2008, the balance sheet included a warrant liability of $1,221,183 related to the fair value of warrants issued to M&T in connection with the M&T Restructure Agreement (See Note 14 – Warrants). The gain on restructuring of debt of $686,797 recorded in the current period reflects the reduction in principal carrying balance offset by the fair value of the warrants and other direct costs.

The Company accounted for the M&T Restructure Agreement pursuant to SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”), which required the Company to reduce the carrying amount of the old debt (M&T Obligations of $10,932,476 by the minimum cash value of the put option of the warrants issued ($1,200,000), determine whether the carrying value of the remaining debt exceeded the future cash payments of the new debt (M&T Loan Modification of $8,600,000 and future interest payment of $218,750 (SFAS No. 15 also requires that the new debt be recorded as the total of future cash payments)), and if so, record a gain on the excess of the carrying of the remaining debt over the future cash payments of the new debt, reduced by the unamortized deferred financed cost and current refinancing cost of $226,929. As a result of the application of SFAS No. 15, the Company recorded a gain of $686,797, which is reflected in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2008.

M&T had issued (i) a certain certificate of deposit to the Company in the amount of $1.5 million (the “COD”) and (ii) a certain standby letter of credit for the account of the Company in favor of Ace Risk Management (the “Ace Letter of Credit”). M&T liquidated the COD and applied $600,000 of the COD to the M&T Obligations. To the extent M&T is required to make payments under the Ace Letter of Credit in excess of $900,000 at any time, such excess shall be added to the M&T Deferred Obligations. Excesses of such amount paid will be remitted to the Company and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement.

Pursuant to the M&T Restructure Agreement, the Company must comply with various covenants while the M&T Deferred Obligations are outstanding and provided that (i) no bankruptcy or insolvency event has taken place and (ii) the Company and/or its subsidiaries have not terminated operation of their business without the prior written consent of M&T (each being a “Spring Back Event”). Such covenants include, but are not limited to: delivery to M&T of financial and other information delivered to ComVest; restrictions on the aggregate compensation which may be paid to the Chief

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NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Executive Officer and Chief Financial Officer of the Company; limitations on dividends and distributions of cash or property to equity security holders of the Company and/or redemptions or purchases of capital stock or equity securities of other entities; restrictions on collateralizing subordinated indebtedness. At September 30, 2008, the Company was in compliance with all applicable covenants set forth in the M&T Restructure Agreement.

The M&T Restructure Agreement provides that the Company may continue to pay regularly scheduled payments (but not prepayments or accelerated payments) on (i) existing subordinated indebtedness, except to the extent prohibited by the ComVest transaction documents and (ii) the Blue Lake Note as defined below. For each $50,000 paid on account of the Blue Lake Note, Mr. Traina and Christopher Ferguson, a majority shareholder and the former director, President and Secretary of the Company, shall, on a several basis, be liable as sureties for the M&T Deferred Obligations, each in the amount of $10,000, subject to an aggregate amount of each surety’s liability of $150,000.

The M&T Restructure Agreement does not terminate or extinguish any of the liens or security interests granted to M&T pursuant to the M&T Credit Agreement and related documents.

Note Payable to Blue Lake Rancheria

On March 1, 2005, CPR issued a Promissory Note (“Blue Lake Note”) to Blue Lake Rancheria, a fully recognized Indian tribe (“Blue Lake”), for $1,290,000 in principal amount guaranteed by Michael Traina, ClearPoint’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, a majority shareholder and the former director, President and Secretary of ClearPoint and CPR. The Blue Lake Note matured on March 31, 2008. Effective March 31, 2008, CPR amended and restated the Blue Lake Note and extended its maturity date under the Agreement, dated as of March 31, 2008, by and between CPR and Blue Lake (the “Blue Lake Agreement”). Pursuant to the Blue Lake Agreement, on April 14, 2008, CPR and Blue Lake entered into an Amended and Restated Promissory Note (“Amended Blue Lake Note”) with a principal amount of $1,290,000, which is due and payable as follows: (i) $200,000 was paid on April 8, 2008; (ii) $50,000 is payable on the first business day of each calendar month for 12 consecutive months (totaling $600,000 in the aggregate), the first payment to occur on May 1, 2008, and the last to occur on April 1, 2009; and (iii) on April 30, 2009, CPR is obligated to pay to Blue Lake the balance of the principal amount, equal to $490,000, plus accrued interest. The interest rate in the Amended Blue Lake Note was increased from 6% to 10% per annum. ClearPoint agreed to issue 900,000 shares (“Escrow Shares”) of ClearPoint’s common stock in the name of Blue Lake to be held in escrow, pursuant to an escrow agreement, as security for the payment of the principal amount and interest under the Amended Blue Lake Note. The current balance due on the Amended Blue Lake Note is $840,000 and the Company is current in all payments.

Deferred Financing Costs

Amortization of deferred financing costs for the nine months ended September 30, 2008 and 2007 was $90,640 and $426,979 respectively. Amortization of deferred financing costs for the three months ended September 30, 2008 and 2007 was $67,056 and $11,792. The balance of the deferred financing costs related to the M&T financing of $78,614 was offset against the gain on the restructuring of debt.

On February 28, 2005, CPR and certain of its subsidiaries entered into a Loan and Security Agreement with Bridge. The revolving loan and term loan from Bridge were completely paid off on February 12, 2007 from the proceeds received as a result of the Merger. This resulted in a pre-payment penalty of $1,949,928 which was expensed in the three months ended March 31, 2007. In addition, the unamortized deferred finance costs related to the Bridge debt amounted to $370,712 at the time of pre-payment. This amount was expensed as part of the amortization of deferred financing costs in the nine months ended September 30, 2007.

Warrants – Bridge

In connection with Bridge’s $10,000,000 term loan at February 28, 2005, the Company simultaneously issued three detachable warrants to purchase an aggregate of 9% of the Company’s outstanding stock, on a fully diluted basis, at the exercise price of $0.001 per share. The warrants vested immediately upon issuance and could be exercised until February 28, 2015. The Company accounted for the warrants issued to the investors as a liability under the provisions of

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

FAS 150.” The warrants were initially valued at $396,000 by an independent valuation company. This initial value had been recorded as debt discount and was being amortized over the three year life of the loan by the interest method. Amortization of $0 and $132,057 was recorded by the Company as interest expense for the three months ended March 31, 2008 and 2007, respectively. The warrants were fair valued each reporting period and the increase/decrease is reflected as interest expense/income in the condensed consolidated statement of operations. As of December 31, 2006, the warrants were valued at $3,291,775. The warrant holders were paid $3,291,775 to redeem the warrants on February 12, 2007 from proceeds received as a result of the Merger.

NOTE 12 — NOTES PAYABLE:

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
NOTES PAYABLE-NOTEHOLDERS
Notes payable to various noteholders due March 31, 2010. The notes have an interest rate of 12%	$550,000	$550,000

Total notes payable-noteholders	$550,000	$550,000

Sub Notes

On March 1, 2005, CPR issued Amended and Restated Notes (collectively, the “Sub Notes”) to each of Matthew Kingfield, B&N Associates, LLC, Alyson P. Drew and Fergco Bros. LLC (collectively, the “Sub Noteholders”) for $50,000, $100,000, $100,000 and $300,000, respectively. Ms. Drew is the spouse of ClearPoint’s director Parker Drew. Fergco Bros. LLC (“Fergco”) is twenty-five percent (25%) owned by Christopher Ferguson, a majority shareholder and the former director, President and Secretary of ClearPoint and CPR.

Effective March 31, 2008, the Company amended and restated the Sub Notes, and extended their maturity dates under the following agreements: (i) the amended sub notes, dated March 31, 2008 and issued by CPR to each Sub Noteholder (collectively, the “Amended Sub Notes”); and (ii) the initial sub note warrants (collectively, the “Initial Sub Note Warrants”) to purchase 15,000 shares of common stock issued to each Sub Noteholder for every $100,000 of Amended Sub Notes held, on a pro rata basis. Each Amended Sub Note was due and payable on March 31, 2009, provided that CPR had the right to extend this maturity date to March 31, 2010 by providing notice to the Sub Noteholder. All sums outstanding from time to time under each Amended Sub Note bear the same interest of 12% per annum as under the Sub Note. CPR’s failure to make any payment of principal or interest under the Amended Sub Note when such payment is due constitutes an event of default, if such default remains uncured for 5 business days after written notice of such failure is given to CPR by the Sub Noteholder upon an event of default the note and accrued interest are immediately due and payable.

In consideration of each Sub Noteholder agreeing to extend the maturity date of their note, the Company issued the Initial Sub Note Warrants to the Sub Noteholders to purchase, in the aggregate, 82,500 shares of common stock (the “Sub Note Warrant Shares”). The Initial Sub Note Warrant gives the Sub Noteholders the right to purchase, in the aggregate, 82,500 Sub Note Warrant Shares at an exercise price per share equal to $1.55 per share, the closing price per share of common stock on March 31, 2008. CPR has the right in its sole discretion, to extend the maturity date of the Amended Sub Notes to March 31, 2010, and in connection with such extension, the Sub Noteholders will have the right to receive additional Sub Note Warrants (the “Additional Sub Note Warrants”) to purchase, in the aggregate, an additional 82,500 shares of common stock at an exercise price equal to the closing price of common stock on March 31, 2009, but in no event at an exercise price lower than $1.55 per share. The Initial Sub Note Warrant is immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010. The exercise price and the number of Sub Note Warrant Shares are subject to adjustment in certain events, including a stock split and reverse stock split. As of September 30, 2008, the Company made the required interest payments on the Amended Sub Notes.

On June 20, 2008, CPR exercised its right to extend the maturity date of the Amended Sub Notes to March 31, 2010 and, in connection with such extension, issued a notice dated June 25, 2008 (the “Sub Noteholder Notices”) to each Sub Noteholder. The Sub Noteholder Notices notify the Sub Noteholders that the Company is extending the maturity date of the Sub Notes in connection with its transaction with ComVest. In connection with the Sub Noteholder Notices, each

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Sub Noteholder received an Additional Sub Note Warrant. The Sub Noteholders received the Additional Sub Note Warrants to purchase the following Sub Note Warrant Shares: B&N Associates, LLC and Ms. Drew each received an Additional Sub Note Warrant to purchase 15,000 Sub Note Warrant Shares; Fergco received an Additional Sub Note Warrant to purchase 45,000 Sub Note Warrant Shares; and Mr. Kingfield received the Additional Sub Note Warrant to purchase 7,500 Sub Note Warrant Shares. The Additional Sub Note Warrant is immediately exercisable during the period commencing on June 20, 2008 and ending on March 31, 2011 at an exercise price of $1.55 per share. The Company valued the warrants at $7,619 using the Black-Scholes valuation model and they were expensed under selling, general and administrative expenses. The exercise price and the number of Sub Note Warrant Shares are subject to adjustment in certain events, including a stock split and reverse stock split.

In connection with the Loan Agreement with ComVest described above, ComVest entered into a Subordination Agreement dated June 20, 2008 (the “Noteholder Subordination Agreement”) with each of the Sub Noteholders and CPR. Pursuant to the Noteholder Subordination Agreement, the Sub Noteholders agreed to subordinate ClearPoint’s obligations to them under the Amended Sub Notes to the ComVest Obligations. So long as no event of default under the Loan Agreement has occurred, the Company may continue to make scheduled payments of principal and accrued interest when due in accordance with the Amended Sub Notes. In the case of an event of default under the ComVest Loan Agreement, the Company may not pay and the Sub Noteholders may not seek payment on the Amended Sub Notes until the obligations owing to ComVest have been satisfied in full. The Noteholder Subordination Agreement also sets forth priorities among the parties with respect to distributions of the Company’s assets made for the benefit of the Company’s creditors. The Noteholder Subordination Agreement also sets forth priorities among the parties with respect to distributions of the Company’s assets made for the benefit of the Company’s creditors.

Bridge Notes

On June 12, 2008, the Company issued notes (the “Original Bridge Notes”) to each of Messrs. Traina, Drew and TerraNova Partners, L.P. (“TerraNova” and, together with Messrs. Traina and Drew, the “Bridge Lenders”) in the principal amounts of $104,449, $50,000 and $100,000, respectively. Mr. Drew is a member of the Company’s board of directors and TerraNova, a majority stockholder of the Company, is 100% beneficially owned by Mr. Kololian, the Company’s lead director. Mr. Kololian also controls 100% of the voting interest and 55% of the non-voting equity interest in the general partner of TerraNova. During the course of negotiations with ComVest, Mr. Traina agreed to loan an additional $5,000 to the Company. On June 26, 2008, the Company issued amended and restated Original Bridge Notes (the “Amended Bridge Notes”) to each Bridge Lender. The Amended Bridge Notes contain identical terms and provide that (i) the principal amount of the Amended Bridge Notes will bear interest at a rate of 8% per annum, payable quarterly and (ii) the Company shall have the right to repay the Amended Bridge Notes in shares of Common Stock at a price equal to the closing price of the Common Stock on June 26, 2008. The Amended Bridge Notes do not contain the provision stating that the principal balance will bear interest only upon demand for payment by the Bridge Lender, as provided in the Original Bridge Note.

On June 25, 2008 Mr. Drew’s Amended Bridge Note was repaid in full and Mr. Traina was repaid $5,000 in connection with his Amended Bridge Note. The balance of Mr. Traina’s Amended Bridge Note was repaid on July 16, 2008.

On August 12, 2008, the Company’s board of directors approved the payment of the Amended Bridge Note issued to TerraNova in 204,082 shares of common stock, based on a valuation at the June 26, 2008 closing price in accordance with the terms of the Amended Bridge Note.

CPR issued promissory notes (the “Promissory Notes”), dated February 22, 2008, in the aggregate principal amount of $800,000, to each of Michael Traina, the Company’s and CPR’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, the former director, President and Secretary of the Company and CPR, in consideration for loans of $800,000 made to CPR. Pursuant to a voting agreement (the “Voting Agreement”), each of Messrs. Traina and Ferguson is also a beneficial owner of more than 50% of the issued and outstanding shares of the Company’s common stock.

On February 28, 2008, ClearPoint Workforce, LLC (“CPW”), a wholly owned subsidiary of CPR, advanced $800,000, on behalf of Optos, to the provider of Optos’s outsourced employee leasing program. The advanced funds were utilized for Optos’ payroll. In consideration of making the advance on its behalf, Optos assumed the Promissory Notes, and the underlying payment obligations, issued by CPR on February 22, 2008 which were payable to Michael Traina and Christopher Ferguson in the aggregate amount of $800,000.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The terms of the Promissory Notes were identical. The principal amount of each Promissory Note was $400,000, and each bore interest at the rate of 6% per annum, which was to be paid quarterly, and each were due on February 22, 2009. The Promissory Notes were subordinate and junior in right of payment to the prior payment of any and all amounts due to M&T pursuant to the M&T Credit Agreement, as amended.

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
NOTES PAYABLE-OTHER
Notes payable - ALS, LLC	$2,155,652	$2,022,991
Note payable to unrelated individuals for purchase of the common stock of StaffBridge, Inc. dated August 14, 2006 and due and payable December 31, 2008. Interest is calculated at 8% per annum	336,690	486,690

	2,492,342	2,509,681
Less: current portion	(336,690)	(2,509,681)

Total notes payable-noteholders	$2,155,652	$—

Pursuant to the $150,000 payment made on July 2, 2008, the due date for the StaffBridge Note, as defined below, was extended to December 31, 2008.

Notes Payable – ALS, LLC

In connection with the transaction with ComVest described above, on June 20, 2008, the Company entered into a Letter Agreement dated June 20, 2008 (the “ALS Agreement”) with ALS, LLC and its subsidiaries (“ALS”) whereby the parties agreed, among other things: (i) to execute the ALS Subordination Letter dated June 20, 2008, as defined below; (ii) to amend the ALS Note to provide for an outstanding principal amount of $2,155,562 (remaining principal balance of $2,022,900 plus accrued interest of $132,662) bearing interest at a rate of 5% per annum (a reduction from 7%) payable in 24 equal monthly installments, commencing January 2014, payable as permitted pursuant to the ALS Subordination Letter; (iii) that the Company would issue 350,000 shares of common stock to ALS (the “ALS Shares”) in accordance with the ALS Acquisition concurrently with the execution of the ALS Agreement; (iv) that ALS may defend and indemnify the Company in connection with the TSIL Litigation, as defined in Note 20 – Litigation, and (v) that the parties will take all appropriate actions to dismiss their claims against each other in connection with the TSIL Litigation.

The transaction was not classified as a restructuring of debt. The Company valued the ALS Shares at their fair market value as of the date of issuance of $101,500 and recorded that amount as an expense during the nine months ended September 30, 2008.

Subordination Letter

Pursuant to a Subordination Letter sent by ALS to ComVest, M&T and the Company dated June 20, 2008 (the “ALS Subordination Letter”), ALS agreed that the Company may not make and ALS may not receive payments on the ALS Note, provided however, that (i) upon payment in full of all obligations under the Term Loan owing to ComVest and so long as the Company is permitted to make such payments, the Company shall make monthly interest payments on the outstanding principal balance of the ALS Note and (ii) upon payment in full of the M&T Obligations, the Company shall make 24 equal monthly installments on the ALS Note, as amended pursuant to the ALS Agreement described above.

Notes Payable – StaffBridge

On December 31, 2007, the note payable to former shareholders of StaffBridge, Inc. for purchase of the common stock of StaffBridge, Inc. (“Staffbridge Note”) dated August 14, 2006 was amended from an original maturity date of

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

December 31, 2007 to a new maturity date of June 30, 2008. In addition, the amount of the Staffbridge Note was increased to $486,690 for accrued interest and the interest rate was increased to eight percent from six percent per annum payable in monthly installments starting January 15, 2008. The Company incurred an origination fee in the amount of $19,467, which equaled four percent of the principal amount in the form of 9,496 shares of common stock of the Company. This fee was charged to interest expense.

In addition, in connection with the financing transaction with ComVest, on June 30, 2008, the former shareholders of StaffBridge, Inc. (the “StaffBridge Shareholders”), executed a Debt Extension Agreement (the “Debt Extension Agreement”) and entered into a Subordination Agreement (the “StaffBridge Subordination Agreement”) with ComVest and CPR.

Pursuant to the Debt Extension Agreement, the StaffBridge Shareholders agreed that, in connection with the receipt from the Company of $150,000 payable for work performed by TSP 2, Inc., an entity controlled by certain StaffBridge Shareholders and a contractor for the Company (“TSP”), the StaffBridge Note was amended, effective June 30, 2008, to extend the maturity date to December 31, 2008 and to reduce the outstanding principal amount to $336,690. Upon the Company’s payment of an additional $150,000 and any additional amounts then outstanding for work performed by TSP, the StaffBridge Shareholders agreed to amend the StaffBridge Note to further extend the maturity date to June 30, 2009.

Pursuant to the StaffBridge Subordination Agreement, the StaffBridge Shareholders agreed to subordinate the Company’s obligations to them under the StaffBridge Note to the ComVest Obligations. So long as no event of default under the Loan Agreement with ComVest has occurred, the Company may continue to make scheduled payments of principal and accrued interest when due in accordance with the StaffBridge Note. In the case of an event of default under the Loan Agreement, the Company may not pay and the StaffBridge Shareholders may not seek payment on the StaffBridge Note until the ComVest Obligations have been satisfied in full. The Subordination Agreement also sets forth priorities among the parties with respect to distributions of the Company’s assets made for the benefit of the Company’s creditors.

NOTE 13 — STOCK-BASED COMPENSATION:

The Company has adopted the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), and the guidance provided by the SEC Staff Accounting Bulletin No. 107 (“SAB 107”), which established the accounting for stock-based compensation awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. SFAS 123(R) requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The fair value of stock options is determined using the Black-Scholes valuation model.

Stock options granted under the Company’s 2006 Long-Term Incentive Plan (“LTI Plan”), which was approved by the stockholders on February 12, 2007, may expire up to ten years after the date of grant or earlier at the determination of the board of directors. Under the LTI Plan, the Company reserved 2,750,000 shares of stock in accordance with the plan’s terms. The number of shares covered by stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of the grant. The exercise price for options cannot be less than the fair market value of the Company’s common stock on the date of the grant. As of September 30, 2008, 1,032,800 options were outstanding to key employees and directors of the Company which vest over 1.69 years and have an intrinsic value of $0.

The Company’s results of operations for the three and nine months ended September 30, 2008 included share-based employee compensation totaling $12,556 and $33,661, respectively. The Company’s results of operations for the three and nine months ended September 30, 2007 included share-based employee compensation totaling $77,411 and $968,156, respectively. Such amounts were included in the Statements of Operations in selling, general and administrative expenses. As of September 30, 2008, there was $176,718 of unrecognized compensation cost related to all unvested stock options. The fair value of these options was estimated using the Black-Scholes valuation model with the following weighted-average assumptions and fair values:

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	Three months ended September 30, 2008	Nine months ended September 30, 2008
Volatility	118%	22-118%
Expected term in years	10 years	10 years
Risk-free interest rate	3.79%	3.79-4.36%
Expected dividend yield	0%	0%

The following information relates to the stock option activity under the LTI Plan for the nine months ended September 30, 2008:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at January 1, 2008	816,000	$5.68	3.39 years
Granted	515,000	$0.30	10 years
Exercised	—	—	—
Cancelled	(298,200)	—	—

Outstanding and exercisable at September 30, 2008	1,032,800	$2.99	6.69 years

The aggregate intrinsic value for the options in the table above was zero at September 30, 2008 based on the closing common share price of $0.15 as at September 30, 2008. The aggregate intrinsic value represents the total pre-intrinsic value (the difference between the Company’s closing stock price on the last trading day of the third quarter of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2008. This amount changes based on the fair market value of the Company’s common stock.

NOTE 14 — WARRANTS:

In connection with Terra Nova’s Offering on April 22, 2005, there were 11,040,000 warrants issued and outstanding at March 31, 2008, which included warrants that were part of the outstanding units. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on February 12, 2007 (the completion of the Merger) and expiring on April 17, 2009 (four years from the effective date of Terra Nova’s Offering). The warrants are redeemable at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with Terra Nova’s Offering, Terra Nova issued an option for $100 to the representative of the underwriters to purchase 240,000 units at an exercise price of $9.90 per unit. In addition, the warrants underlying such units were exercisable at $6.65 per share.

On March 1, 2005, CPR issued the Sub Notes to each of Matthew Kingfield, B&N Associates, LLC, Alyson P. Drew and Fergco Bros. LLC for $50,000, $100,000, $100,000 and $300,000, respectively. Ms. Drew is the spouse of ClearPoint’s director Parker Drew. Fergco Bros. LLC is twenty-five (25%) owned by Christopher Ferguson, the former director, President and Secretary of ClearPoint and CPR and majority stockholder. The Company amended and restated the Sub Notes on March 31, 2008 and extended the maturity date of the Sub Notes on June 20, 2008. In connection with such amendments, the Company issued to the respective Sub Noteholders the Initial Sub Note Warrants and the Additional Sub Note Warrants to purchase an aggregate of 165,000 shares of ClearPoint common stock. (See Note 12 – Notes Payable).

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Warrants Issued to ComVest and M&T

ComVest Warrant

In connection with the transaction with ComVest described above, the Company issued to ComVest a Warrant dated June 20, 2008 (the “ComVest Warrant”) to purchase, in the aggregate, 2,210,825 shares (the “ComVest Warrant Shares”) of the Company’s common stock for an exercise price of $.01 per share (the “ComVest Exercise Price”). The ComVest Warrant is exercisable until June 30, 2014. The ComVest Exercise Price and the number of ComVest Warrant Shares are subject to adjustment following certain events, including distributions on the common stock; merger, consolidation or share exchange; and certain issuances of Common Stock. The ComVest Warrant may be exercised via a “cashless exercise.”

M&T Warrants

In connection with the M&T Restructure Agreement described above, the Company issued to M&T: (i) a warrant dated June 20, 2008 to purchase 1,200,000 shares of common stock for an exercise price of $.01 per share (the “M&T $.01 Warrant”) and (ii) a warrant dated June 20, 2008 to purchase 300,000 shares of common stock for an exercise price of $1.00 per share (the “M&T $1.00 Warrant” and together with the M&T $.01 Warrant, the “M&T Warrants”).

The M&T Warrants are exercisable until June 20, 2012 and may be exercised by reducing the cash amount of the M&T Deferred Obligations pursuant to the M&T Restructure Agreement. The M&T Warrants also contain provisions related to the adjustment of the respective exercise prices and number of shares issuable upon exercise of the M&T Warrants and a provision allowing for “cashless exercise.” In addition, the M&T Warrants, and all shares of common stock issued or issuable thereunder (the “M&T Warrant Shares”), may be redeemed at a redemption price per share of $1.00, in whole or in part, at the option of M&T at any time after June 20, 2011 and prior to the expiration date of June 20, 2012. The holder shall deliver to the Company written notice (a “Put Notice”) indicating the number of shares of common stock to be included in such purchase and redemption. If the Company fails to redeem and/or pay the redemption price for the shares of common stock requested for redemption by M&T, interest on the unpaid amount shall accrue at 12% per annum until paid in full.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement dated June 20, 2008 (the “Registration Rights Agreement”) for the benefit of ComVest and M&T (collectively, the “Investors”). The Company agreed to: (i) prepare and file with the SEC a registration statement (the “Registration Statement”) covering the resale of the ComVest Warrant Shares and the M&T Warrant Shares (the “Registrable Shares”), no later than September 18, 2008 (the “Filing Deadline”) and (ii) use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after filing and keep such Registration Statement effective for the period set forth in the Registration Rights Agreement. As of the date of this report, the Company has not filed the Registration Statement.

On November 7, 2008 and November 12, 2008, ComVest and M&T, respectively, entered into Waiver and Consent Agreements with the Company pursuant to which the Investors waived (i) the requirement that Registration Statement be filed by the Filing Deadline and (ii) the remedies available to the Investors as a result of the Company’s failure to file the Registration Statement by the Filing Deadline. In addition, the Investors and the Company agreed that the Company shall file the Registration Statement on or prior to December 1, 2008.

In the event the Company fails to (i) use its best efforts to cause the Registration Statement to be declared effective after the Filing Deadline, as extended, or (ii) comply with certain other requirements under the Registration Rights Agreement for specified periods of time, it must pay to the Investors fees for such failure, up to $750,000 in the aggregate.

Subject to certain conditions, the Investors also have certain “piggy-back” registration rights in the event the Company proposes a registration of shares of common stock at a time when the Registration Statement for the Registrable Shares is not effective.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 15 — FAIR VALUE MEASUREMENTS:

Effective January 1, 2008, we adopted SFAS 157, Fair Value Measurements (SFAS 157). SFAS 157 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The adoption of SFAS No. 157 did not have a material impact on our fair value measurements.

The following tables present our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

		Fair Value Measurements Reporting Date
Description	September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:	$—	$—	$—	$—

Total Assets	$—	$—	$—	$—

Liabilities:
Warrant Liability (See Note 14)	$1,221,183	$—	$—	$1,221,183

Total Liabilities	$1,221,183	$—	$—	$1,221,183

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Long-term investments available for sale
Beginning Balance	$—
Total gains or (losses) (realized/unrealized)
Included in earnings	(26,063)
Included in other comprehensive income	—
Purchases, issuances and settlements	1,247,246
Transfer in and/or out of Level 3	—

Ending Balance	$1,221,183

The amount of total gains or (losses) for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 16 — COMMITMENTS AND CONTINGENCIES:

Leases:

The Company typically leases offices and equipment under operating leases that expire over one to three years. Future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of September 30, 2008 were as follows:

Remainder of fiscal 2008	$160,734
Fiscal 2009	229,521
Fiscal 2010	62,916

Total	$453,171

The above lease commitments do not include future minimum rental payments that have been accrued for in restructuring costs (see Note 10 – Accrued Restructuring Costs).

NOTE 17 — INCOME TAXES:

Deferred tax assets and liabilities are determined based on temporary differences between income and expenses reported for financial reporting and tax reporting. The Company is required to record a valuation allowance to reduce its net deferred tax assets to the amount that it believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company historically had considered all positive and negative evidence, including scheduled reversals of deferred tax liabilities, prudent and feasible tax planning strategies and recent financial performance. The Company determined that the negative evidence, including historic and current losses, as well as uncertainties related to the ability to utilize Federal and state net loss carry-forwards, outweighed any objectively verifiable positive factors, and as such, concluded that a full valuation allowance against the deferred tax assets was necessary. In the first quarter of fiscal 2008, the deferred tax asset balance was offset by $5,007,180 valuation allowance. In addition, the Company established a 100% valuation allowance against the income tax benefit resulting from operations during the nine months ended September 30, 2008. The establishment of the deferred tax asset allowance does not preclude the Company from reversing a portion or all of the allowance in future periods if the Company believes the positive evidence is sufficient enough to utilize at least a portion of the deferred tax assets, nor does it limit the ability to utilize losses for tax purposes, subject to loss carry-forward limitations and periods permitted by tax law.

The Company filed all applicable federal and state income tax returns to enable it to receive the minimum amount required under the M&T Restructure Agreement and believes that these funds will be received prior to December 31, 2008. To the extent they are received, these funds will be remitted directly to M&T in satisfaction of that portion of the Company’s obligation. Subsequent to September 30, 2008, the Company received and remitted approximately $927,000 in federal tax refunds to M&T.

NOTE 18 — LOSS PER SHARE CALCULATION:

The following table sets forth the computation of basic and diluted earnings per share for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(Unaudited)	(Unaudited)
Numerator
Net (loss)	$(38,213,730)	$(6,389,853)

Denominator
Basic and diluted weighted average shares	13,462,042	12,090,189
Basic and diluted earnings per share	$(2.84)	$(0.53)

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
	(Unaudited)	(Unaudited)
Numerator
Net (loss)	$(1,571,923)	$(158,204)

Denominator
Basic and diluted weighted average shares	13,905,961	13,208,916
Basic and diluted earnings per share	$(0.11)	$(0.01)

In accordance with SFAS No. 128, “Earnings Per Share,” stock options and warrants outstanding at September 30, 2008 and 2007 to purchase 13,595,600 shares and 11,856,000 shares, respectively, of common stock were not included in the computation of diluted earnings per share as they were anti-dilutive.

In connection with the amendment and restatement of certain promissory notes on March 31, 2008 and June 20, 2008, ClearPoint issued to the respective noteholders warrants to purchase an aggregate of 165,000 shares of ClearPoint common stock (see Note 12 – Notes Payable).

NOTE 19 — MANAGEMENT AND EMPLOYMENT AGREEMENTS:

On February 12, 2007, the Company entered into an employment agreement with the Chief Executive Officer (“CEO”) of the Company, whereby the Company agreed to pay the CEO $25,000 per month, plus benefits, with the term of the agreement being 3 years. At September 30, 2008, the CEO and the former President (as noted below) each beneficially owned, as per the Voting Agreement, a majority of the outstanding common stock of the Company.

On February 28, 2008, Christopher Ferguson, the Company’s former director, President and Secretary, resigned from the Company in connection with the Optos Licensing Agreement. In connection with Mr. Ferguson’s resignation as the Company’s and CPR’s director, President and Secretary, the Company and Mr. Ferguson entered into the Separation of Employment Agreement and General Release (the “Ferguson Separation Agreement”). In consideration for Mr. Ferguson’s agreement to be legally bound by the terms of the Ferguson Separation Agreement and his release of his claims, if any, under the Ferguson Separation Agreement, Mr. Ferguson is entitled to be reimbursed for any health insurance payments for Mr. Ferguson for a period equal to 52 weeks. Pursuant to the Ferguson Separation Agreement, except for the parties’ continuing obligations under the Employment Agreement between the Company and Mr. Ferguson, dated as of February 12, 2007, such employment agreement is of no further force and effect. Pursuant to the Ferguson Separation Agreement, Mr. Ferguson agreed not to be a designee under the Voting Agreement and not to stand for election as a director of the Company, and, for as long as Mr. Ferguson beneficially owns at least 5% of the Company’s outstanding shares of common stock, Mr. Ferguson will be entitled to be an observer at each meeting of the Company’s board of directors. Under the Ferguson Separation Agreement, the Company entered into a consulting agreement with Mr. Ferguson pursuant to which he will be paid $25,000 per month for twelve (12) months. In return, Mr. Ferguson shall assist the Company with any matters relating to the performance of his former duties and will work with the Company to effectively transition his responsibilities. As of September 30, 2008, the Company has paid Mr. Ferguson approximately $57,000 pursuant to his consulting agreement.

On June 20, 2008, Kurt Braun, the Company’s former Chief Financial Officer, resigned effective June 20, 2008. In connection with Mr. Braun’s resignation as the Company’s Chief Financial Officer, the Company and Mr. Braun entered into a Separation of Employment Agreement and General Release (the “Braun Separation Agreement”).

In consideration of Mr. Braun’s agreement to be legally bound by the terms of the Braun Separation Agreement, his release of his claims, if any, under the Braun Separation Agreement, and his agreement to provide the transitional services to the Company, the Company has agreed to, among other things: (i) pay Mr. Braun $75,000, minus all payroll deductions required by law or authorized by Mr. Braun, to be paid as salary continuation over 26 weeks beginning within a reasonable time after the seven day revocation period following execution of the Braun Separation Agreement; (ii) continue to pay all existing insurance premiums for Mr. Braun and his immediate family through the 26 week period, and thereafter permit Mr. Braun, at his own expense, to continue to receive such coverage in accordance with COBRA regulations; (iii) pay Mr. Braun the balance of any accrued but unused vacation or paid time off hours, minus all payroll

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

deductions required by law or authorized by Mr. Braun; and (iv) amend Mr. Braun’s Nonqualified Stock Option Agreement, dated March 30, 2007, to permit Mr. Braun to exercise 90,000 of the 140,000 stock options granted until March 30, 2010. The balance of the Braun Stock Options expired on June 20, 2008 in accordance with the Company’s LTI Plan. As of September 30, 2008, the Company paid Mr. Braun approximately $52,000 pursuant to the Braun Separation Agreement.

On June 20, 2008, John Phillips and the Company entered into an Employment Agreement (the “Phillips Employment Agreement”). Pursuant to the Phillips Employment Agreement, Mr. Phillips’ current base salary is $175,000 per year, which may be increased in accordance with the Company’s normal compensation review practices. On November 7, 2008, the Company’s board of directors increased Mr. Phillips’ base salary to $195,000 effective November 10, 2008. Mr. Phillips is also entitled to participate in any benefit plan of the Company currently available to executive officers to the extent he is eligible under the provisions thereof, and the Company will pay health, dental and life insurance premiums for Mr. Phillips and members of his immediate family. Mr. Phillips is entitled to receive short- and long-term disability insurance, and is entitled to three weeks of paid time off per year. Mr. Phillips may be entitled to discretionary bonuses as determined by the Company’s CEO, the board of the directors and the Compensation Committee. On August 20, 2008, Mr. Phillips was granted stock options to purchase 50,000 shares of the Company’s common stock. The options vest in three equal annual installments beginning August 20, 2009 and expire August 20, 2018. The exercise price of the options is $0.30 per share.

NOTE 20 — LITIGATION:

Westaff, Inc.

In February of 2007, the Company entered into a three party settlement agreement between ClearPoint, Westaff, Inc (“Westaff”) and 26 employees hired by ClearPoint who formerly worked for Westaff. The settlement arose out of lawsuits filed by Westaff against certain of those employees. The terms of the settlement required ClearPoint to make a one time cash payment of $266,000 to Westaff, plus legal fees of $56,000, and in return for such consideration, Westaff agreed to release all 26 former employees of Westaff and now employed by ClearPoint from their non-compete and non-solicitation agreements that the employees had signed while employed by Westaff. As an additional term of the settlement agreement, ClearPoint agreed to cease the solicitation of Westaff employees. The total cost to the Company including legal expenses was $322,000 in the nine months ended September 30, 2007.

The Company also hired a high level transportation sales executive. The former partner of the high level executive, threatened litigation against the Company based on covenants not to compete related to customers that the Company was soliciting. To settle the potential claim, the Company made a one-time cash payment of $80,000 in the first quarter of fiscal 2007 to the former partner of the transportation executive in exchange for fully settlement and release of all potential claims against the Company and the executive.

Temporary Services Insurance Ltd.

On September 21, 2007, Temporary Services Insurance Ltd. (“TSIL”), which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, filed a complaint (the “TSIL Litigation”) in the U.S. District Court in Florida against ALS, Advantage Services Group, LLC (“Advantage Services”), certain officers and shareholders of ALS and Advantage Services as well as certain other third party companies (collectively, the “ALS Defendants”), alleging that it was owed at least $2,161,172 in unpaid insurance assessments, as well as other requested damages, from the ALS Defendants. Kevin O’Donnell, a former officer of the ALS companies and a named defendant in the TSIL Litigation, controls KOR, a former franchisee of the Company.

The Company is also named as a defendant because it acquired certain assets from ALS and its wholly owned subsidiaries, including Advantage Services Group II, LLC (“ASG II”), in February 2007, for which it paid a portion of the purchase price at closing to the ALS Defendants, through ALS. It is alleged that this transfer rendered ASG II, one of the named insureds on the TSIL policy, insolvent and unable to pay the insurance assessments and damages owed to TSIL. TSIL requests in its complaint that its damages be satisfied from the assets transferred to the Company. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which the Company may seek indemnification from ALS in connection with the foregoing. The Company intends to pursue all appropriate claims for such indemnification and cannot estimate the potential liability, if any.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

On January 11, 2008, the Company filed its Answer denying all claims in the TSIL Litigation and has also filed a Crossclaim against ALS making claims for contractual and common law indemnity. A LS has filed its Answer to the Company’s Crossclaim, denying all claims, and has filed a Counterclaim asking for a declaratory judgment that it does not have to indemnify the Company and asserting a breach of contract claim based on an alleged failure to pay ALS certain amounts due under the ALS Note arising out of the acquisition of certain assets and liabilities of ALS in February 2007. The court in the TSIL Litigation entered an Order, dated February 22, 2008 (the “Order”), requiring the Company not to make any payments to ALS pursuant to the purchase agreement without first seeking leave of court.

On or about June 19, 2008, in connection with ALS’ agreement to subordinate the ALS Note to ComVest and M&T, ALS and its subsidiaries as well as certain other individuals (collectively, the “ALS Parties”) entered into a letter agreement with the Company (the “Letter Agreement”). In the Letter Agreement, the ALS Parties and the Company agreed, among other things, as follows:

•	That the ALS Parties acknowledge their obligation to indemnify the Company in connection with the TSIL Litigation, subject to certain sections of the ALS purchase agreement;

•	That the ALS Parties shall be responsible for the Company’s attorney’s fees incurred in the TSIL Litigation from June 20, 2008, not to exceed $300,000;

•

That the ALS Parties and the Company shall take all appropriate actions to dismiss all of their respective claims against one another in the TSIL Litigation, and that following such dismissal, the Company shall cooperate as reasonably requested by the ALS Parties in connection with the TSIL Litigation including consenting in connection with a request to lift the Order, or otherwise permit payment to the ALS Parties in accordance with the terms of the ALS purchase agreement and the ALS Note; and

•

The Company agreed not to assert its right to set off from the ALS Note any other amounts in connection with the TSIL Litigation until such time (if at all) as a final judgment is entered against the Company in the TSIL Litigation, or the amount of TSIL’s claims against the Company are liquidated by settlement or otherwise.

James W. Brown et al.

On or about October 29, 2007, the Company received a copy of a letter sent by a law firm to the California Labor & Workforce Development Agency, pursuant to which such law firm sought permission under the California Labor Code Private Attorney General Act of 2004 to file a complaint against the Company, a wholly owned subsidiary of the Company and ALS and one of its subsidiaries, on behalf of a class of employees currently and formerly employed by the defendants in California (the employees had not been named). On January 30, 2008, James W. Brown (“Brown”), on behalf of himself and all others similarly situated, on behalf of the general public and as an “aggrieved employee” under the California Labor Code Private Attorneys General Act, filed a complaint in the Superior Court of the State of California (Alameda County) (the “Brown Litigation”) against ClearPoint Advantage, LLC (“CP Advantage”), a wholly owned subsidiary of CPR. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which the Company may seek indemnification from ALS in connection with the foregoing. The Company intends to pursue all appropriate claims for such indemnification. (See also Part I – Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2008).

The complaint in the Brown Litigation alleges that CP Advantage has (i) failed to pay overtime compensation (Calif. Labor Code Section 1194 and 2699(f)) to him and to all California employees similarly situated, (ii) failed to pay wages at time of discharge (Calif. Labor Code Sections 201, 202 and 203 and 2699(f)) to him and to all California employees similarly situated, (iii) failed to pay all wages at the time required (Calif. Labor Code Sections 204 and/or 204b and 2699(f)) to him and to all California employees similarly situated, (iv) failed to provide proper itemized wage statements (Calif. Labor Code Section 226(a)) to him and to all California employees similarly situated, and (v) issued checks drawn on out-of-state banks with no in-state address for presentation (Calif. Labor Code Section 212 and 2699(f))

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

to him and to all California employees similarly situated. On March 25, 2008, CP Advantage filed its Answer and denied all claims. In addition, on March 26, 2008, CP Advantage filed a Notice of Removal to remove the Brown Litigation to the United States District Court of the Northern District of California. Brown seeks unspecified penalties, damages, interest, attorneys’ fees, costs of suit and, in relation to the claim regarding the alleged issuance of checks drawn on out-of-state banks with no in-state address for presentation, an injunction to preclude such alleged conduct.

The Brown Litigation is currently in the discovery phase.

Alliance Consulting Group Associates, Inc.

On April 25, 2008, Alliance Consulting Group Associates, Inc. (“Alliance”) filed a complaint (the “Alliance Litigation”) in the Court of Common Pleas (Montgomery County, Pennsylvania), against CPR alleging that CPR has failed to honor certain of its contractual obligations to pay Alliance for services rendered under a Professional Services Master Agreement, dated June 18, 2007. Namely, Alliance alleges that CPR has failed to pay approximately $600,000. Alliance seeks damages in the amount of approximately $600,000, plus interest, costs and attorneys’ fees and such other relief deemed proper by the court.

CPR filed an Answer and Counterclaim on June 16, 2008. In its counterclaim, CPR alleged in a breach of contract claim that Alliance failed to deliver a product in working condition and that CPR had to expend certain monies to fix those problems. On or about July 2, 2008, Alliance answered CPR’s counterclaim denying the allegations.

Sunz Insurance

On or about June 25, 2008, Sunz Insurance Company (“Sunz”) filed a complaint (the “Sunz Litigation”) in the Circuit Court of the 9 th Judicial Circuit (Orange County, Florida), against ASG, LLC d/b/a ClearPoint HR (“ASG”) and CP Advantage. Sunz claims to have provided workers compensation insurance to ASG and CP Advantage and that such policy was cancelled on February 22, 2008, for alleged nonpayment of funds due under the insurance contract. Sunz claims that ASG and CP Advantage owe in excess of $500,000 under the policy. Sunz, in addition to damages, seeks pre-judgment interest, court costs, attorneys’ fees and such other relief deemed proper by the court.

CPR filed a Motion to Dismiss on August 4, 2008, alleging that Sunz failed to attach to the complaint all documents necessary to calculate the amount of the premiums due under the policy.

Select Staffing

On July 29, 2008, Koosharem Corporation (“Koosharem”) and Real Time doing business as Select Staffing (collectively, “Select”), filed a complaint (the “Select Litigation”) in the Superior Court of California (Santa Barbara County), against the Company and on August 1, 2008, Select filed an amended complaint. In the amended complaint, Select alleges that the Company entered into an agreement with Select whereby Select would supply services and personnel for temporary employment through the Company to its customers. Select claims that the Company currently owes it $1,033,210 for services performed. Select seeks, in addition to the monies claimed, interest, attorneys’ fees and punitive damages of $1,000,000 as well as court costs and other just and proper relief.

On August 22, 2008, CPR, Real Time and Select entered into the Select Settlement Agreement pursuant to which each party released the others from all prior, existing and future claims including, without limitation, the parties’ claims with respect to the Select Litigation, the Select License Agreement and the Select Subcontract. Pursuant to the Select Settlement Agreement, the parties also agreed (i) that CPR would retain $900,000 paid to it under the Select License Agreement; (ii) to allocate between them amounts paid or payable with respect to certain customer accounts; (iii) to execute an amendment to the Select Subcontract; and (iv) that Select would file the required documents to dismiss the Select Litigation with prejudice. In addition, the parties agreed not to commence any future action arising from the claims released under the Select Settlement Agreement and to terminate the Select License Agreement effective August 22, 2008.

The Company reserved amounts on its balance sheet for some, but not all, of these matters. An adverse decision in a matter for which the Company has no reserve may result in a material adverse effect on its liquidity, capital resources

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

and results of operations. In addition, to the extent that the Company’s management will be required to participate in or otherwise devote substantial amounts of time to the defense of these matters, such activities would result in the diversion of management resources from business operations and the implementation of the Company’s business strategy, which may negatively impact the Company’s financial position and results of operations.

The principal risks that the Company insures against are general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. If a potential loss arising from these lawsuits, claims and actions is probable, reasonably estimable, and is not an insured risk, the Company records the estimated liability based on circumstances and assumptions existing at the time. Whereas management believes the recorded liabilities are adequate, there are inherent limitations in the estimation process whereby future actual losses may exceed projected losses, which could materially adversely affect the financial condition of the Company.

Generally, the Company is engaged in various other litigation matters from time to time in the normal course of business. Management does not believe that the ultimate outcome of such matters, including the matters above, either individually or in the aggregate, will have a material adverse impact on the financial condition or results of operations of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ClearPoint Business Resources, Inc. and Subsidiaries

Chalfont, Pennsylvania

We have audited the accompanying consolidated balance sheets of ClearPoint Business Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2007. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule (as listed in Part IV, Item 15). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles uses and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClearPoint Business Resources, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, presents fairly, in all material respects, the information set forth therein.

/s/ Lazar Levine & Felix LLP
Lazar Levine & Felix LLP

Morristown, New Jersey

April 15, 2008

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

-ASSETS-

	December 31,
	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$1,993,641	$499,654
Accounts receivable, net of allowance for doubtful accounts of $3,178,891 and $405,000 at December 31, 2007 and 2006, respectively	17,370,806	11,198,359
Unbilled revenue	2,164,332	2,055,511
Prepaid expenses and other current assets	3,245,757	1,584,670
Refundable federal income tax	1,050,000	—
Deferred tax asset	1,631,318	157,950

TOTAL CURRENT ASSETS	27,455,854	15,496,144
EQUIPMENT, FURNITURE AND FIXTURES, net	2,162,260	650,568
INTANGIBLE ASSETS, net	183,333	2,455,452
GOODWILL	16,821,586	255,586
DEFERRED TAX ASSET	3,375,862	570,795
DEFERRED FINANCING COSTS, net	102,198	399,463
OTHER ASSETS	5,175,519	2,424,950

TOTAL ASSETS	$55,276,612	$22,252,958

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

-LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)-

	December 31,
	2007	2006
CURRENT LIABILITIES
Accounts payable	$2,880,523	$1,719,696
Accrued expenses and other current liabilities	5,122,251	2,064,379
Accrued payroll and related taxes	6,819,496	2,124,008
Current portion of revolving credit facility	10,812,981	—
Current portion of retirement benefit payable	77,257	68,065
Current portion of long-term debt	1,600,000	—
Notes payable other	2,509,681	450,000
Current portion of accrued restructuring costs	821,178	—

TOTAL CURRENT LIABILITIES	30,643,367	6,426,148
REVOLVING CREDIT FACILITY, net of current	4,000,000	—
ACCRUED RESTRUCTURING COSTS, net of current	203,424	—
LONG-TERM DEBT, net of current	3,973,333	13,755,255

NOTES PAYABLE-STOCKHOLDERS	550,000	1,210,000
LIABILITY FOR WARRANTS ISSUED	—	3,291,775
RETIREMENT BENEFIT PAYABLE, net of current	260,793	283,911

TOTAL LIABILITIES	39,630,917	24,967,089
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value (December 31, 2007: 60,000,000 shares authorized, 13,208,916 shares issued and outstanding. December 31, 2006: 30,000,000 shares authorized, 6,051,549 shares issued and outstanding)	1,321	605
Additional paid in capital	31,349,176	599,461
Accumulated deficit	(15,704,802)	(3,314,197)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	15,645,695	(2,714,131)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$55,276,612	$22,252,958

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2007	2006	2005
REVENUE	$191,684,483	$113,942,202	$84,199,881
COST OF SERVICES	166,630,534	93,336,960	68,788,502

GROSS PROFIT	25,053,949	20,605,242	15,411,379
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	26,705,051	13,550,640	11,024,939
RESTRUCTURING EXPENSE	2,201,116	—	—
DEPRECIATION AND AMORTIZATION (including an impairment charge of $5,029,020 in 2007)	10,313,285	2,488,559	2,013,147

INCOME (LOSS) FROM OPERATIONS	(14,165,503)	4,566,043	2,373,293
OTHER INCOME (EXPENSE)
Other income	181,688	61,926	60,089
Interest expense and factoring fees	(1,871,614)	(3,348,626)	(2,475,844)
Interest expense on warrant liability	—	(1,723,221)	(1,172,554)
Other expense	(911,795)	(35,920)	(60,679)
Gain on sale of subsidiary	1,205,983	—	—
Prepayment penalty on early retirement of debt	(1,949,928)	—	—

TOTAL OTHER INCOME (EXPENSE)	(3,345,666)	(5,045,841)	(3,648,988)

LOSS BEFORE INCOME TAX (BENEFIT) EXPENSE	(17,511,169)	(479,798)	(1,275,695)
INCOME TAX (BENEFIT) EXPENSE	(5,120,564)	945,271	(76,955)

NET LOSS	$(12,390,605)	$(1,425,069)	$(1,198,740)

NET LOSS PER COMMON SHARE
Basic and Diluted	$(1.00)	$(0.24)	$(0.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	12,372,170	6,051,549	6,051,549

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid in Capital	Accumulated (Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2004	6,051,549	$605	$5,561	$(690,388)	$(684,222)
Net loss				(1,198,740)	(1,198,740)

Balance as of December 31, 2005	6,051,549	605	5,561	(1,889,128)	(1,882,962)
Contribution of capital by principal stockholders			593,900		593,900
Net loss				(1,425,069)	(1,425,069)

Balance as of December 31, 2006	6,051,549	605	599,461	(3,314,197)	(2,714,131)
Issuance of common stock in connection with reverse acquisition of Terra Nova Acquisition Corp, net of acquisition costs	6,720,000	672	27,256,857	—	27,257,529
Shares converted on vote against merger	(2,000)	—	(11,076)	—	(11,076)
Issuance of common stock in connection with the acquisition of certain assets and liabilities of ALS, LLC	439,367	44	2,499,956	—	2,500,000
Issuance of stock options	—	—	1,003,978	—	1,003,978
Net loss	—	—	—	(12,390,605)	(12,390,605)

Balance as of December 31, 2007	13,208,916	$1,321	$31,349,176	$(15,704,802)	$15,645,695

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,390,605)	$(1,425,069)	$(1,198,740)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes (benefit)	(4,278,434)	(328,753)	(168,355)
Depreciation and amortization	10,313,285	2,488,559	2,013,149
Provision for (reduction in) doubtful accounts	2,773,891	(13,865)	178,494
Gain on sale of subsidiary	(1,205,983)	—	—
Interest on warrant liability	—	1,723,221	1,172,554
Stock based compensation	1,003,978	—	—
Amortization of discount on note payable	—	134,409	129,534
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(8,946,338)	527,342	(761,035)
(Increase) in unbilled revenue	(108,821)	(427,256)	(651,991)
(Increase) decrease in prepaid expenses and other current assets	(2,711,087)	612,434	(1,839,474)
(Increase) in other assets	(2,750,569)	(1,301,863)	(1,084,872)
Increase (decrease) in accounts payable	774,827	(276,280)	949,874
Increase (decrease) in accrued expense and other accrued liabilities	3,057,869	(757,621)	164,521
Increase (decrease) in accrued payroll and related taxes	5,901,471	(142,803)	1,645,241
Increase in accrued restructuring costs	1,024,602	—	—
(Decrease) in accrued compensation—officer	—	(75,000)	—
(Decrease) in retirement benefits due	(13,926)	(3,659)	(162,867)

Total adjustments to net loss	4,834,765	2,158,865	1,584,773

Net cash provided by (used in) operating activities	(7,555,840)	733,796	386,033

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment, furniture and fixtures	(1,294,086)	(198,306)	(38,865)
Acquisition of business (net of cash acquired)	(19,000,000)	(232,936)	(9,200,000)

Net cash (used in) investing activities	(20,294,086)	(431,242)	(9,238,865)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock in merger, net of acquisition costs	27,257,529	—	—
Repayment of long-term debt—Bridge	(12,465,255)	—	—
Net borrowing (repayments) on long-term debt	4,283,333	—	14,193,003
Fees incurred in refinancing	(141,505)	(100,000)	(904,201)
Net borrowings (repayments) of financing of accounts receivable	—	—	(2,321,492)
Net borrowings (repayments) on line of credit	14,812,981	144,309	(150,000)
Principal payments and payoff of short-term debt	—	—	(1,545,000)
Net (repayments) on notes payable—stockholders	(660,000)	(50,000)	(50,000)
Net (repayments) on notes payable—other	(440,319)	—	—
Contributions of capital by principal stockholders	—	593,900	—
Retirement of warranty liability	(3,291,775)	—	—
Conversion of shares voted against Merger	(11,076)	—	—
Principal payments on long-term debt	—	(450,000)	(414,778)

Net cash provided by financing activities	29,343,913	138,209	8,807,532

Net increase (decrease) in cash and cash equivalents	1,493,987	440,763	(45,300)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	499,654	58,891	104,191

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,993,641	$499,654	$58,891

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Years Ended December 31,
	2007	2006	2005
Cash paid during the year for:
Interest	$1,690,388	$1,371,797	$1,999,948
Income taxes	$1,141,578	$296,892	$6,015

SUPPLEMENTAL SCHEDULE OF NON-CASH, INVESTING AND FINANCING ACTIVITIES:

On December 31, 2007, the Company sold all of the issued and outstanding securities of its wholly-owned subsidiary, Mercer Ventures, Inc. (“MVI”) for the aggregate purchase price equal to the liabilities assumed of $1,205,983.

On February 23, 2007, the Company acquired certain assets and liabilities of ALS, LLC and its subsidiaries for $19,000,000 in cash, a note payable of $2,500,000, shares of common stock with a value of $2,500,000 and the assumption of approximately $400,000 of current liabilities (see Note 3).

On August 14, 2006, the Company acquired 100% of the common stock of StaffBridge, Inc. for $233,000 in cash and a note payable of $450,000.

In 2005, as a result of a settlement with New Staff, Inc., the Company wrote down a note payable by $350,000 and the value of contract rights by the same amount.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS:

ClearPoint Business Resources, Inc. (“ClearPoint” or the “Company”) was formed in Delaware on July 21, 2004. ClearPoint Resources Inc. (“CPR”), a wholly-owned subsidiary of ClearPoint, formerly Mercer Staffing, Inc. (“Mercer”), a Delaware corporation, was formed in 2005 as a holding company. ClearPoint provided comprehensive workforce management solutions throughout the United States, including outsourcing placement and recruiting services, vendor management services (“VMS”) and staff augmentation programs. Since its inception, the Company has enhanced its platform through organic growth and the integration of acquisitions. As of December 31, 2007, the Company derived its revenues predominantly from fees for professional services as well as from franchise fees generated from its recently implemented franchise network (see note 20). Strategically, all core operations, including recruiting, credentialing, compliance, payroll, benefits administration and risk management, are centralized at its offices in Chalfont, Pennsylvania.

Terra Nova Acquisition Corporation Merger and Accounting Treatment:

Terra Nova Acquisition Corporation (“Terra Nova”), incorporated in Delaware, was a blank check company formed on July 21, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On April 22, 2005, Terra Nova consummated an Initial Public Offering (“Offering”) of 4,800,000 units (“Units”) with each Unit consisting of one share of Terra Nova’s common stock, $0.0001 par value, and two redeemable common stock purchase warrants (“Warrants”) as described in Note 15. On April 26, 2005, Terra Nova consummated the closing of an additional 720,000 Units which were subject to the over-allotment option. The units were sold at an offering price of $6.00 per Unit, generating total gross proceeds of $33,120,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Terra Nova from the Offering were approximately $29,556,400, of which $28,648,800 was deposited into a trust fund (“Trust Fund”).

On February 12, 2007, CPR consummated a merger (the “Merger”) with Terra Nova. As a result, CPBR Acquisition, Inc. (“CPBR”), a Delaware corporation and wholly-owned subsidiary of Terra Nova, merged with and into CPR. At the closing of the Merger, the CPR stockholders were issued an aggregate of 6,051,549 shares of Terra Nova common stock. Ten percent (10%) of the Terra Nova common stock being issued to the CPR stockholders at the time of the Merger was placed into escrow to secure the indemnity rights of Terra Nova under the Merger agreement and are governed by the terms of an escrow agreement. A further ten percent (10%) of the Terra Nova common stock being issued to the CPR stockholders at the time of the Merger was placed into escrow to be released upon finalization of certain closing conditions pursuant to the Merger agreement, which release has since occured.

The Merger agreement also provides for CPR’s original stockholders to receive additional performance payments, in the form of cash and/or shares, contingent upon the future performance of the combined company’s share price. The performance payments are payable in a combination of cash and shares. No such payments have been made to date and none are yet due. Upon the closing, Terra Nova changed its name to ClearPoint Business Resources, Inc.

Upon consummation of the Merger, $30.6 million was released from the Trust Fund to be used by the combined company. After payments totaling approximately $3.3 million for professional fees and other direct and indirect costs related to the Merger, the net proceeds amounted to $27.3 million, all of which were used by ClearPoint and/or CPR as follows: (i) to retire the outstanding debt to Bridge, (see note 12), of $12.45 million, (ii) to pay an early debt retirement penalty in the amount of $1.95 million to Bridge, (iii) to pay the redemption of warrants related to its credit facility with Bridge in the amount of $3.29 million, and (iv) to partially fund

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the acquisition of ALS, LLC (see note 3), and certain other related transaction costs. The Merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America for accounting and financial reporting purposes. Under this method of accounting, Terra Nova was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of CPR issuing stock for the net monetary assets of Terra Nova, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of ClearPoint and related recapitalization.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

(a) Basis of Presentation:

The accompanying consolidated financial statements include the accounts of ClearPoint and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

(b) Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Revenue Recognition:

The Company recognizes revenue in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenues from the temporary placement of workers is recognized when earned and realizable and therefore when the following criteria have been met: (a) persuasive evidence of an arrangement exists; (b) services have been rendered; (c) the fee is fixed or determinable; and (d) collectibility is reasonably assured. Revenue is recognized in the period in which services are provided based on hours worked by the workers. Revenue earned but not billed is recorded as unbilled revenue. Vendor managed services revenue consists of management fees, which is recognized on the net method, and is recorded as revenue as the service is rendered.

During the year ended December 31, 2007, the Company entered into two franchise agreements whereby approximately 40 branch locations owned by the Company were converted into franchise operations. Under the terms of the franchise agreements, the Company provided billing and certain administrative services and provided temporary personnel to the franchisee. In exchange, the Company was reimbursed for the use of its temporary personnel and received a franchise fee based upon the gross billings of the franchisee and other performance metrics and recognized when invoiced. Franchise fees, which were recorded net and are included in revenues, were approximately $2.58 million for the year ended December 31, 2007. See Note 20 for subsequent events.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Cash and Cash Equivalents:

Cash and cash equivalents is comprised of cash and highly liquid short-term investments with maturities of less than three (3) months from the date of purchase.

(e) Accounts Receivable:

The Company’s trade accounts receivable are generally uncollateralized. Management closely monitors outstanding accounts receivable and provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables.

(f) Vendor Managed Services Receivables and Payables:

The Company manages networks of temporary service providers (“vendors”) on behalf of clients and receives a fee for this service. The Company’s obligation to pay the vendor is conditioned upon receiving payment from the client for services rendered on behalf of the vendor’s personnel. As the right of offset between client and vendor does not exist, the receivable from the client which is included in accounts receivable and payable to the vendor, which is included as a liability, are not offset and are recorded on a gross basis. Included in the Company’s accounts receivable at December 31, 2007 and 2006 was Vendor Managed Services receivables of $2,049,205 and $1,316,356, respectively. Included in the Company’s accounts payable at December 31, 2007 and 2006 was Vendor Managed Services payables of $2,247,723 and $1,275,633, respectively.

(g) Workers’ Compensation:

The Company is responsible for and pays workers’ compensation costs for its temporary and regular employees and is self-insured for the deductible amount related to domestic workers’ compensation claims ($250,000 or $500,000 per claim, depending on which policy, for fiscal 2007, 2006, and 2005). The Company accrues the estimated costs of workers’ compensation claims based upon the expected loss rates within the various temporary employment categories provided by the Company. At least annually, the Company obtains an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported, and may adjust the accruals based on the results of the valuations. As a result of the estimated costs, the Company estimates that the insurance carriers will issue rebates based on its findings. As of December 31, 2007, the Company has estimated a refund of $4,351,242 for the fiscal years 2007, 2006 and 2005, which is included in other assets.

Periodically, the terms of the agreement with the insurance carriers are renegotiated. The insurance carriers require the Company to secure its recorded obligations under the workers’ compensation insurance contracts through the use of irrevocable letters of credit, surety bonds or cash. As of December 31, 2007 the Company had $1,500,000 of letters of credit securing its domestic workers’ compensation obligations.

(h) Equipment, Furniture and Fixtures:

Equipment, furniture, and fixtures are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful asset lives of three (3) to seven (7) years. The Company also provides for amortization of leasehold improvements over the lives of the respective lease term or the service life of the improvement, whichever is shorter.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) Intangible Assets:

In accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), definite lived intangible assets are amortized over their expected lives of two (2) to five (5) years. The Company’s identifiable intangible assets with definitive lives are comprised of contract rights and a covenant not to compete. The Company determined that an impairment of certain intangibles existed as at December 31, 2007 and recognized an impairment charge of $5,029,020 in amortization expense for 2007.

(j) Goodwill:

In accordance with SFAS No. 142, goodwill is not amortized and is assigned to specific reporting units and reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the reporting unit’s carrying amount of goodwill is greater than its fair value.

The following table shows the change to goodwill during the fiscal year ended December 31, 2007:

Total
Balance at December 31, 2006	$255,586
Acquisition of assets related to ASG	16,566,000

Balance at December 31, 2007	$16,821,586

(k) Advertising Expense:

The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for the years ended December 31, 2007, 2006 and 2005 were $520,350, $467,613 and $431,941, respectively.

(l) Deferred Financing Costs:

Deferred financing costs consist of legal, banking, and other related fees that were capitalized in connection with obtaining various loans and are being amortized over the life of the related loan. Deferred financing costs of $102,198 at December 31, 2007 and $399,463 at December 31, 2006 were net of accumulated amortization of $1,043,509 and $604,740, respectively.

Amortization of financing costs for the years ended December 31, 2007, 2006 and 2005 was $438,769, $356,240 and $248,499, respectively.

(m) Income Taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

(n) Earnings (Loss) Per Share:

Basic earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS No. 128, “Earnings Per Share,” stock options and warrants outstanding at December 31, 2007 to purchase 11,856,000 shares of common stock were not included in the computation of diluted earnings per share as they were antidilutive. The stock options and warrants were not issued at December 31, 2006.

(o) Impairment of Long Lived Assets:

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”, long-lived assets such as equipment, furniture and fixtures, and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that an impairment of contract rights existed as at December 31, 2007 and recognized an impairment charge of $5,029,020 in amortization expense for 2007, which is included in depreciation and amortization.

(p) Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk as defined by SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk”, consist principally of cash and cash equivalents and accounts receivable and unbilled revenues.

(i) Cash and Cash Equivalents:

The Company places its cash and cash equivalents with financial institutions. It is the Company’s policy to monitor the financial strength of these institutions on a regular basis and perform periodic reviews of the relative credit rating of these institutions to lower its risk. At times, during 2007 and 2006, the Company’s cash and cash equivalent balances exceeded the Federal Deposit Insurance Corporation insurance limit of $100,000 per financial institution. The Company has not experienced any losses in such accounts, and it believes it is not exposed to any significant credit risk on cash and cash equivalents.

(ii) Accounts Receivable and Unbilled Revenues:

The Company does not require collateral or other security to support customer receivables or unbilled revenues. One (1) customer account accounted for 6.1% and 6.7% of the accounts receivable balance as of December 31, 2007 and 2006, respectively. The Company believes that credit risk is dispersed and low due to large number of customers in different regions and different industries.

(q) Fair Value of Financial Instruments:

As of December 31, 2007 and 2006, the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximated fair value because of the short-term maturities of these items.

The carrying amount of the debt approximates fair market balance since the debt is based on current rates and market conditions, at which the Company could borrow funds with similar remaining maturities.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(r) Reclassifications

Certain reclassifications have been made to 2006 and 2005 amounts to conform with the 2007 presentation.

(s) Recent Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 – Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company is currently assessing the potential impact that adoption of this statement would have on its consolidated financial statements, if any.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In December 2007, FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 141R will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, “an amendment of ARB 51” (“SFAS No. 160”), which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 160 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). The new standard is intended to improve financial reporting about derivative

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating what the impact will be, if any, of adopting SFAS. No. 161 on its consolidated financial statements.

NOTE 3—BUSINESS AND ASSET ACQUISITIONS AND DISPOSITIONS:

The gain on sale of subsidiary is due to: on December 31, 2007, CPR entered into a purchase agreement (the “MVI Purchase Agreement”) effective as of December 31, 2007 with CPR’s wholly owned subsidiary, MVI, and TradeShow Products Inc. (“TradeShow”). Pursuant to the MVI Purchase Agreement, CPR sold all of the issued and outstanding securities of MVI to TradeShow for the aggregate purchase price equal to the liabilities assumed of $1,205,983. In addition, CPR will earn a perpetual commission equal to 1.75% of the weekly revenue generated by a specified list of MVI clients. TradeShow is obligated to pay such fee in arrears on the first business day of every month. Unpaid fees will be subject to interest at a rate of 1.5% per month.

The Company considered the guidance in EITF 03-13 “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” and concluded that the operations of MVI should not be reported as discontinued operations. The Company conclusion included an assessment of the qualitative and quantitative impact of the direct cash flows to be received from the ongoing operations of MVI through the commission structure as well as the Company’s involvement in the management of the ongoing MVI business.

On February 23, 2007, the Company acquired certain assets and liabilities of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”) based in Florida that expanded the Company’s operations to clients in California and Florida. The purchase price of $24.4 million consisted of cash of $19 million, a note of $2.5 million, shares of the Company’s common stock with a value of $2.5 million (439,367 shares) and the assumption of $0.4 million of current liabilities. ASG’s stockholders may also receive up to two additional $1 million payments in shares of the Company’s common stock based on financial and integration performance metrics of the Company in calendar years 2007 and 2008. No such payments have been made to date. The Company has allocated the purchase price to the assets acquired and the liabilities assumed at their estimated values as of the acquisition date as stated below. There have been no changes in circumstances that would indicate a change in the carrying amount recoverable.

Equipment, furniture and fixtures	$630,000
Contract rights	7,190,000
Goodwill	16,566,000

24,386,000
Liabilities assumed	(386,000)

Net assets acquired	$24,000,000

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On July 29, 2005, the Company acquired 100% of the common stock of Quantum from Aramark Corporation for $9,200,000 in cash. The transaction was financed through borrowings. The acquisition expanded the Company’s operations in the engineering, information technology, aerospace and scientific industries and added branch locations from Quantum in the Eastern and Southern regions of the United States. The results of operations of Quantum were included in the consolidated statement of operations beginning from July 29, 2005, the date of acquisition. The Company allocated the purchase price to the assets acquired and the liabilities assumed at their estimated fair values as of the acquisition date as stated below:

Cash	$(618,142)
Accounts receivable, net	7,486,849
Other current assets	651,320
Equipment, furniture and fixtures	236,459
Contract rights	4,161,300
Deferred taxes	207,400
Security deposits	39,963

12,165,149
Liabilities assumed	(2,965,149)

Net assets acquired	$9,200,000

In 2005, as a result of a settlement with New Staff, Inc., the asset acquisition price was reduced by $350,000 and the Company, as a result, wrote-down note payable and contract rights in the amount of $350,000.

The following unaudited pro forma information presents a summary of condensed consolidated financial results of the operations of the Company, Quantum and ASG as if the acquisitions had occurred on January 1, 2006. The unaudited pro forma amounts below reflect interest on the debt incurred as a result of the acquisition of ASG, with interest calculated at the Company’s borrowing rate under its credit facilities. The unaudited pro forma financial information in the schedule below does not purport to be indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of future results of operations.

	2007	2006
	(unaudited)	(unaudited)
Revenue	$204,140,935	$216,793,110
Net income (loss)	$(12,637,198)	$636,374
Income (Loss) per common share	$(1.02)	$0.11

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 14, 2006, the Company acquired 100% of the common stock of StaffBridge, Inc. for $233,000 in cash and a note payable of $450,000. The acquisition provides the Company the ability to further develop its VMS service line due to the acquisition of the underlying software that the Company was already utilizing to service its clients. The results of operations of StaffBridge, Inc. were included in the consolidated statement of operations beginning from August 14, 2006, the date of acquisition. Pro forma financial information for the acquisition of StaffBridge, Inc. for periods prior to its acquisition has not been presented due to its immaterial impact on revenue and net income (loss). The Company allocated the purchase price to the assets acquired and the liabilities assumed at their estimated values as of the acquisition date as stated below:

Cash	$64
Equipment, furniture and fixtures	77,350
Computer software	100,000
Goodwill	255,586
Covenant not to compete	250,000

$683,000

NOTE 4—PREPAID EXPENSES AND OTHER CURRENT ASSETS:

	December 31
	2007	2006
Prepaid insurance	$1,752,711	$1,063,280
Security deposit – workers’ compensation policy	1,128,271	—
Other current assets	364,775	521,390

	$3,245,757	$1,584,670

NOTE 5—EQUIPMENT, FURNITURE AND FIXTURES:

	December 31
	2007	2006
Furniture and fixtures	$691,519	$730,656
Computer software and equipment	1,172,705	272,188
Capital assets in process	897,060	—
Leasehold improvements	183,648	18,002

	2,944,932	1,020,846
Less, accumulated depreciation	(782,672)	(370,278)

Equipment, furniture and fixtures, net	$2,162,260	$650,568

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $412,394, $198,899 and $111,280, respectively.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—INTANGIBLE ASSETS:

	December 31, 2007			December 31, 2006
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Net Carrying Value
Contract rights	$13,542,975	$13,542,975	$—	$2,222,119
Covenant not to compete	250,000	66,667	183,333	233,333

	$13,792,975	$13,609,642	$183,333	$2,455,452

All contract rights are amortized over their estimated asset lives of two (2) to three (3) years. The covenant not to compete is amortized over its five (5) year life. Amortization expense of intangible assets for the years ended December 31, 2007, 2006 and 2005 was $9,462,122, $1,933,420 and $1,653,370. Amortization expense expected to be incurred for the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012 is $50,000, $50,000, $50,000, $33,333 and $0, respectively. The Company determined that an impairment in Contract Rights existed as at December 31, 2007 and recognized an impairment charge of $5,029,020 which was included in amortization expense for the year ended December 31, 2007.

NOTE 7—OTHER ASSETS

	December 31
	2007	2006
Refundable insurance premium	$4,351,242	$1,620,557
Security deposits and other assets	824,277	804,393

	$5,175,519	$2,424,950

NOTE 8—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

	December 31
	2007	2006
Other accrued expenses	$1,120,380	$540,948
Insurance premiums payable	2,276,872	185,990
Letter of credit – workers’ compensation policy	1,500,000	—
Customer deposits	79,699	304,575
Income taxes payable	145,300	1,032,866

	$5,122,251	$2,064,379

NOTE 9—ACCRUED RESTRUCTURING COSTS:

Effective June 29, 2007, the Company’s management-approved a restructuring program of its field and administrative operations. As part of the restructuring program, the Company closed 24 branch and administrative offices and eliminated approximately 75 positions. The Company recorded $1,902,000 of restructuring charges for costs of severance, related benefits and outplacement services related to the termination of these employees and $950,000 of charges relating to the early termination of office spaces leases for a total of $2,852,000 in 2007. These expenses were present valued and accrued on a one time basis and will be paid out over a three year period. During the year ended December 31, 2007, the Company paid out $1,176,514 and

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized a reduction of initially estimated restructuring costs of $650,884 due to severance and related benefits which the Company is no longer liable for since one of the Company’s former franchisees hired the employees to whom severance was expected to be paid out, and these former employees waived their right to receive severance. The Company calculated the restructuring costs as follows:

	Employee Separation Costs	Lease Termination Obligation	Total
Accrued restructuring costs at inception	$1,902,000	$950,000	$2,852,000
Payments	(548,253)	(628,261)	(1,176,514)
Reductions in costs previously accrued	(650,884)	—	(650,884)

Total accrued restructuring costs	702,863	321,739	1,024,602
Less: current portion	619,267	201,911	821,178

Total accrued restructuring costs—long-term	$83,596	$119,828	$203,424

NOTE 10—REVOLVING CREDIT FACILITY:

Effective February 23, 2007, the Company entered into a $20 million revolving credit facility (the “Revolver”) with Manufacturers and Traders Trust Company (“M&T”) which is not payable until February 23, 2010. The Company may borrow up to the sum of 85% of eligible accounts receivable as defined in the credit agreement and 65% of unbilled revenue. Interest is payable monthly at variable rates for each drawdown based on either the London Interbank Offered Rate (“LIBOR”) + 1.5% to 2.25% or at the lender’s Prime rate. As of December 31, 2007, the balance on the Revolver was $14,812,981. As of December 31, 2007, the weighted average interest rate for amounts drawn on the Revolver was 7.73%. The Company paid closing fees of $141,505 related to the M&T Revolver and M&T term loan (the “Term Loan”) (see Note 12 for a description of the M&T Term Loan). The M&T Revolver is collateralized by a first priority lien on all assets and is cross-collateralized and cross-guaranteed with the M&T Term Loan. See Note 20 for subsequent events.

NOTE 11—NOTES PAYABLE:

	December 31
	2007	2006
NOTES PAYABLE STOCKHOLDERS
Subordinated note payable to Optos Capital, LLC, a stockholder with interest payable at 9%. The note payable was subordinated to the M&T Revolver and Term Loan, and was due February 28, 2008 *	$—	$250,000
Subordinated note payable to Optos Capital, LLC, a stockholder, with interest payable at 12%. The note payable was subordinated to the M&T Revolver and Term Loan, and was due March 1, 2008 *	—	300,000
Subordinated notes payable to various noteholders due March 31, 2008. The notes have an interest rate of 12%. These notes include $100,000 payable to the spouse of a director of ClearPoint (see Note 20)**	550,000	660,000

Total notes payable-noteholders	$550,000	$1,210,000

*	The note was repaid during the fiscal year ended December 31, 2007.
**	A $100,000 note due to Richard Traina and Margaret Traina, the parents of the Chairman and Chief Executive Officer of ClearPoint, was repaid during the fiscal year ended December 31, 2007.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The above notes payable were classified as long-term based on their subordination to the M&T Revolver and Term Loan.

	December 31
	2007	2006
NOTES PAYABLE—OTHER
Notes payable to former owners of ASG for the purchase of certain assets and liabilities of ALS, LLC, dated February 23, 2007, which mature on October 23, 2008. Principal and interest payments of $398,392 are payable on a quarterly basis at an interest rate of 7% (see Note 19).	$2,022,991	$—
Note payable to unrelated individuals for purchase of the common stock of StaffBridge, Inc. dated August 14, 2006 and is due and payable June 30, 2008. Interest is calculated at 8% per annum.	486,690	450,000

	2,509,681	450,000
Less: current portion	$(2,509,681)	(450,000)

Total notes payable—long-term	$—	$—

On December 31, 2007, the note payable to former shareholders of StaffBridge, Inc. for purchase of the common stock of StaffBridge, Inc. dated August 14, 2006 was amended from an original maturity date of December 31, 2007 to a new maturity date of June 30, 2008. In addition, the amount of the note was increased to $486,690 for accrued interest and the interest rate was increased to eight percent from six percent per annum payable in monthly installments starting January 15, 2008. The Company incurred an origination fee in the amount of $19,467, which equaled four percent of the principal amount in the form of 9,496 shares of common stock of the Company. As at December 31, 2007, the 9,496 shares of common stock had not been issued.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—LONG-TERM DEBT:

	December 31
	2007	2006
M&T Term Loan—$5,000,000 with a maturity date of February 23, 2012. Principal payments of $83,333, plus interest are payable monthly at LIBOR + 1.5% to 2.25% (7.25% at December 31, 2007). The M&T Term Loan is collateralized by a first priority lien on all assets and is cross-collateralized and cross-guaranteed with the M&T Revolver. (See Note 10).	$4,283,333	$—
Subordinated note payable to Blue Lake Rancheria due March 31, 2008. Interest of 6% per annum is payable quarterly. This note has been guaranteed by two of the principal stockholders of the Company and is classified as long-term based on its subordination to the M&T Revolver and Term Loan. (See Note 20.)	1,290,000	1,290,000

Bridge Healthcare Finance (“Bridge”)—Under a revolving loan, the Company could borrow up to 90% of eligible accounts, as defined in the applicable credit agreement, up to $12,500,000. Any amounts borrowed were due on February 28, 2008. Interest was payable monthly at prime plus 4.5% (12.75% at December 31, 2006, but could not be less than 9.50%). The Company paid a $200,000 closing fee, which was included in deferred financing costs, and paid a monthly mandatory fee of $30,000 and a fee of 3% on the unused revolving loan. The loan was collateralized by all of the assets of the Company and was guaranteed by the principal stockholders of the Company.

	—	7,575,488
Note payable to Bridge—Term loan with borrowings up to $10,000,000 due on February 28, 2008. Interest was payable monthly at a fixed rate of 16% on an annual basis. The loan was collateralized by all of the assets of the Company and was guaranteed by the principal stockholders of the Company. The amount at December 31, 2006 is shown net of unamortized discount of $132,057 relating to the issuance of detachable warrants described below.	—	4,889,767

Total long-term debt	5,573,333	13,755,255
Less: current portion	(1,600,000)	—

Total long-term debt	$3,973,333	$13,755,255

The revolving loan and term loan from Bridge were completely paid off on February 12, 2007 from the proceeds received as a result of the Merger. This resulted in a pre-payment penalty of $1,949,928 which was expensed in the first quarter of fiscal 2007. In addition, the unamortized deferred finance costs related to the Bridge debt amounted to $370,712 at the time of pre-payment. This amount was expensed as part of the amortization of deferred financing costs in the first quarter of fiscal 2007.

Maturities of long-term debt are as follows based upon subordination to the M&T Revolver and Term Loan:

Amount
Fiscal 2008	$1,600,000
Fiscal 2009	1,690,000
Fiscal 2010	1,000,000
Fiscal 2011	1,000,000
Fiscal 2012	283,333

Total	$5,573,333

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The M&T Revolver (see Note 10) and Term Loan contain certain financial covenants including leverage ratios and a fixed charge coverage ratio. The Company was not in compliance with the covenants at December 31, 2007 but received a waiver from M&T for the period ended December 31, 2007. In connection with the waiver, the Company paid a $100,000 waiver fee to M&T.

Warrants—Bridge

In connection with the Bridge $10,000,000 term loan at February 28, 2005, the Company simultaneously issued three detachable warrants to purchase an aggregate of 9% of the Company’s outstanding stock, on a fully diluted basis, at the exercise price of $0.001 per share. The warrants vested immediately upon issuance and could be exercised until February 28, 2015. The Company accounted for the warrants issued to the investors as a liability under the provisions of FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”). The warrants were initially valued at $396,000 by an independent valuation company. This initial value had been recorded as debt discount and was being amortized over the three year life of the loan by the interest method. Amortization of $132,000, $134,409 and $129,534 was recorded by the Company as interest expense for the years ended December 31, 2007, 2006 and 2005, respectively. The warrants were fair valued each reporting period and the increase/decrease reflected as interest expense/income in the condensed consolidated statement of operations. As of December 31, 2006, the warrants were valued at $3,291,775. The warrant holders were paid $3,291,775 to redeem the warrants on February 12, 2007 from proceeds received as a result of the Merger.

NOTE 13—INCOME TAXES:

An analysis of the Company’s deferred tax asset is as follows:

	December 31
	2007	2006
Deferred income tax asset:
Allowance for doubtful accounts	$1,239,767	$157,950
Amortization of intangible assets	3,041,977	981,948
Depreciation	(89,042)	91,329
Deferred restructuring costs	399,595	—
Charitable contribution carryover	5,502	—
Stock based compensation	391,551	—
Net operating loss carryforward	1,582,974	—
Discount on notes payable	—	12,847
Accrued retirement benefits	131,840	116,688
Workers’ compensation insurance premium	(1,696,984)	(632,017)

Deferred income tax asset, net	$5,007,180	$728,745

The net deferred tax asset was presented in the Company’s consolidated balance sheets as follows:

	December 31
	2007	2006
Current deferred tax asset	$1,631,318	$157,950
Non-current deferred tax asset	3,375,862	570,795

	$5,007,180	$728,745

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management believes that based on all facts and estimated Company’s future taxable income, it is more likely than not that the net deferred tax asset will be realized and as such, no valuation allowance has been provided.

Current federal and state income taxes payable of $145,300 and $1,032,866 are included in other current liabilities as of December 31, 2007 and 2006, respectively. The Company has recorded a receivable for the carryback of current year losses to prior years.

The Company has net operating loss carryforwards for federal purposes of $1,380,029 and for state purposes of $202,945 which expire in 2027.

The components of the income tax expense (benefit) are summarized as follows:

	December 31
	2007	2006	2005
Current:
Federal income tax expense (benefit)	$(1,050,000)	$960,781	$40,000
State tax expense	207,870	313,243	51,400

Total current tax expense (benefit)	(842,130)	1,274,024	91,400
Deferred:
Federal tax (benefit)	(3,729,961)	(265,531)	(102,277)
State tax (benefit)	(548,473)	(63,222)	(66,078)

Total deferred tax (benefit)	(4,278,434)	(328,753)	(168,355)

Total income tax expense (benefit)	$(5,120,564)	$945,271	$(76,955)

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). There was no impact on the Company’s consolidated financial position, results of operations or cash flows at December 31, 2007 and for the year then ended as a result of implementing FIN 48. At the adoption date of January 1, 2007 and at December 31, 2007, the Company did not have any unrecognized tax benefits. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of January 1, 2007 and December 31, 2007, the Company had no accrued interest or penalties. The Company currently has no federal or state tax audits in progress.

The differences between the statutory federal income tax rate and the effective income tax rate as reflected in the accompanying consolidated statements of operations are:

	December 31
	2007	2006	2005
Statutory federal income tax	$(5,919,841)	$(163,131)	$(433,731)
State income tax	(574,573)	(23,990)	(63,785)
Non-deductible intangible asset amortization and other permanent differences	1,168,037	1,205,901	680,231
Other	205,813	(73,509)	(259,670)

	$(5,120,564)	$945,271	$(76,955)

In the fiscal years ended December 31, 2007, 2006 and 2005, non-deductible intangible asset amortization included non-deductible contracts rights of $2,305,933, $533,845 and $672,056, respectively, and non-deductible interest expense related to warrant liability of $0, $672,056 and $457,296, respectively.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—STOCK-BASED COMPENSATION:

The Company has adopted the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123(R)”) and the guidance provided by the SEC Staff Accounting Bulletin No. 107 (“SAB 107”), which established the accounting for stock-based compensation awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. SFAS 123(R) requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The fair value of stock options is determined using the Black-Scholes valuation model.

Stock options granted under the Company’s 2006 Long-Term Incentive Plan (“the LTI Plan”), which was approved by the stockholders on February 12, 2007, may expire up to ten years after the date of grant or earlier at the determination of the Board of Directors. Under the LTI Plan, the Company reserved 2,750,000 shares of stock in accordance with the plan’s terms. The number of shares covered by stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of the grant. The exercise price for options cannot be less than the fair market value of the Company’s common stock on the date of the grant. As of December 31, 2007, 816,000 options were granted to key employees and directors of the Company which vest over 3.39 years and have an intrinsic value of $0.

The Company’s results of operations for the fiscal year ended December 31, 2007 included share-based employee compensation totaling $1,003,978. Such amount was included in the Statements of Operations in selling, general and administrative expenses. As of December 31, 2007, there was $123,612 of unrecognized compensation cost related to all unvested stock options. The fair value of these options was estimated using the Black-Scholes valuation model with the following weighted-average assumptions and fair values:

Year ended December 31, 2007
Volatility	23.5%
Expected term in years	3.8 years
Risk-free interest rate	4.6%
Expected dividend yield	0

The following information relates to the stock option activity under the LTI Plan for the year ended December 31, 2007:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at January 1, 2007	—	—	—
Granted	766,000	$5.65	3.78 years
Exercised	—	—	—
Cancelled	—	—	—

Outstanding & Exercisable at December 31, 2007	766,000	$5.65	3.39 years

The aggregate intrinsic value for the options in the table above was zero as at December 31, 2007 based on the closing common share price of $2.11 as at December 31, 2007. The aggregate intrinsic value represents the total pre-intrinsic value (the difference between the Company’s closing stock price on the last trading day of the fourth quarter of 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2007. This amount changes based on the fair market value of the Company’s common stock.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15—WARRANTS:

In connection with Terra Nova’s Offering on April 22, 2005, there were 11,040,000 warrants issued and outstanding at December 31, 2007, which included warrants that were part of the outstanding units. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on February 12, 2007 (the completion of the merger) and expiring on April 17, 2009 (four years from the effective date of Terra Nova’s Offering). The warrants are redeemable at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with Terra Nova’s Offering, Terra Nova issued an option for $100 to the representative of the underwriters to purchase 240,000 units at an exercise price of $9.90 per unit. In addition, the warrants underlying such units were exercisable at $6.65 per share.

NOTE 16—COMMITMENTS AND CONTINGENCIES:

Leases:

The Company typically leases office space and equipment under operating leases that expire over one to three years. Future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2007 were as follows:

Year Ending December 31,
2008	$736,729
2009	530,132
2010	296,101

Total	$1,562,962

Rent expense under all operating leases was $1,307,841, $614,511 and $638,189 for each of the years ended December 31, 2007, 2006 and 2005, respectively.

The above lease commitments do not include future minimum rental payments that have been accrued for in restructuring costs (see Note 9).

Employee Benefit Plan:

In 1991 Quantum established a savings and profit sharing (IRC Section 401(k)) plan (“Plan”). As of January 1, 2006, the Plan was amended to include additional employees of Quantum and to meet IRS safe harbor provisions. Employees are eligible to participate upon their date of hire. Participants may elect to defer a percentage of their compensation subject to the Internal Revenue Service limit on elective deferrals. The Plan also allows for a discretionary Company match of elective deferrals that will vest on a three-year cliff vesting schedule. There was no Company match for the Plan year ended September 30, 2005. Effective October 1, 2005, the Company elected to change the Plan’s fiscal year ending date to December 31. There was no Company match for the years ended December 31, 2007, 2006 and 2005.

Retirement Benefit Liability:

Upon its acquisition of Quantum, the Company assumed a stock purchase agreement dated December 30, 1986 with a former owner. The agreement called for the payment of retirement benefits in equal monthly payments, adjusted for the cost of living increases equal to the Consumer Price Index. The former owner is entitled to these benefits until his death.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recorded an estimated liability of $338,050 based upon the expected remaining life of the former owner, and made payments of $78,126, $74,076 and $30,865 in the years ended December 31, 2007, 2006 and 2005, respectively. Estimated future payments to the former owner are as follows:

Year Ending December 31,
2008	$79,574
2009	79,574
2010	79,574
2011	79,574
2012	79,574
Thereafter	88,874

Total minimum payments	$486,744

Present value (at 12.25% discount rate) net minimum retirement payments	$338,050
Less, current portion	(77,257)

$260,793

NOTE 17—FRANCHISE AGREEMENTS:

On August 30, 2007, the Company entered into an Agreement with KOR Capital, LLC (“KOR”), a Florida limited liability company controlled by Kevin O’Donnell, a former officer of the Company, pursuant to which the Company granted to KOR an exclusive right and license (i) to set up and operate, in parts of Northern California and Florida, a franchise of the Company’s system and procedures for the operation of light industrial and clerical temporary staffing services and (ii) to use in connection with the operation certain of the Company’s proprietary intellectual property. The Agreement with KOR replaced the agreement between the Company and KOR entered on July 9, 2007. In consideration for the grant and license, KOR was required to pay to the Company, on a weekly basis, a royalty equal to 4.5% of all gross revenues earned by KOR from its operations. KOR also agreed to pay the Company, on a weekly basis, a royalty equal to 50% of its net income from its operations. Through this relationship KOR operated and managed up to twelve of the Company’s former branches.

Under the Agreement, the Company processed the weekly payroll for all temporary and contract staff placed on assignment by KOR and KOR’s weekly invoices. The Agreement had a term of 99 years, but was subject to earlier termination upon certain material breaches or defaults and it could only be assigned by KOR if the assignee satisfied certain financial, business experience and character criteria acceptable to the Company.

On August 13, 2007, the Company entered into an Agreement (the “TZG Agreement”) with TZG Enterprises, LLC (“TZG”), a Delaware limited liability company controlled by J. Todd Warner, a former officer of the Company, pursuant to which the Company granted to TZG an exclusive right and license (i) to set up and operate a franchise of the Company’s system and procedures for the operation of transportation and light industrial temporary staffing services and (ii) to use in connection with the operation certain of the Company’s proprietary intellectual property. In consideration for the grant and license, TZG was required to pay to the Company, on a weekly basis, a royalty equal to 6% of all gross revenues earned by TZG from the operation. Through this relationship TZG operated and managed up to twenty-five of the Company’s former branches.

Under the Agreement, the Company processed the weekly payroll for all temporary and contract staff placed on assignment by TZG and TZG’s weekly invoices. The Agreement had a term of 99 years, but was subject to earlier termination upon certain material breaches or defaults and it could only be assigned by TZG if the assignee satisfied certain financial, business experience and character criteria acceptable to the Company.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent to December 31, 2007, both franchise agreements were terminated. See Note 20—Subsequent Events.

NOTE 18—MANAGEMENT AND EMPLOYMENT AGREEMENTS:

On February 12, 2007, the Company entered into an employment agreement with the Chief Executive Officer (“CEO”) and President of the Company, whereby the Company agreed to pay each of the CEO and President $25,000 per month, plus benefits, with the term of each agreement being 3 years. At December 31, 2007, the CEO and the President each owned, as per a voting agreement, approximately 57% of the outstanding common stock of the Company.

The Company has entered into an employment agreement with the Chief Financial Officer of the Company. The agreement provides for basic compensation, incentive compensation and a severance package.

On February 28, 2008, Christopher Ferguson, the Company’s former director, President and Secretary, resigned from the Company and his employment agreement was terminated (see Note 20—Subsequent Events).

NOTE 19—LITIGATION:

In February of 2007, the Company entered into a three party settlement agreement between the Company, Westaff, Inc (“Westaff”) and 26 employees hired by the Company who formerly worked for Westaff. The settlement arose out of lawsuits filed by Westaff against certain of those employees. The terms of the settlement required the Company to make a one time cash payment of $266,000 to Westaff, plus legal fees of $56,000, and in return for such consideration Westaff agreed to release all 26 former employees of Westaff and now employed by the Company from their non-compete and non-solicitation agreements that the employees had signed while employed by Westaff. As an additional term of the settlement agreement, the Company agreed to cease the solicitation of Westaff employees. The total cost to the Company including legal expenses was $0 and $322,000 for the three and nine months ended September 30, 2007.

The Company also hired a high level transportation sales executive. The former partner of the high level executive, threatened litigation against the Company based on covenants not to compete related to customers that the Company was soliciting. To settle the potential claim, the Company made a one-time cash payment of $80,000 in the first quarter of fiscal 2007 to the former partner of the transportation executive in exchange for full settlement and release of all potential claims against the Company and the executive.

On September 21, 2007, Temporary Services Insurance Ltd. (“TSIL”), which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, filed a complaint (the “TSIL Litigation”) in the U.S. District Court in Florida against ALS, LLC (“ALS”), Advantage Services Group, LLC (“Advantage Services”), certain officers and shareholders of ALS and Advantage Services as well as certain other third party companies (collectively, the “ALS Defendants”), alleging that it was owed at least $2,161,172 in unpaid insurance assessments, as well as other requested damages, from the ALS Defendants. Kevin O’Donnell, a former officer of the ALS companies and a named defendant in the TSIL Litigation, controls KOR, a former franchisee of the Company.

The Company is also named as a defendant because it acquired certain assets from ALS and its wholly owned subsidiaries, including Advantage Services Group II, LLC (“ASG II”), in February 2007, for which it paid a portion of the purchase price at closing to the ALS Defendants, through ALS. It is alleged that this transfer rendered ASG II, one of the named insureds on the TSIL policy, insolvent and unable to pay the insurance

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assessments and damages owed to TSIL. TSIL requests in its complaint that its damages be satisfied from the assets transferred to the Company. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which the Company may seek indemnification from ALS in connection with the foregoing. The Company intends to pursue all appropriate claims for such indemnification and cannot estimate the potential liability, if any.

On January 11, 2008, the Company filed its Answer denying all claims in the TSIL Litigation and also filed a Crossclaim against ALS making claims for contractual and common law indemnity. On January 31, 2008, ALS filed its Answer to the Company’s Crossclaim, denying all claims, and filed a Counterclaim asking for a declaratory judgment that it does not have to indemnify the Company and asserting a breach of contract claim based on an alleged failure to pay ALS certain amounts due under a promissory note arising out of the acquisition of certain assets and liabilities of ALS in February 2007. The court in the TSIL Litigation entered an Order, dated February 22, 2008, requiring the Company not to make any payments to ALS pursuant to the purchase agreement without first seeking leave of court.

On or about October 29, 2007, the Company received a copy of a letter sent by a law firm to the California Labor & Workforce Development Agency, pursuant to which such law firm sought permission under the California Labor Code Private Attorney General Act of 2004 to file a complaint against the Company, a wholly owned subsidiary of the Company and ALS and one of its subsidiaries, on behalf of a class of employees currently and formerly employed by the defendants in California (the employees had not been named). On January 30, 2008, James W. Brown (“Brown”), on behalf of himself and all others similarly situated, on behalf of the general public and as an “aggrieved employee” under the California Labor Code Private Attorneys General Act, filed a complaint in the Superior Court of the State of California (Alameda County) (the “Brown Litigation”) against ClearPoint Advantage, LLC (“CP Advantage”), a wholly owned subsidiary of CPR. Agreements related to the acquisition of certain assets and liabilities of ALS in February 2007 contain provisions under which the Company may seek indemnification from ALS in connection with the foregoing. The Company intends to pursue all appropriate claims for such indemnification. (See also Part I—Item 1A (Risk Factors)).

The complaint in the Brown Litigation alleges that CP Advantage has (i) failed to pay overtime compensation (Calif. Labor Code Section 1194 and 2699(f)) to him and to all California employees similarly situated, (ii) failed to pay wages at time of discharge (Calif. Labor Code Sections 201, 202 and 203 and 2699(f)) to him and to all California employees similarly situated, (iii) failed to pay all wages at the time required (Calif. Labor Code Sections 204 and/or 204b and 2699(f)) to him and to all California employees similarly situated, (iv) failed to provide proper itemized wage statements (Calif. Labor Code Section 226(a)) to him and to all California employees similarly situated, and (v) issued checks drawn on out-of-state banks with no in-state address for presentation (Calif. Labor Code Section 212 and 2699(f)) to him and to all California employees similarly situated. On March 25, 2008, CP Advantage filed its Answer and denied all claims. In addition, on March 26, 2008, CP Advantage filed a Notice of Removal to remove the Brown Litigation to the United States District Court of the Northern District of California. Brown seeks unspecified penalties, damages, interest, attorneys’ fees, costs of suit and, in relation to the claim regarding the alleged issuance of checks drawn on out-of-state banks with no in-state address for presentation, an injunction to preclude such alleged conduct.

Generally, the Company is engaged in various litigation from time to time in the normal course of business. Management does not believe that the ultimate outcome of such matters, including the matters above, either individually or in the aggregate, will have a material adverse impact on the financial condition or results of operations of the Company.

In the ordinary course of its business, ClearPoint is periodically threatened with or named as a defendant in various lawsuits, claims and pending actions, and is typically engaged in various litigation from time to time. The

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

principal risks that ClearPoint insures against are workers’ compensation, general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. If a potential loss arising from these lawsuits, claims and actions is probable, reasonably estimable, and is not an insured risk, ClearPoint records the estimated liability based on circumstances and assumptions existing at the time. Whereas management believes the recorded liabilities are adequate, there are inherent limitations in the estimation process whereby future actual losses may exceed projected losses, which could materially adversely affect the financial condition of ClearPoint.

NOTE 20—SUBSEQUENT EVENTS:

On February 7, 2008, ClearPoint Resources, Inc. (“CPR”), a wholly owned subsidiary of ClearPoint, entered into a Purchase Agreement (the “HRO Purchase Agreement”) effective as of February 7, 2008, with CPR’s wholly owned subsidiary, ClearPoint HRO, LLC, a Delaware limited liability company (“HRO”), and AMS Outsourcing, Inc., a Montana corporation (“AMS”). Pursuant to the HRO Purchase Agreement, CPR sold all of the issued and outstanding securities of HRO to AMS for an aggregate purchase price payable in the form of an earnout payment equal to 20% of the earnings before interest, taxes, depreciation and amortization of the operations of HRO for a period of twenty four (24) months following February 7, 2008. AMS is obligated to pay such fee in arrears on the first business day of every month. Unpaid fees will be subject to interest at a rate of 1.5% per month.

On February 22, 2008, CPR issued promissory notes (the “Promissory Notes”), in the aggregate principal amount of $800,000, with $400,000 to each of Michael Traina, the Company’s and CPR’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, the Company’s and CPR’s former director, President and Secretary, in consideration for loans totaling $800,000 made to CPR. Pursuant to a voting agreement, each of Messrs. Traina and Ferguson is also a beneficial owner of more than 50% of issued and outstanding shares of the Company’s common stock. The terms of the Promissory Notes issued to Messrs. Traina and Ferguson are identical. The principal amount of each Promissory Note is $400,000, they bear interest at the rate of 6% per annum, which will be paid quarterly, and they are due on February 22, 2009. The Promissory Notes are subordinate and junior in right of payment to the prior payment of any and all amounts due to Manufacturers and Traders Trust Company (“M&T”) pursuant to the Credit Agreement, as amended, by and between M&T and the Company.

On February 28, 2008, CPR entered into an Asset Purchase Agreement (the “StaffChex Purchase Agreement”), dated as of February 28, 2008, with StaffChex, Inc. (“StaffChex”), subject to certain conditions for the completion of the transaction. Under the StaffChex Purchase Agreement, StaffChex assumed certain liabilities of CPR and acquired from CPR all of the Customer Account Property (primarily contract rights), as defined in the StaffChex Purchase Agreement, related to the temporary staffing services serviced by (i) KOR pursuant to the Franchise Agreement – Management Agreement, dated August 30, 2007, and (ii) StaffChex Servicing, LLC (“StaffChex Servicing”), an affiliate of StaffChex, pursuant to the Exclusive Supplier Agreement, dated September 2, 2007. The prior agreements with StaffChex Servicing and KOR were terminated on February 28, 2008 and March 5, 2008, respectively. The Company did not incur any early termination penalties in connection with such terminations. In consideration for the Customer Account Property acquired from CPR, StaffChex issued to CPR 15,444 shares of common stock of StaffChex and is obligated to issue up to 23,166 shares of StaffChex’ common stock, subject to the earnout provisions set forth in the StaffChex Purchase Agreement. In addition, CPR entered into an iLabor agreement with StaffChex whereby StaffChex agreed to process its temporary labor requests through CPR’s iLabor network and to pay to CPR 2.25% (such percentage subject to reduction based on meeting certain volume targets) of StaffChex’s total dollar volume of business for temporary staffing services. On March 5, 2008, CPR completed the disposition of all of the Customer Account Property. The Company did not incur any early termination penalties in connection with such termination.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 28, 2008, CPR and its subsidiary, ClearPoint Workforce, LLC (“CPW”), entered into a Licensing Agreement (the “Optos Licensing Agreement”) with Optos Capital, LLC (“Optos”), of which Christopher Ferguson, the Company’s and CPR’s former director, President and Secretary, is the sole member. Pursuant to the Optos Licensing Agreement, ClearPoint (i) granted to Optos a non-exclusive license to use the ClearPoint Property and the Program, both as defined in the Optos Licensing Agreement, which include certain intellectual property of CPR, and (ii) licensed and subcontracted to Optos the client list previously serviced by TZG, pursuant to the TZG Agreement dated August 13, 2007, as amended, and all contracts and contract rights for the clients included on such list. In consideration of the licensing of the Program, which is part of the ClearPoint Property, CPR was entitled to receive a fee equal to 5.2% of total cash receipts of Optos related to temporary staffing services. With CPR’s consent, Optos granted, as additional security under certain of its credit agreements, conditional assignment of Optos’ interest in the Optos Licensing Agreement to its lender under such credit agreements. The foregoing agreement with TZG was terminated on February 28, 2008. The Company did not incur any early termination penalties in connection with such termination.

On February 28, 2008, CPW advanced $800,000, on behalf of Optos, to the provider of Optos’ outsourced employee leasing program. The advanced funds were utilized for Optos’ payroll. In consideration of making the advance on its behalf, Optos assumed the Promissory Notes, and the underlying payment obligations, issued by CPR on February 22, 2008 which were payable to Michael Traina and Christopher Ferguson in the aggregate amount of $800,000.

On February 28, 2008, Christopher Ferguson, the Company’s former director, President and Secretary, resigned from the Company in connection with the Optos Licensing Agreement. In connection with Mr. Ferguson’s resignation as the Company’s and CPR’s director, President and Secretary, the Company and Mr. Ferguson entered into the Separation of Employment Agreement and General Release (the “Ferguson Separation Agreement”). In consideration for Mr. Ferguson’s agreement to be legally bound by the terms of the Ferguson Separation Agreement and his release of his claims, if any, under the Ferguson Separation Agreement, Mr. Ferguson is entitled to be reimbursed for any health insurance payments for Mr. Ferguson for a period equal to 52 weeks. Pursuant to the Ferguson Separation Agreement, except for the parties’ continuing obligations under the Employment Agreement between the Company and Mr. Ferguson, dated as of February 12, 2007 (the “Employment Agreement”), the Employment Agreement is of no further force and effect. Under the Ferguson Separation Agreement, Mr. Ferguson agreed not to be a designee under the Voting Agreement and not to stand for election as a director of the Company, and, for as long as Mr. Ferguson beneficially owns at least 5% of the Company’s outstanding shares of common stock, Mr. Ferguson will be entitled to be an observer at each meeting of the Company’s board of directors. Under the Ferguson Separation Agreement, the Company has agreed to enter into a consulting agreement with Mr. Ferguson pursuant to which he will be paid $25,000 per month for twelve (12) months. In return, Mr. Ferguson shall assist the Company with any matters relating to the performance of his former duties and will work with the Company to effectively transition his responsibilities.

The Company entered into the M&T Credit Agreement with several banks and other financial institutions parties to the M&T Credit Agreement (collectively, the “M&T Lenders”) and M&T as Administrative Agent, dated as of February 23, 2007, as amended. Under the M&T Credit Agreement, the M&T Lenders agreed to make Revolving Credit Loans up to $20,000,000 in the aggregate principal amount and issued a $5,000,000 Term Loan. Capitalized terms not defined herein shall have the meanings set forth in the M&T Credit Agreement. On March 21, 2008, ClearPoint entered into the Second Amendment to M&T Credit Agreement (the “Second Amendment”), dated as of March 21, 2008, among ClearPoint, the M&T Lenders and M&T. Pursuant to the Second Amendment, the Credit Agreement was amended, among other matters, as follows: (i) the aggregate amount of the Revolving Credit Commitments was gradually reduced from $20,000,000 to $15,000,000 at March 21, 2008 and $4,000,000 at June 30, 2008 and $10,812,981 of the December 31, 2007 balance of the Revolver has been classified as a current liability; (ii) the Applicable Margin, which is a component of the

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest rate calculations, was increased to (a) 3.5% and 1.25% for any Revolving Credit Loan that is a Eurodollar Loan and a Base Rate Loan, respectively, and (b) 4.5% and 2.25% for any Term Loan that is a Eurodollar Loan and a Base Rate Loan, respectively; (iii) the Applicable Commitment Fee Percentage, which is included in the calculations of Commitment Fees payable by ClearPoint on the amount of the Unused Revolving Credit Commitments, was increased to 0.25%; and (iv) the covenants related to the ratios of Total Debt or Senior Debt, as applicable, to Modified EBITDA were amended to lower the ratios as of September 30, 2008.

On April 14, 2008, the Company entered into a Waiver (the “Waiver”) to the M&T Credit Agreement. Pursuant to the Waiver, the required lenders under the M&T Credit Agreement waived compliance with certain financial covenants set forth in the M&T Credit Agreement for the period ending December 31, 2007. In connection with the Waiver, the Company paid a $100,000 Waiver fee to M&T.

On March 1, 2005, CPR issued a Promissory Note (“Blue Lake Note”) to Blue Lake Rancheria, a fully recognized Indian tribe (“Blue Lake”), for $1,290,000 in principal amount guaranteed by Michael Traina, ClearPoint’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, the former director, President and Secretary of ClearPoint and CPR. The Blue Lake Note matured on March 31, 2008. Effective March 31, 2008, the Company amended and restated the Blue Lake Note and extended its maturity date under the Agreement, dated as of March 31, 2008, by and between CPR and Blue Lake (the “Blue Lake Agreement”). The Blue Lake Agreement sets forth certain agreements between CPR and Blue Lake with respect to the amendment and restatement of the Blue Lake Note. CPR and Blue Lake have acknowledged that the Blue Lake Agreement constitutes a legally binding obligation and commitment on the parties thereto which will be further documented in definitive, binding agreements to be completed no later than April 14, 2008. Pursuant to the Blue Lake Agreement, the principal amount of $1,290,000 is due and payable as follows: (i) $200,000 was paid on April 8, 2008, (ii) $50,000 is payable on the first business day of each calendar month for 12 consecutive months (totaling $600,000 in the aggregate), the first payment to occur on May 1, 2008 and the last to occur on April 1, 2009, and (iii) on April 30, 2009, CPR is obligated to pay to Blue Lake the balance of the principal amount, equal to $490,000, plus accrued interest. The interest rate was increased from 6% to 10% per annum. ClearPoint agreed to issue 900,000 shares (“Escrow Shares”) of ClearPoint’s common stock in the name of Blue Lake to be held in escrow, pursuant to an escrow agreement, as security for the payment of the principal amount and interest under the amended and restated Blue Lake Note.

On March 1, 2005, CPR issued the Amended and Restated Notes (collectively the “Sub Notes” and each Amended and Restate Note, a “Sub Note”) to each of Matthew Kingfield, B&N Associates, LLC, Alyson P. Drew and Fergco Bros. Partnership (collectively, the “Sub Noteholders,” and individually, a “Sub Noteholder”), for $50,000, $100,000, $100,000 and $300,000, respectively. Ms. Drew is the spouse of ClearPoint’s director Parker Drew. Fergco Bros. Partnership is controlled by Christopher Ferguson, the former director, President and Secretary of ClearPoint and CPR. The Sub Notes matured on March 31, 2008. Effective March 31, 2008, the Company amended and restated the Sub Notes and extended their maturity dates under the following agreements: (i) the Second Amended and Restated Promissory Note, dated March 31, 2008 (the “Amended Sub Note” and collectively, the “Amended Sub Notes”) issued by CPR to each Sub Noteholder; and (ii) a Warrant (the “Sub Note Warrant”) to purchase 15,000 shares (“Sub Note Warrant Shares”) of ClearPoint’s common stock issued to each Sub Noteholder for every $100,000 of Amended Sub Notes held, on a pro rata basis. Each Amended Sub Note is due and payable on March 31, 2009, provided that CPR has the right to extend this maturity date to March 31, 2010 by providing notice to the Sub Noteholder. All sums outstanding from time to time under each Amended Sub Note bear the same interest of 12% per annum as under the Sub Note. CPR’s failure to make any payment of principal or interest under the Amended Sub Note when such payment is due constitutes an event of default, if such default remains uncured for 5 business days after written notice of such failure is given to CPR by the Sub Noteholder. In consideration of each Sub Noteholder agreeing to extend the maturity date of their Sub

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note, ClearPoint agreed to issue the Sub Note Warrant to the Sub Noteholders to purchase, in the aggregate, 82,500 Sub Note Warrant Shares as described below. The Sub Note Warrant gives the Sub Noteholders the right to purchase, in the aggregate, 82,500 Sub Note Warrant Shares at an exercise price per share equal to $1.55, the closing price per share of common stock on March 31, 2008. If CPR extends the maturity date of the Amended Sub Note to March 31, 2010, then the Sub Noteholders will have the right to receive additional Sub Note Warrants to purchase, in the aggregate, additional 82,500 shares of common stock at an exercise price equal to the closing price of common stock on March 31, 2009, but in no event at an exercise price lower than $1.55. The initial Sub Note Warrant is immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010. The exercise price and the number of Sub Note Warrant Shares are subject to adjustment in certain events, including a stock split and reverse stock split.

On April 8, 2008 the Optos Licensing Agreement was terminated. A new license agreement and a new temporary help services subcontract agreement was entered into with Koosharem Corp., a California corporation doing business as Select Staffing (“Select”), where CPR is entitled to receive annually the first 10% of all annual gross sales of the subcontracted contracts up to $36 million of annual gross sales and whereby Select licensed use of CPR’s iLabor network in exchange for a $1.2 million payment ($900,000 on April 8, 2008 and $300,000 on July 1, 2008). In consideration for terminating the Optos Licensing Agreement, CPR and Optos have agreed that there will be a net termination fee for any reasonable net costs or profit incurred, if any, when winding up the operations associated with termination.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21—QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

The following is a summary of the unaudited quarterly financial information for the fiscal years ended December 31, 2007 and 2006:

	2007—Quarter Ended (unaudited)
	December 31,		September 30,	June 30,		March 31,
	($ in thousands, except per share data)
Revenue	$52,015		$52,427	$54,394		$32,849
Cost of Services	46,616		46,548	46,525		26,942

Gross Profit	5,399		5,879	7,869		5,907
Selling, general and administrative expenses	6,795		4,719	8,086		7,105
Restructuring expenses	—		(651)	2,852		—
Depreciation and amortization expense	6,387		1,401	1,387		1,139

Income (loss) before income taxes	(7,783)		410	(4,456)		(2,337)
Interest income (expense)	(245)		(529)	(537)		(561)
Other income (expense)	260		—	90		(1,823	)(3)

Net loss before income taxes	(7,768)		(119)	(4,903)		(4,721)
Income tax expense (benefit)	(1,767)		39	(2,918)		(474)

Net loss	$(6,001	)(1)	$(158)	$(1,985	)(2)	$(4,247)

Net loss per share	$(0.45)		$(0.01)	$(0.15)		$(0.43)

	2006—Quarter Ended (unaudited)
	December 31,		September 30,	June 30,	March 31,
	($ in thousands, except per share data)
Revenue	$29,142		$29,261	$31,780	$23,759
Cost of Services	23,344		24,200	26,503	19,290

Gross Profit	5,798		5,061	5,277	4,469
Selling, general and administrative expenses	3,461		3,060	3,594	3,435
Depreciation and amortization expense	479		479	755	776

Income (loss) before income taxes	1,858		1,522	928	258
Interest income (expense)	(2,474	)(4)	(690)	(972)	(936)
Other income (expense)	23		6	(10)	7

Net income (loss) before income taxes	(593)		838	(54)	(671)
Income tax expense (benefit)	420		491	264	(230)

Net income (loss)	$(1,013)		$347	$(318)	$(441)

Net income (loss) per share	$(0.17)		$0.06	$(0.05)	$(0.07)

(1)	The net loss in the forth quarter of 2007 includes a writedown in the carrying value of contract rights and increased provision for doubtful accounts.
(2)	The net loss in the second quarter of 2007 includes the impact of a restructuring charge.
(3)	Includes prepayment penalty on early retirement of Bridge debt.
(4)	Reflects the revaluation of warrants related to the Bridge term loan.

Net income (loss) per share is computed independently for each quarter presented. Therefore, the sum of the quarterly net income (loss) per share figures in 2007 and 2006 does not necessarily equal to the total computed for the entire year.

ClearPoint Business Resources, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2007 and nine months ended September 30, 2008 reflects the historical results of ClearPoint Business Resources, Inc. (“the Company”), adjusted to give effect to the disposition and subcontracting of certain customer account property to StaffChex, Inc. (“StaffChex”) on March 5, 2008 and Select Staffing (“Select”) effective March 30, 2008, respectively, pursuant to which certain liabilities of the Company were assumed by StaffChex and Select. In connection with the disposition and subcontracting of the customer account property, the Company entered into agreements with both StaffChex and Select for which it will receive certain royalty fees (see Note 20 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the StaffChex and Select transactions).

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 has been prepared as if the foregoing transactions (“Transactions”) had occurred as of December 31, 2007. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2007 and nine months ended September 30, 2008 have been prepared as if the transactions had occurred on January 1, 2007. The historical consolidated balance sheet and consolidated statement of operations information was derived from the Company’s Consolidated Financial Statements included elsewhere in this prospectus. The historical unaudited interim consolidated statement of operations information was derived from the Company’s Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet and statements of operations are furnished for illustrative purposes and do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated. The pro forma adjustments are based upon estimates and assumptions that the Company believes are reasonable. This information should be read together with the Company’s Consolidated Financial Statements and Condensed Interim Consolidated Financial Statements included elsewhere in this prospectus, and in conjunction with the accompanying notes to the unaudited pro-forma condensed consolidated financial statements.

ClearPoint Business Resources, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

At December 31, 2007

(in thousands)

	As Reported	Pro Forma Adjustments Select	Pro Forma Adjustments StaffChex	Pro Forma
CURRENT ASSETS
Assets
Cash and cash equivalents	$1,994	$—	$—	$1,994
Accounts receivable net of allowance for doubtful accounts	17,371	(7,168)[1]	(6,658)[1]	3,545
Unbilled revenue	2,164	(163)[1]	(421)[1]	1,580
Prepaid expenses and other current assets	4,296	—	—	4,296
Deferred income taxes	1,631	916 [2]	(662)[2]	1,885

TOTAL CURRENT ASSETS	27,456	(6,415)	(7,741)	13,300
EQUIPMENT, FURNITURE AND FIXTURES, net	2,162	—	—	2,162
INTANGIBLE ASSETS, net	183	—	—	183
GOODWILL	16,822	—	—	16,822
DEFERRED INCOME TAXES, net of current portion	3,376	—	—	3,376
DEFERRED FINANCING COSTS, net	102	—	—	102
OTHER ASSETS	5,176	—	—	5,176

TOTAL ASSETS	$55,277	$(6,415)	$(7,741)	$41,121

CURRENT LIABILITIES
Current portion of long-term debt	$1,600	—	—	$1,600
Current portion of notes payable other	2,510	—	—	2,510
Accounts payable	2,881	—	—	2,881
Accrued expenses and other current liabilities	5,122	—	—	5,122
Accrued payroll and related taxes	6,819	(432)[1]	(738)[1]	5,649
Retirement benefit payable	77	—	—	77
Current portion of accrued restructuring costs	821	—	—	821

TOTAL CURRENT LIABILITIES	19,830	(432)	(738)	18,660
REVOLVING CREDIT FACILITY	14,813	(9,380)[3]	(4,549)[3]	884
ACCRUED RESTRUCTURING COSTS, net of current	204	—	—	204
LONG-TERM DEBT, net of current	3,973	—	—	3,973
NOTES PAYABLE OTHER, net of current	—	—	—	—
NOTES PAYABLE-STOCKHOLDERS	550	—	—	550
RETIREMENT BENEFIT PAYABLE, net of current	261	—	—	261

TOTAL LIABILITIES	39,631	(9,812)	(5,287)	24,532
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—	—	—
Common stock, $.0001 par value (September 30, 2007: 60,000,000 shares authorized, 13,208,916 shares issued and outstanding)	1	—	—	1
Paid-in capital	31,350	—	—	31,350
Accumulated deficit	(15,705)	3,397 [4]	(2,454)[4]	(14,762)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	15,646	3,397	(2,454)	16,589

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$55,277	$(6,415)	$(7,741)	$41,121

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

ClearPoint Business Resources, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2007

(in thousands, except per share amounts)

	For the Twelve Months Ended December 31, 2007 As Reported	Pro Forma Adjustments Select	Pro Forma Adjustments Staffchex	For the Twelve Months Ended December 31, 2007 Pro Forma
REVENUE	$191,685	$(45,526)[5]	$(33,794)[5]	$112,365
COST OF SERVICES	166,631	(42,834)[5]	(27,409)[5]	96,388

GROSS PROFIT	25,054	(2,692)	(6,385)	15,977
SELLING, GENERAL AND ADMINISTRATION EXPENSE	26,705	(7,461)[6]	(2,758)[6]	16,486
RESTRUCTURING (INCOME) EXPENSE	2,201	—	—	2,201
DEPRECIATION AND AMORTIZATION EXPENSE	10,313	—	—	10,313

INCOME (LOSS) FROM OPERATIONS	(14,165)	4,769	(3,627)	(13,023)
INTEREST (EXPENSE) INCOME	(2,377)	16 [7]	170 [7]	(2,191)
PREPAYMENT PENALTY ON EARLY RETIREMENT OF DEBT	(1,950)	—	—	(1,950)
OTHER INCOME (EXPENSE)	981	—	—	981

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(17,511)	4,785	(3,457)	(16,183)
INCOME TAX EXPENSE (BENEFIT)	(5,120)	1,388 [8]	(1,003)[8]	(4,735)

NET INCOME (LOSS)	$(12,391)	$3,397	$(2,454)	$(11,448)

NET INCOME (LOSS) PER COMMON SHARE-BASIC AND DILUTED	$(1.00)	$0.27	$(0.20)	$(0.93)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,372,170	12,372,170	12,372,170	12,372,170

ClearPoint Business Resources, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2008

(in thousands, except per share amounts)

	For the Nine Months Ended September 30, 2008	Pro Forma Adjustments Select	Pro Forma Adjustments StaffChex	For the Nine Months Ended September 30, 2008 Pro Forma
REVENUES	$30,732	$(6,226)[1]	$(5,440)[1]	$19,066
COST OF SERVICES	27,737	(7,509)[1]	(5,393)[1]	14,835

GROSS PROFIT	2,995	1,283	(47)	4,231
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,936	(697)[2]	(4,690)[2]	8,549
RESTRUCTURING EXPENSE	2,100	—	—	2,100
DEPRECIATION AND AMORTIZATION EXPENSE	503	—	—	503
IMPAIRMENT OF GOODWILL	16,822	—	—	16,822
FIXED ASSETS IMPAIRMENT	1,022	—	—	1,022

INCOME (LOSS) FROM OPERATIONS	(31,389)	1,980	4,643	(24,766)

OTHER INCOME (EXPENSE)
Other income	300	—	—	300
Interest income	12	—	—	12
Interest, OID and warrant liability (expense)	(1,447)	—	—	(1,447)
Derivative income	26	—	—	26
Gain on restructuring of debt	687	—	—	687
Other (expense)	(101)	—	—	(101)
Gain (loss) on sale of subsidiary	(1,294)	—	—	(1,294)

TOTAL OTHER INCOME (EXPENSE)	(1,817)	—	—	(1,817)

INCOME (LOSS ) BEFORE INCOME TAX EXPENSE (BENEFIT)	(33,207)	1,980	4,643	(26,584)
TAX EXPENSE (BENEFIT)	5,007	— [3]	— [3]	5,007

NET (LOSS) INCOME	$(38,214)	$1,980	$4,643	$(31,591)

(LOSS) INCOME PER COMMON SHARE				—
Basic and diluted	$(2.84)	$0.15	$0.34	$(2.35)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING				—
Basic and diluted	13,462,042	13,462,042	13,462,042	13,462,042

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 give effect to the disposition and subcontracting of all Customer Account Property to StaffChex and Select, respectively, pursuant to which StaffChex and Select assumed certain liabilities of the Company. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 reflects the historical results of operations of the Company to give pro forma effect to the StaffChex and Select transactions, as if all had occurred on January 1, 2007, as described below:

(1) While the Accounts Receivable was not sold as a result of the Transactions, the resulting reductions in Revenue and Cost of Services caused by the sale and subcontracting of the customer contracts, there would have been a substantial impact on Accounts Receivable, Unbilled Revenue, and Accrued Payroll and Related Taxes due to the fact that the customers will be billed directly by StaffChex and Select going forward and the billable associates have been transferred to those entities.

(2) Adjusts the balance of Deferred Income Tax benefit due to the income statement impact of the Transactions.

(3) Reflects the Transactions’ impact on ClearPoint’s reduced Line of Credit borrowing requirements as the financing for providing the service on the contracts would have been incurred by StaffChex and Select. The Line of Credit was proportionally reduced based upon the pro forma Accounts Receivable and Accrued Payroll calculations discussed above in (1).

(4) Residual impact of all balance sheet entries noted from (1) through (3) does not purport to be indicative of the income statement effect of the Transactions.

(5) As noted in (1), as a result of the Transactions, the adjustments to Revenue and Cost of Services are estimated based upon the sale and subcontracting of the contracts to StaffChex and Select, respectively, as a result of which the Company no longer owns or services the contracts with billable associates, as applicable. The reduction in Revenue is partially offset by royalty revenue generated from the Transactions in the amount of $7,404. The adjustment to reduce cost of sales is not impacted by the net revenues earned under the Select subcontract and StaffChex iLabor agreement.

(6) Reflects the reduction in Selling, General and Administrative Expenses relating to the maintenance of the network of branches that have now been assumed by StaffChex and subcontracted to Select and the staff employed therein. It does not reflect any reduction in administrative overhead impacted by the Transactions.

(7) Reflects the reduction in Interest Expense due to the resulting impact that the Transactions would have on ClearPoint’s borrowing requirements to maintain the contracts and associated revenue and cost of services that have been sold or subcontracted in the Transactions.

(8) Adjusts Income Tax Expense (Benefit) by the proportional impact of Income (loss) before taxes.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008 reflects the historical results of operations of the Company to give pro forma effect to the Transactions, as if all had occurred on January 1, 2007, as described below:

(1) Reflects the reduction to revenue and related cost of services generated from customer accounts subcontracted and sold under the Transactions. The adjustment to decrease revenue related to the customer accounts is partially offset by an increase in revenue of $ 3,014 and $ 1,043 earned under the Select subcontract and StaffChex iLabor agreement, respectively. The adjustment to reduce cost of sales is not impacted by the net revenues earned under the Select subcontract and StaffChex iLabor agreement.

(2) Reflects the reduction in Selling, General and Administrative Expenses relating to the staff employed to maintain the daily operations of the customer contracts that have now been subcontracted to Select and sold to Staffchex. It does not reflect any reduction in administrative overhead impacted by the Transactions.

(3) In the first quarter of fiscal 2008, the deferred tax asset balance was offset by a $5,000,000 valuation allowance for deferred tax assets recognized in prior periods. In addition, the Company established a full valuation allowance against any income tax benefits resulting from operations during the nine months ended September 30, 2008. Accordingly, no pro-forma adjustment to income tax expense (benefit) for the nine months ended September 30, 2008 is deemed necessary.

Unaudited Pro Forma Condensed

Combined Financial Information

The following unaudited pro forma condensed combined financial information for the year ended December 31, 2007 reflects the historical results of ClearPoint Business Resources, Inc. (“ClearPoint”), adjusted to give effect to the February 23, 2007 acquisition of certain assets of ALS, LLC and its subsidiaries (“Acquisition”), doing business as Advantage Services Group (“ASG”).

The pro forma condensed combined statement of operations for the year ended December 31, 2007 reflects the historical results of operations of each of ClearPoint, and ASG, as adjusted to give pro forma effect to the Acquisition, as if all had occurred on January 1, 2007. The unaudited pro forma condensed combined statement of operations does not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or results of operations for any future date or period. The Acquisition has been accounted for under the purchase method of accounting and the purchase price of $24.3 million has been allocated to fixed assets, contract rights, goodwill and selected current liabilities acquired on a fair value basis as determined by management and based upon a purchase price allocation study conducted by an independent valuation firm.

The pro forma adjustments are based upon available information and assumptions that ClearPoint believes are reasonable. The pro forma condensed combined statements of operations and the pro forma condensed combined balance sheet do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

The following information should be read in conjunction with the pro forma condensed combined financial information:

•	accompanying notes to the unaudited pro forma condensed combined information;

•	separate historical audited consolidated financial statements of ClearPoint for the year ended December 31, 2007

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2007

in thousands, except per share amounts	Clearpoint Business Resources for the Twelve Months Ended December 31, 2007	ALS and Subsidiaries for the Period January 1, 2007 through February 23, 2007	Pro Forma Adjustments		Pro Forma for the Twelve Months Ended December 31, 2007
REVENUE	$191,684	$15,147	$—		$206,831
COST OF SERVICES	166,631	12,953	—		179,583

GROSS PROFIT	25,054	2,194	—		27,248
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	26,705	2,517	—		29,222
RESTRUCTURING EXPENSE	2,201	—	—		2,201
DEPRECIATION AND AMORTIZATION (including an impairment charge of $5,029 in 2007)	10,313	31	376	(1)	10,720

(LOSS) FROM OPERATIONS	(14,166)	(353)	(376)		(14,895)
OTHER INCOME (EXPENSE)	—	—	—		—
Other income	182	—	—		182
Interest expense and factoring fees	(1,872)	(125)	25	(2)	(1,972)
Other expense	(912)	—	—		(912)
Gain on sale of subsidiary	1,206	—	—		1,206
Prepayment penalty on early retirement of debt	(1,950)	—	—		(1,950)

TOTAL OTHER INCOME (EXPENSE)	(3,346)	(125)	25		(3,446)

LOSS BEFORE INCOME TAX (BENEFIT) EXPENSE	(17,511)	(478)	(351)		(18,341)
INCOME TAX (BENEFIT) EXPENSE	(5,120)	—	(102	)(3)	(5,222)

NET LOSS	$(12,391)	$(478)	$(249)		$(13,119)

NET LOSS PER COMMON SHARE
Basic and Diluted	$(1.00)	$(0.04)	$(0.02)		$(1.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	12,372	12,372	12,372		12,372

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	522	Amortization of contract rights acquired in the acquisition
	(146)	Elimination of original ASG amortization of contract rights

	376	Total adjustments to depreciation and amortization

(2)	25	Interest expense on debt incurred as a result of the Acquisition
(3)	(102)	Adjustment to provision for income taxes on a pro forma consolidated basis

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information for the year ended December 31, 2006 reflects the historical results of ClearPoint Business Resources, Inc. (“ClearPoint”), adjusted to give effect to the merger with Terra Nova Acquisition Corporation (“Terra Nova”) consummated on February 12, 2007 (“Merger”) and the February 23, 2007 acquisition of certain assets of ALS, LLC and its subsidiaries (“Acquisition”), doing business as Advantage Services Group (“ASG”).

The Merger has been accounted for as a reverse acquisition under the purchase method of accounting. ClearPoint has been treated as the continuing reporting entity for accounting purposes. The assets and liabilities of Terra Nova have been recorded, as of the completion of the merger, at fair value, which is considered to approximate historical cost and added to those of ClearPoint. Since Terra Nova had no operations, the Merger has been accounted for as a recapitalization of ClearPoint. The Acquisition has been accounted for under the purchase method of accounting and the purchase price of $24.3 million has been allocated to fixed assets, contract rights, goodwill and selected current liabilities acquired on a fair value basis as determined by management and based upon a purchase price allocation study conducted by an independent valuation firm.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 reflects the historical results of operations of each of ClearPoint, Terra Nova and ASG, as adjusted to give pro forma effect to the Merger and the Acquisition, as if all had occurred on January 1, 2006. This historical financial information has been derived from the audited financial statements of ClearPoint, Terra Nova and ASG for the year ended December 31, 2006. The unaudited pro forma condensed combined statement of operations is furnished for illustrative purposes and does not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or results of operations for any future date or period. The pro forma adjustments are based upon estimates and assumptions that ClearPoint believes are reasonable. Neither ClearPoint, nor Terra Nova nor ASG assumes any responsibility for the accuracy or completeness of the information provided by the other parties. This information should be read together with the audited financial statements of ClearPoint, Terra Nova, and ASG included in this prospectus, and in conjunction with the accompanying notes to the unaudited condensed combined statement of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2006

(in thousands, except per share amounts)

	ClearPoint	Terra Nova	ASG	Adjustments		Pro Forma
Sales	$113,942	$—	$102,851	$—		$216,793
Cost of sales	93,337	—	86,455	—		179,792

Gross profit	20,605	—	16,396	—		37,001
Selling, general and administration expense	13,550	815	13,343	110	(1)	27,818
Depreciation and amortization	2,489	—	1,143	2,589	(2)	6,221

Income (loss) from operations	4,566	(815)	1,910	(2,699)		2,962
Interest (expense) income	(3,349)	1,180	(855)	1,210	(3)	(1,814)
Interest (expense) on warranty liability	(1,723)	—	—	1,723	(4)	—
Other income (expense)	26	—	—	—		26

Net income (loss) before taxes	(480)	365	1,055	234		1,174
Income taxes	945	129	—	(630	)(5)	1,704

Net income (loss)	(1,425)	236	1,055	(396)		(530)

Pro forma weighted average number of common shares outstanding – basic						13,209
Pro forma weighted average number of common shares outstanding – diluted						14,176
Pro forma net loss per common share – basic						$(0.04)
Pro forma net loss per common share – diluted						$(0.04)

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	110	Incremental fees paid to TerraNova Management Corp.

(2)	3,595	Amortization of contract rights acquired in the Acquisition
	(1,006)	Elimination of original ASG amortization of contract rights

	2,589	Total adjustments to depreciation and amortization

(3)	3,130	Reduction in interest expense due to repayment of debt with Bridge Healthcare Finance
	(515)	Interest expense on short-term debt incurred as a result of the Acquisition
	(225)	Interest expense on long-term debt incurred as a result of the Acquisition
	(1,180)	Reduction in interest income earned in Trust Fund

	1,210	Total adjustments to interest (expense) income

(4)	1,723	Elimination of interest expense on warrant liability

(5)	630	Adjustment to provision for income taxes on a pro forma consolidated basis

Comparative Per Share Data

The following table sets forth unaudited pro forma combined per share ownership information of ClearPoint, Terra Nova and ASG and its subsidiaries after giving effect to the Merger and Acquisition.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ClearPoint, Terra Nova and ASG would have been had the companies been combined.

	In thousands, except per share data
	Clear Point	Terra Nova	ASG	Combined Company
Number of shares of common stock outstanding upon consummation of the Merger and Acquisition	6,491	6,718	—	13,209
Book Value - historical at December 31, 2006	$(2,714)	$23,968	$5,950	$24,833
Book Value - per share - historical December 31, 2006				$1.88
Loss per share - basic pro forma year ended December 31, 2006				$(0.04)
Loss per share - diluted pro forma year ended December 31, 2006				$(0.04)

[LarsonAllen LLP Letterhead]

Independent Auditors’ Report

To the Board of Directors

ALS, LLC and Subsidiaries

Maitland, Florida

We have audited the accompanying consolidated balance sheet of ALS, LLC and Subsidiaries, as of December 31, 2006, and the related consolidated statements of income, changes in members’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of ALS, LLC and Subsidiaries as of December 31, 2005 and 2004, were audited by Chastang, Ferrell, Sims & Eiserman, LLC (whose practice became part of LarsonAllen LLP, formerly known as Larson, Allen Weishair & Co., LLP, effective November 1, 2006) whose report dated March 22, 2006, expressed an unqualified opinion on those statements prior to restatement. As discussed in Note 9 to the financial statements, the Company has adjusted its 2005 financial statements to retrospectively apply the change in accounting for the acquisition of certain entities in 2005 and to adjust understated accrued workers compensation. Chastang, Ferrell, Sims & Eiserman, LLC reported on the financial statements before the retrospective adjustments.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ALS, LLC and Subsidiaries as of December 31, 2006, and the results of its operations, changes in members’ equity and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments to restate the 2005 financial statements as described in Note 9. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2005 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2005 financial statements taken as a whole.

/s/ LarsonAllen LLP

Orlando, Florida

March 30, 2007

ALS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006, 2005 and 2004

	2006	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$266,409
Accounts receivable, net	8,763,607	10,461,781	5,424,240
Marketable securities	2,500	2,500	100,000
Advances to members	503,348	472,262	—
Other receivables	988	—	1,547
Worker’s compensation refund receivable	50,221	50,221	50,221
Prepaid expenses	37,083	132,802	307,920
Other asset	—	600,000	—

Total current assets	9,357,747	11,719,566	6,150,337

Property and equipment:
Furniture and fixtures	510,568	301,608	166,506
Automobiles	15,386	65,937	65,937
Computer software	377,616	184,811	77,163

	903,570	552,356	309,606
Less: accumulated depreciation	(278,981)	(193,217)	(118,092)

Total property and equipment	624,589	359,139	191,514

Other assets:
Goodwill	7,304,859	6,958,731	110,000
Contract rights, net	1,762,117	2,768,641	—
Investments	36,000	36,000	36,000
Deposits	57,612	24,819	17,458
Other assets	2,600,000	4,387	—

Total other assets	11,760,588	9,792,578	163,458

Total assets	$21,742,924	$21,871,283	$6,505,309

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Outstanding checks, net of cash in bank	$1,211,785	$776,197	$—
Accounts payable	377,009	306,428	189,674
Accrued expenses	4,478,214	5,543,990	2,902,423
Line of credit	8,838,575	7,999,950	679,422
Related party note payable	—	300,000	—
Other payables	226,883	1,064,264	8,400
Note payable	113,359	106,805	33,413
Capital lease payable	14,497	—	—
Deferred revenue	20,220	26,066	—

Total current liabilities	15,280,542	16,123,700	3,813,332

Long-term liabilities:
Capital lease payable	23,516	—	—
Other payable	—	—	5,898
Note payable	489,101	602,527	94,462

Total long-term liabilities	512,617	602,527	100,360

Members’ equity:
Members’ capital and retained earnings	6,047,265	5,242,556	2,591,617
Accumulated other comprehensive loss	(97,500)	(97,500)	—

Total members’ equity	5,949,765	5,145,056	2,591,617

Total liabilities and members’ equity	$21,742,924	$21,871,283	$6,505,309

The accompanying notes are an integral part of

these financial statements.

ALS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Sales	$102,850,908	$164,083,802	$76,358,767
Cost of sales	86,454,443	152,222,907	70,102,232

Gross profit	16,396,465	11,860,895	6,256,535

Operating expenses:
Compensation and benefits	8,458,483	5,447,653	2,123,186
Bad debt expense	1,154,464	347,386	54,722
Depreciation and amortization	1,142,839	326,081	36,490
Facilities expense	872,307	518,596	179,047
Professional fees	716,787	278,758	249,910
Travel expense	441,753	468,957	221,736
Telephone	339,291	191,508	77,325
Office supplies	280,914	216,317	54,298
Advertising	190,530	146,964	36,608
Repairs & maintenance	182,044	133,112	61,877
Meals and entertainment	160,908	99,861	60,750
Miscellaneous expense	128,724	133,404	63,754
Insurance	109,227	101,677	56,542
Bank charges	93,941	137,856	68,004
Dues and subscriptions	78,935	36,655	12,808
Postage	68,427	47,751	17,452
Taxes and licenses	40,923	60,791	22,867
Drug and background checks	16,303	33,968	1,669
Donations	7,432	27,356	13,850
Marketing	2,338	4,405	6,199

Total operating expenses	14,486,570	8,759,056	3,419,094

Income before other expense	1,909,895	3,101,839	2,837,441

Other income (expense):
Gain on disposal of equipment	—	—	272
Interest income (expense)	(855,186)	(210,900)	(89,693)

Net income	1,054,709	2,890,939	2,748,020
Other comprehensive loss:
Unrealized holding loss on marketable securities	—	(97,500)	—

Total comprehensive income	$1,054,709	$2,793,439	$2,748,020

The accompanying notes are an integral part of

these financial statements.

ALS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Cash flows from operating activities:
Comprehensive income	$1,054,709	$2,793,439	$2,748,020
Adjustments to reconcile comprehensive net income to net cash provided by (used in) operating activities:
Bad debt expense	1,154,464	347,386	54,722
Loss on disposal of property and equipment	—	—	(272)
Depreciation and amortization	1,142,839	326,081	36,490
Unrealized holding loss on marketable securities	—	97,500	—
Changes in noncash assets and liabilities net of effects of noncash transactions:
(Increase) decrease in accounts receivable	543,710	(12,663,556)	(3,982,034)
Increase in advances to members	(31,086)	(472,262)	—
(Increase) decrease in other receivables	(988)	1,547	7,150
(Increase) decrease in prepaid expenses	95,719	175,118	(183,675)
Increase in deposits	(32,793)	(7,361)	(12,623)
Increase in other assets	(1,995,613)	(604,387)	—
Increase in outstanding checks, net of cash in bank	435,588	776,197	—
Increase in accounts payable	70,581	408,755	153,628
Increase (decrease) in accrued expenses	(1,065,776)	2,349,567	2,601,544
Increase in deferred revenue	(5,846)	26,066	—

Net cash provided by (used in) operating activities	1,365,508	(6,445,910)	1,422,950

Cash flows from investing activities:
Purchase of property and equipment	$(355,350)	$(242,750)	$(127,592)
Purchase of investment	—	—	(100,000)
Cash paid for acquisition of assets	(346,128)	(805,815)	—
Proceeeds received on disposal of property and equipment	—	—	1,800

Net cash used in investing activities	(701,478)	(1,048,565)	(225,792)

Cash flows from financing activities:
Borrowings payments on line of credit, net	838,625	7,320,528	(735,369)
Member distribution	(250,000)	(240,000)	(200,000)
Proceeds (payments) from related party note payable	(300,000)	300,000	(243,055)
Payments on capital lease	(8,402)	—	—
Payments on note payable	(106,872)	(77,428)	—
Payments on other payable	(837,381)	(75,034)	(702)

Net cash provided by (used in) financing activities	(664,030)	7,228,066	(1,179,126)

Net change in cash and cash equivalents	—	(266,409)	18,032
Cash and cash equivalents, beginning of year	—	266,409	248,377

Cash and cash equivalents, end of year	$—	$—	$266,409

Supplemental disclosures of cash flows:
Interest paid	$855,186	$210,900	$75,089

Income taxes paid	$—	$—	$—

During fiscal 2004, the Company acquired property and equipment of a company in exchange for $10,000 in cash and a $15,000 payable (see note 5).

On June 8, 2005, and December 2, 2005, the Company purchased certain properties, rights, assets and businesses of Stratus Services Group in exchange for forgiveness of $7,278,629 in outstanding accounts receivable, forgiveness of a note payable with an outstanding balance of $127,939, the assumption of debt in the amount of $1,786,824, a payable of $125,000 and cash of $125,000. The Company also incurred acquisition costs of $680,815.

During the year ended December 31, 2006, the Company entered into a capital lease for $46,415 in equipment.

The accompanying notes are an integral part of

these financial statements.

ALS, LLC AND SUBSIDIARIES

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Members’ Capital and Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2003	$43,597	$—	$43,597
Distributions	(200,000)	—	(200,000)
Net income	2,748,020	—	2,748,020

Balance, December 31, 2004	2,591,617	—	2,591,617
Distributions	(240,000)	—	(240,000)
Net income (as restated)	2,890,939	—	2,890,939
Other comprehensive loss:
Unrealized holding loss on marketable securities	—	(97,500)	(97,500)

Total comprehensive income	2,890,939	(97,500)	2,793,439

Balance, December 31, 2005	5,242,556	(97,500)	5,145,056
Distributions	(250,000)	—	(250,000)
Net income	1,054,709	—	1,054,709

Balance, December 31, 2006	$6,047,265	$(97,500)	$5,949,765

The accompanying notes are an integral part of

these financial statements.

NOTE 1 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of ALS, LLC and its wholly-owned subsidiaries, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC AND ASG, LLC. All material inter-company accounts and transactions have been eliminated. ALS, LLC was formally known as Advantage Staffing and Leasing I, LLC. On May 2, 2003, an amendment to the articles of organization was filed to change the name.

Organization

ALS, LLC and Subsidiaries (the “Company”) are Florida limited liability companies. The Company is engaged in the business of providing temporary staffing for primarily light industrial and clerical jobs for entities operating in various industries and in providing outsourcing services. The Company conducts its operations from offices located in Central and South Florida and California.

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Periodically, the Company’s cash balance will exceed the Federal Deposit Insurance Corporation’s insured limit of $100,000.

Accounts Receivable

Bad debts are recorded using the reserve method. If a portion of the account balance is deemed uncollectible, a reserve is recorded based on the uncollectible portion of the account. Accounts receivable have been reduced by $1,385,687, $466,716 and $68,051, for accounts that may be uncollectible at December 31, 2006, 2005 and 2004, respectively. Accounts receivable represent a concentration of credit risk, but credit evaluations and account monitoring procedures minimize the risk of loss.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is being provided on a straight-line method over estimated useful lives of three to seven years for all furniture and fixtures, automobiles, and software. Depreciation expense totaled $75,125, $136,315 and $36,490 for the years ended December 31, 2006, 2005 and 2004, respectively.

Leases

Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Other leases are operating leases.

Capital leases payable are included in property and equipment and are amortized using the straight-line method over their respective terms. Operating leases are expensed over the terms of the leases using the straight-line method.

NOTE 1 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, line of credit, other payables and notes payable: The carrying amounts reported in the consolidated balance sheets approximate fair values because of the short maturities of those instruments and rates available for similar debt.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. The members are taxed individually on the Company’s income.

Investments

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. This statement requires securities which are available-for-sale to be carried at fair value, with changes in fair value recognized as a separate component of members’ equity.

Comprehensive Income

The Company follows the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 governs the financial statement presentation of changes in members’ equity resulting from non-owner sources. Accumulated other comprehensive loss as reported in the accompanying consolidated balance sheets represents unrealized losses on available for sale securities.

Goodwill

The Company records goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. In accordance with SFAS 142, management does not amortize goodwill and assesses whether there has been any permanent impairment in the value of goodwill at each balance sheet date. At December 31, 2006, management determined goodwill has not been impaired.

Contract Rights

The Company records contract rights in accordance with SFAS 142. In accordance with SFAS 142, management amortizes contract rights over the estimated life of the acquired contract rights of three years. Total amortization expense related to contract rights totaled $1,006,524, $250,957 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. Total accumulated amortization totaled $1,257,481, $250,957 and $0 at December 31, 2006, 2005 and 2004, respectively.

NOTE 2 INDEBTEDNESS

Line of Credit

On August 18, 2003, the Company entered into a $1,850,000 revolving line of credit with a bank, due on demand one year from date of issuance. At December 31, 2004, $679,422 was outstanding on this line of credit. The balance was paid in full during the year ended December 31, 2005.

On April 25, 2005, the Company entered into a $5,000,000 revolving line of credit with a bank. The original agreement was amended on December 22, 2005, to increase the line to $9,000,000, with a maturity date of May 31, 2007. The Company may borrow to the extent of the Borrowing Base, as defined, or the $9,000,000 limit, whichever is less. Interest on this line of credit is at the 30-Day LIBOR Rate plus an applicable margin as defined in the agreement adjusted quarterly. The line of credit requires the Company to maintain a fixed coverage ratio of 1.25 to 1.00 and minimum net worth of $4,000,000. Interest was being charged at 8.32% and 7.39% at December 31, 2006 and 2005, respectively. The line of credit is collateralized by accounts receivable and all of the Company’s assets. The line is also personally guaranteed by both members. At December 31, 2006 and 2005, $8,838,575 and $7,999,950 was outstanding on this line of credit, respectively.

Note Payable

On August 22, 2003, the Company entered into an asset purchase agreement with a company to purchase certain properties, rights, assets, and business related to the conduct of their business at its offices located at Miami Springs, Florida. The seller is a related party to a family of a member of the Company. The purchase price of the assets was $128,000 was to be paid in the form of a promissory note payable. This note had an interest rate of 7% per annum with monthly principal and interest payments due over a sixty month period. The payment and payment terms of the note was contingent upon certain performance levels by the business generated from the purchased assets. The note required monthly payments of the greater of $10 or 20% of net profits. The purchase was recorded using the purchase method of accounting and $110,000 was recorded as goodwill as a result of this purchase. The amount owed as of December 31, 2004, was $127,875. In connection with the acquisition of certain assets acquired on December 2, 2005, this note was paid in full (see note 5).

On December 2, 2005, the Company entered into an asset purchase agreement with a company to purchase certain properties, rights, assets, and business related to the conduct of their business at its offices located throughout Southern California and Phoenix, Arizona. A stockholder of the seller is a relative of a member of the Company. Related to the purchase of this business, the Company assumed a note payable of the seller in the amount of $786,824 and is payable in quarterly installments of $36,770 principal and interest at 6% due through December 27, 2011. At December 31, 2006 and 2005, $602,527 and $709,332, respectively, is due on this note. This note is personally guaranteed up to $200,000 each by the two members of the Company and two related parties of one of the members, who are also employees of the Company.

At December 31, 2006, future payments of this note payable is as follows:

2007	$113,359
2008	120,315
2009	127,698
2010	135,534
2011	105,554

Total	$602,460

NOTE 2 INDEBTEDNESS (Continued):

Other Payables

On November 8, 2004, the Company entered into an asset purchase agreement with a company to purchase certain assets, including customer lists and existing client contracts. The purchase price of the assets was $25,000 which was paid in the form of $10,000 in cash at closing and $15,000 due in monthly installments based on 20% of the gross margin (as defined) of the business generated from the assets purchased. The purchase was recorded using the purchase method of accounting. The entire purchase price of $25,000 was allocated to property and equipment. The amount owed at December 31, 2004, was $14,298 and was recorded as other payable on the accompanying consolidated balance sheets. During the year ended December 31, 2005, this payable was paid in full.

In connection with the December 2, 2005, asset purchase agreement (see note 5), $1,000,000 of the purchase price (the “price component”) is to be paid to the seller to reimburse them for their liability to the state of California Employment Development Department (“EDD”) under a payment plan between the seller and EDD for satisfaction of all tax liens filed or to be filed by the EDD against the seller. After closing, until the seller has reached an agreement with the EDD or the expiration of 120 days after closing, which ever occurs first, the Company agreed to fund weekly payments of $12,500 under the EDD payment plan. Any such payments funded by the Company shall be credited against the $1,000,000 price component. Upon execution and delivery of a binding written agreement by EDD, the Company shall fund the $1,000,000 price component, less any credits due to the Company as provided above to be used to the extent needed to satisfy the California tax debt and obtain release of the California tax liens. The Company does not assume or agree to be obligated in any way for the EDD payment plan, California tax debt or the California tax liens, and such debt and liens remain the debt and obligation of the seller. Until the California tax debt and liens are released and satisfied, a shareholder of the seller personally guarantees any difference due, if any, after a settlement with the EDD. At December 31, 2006 and 2005, $226,883 and $939,264, respectively, of this price component was outstanding and is included in other payables on the accompanying consolidated balance sheets.

In connection with the December 2, 2005, asset purchase agreement (see note 5), the Company agreed to pay to the seller $250,000 payable over 60 days following closing, paid as needed for documented cash flow requirements by the seller, payable at a rate no faster than $125,000 per 30 days. At December 31, 2005, $125,000 was outstanding and is included in other payables on the accompanying consolidated balance sheets. The balance was paid in full during the year ended December 31, 2006.

NOTE 3 COMMITMENTS AND CONTINGENCIES

Office Leases

The Company leases numerous office facilities in Florida and California under noncancellable operating leases expiring between November 2006 and September 2009. Certain leases have options to extend the life of the leases for an additional one to five years. The Company also leases two offices on month-to-month basis with rent payments from $150 to $2,302 per month. Rent expense related to these leases was $840,360, $502,755 and $81,562 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in facilities expense on the accompanying consolidated statements of income.

NOTE 3 COMMITMENTS AND CONTINGENCIES (Continued):

Future minimum rental payments required under leases in excess of one year as of December 31, 2006, are as follows:

2007	$484,223
2008	273,186
2009	25,580

Total	$782,989

Capital Leases

The Company is obligated under a capital lease for various computer equipment. This lease is collateralized by the related leased equipment. Future minimum lease payments under the capital lease is as follows:

	Lease Obligations	Interest Imputed At Various Rates	Net Obligations
2007	$19,812	$5,315	$14,497
2008	19,812	2,674	17,138
2009	6,604	226	6,378

Total	$46,228	$8,215	$38,013

At December 31, 2006, the cost of the equipment and software was $46,315 and accumulated depreciation was $6,517, under capital lease obligations.

Workers Compensation Insurance

The Company purchased experience rated insurance policies with respect to workers’ compensation insurance. Costs to the Company are based on an experience rating formula using five years of claims. The insurance policy provides for maximum exposure limitations for individual claims and total Company claims. While the ultimate amount of claims incurred are dependent on future developments, in management’s opinion, recorded reserves are adequate to cover the future payment of claims. However, estimated recorded reserves may be more or less than the actual future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are known.

A $2,600,000 collateral balance is being held by the Company’s current workers’ compensation insurance provider and is recorded as other assets on the accompanying consolidated balance sheets.

Litigation

During 2006, the Company filed legal proceedings against its workers compensation insurance company for breach of duties. In response to these legal proceedings, the Company withheld payment of insurance premium assessments until the lawsuit has been resolved. This resulted in the workers compensation insurance company filing a lawsuit against the Company for non payment of assessments due. The Company’s legal counsel is unable to provide an opinion as to the outcome of this lawsuit. The Company has recorded the full amount of the unpaid assessments at December 31, 2006, and is included in accrued expenses in the accompanying consolidated balance sheets.

NOTE 3 COMMITMENTS AND CONTINGENCIES (Continued):

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

NOTE 4 CONCENTRATIONS

The Company had sales to one customer during the year ended December 31, 2006, 2005 and 2004 of approximately $17,239,013, $94,975,212, and $54,544,062, respectively, representing approximately 17%, 58% and 71%, respectively, of sales. In addition, accounts receivable from this customer was approximately $2,655,154 and 50% of total accounts receivable at December 31, 2004. Certain assets of this customer were purchased by the Company during the year ended December 31, 2005; therefore a portion of the business of this customer was absorbed by the Company making this customer concentration irrelevant in future years (see note 5).

NOTE 5 ACQUISITIONS

On November 8, 2004, the Company entered into an asset purchase agreement with a company to purchase certain assets, including customer lists and existing client contracts. The purchase price of the assets was $25,000 which was paid in the form of $10,000 in cash at closing and monthly installments based on 20% of the gross margin until paid in full (see note 2).

On June 8, 2005, the Company entered into an asset purchase agreement with a company to purchase certain properties, rights, assets, and business related to the conduct of their business at its offices located throughout Northern California. A stockholder of the seller is a relative of a member of the Company. The purchase price of $3,332,430 was recorded using the purchase method of accounting. The purchase price of the assets was paid in the form of forgiveness of accounts receivable of $3,460,369 and the forgiveness of an outstanding note payable of $127,939, arising from a former acquisition of certain assets from the same company in 2003. In addition, the Company incurred $30,460 in other acquisition costs as a result of this acquisition which was recorded as goodwill. As a requirement of this acquisition, the Company paid $600,000 to the sellers financing agent to offset any future possible losses and has recorded this as another current asset on the accompanying balance sheets as of December 31, 2005. This amount was repaid to the Company in 2006. The results of operations have been included in the consolidated statements of income beginning from June 8, 2005, the date of acquisition. Based on the nature of the agreement, management believes there may be additional costs related to this acquisition which may be incurred within the next year which would require adjustment to the purchase price of this acquisition. At the date of acquisition, the Company allocated the purchase price to the assets acquired at their estimated fair values as of the acquisition date as stated below:

Goodwill	$2,129,444
Contract Rights	1,202,986

Total	$3,332,430

On December 2, 2005, the Company entered into an asset purchase agreement with a company to purchase certain properties, rights, assets, and business related to the conduct of their business at its offices located throughout Southern California, and Phoenix, Arizona. A stockholder of the seller is a relative of a member of the Company. The purchase price of this acquisition was $4,068,260

NOTE 5 ACQUISITIONS (Continued):

and was paid in the form of forgiveness of accounts receivable and cash. In addition, the Company incurred $650,355 in other acquisition costs as a result of this acquisition which was recorded as goodwill. Of these other acquisition costs, $310,000 was paid to a related party through common ownership for consulting (see note 6). The results of operations have been included in the consolidated statements of income beginning from December 2, 2005, the date of acquisition. Based on the nature of the agreement, management believes there may be additional costs related to this acquisition which may be incurred within the next year which would require adjustment to the purchase price of this acquisition. At the date of acquisition, the Company has allocated the purchase price to the assets acquired and the liabilities assumed at their estimated fair values as of the acquisition date as stated below:

Goodwill	$4,038,472
Contract Rights	1,816,612

5,855,084
Liabilities assumed	(1,786,824)

Total	$4,068,260

In 2006, the Company incurred $346,128 in additional costs directly associated with the acquisitions described above. These costs related to liabilities paid by the Company during 2006 which were not known at the time of the acquisition. These costs were recorded as goodwill during the year ended December 31, 2006, in the accompanying consolidated balance sheets.

NOTE 6 RELATED PARTY TRANSACTIONS

At December 31, 2005, $300,000 was outstanding from advances from a member of the Company. This advance was received in full during the year ended December 31, 2006.

During 2005 and 2004, the Company had sales of approximately $94,975,212 and $54,544,062, respectively, to a related party to a member of the Company.

During the years ended December 31, 2006, 2005 and 2004, the Company expensed $97,081, $75,000 and $110,000, respectively, for consulting services to RVR Consulting Group, Inc., a company owned by a member. These amounts are included in professional fees on the accompanying consolidated statements of income. At December 31, 2006, $20,602 was owed related to this expense and is included in accounts payable on the accompany consolidated balance sheets. In addition, during the year ended December 31, 2005, $50,000 was paid to this company in connection with an acquisition in December 2005 (see note 5) and is included in goodwill on the accompanying consolidated balance sheets at December 31, 2005.

During the year ended December 31, 2006, the Company paid $118,746 for consulting services to MKMO Consulting Group, Inc., a company owned by a member. These amounts are included in professional fees on the accompanying consolidated statements of income.

During the year ended December 31, 2004, the Company purchased 125,000 shares in a publicly held company, a related party to a member of the Company (see note 7).

At December 31, 2006 and 2005, $503,348 and $472,262 was owed from two members of the Company for advances. These advances are expected to be repaid to the Company within the next year.

At December 31, 2005, $300,000 was outstanding from advances from a member of the Company. This advance is expected to be repaid within the next year.

NOTE 6 RELATED PARTY TRANSACTIONS (Continued):

During the year ended December 31, 2005, $260,000 was paid to a company owned by a member of the Company in relation to an acquisition in December 2005 (see note 5) and is included in goodwill on the accompanying consolidated balance sheets at December 31, 2005. In addition, approximately $33,000 was paid to this company during the year ended December 31, 2005, for consulting fees and is included in professional fees and compensation and benefits on the accompanying consolidated statements of income.

NOTE 7 INVESTMENTS AND MARKETABLE SECURITIES

During fiscal year 2003, the Company purchased one share of common stock and one share of preferred stock in Temporary Services Insurance, Ltd. for $36,000. The Company made this investment in connection with the obtainment of workers compensation insurance. These shares are not traded on the open market and therefore no market value exists.

During fiscal year 2004, the Company purchased 125,000 shares of marketable securities for $100,000. The market value of these shares at December 31, 2005 and 2004, was $2,500 and $91,250, respectively. Because the market value did not significantly change, the Company did not record the unrealized loss on these securities in the accompanying statements of income and changes in Members’ equity during the year ended December 31, 2004. In accordance with FASB 115, the unrealized loss was recorded as a separate component of stockholders equity during the year ended December 31, 2005.

Marketable securities consisted of the following at December 31, 2006 and 2005:

Available for Sale Securities	Cost	Net Unrealized Loss	Market Value
Stocks	$100,000	$97,500	$2,500

NOTE 8 SUBSEQUENT EVENT

Subsequent to December 31, 2006, the Company sold the majority of its net assets to an unrelated third party. The purchase price of the sale was $24,000,000 which consists of $19,000,000 in cash, a $2,500,000 promissory note, and $2,500,000 of common stock of the acquiring company. The promissory note bears interest at 7% with equal principal payments and accrued interest payable quarterly beginning on the first calendar day of each quarter. In addition, the Company paid off the line of credit and note payable with the proceeds from the sale. The Company is also entitled to $2,000,000 of common stock of the acquiring company as performance payments, as defined, over a two year period.

NOTE 9 PRIOR PERIOD ADJUSTMENTS

Certain errors resulting in an overstatement of previously reported goodwill and an understatement of contract rights were discovered during the current year. Accordingly, an adjustment of $3,019,598 was made to restate the 2005 balance sheet to increase contract rights and decrease goodwill. A corresponding adjustment was made to reduce 2005 net income by $250,957 to record the amortization of contract rights.

In 2006, the Company underwent an audit related to the 2005 workers compensation insurance policy. As a result of this audit, the Company was assessed approximately $292,000 of additional workers compensation premiums. This additional assessment was the result of a difference in the coding classification of certain employees. The Company is vigorously defending this assessment; however, the outcome is uncertain. Accordingly, an adjustment of $292,000 was made to restate the 2005 balance sheet to increase accrued expenses. A corresponding adjustment was made to increase workers compensation insurance expense, which reduced 2005 net income.

3,710,825 SHARES OF COMMON STOCK

PROSPECTUS

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses, in connection with the issuance and distribution of the securities covered by this registration statement, are as follows:

Securities and Exchange Commission (“SEC”) registration fee (actual)	$27
Printing fees and expenses	$25,000
Legal fees and expenses	$215,000
Accounting fees and expenses	$45,000
Miscellaneous	$73
Total	$285,100

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

This section of the registration statement provides a description of the material terms of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, as amended (the “GCL”), the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of ClearPoint Business Resources, Inc. (the “Company”) and the Company’s Amended and Restated Bylaws (the “Bylaws”) related to the indemnification of our directors and officers and the limitation of personal liability of our directors. The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of the foregoing sections of the GCL, as well as the Certificate of Incorporation and Bylaws, which are incorporated by reference into this registration statement. The Company urges you to read the full text of these sections and documents.

Indemnification Provisions

Section 145 of the GCL

Section 145(a) of the GCL authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation described below) by reason of the fact that the person:

•	is or was a director, officer, employee, or agent of the corporation, or

•	is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

The corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person:

•	acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person serving in any capacity set forth above who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter related to such action, suit or proceeding, the corporation must indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such defense.

Pursuant to Section 145(e), a Delaware corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending any such action, provided that the officer or director undertakes to repay such amount if it is ultimately determined that such person is not entitled to the corporation’s indemnification.

Section 145(g) of the GCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the GCL.

The indemnification and advancement of expenses provided by Section 145 of the GCL is not exclusive of any other rights to which a person may be entitled under any corporation’s bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

Certificate of Incorporation and Bylaws

Article EIGHTH of the Certificate of Incorporation provides for indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the GCL.

Subject to certain limitations, Section 7.1 of the Bylaws provides for indemnification of the Company’s directors and officers in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company), by reason of the fact that such director or officer is or was a director or officer of the Company or is or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company must indemnify such directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the Company’s best interests. In the case of criminal actions or proceedings (other than those undertaken by or in the right of the Company), no indemnification shall be made if the director or officer had reasonable cause to believe the conduct was unlawful.

Section 7.2 of the Bylaws provides that the Company must indemnify a director or officer in the case of actions or suits by or in the right of the Company by reason of the fact that such person is or was a director, officer, employee of agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the Company’s best interests. However, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to the Company unless the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Under Section 7.3 of the Bylaws, if a director or officer of the Company has been successful on the merits or otherwise in defending any action, suit or proceeding described above, or in defense of any claim, issue or matter related to such action, suit or proceeding, then the Company must indemnify such director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection with such defense.

Section 7.4 of the Bylaws provides that indemnification will be made by the Company only if it is determined that the director or officer has met the applicable standard of conduct. This determination is made:

•	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding,

•	by independent legal counsel in a written opinion, or

•	by the Company’s stockholders.

Article EIGHTH of the Certificate of Incorporation also provides that, subject to certain limitations, the Company shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company. Section 7.5 of the Bylaws also provides that the Company may advance such expenses.

Pursuant to Section 7.6 of the Bylaws, the indemnification and advancement of expenses provisions set forth in the Bylaws shall not be deemed exclusive of any other rights to which our directors or executive officers may be entitled under any agreement or otherwise. As authorized in Section 7.7 of the Bylaws, the Company purchased and maintains a policy of directors’ and officers’ liability insurance.

Registration Rights Agreement with ComVest and M&T

Pursuant to the registration rights agreement dated June 20, 2008, ComVest Capital, LLC (“ComVest”) and Manufacturers and Traders Trust Company (“M&T”) agreed to indemnify the Company, its officers, directors, controlling persons and underwriters for any losses, claims, damages or liabilities to which the Company may become subject as a result of:

•	any untrue statement or alleged untrue statement of a material fact contained in any prospectus or in this registration statement, or any other document relating to this registration statement;

•

the omission or alleged omission to state in this registration statement a material fact required to be stated or necessary to make other statements included in this registration statement not misleading; or

•

any violation by the Company of the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation under the Securities Act applicable to it in connection with this registration statement.

ComVest and M&T agreed to indemnify only to the extent that the statement or omission occurred as a result of the Company’s reliance on information furnished to it in writing by ComVest or M&T expressly for inclusion in any of the foregoing documents.

Registration Rights Agreement with ALS

Pursuant to the registration rights agreement dated February 23, 2007 (the “ALS Registration Rights Agreement”), ALS, LLC (“ALS”) agreed to indemnify the Company, its directors and officers and underwriters, brokers or other persons acting on behalf of ALS in connection with any statement or omission from a registration statement required by the ALS Registration Rights Agreement, or any prospectus contained within such registration statement, or otherwise filed with the SEC, if the statement or omission was made in reliance upon and in conformity with written information furnished to the Company by ALS specifically for use in connection with the preparation of the foregoing documents. The maximum amount of ALS’ liability in respect of such indemnification is limited to the net proceeds received by ALS from the sale of securities pursuant to such registration statement.

Registration Rights Agreement with Original Stockholders

Pursuant to the registration rights agreement entered into in April, 2005 (the “Original Stockholder Registration Rights Agreement”) with TerraNova Partners L.P., Brendan Calder, Randy Benson, Roynat Merchant Capital Inc., Rockcliff Group Limited, James Meekison, Tim Creasy and George Koulakian, the holders of registrable securities under such agreement agreed to indemnify the Company, its directors, officers and each underwriter against any losses, claims, judgments, damages, liabilities or actions, whether joint or several, to the extent based upon any untrue statement or alleged untrue statement or any omission or alleged omission of a material fact in any registration statement required by the Original Stockholder Registration Rights Agreement, or any prospectus related to such registration statement. The selling security holders’ obligation to indemnify arises only if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by a selling security holder expressly for use in the foregoing documents. In addition, the selling security holders must reimburse the Company and its directors and officers for any legal or other expenses reasonably incurred in connection with the investigation or defending of any such loss, claim, damage, liability or action. Each selling security holder’s liability is several and limited the amount of any net proceeds received by such selling security holder.

Limitation of Personal Liability

Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article EIGHTH of the Certificate of Incorporation and Section 7.11 of the Bylaws eliminate personal liability of the Company’s directors to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as directors to the extent permitted by Section 102(b)(7) of the GCL. Section 7.11 of the Bylaws contains a similar provision related to the personal liability of the Company’s officers. In addition, Article EIGHTH of the Certificate of Incorporation provides that no repeal or modification of Article EIGHTH applies to the liability of any of our directors with respect to events occurring prior to the effective date of such repeal or modification, and if the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the GCL as so amended.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Securities Issued in Connection with the Merger

On February 12, 2007, ClearPoint Resources, Inc. (“CPR”), merged with a wholly-owned subsidiary of Terra Nova Acquisition Corporation (“Terra Nova”) whereby as a result of the merger, stockholders of CPR received 6,051,549 shares of Terra Nova common stock and CPR became a wholly-owned subsidiary of Terra Nova. Upon the closing of the merger, Terra Nova changed its name to ClearPoint Business Resources, Inc.

The shares of common stock issued to CPR stockholders were offered and sold in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that these securities were being issued to sophisticated investors that could fend for themselves and had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to ALS, LLC

Effective February 23, 2007, the Company acquired certain assets and current liabilities of ALS, LLC and its subsidiaries, doing business as Advantage Services Group, for $19 million in cash, a note of $2.5 million (the “ALS Note”) due twenty months following February 23, 2007, shares of the Company’s common stock, par value $0.0001 per share (“common stock”) with a value of $2.5 million (439,367 shares) and the assumption of $0.4 million of current liabilities.

In connection with the financing transaction with ComVest, on June 20, 2008, the Company entered into a letter agreement with ALS, LLC whereby the parties agreed to amend the ALS Note to provide for an outstanding principal amount of $2,156,000 bearing interest at a rate of 5% per annum payable in 24 equal monthly installments. In addition, the Company agreed to issue 350,000 shares of common stock to ALS, LLC (together with the 439,367 shares referenced above, the “ALS Shares”).

The ALS Note and the ALS Shares were offered and sold in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that these securities were being issued to a sophisticated investor that could fend for itself and had access to, and was provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to StaffBridge, Inc.

On August 14, 2006, the Company acquired 100% of the common stock of StaffBridge, Inc. (“StaffBridge”) for $233,000 in cash and a note of $450,000 due December 31, 2007 (the “StaffBridge Note”) issued to former shareholders of StaffBridge (“StaffBridge Shareholders”). The StaffBridge Note initially bore interest at 6% per annum and was payable quarterly. On December 31, 2007, the StaffBridge Note was amended from an original maturity date of December 31, 2007 to a new maturity date of June 30, 2008. In addition, the amount of the StaffBridge Note was increased to $486,690 for accrued interest and the interest rate was increased to 8% per annum payable in monthly installments starting January 15, 2008. The Company incurred an origination fee in the amount of $19,467, which equaled four percent of the principal amount, in the form of 9,496 shares of common stock.

The StaffBridge Note was further amended effective June 30, 2008 pursuant to the Debt Extension Agreement with the StaffBridge Shareholders dated June 30, 2008 in connection with the financing transaction with ComVest to further extend the maturity date to December 31, 2008 and to reduce the outstanding principal amount to approximately $337,000. Upon the Company’s payment of $150,000 and any additional amounts then outstanding for work performed by contractors controlled by the StaffBridge Shareholders, the maturity date of the StaffBridge Note will be further extended to June 30, 2009. Pursuant to a Subordination Agreement, the Company’s obligations under the StaffBridge Note are subordinated to the Company’s obligations to ComVest.

The StaffBridge Note and the 9,496 shares of common stock were offered and sold in reliance on the exemption from the registration requirements of Securities Act under Section 4(2) of the Securities Act, based upon a determination that the securities were being issued to sophisticated investors that could fend for themselves and had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to Blue Lake Rancheria

On March 1, 2005, CPR issued a note payable of $1,290,000 to Blue Lake Rancheria (“Blue Lake”) which was due March 31, 2008 (the “Blue Lake Note”). Interest of 6% per annum was payable quarterly. The Blue Lake Note matured on March 31, 2008. Effective March 31, 2008, CPR amended and restated the Blue Lake Note and extended its maturity date under an agreement dated as of March 31, 2008 by and between CPR and Blue Lake (the “Blue Lake Agreement”). Pursuant to the Blue Lake Agreement, on April 14, 2008, CPR and Blue Lake entered into an Amended and Restated Promissory Note (the “Amended Blue Lake Note”), with a principal amount of $1,290,000, which is due and payable as follows: (i) $200,000 was paid on April 8, 2008, (ii) $50,000 is payable on the first business day of each calendar month for 12 consecutive months (totaling $600,000 in the aggregate), the first payment to occur on May 1, 2008, which was made, and the last to occur on April 1, 2009, and (iii) on April 30, 2009, CPR is obligated to pay to Blue Lake the balance of the principal amount, equal to $490,000, plus accrued interest. The interest rate was increased from 6% to 10% per annum. The Company agreed to issue 900,000 shares of common stock in the name of Blue Lake to be held in escrow, pursuant to an escrow agreement, as security for the payment of the principal amount and interest under the Amended Blue Lake Note.

The Blue Lake Note and the Amended Blue Lake Note were offered and sold in reliance on the exemption from the registration requirements of Securities Act under Section 4(2) of the Securities Act, based upon a determination that the securities were being issued to a sophisticated investor that could fend for itself and had access to, and was provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to Sub Noteholders

On March 1, 2005, CPR issued 12% Amended and Restated Notes (collectively, the “Sub Notes”) in the aggregate original principal amount of $610,000 due March 31, 2008 to Fergco Bros. LLC (“Fergco”), B&N Associates, LLC (“B&N”), Alyson P. Drew and Matthew Kingfield (collectively, the “Sub Noteholders”).

The Sub Notes matured on March 31, 2008 and, on March 31, 2008, CPR issued Amended and Restated Notes (collectively the “Amended Sub Notes”) to each Sub Noteholder for $550,000, the outstanding balance of the Sub Notes on March 31, 2008, in the aggregate due March 31, 2009. The Amended Sub Notes bear interest at a rate of 12% per annum, with interest payable quarterly. In connection with the issuance of the Amended Sub Notes, the Company issued warrants (the “Initial Sub Warrants”) to each Sub Noteholder to purchase, in the aggregate, 82,500 shares of common stock. The Initial Sub Warrants are immediately exercisable during the period commencing on March 31, 2008 and ending on March 31, 2010. On June 20, 2008, CPR exercised its right to extent the maturity date of the Amended Sub Notes to March 31, 2010 and each Sub Noteholder received an additional warrant (the “Additional Sub Warrants”) to purchase, in the aggregate, an additional 82,500 shares of common stock in connection with such extension. The Additional Sub Warrants are immediately exercisable during the period commencing on June 20, 2008 and ending on March 31, 2011. The Initial Sub Warrants and Additional Sub Warrants are exercisable at an exercise price of $1.55 per share.

The Sub Noteholders received the Initial Sub Warrants and Additional Sub Warrants (collectively, the “Sub Warrants”) to purchase the following shares of common stock: B&N and Ms. Drew each received Sub Warrants to purchase an aggregate of 30,000 shares; Fergco received Sub Warrants to purchase an aggregate of 90,000 shares; and Mr. Kingfield received Sub Warrants to purchase an aggregate of 15,000 shares. The exercise prices and the number of shares issuable upon exercise of the Sub Warrants are subject to adjustment in certain events, including a stock split and reverse stock split.

The Sub Notes, as amended, and Sub Warrants were offered and sold in a private placement to “accredited investors,” as such term is defined in Rule 501 of Regulation D, without general solicitation or general advertising, and, as a result, the Company relied on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.

Securities Issued to Bridge Noteholders

On June 6, 2008, the Company issued notes (the “Bridge Notes”) to each of Michael Traina, Parker Drew and TerraNova Partners, L.P. (“TerraNova Partners” and, together with Messrs. Traina and Drew, the “Bridge Lenders”) in the principal amounts of $104,000, $50,000 and $100,000, respectively. During the course of negotiations with ComVest, Mr. Traina agreed to loan an additional $5,000 to us. The Bridge Notes contained identical terms. The Bridge Notes were unsecured and payable on demand. No interest accrued on the unpaid principal balance of the Bridge Notes until demand. After demand, the Bridge Notes would bear interest at an annual rate of 5%.

On June 26, 2008, the Company issued amended and restated Bridge Notes (the “Amended Bridge Notes”) to each Bridge Lender. The Amended Bridge Notes contain identical terms and provide that (i) the principal amount of the Amended Bridge Notes will bear interest at a rate of 8% per annum, payable quarterly and (ii) the Company shall have the right to repay the Amended Bridge Notes in shares of common stock at a price equal to the closing price of common stock on June 26, 2008. The Amended Bridge Notes do not contain the provision stating that the principal balance will bear interest only upon demand for payment by the Bridge Lender, as provided in the Bridge Note. The Amended Bridge Notes issued to Messrs. Drew and Traina were repaid in June and July of 2008.

On August 12, 2008, the Company’s board of directors approved the payment of the Amended Bridge Note issued to TerraNova Partners in 204,082 shares of common stock (the “TerraNova Bridge Shares”).

The Bridge Notes, the Amended Bridge Notes and the TerraNova Bridge Shares were offered and sold in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that the securities were being issued to sophisticated investors that could fend for themselves and had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to ComVest and M&T

In connection with the transaction with ComVest, the Company issued to ComVest a warrant dated June 20, 2008 (the “ComVest Warrant”) to purchase, in the aggregate, 2,210,825 shares (the “ComVest Warrant Shares”) of common stock for an exercise price of $.01 per share. In connection with the Loan Modification and Restructure Agreement dated June 20, 2008 entered into by the Company and M&T (the “M&T Restructure Agreement”), the Company issued to M&T: (i) a warrant dated June 20, 2008 to purchase 1,200,000 shares of common stock for an exercise price of $.01 per share (the “M&T $.01 Warrant”) and (ii) a warrant dated June 20, 2008 to purchase 300,000 shares of common stock for an exercise price of $1.00 per share (the “M&T $1.00 Warrant” and together with the M&T $.01 Warrant, the “M&T Warrants”).

The ComVest Warrant and the M&T Warrants were offered and sold in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that the ComVest Warrant and the M&T Warrants were being issued to sophisticated investors that could fend for themselves and had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Securities Issued to TerraNova Partners L.P. under the Advisory Services Agreement

On June 26, 2008, the Company entered into an Advisory Services Agreement (the “Advisory Services Agreement”) with TerraNova Management Corp., the manager of TerraNova Partners (“TNMC”), in order to: (i) provide compensation to TNMC for its services since the expiration of a former agreement pursuant to which TNMC provided similar services to ClearPoint (the “Initial Agreement”) and (ii) engage TNMC to provide future advisory services. Pursuant to the Advisory Services Agreement, TNMC will provide advice and assistance to the Company in its analysis and consideration of various financial and strategic alternatives (the “Advisory Services”). ClearPoint shall compensate TNMC for services rendered since expiration of the Initial Agreement and for Advisory Services going forward in accordance with the rates set forth in the Advisory Services Agreement and will reimburse TNMC for reasonable travel, lodging and meal expenses relating to the provision of the Advisory Services. Monthly fees payable to TNMC pursuant to the Advisory Services Agreement are capped at $50,000 per month. Fees payable to TNMC for each of the months of February, March, April and May 2008 may be paid 100% in shares of common stock, at the Company’s option. At the Company’s option, 75% of the fees payable to TNMC beginning in the month of June, 2008 may be paid in shares of common stock and, with the agreement of TNMC, the remaining 25% may also be paid in shares of common stock. Shares of common stock made as payments under the Advisory Services Agreement shall be priced at the month-end closing price for each month of services rendered.

The Company’s board of directors approved payment for the Advisory Services in the form of an aggregate of 479,470 shares of common stock to be issued to TerraNova Partners for the months of February through August, 2008 as follows: on August 12, 2008, the board of directors approved payment for the months of February, March, April, May and June, 2008 in 417,008 shares of common stock and on November 7, 2008, the board of directors approved payment for the months of July and August, 2008 in 62,462 shares of common stock (collectively, the “TNMC Advisory Shares”).

The Company offered and sold the TNMC Advisory Shares in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that the securities were being issued to a sophisticated investor who could fend for itself and who had access to, and was provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated August 9, 2006, by and among Terra Nova Acquisition Corporation, CPBR Acquisition, Inc., ClearPoint Business Resources, Inc. and the stockholders of ClearPoint Business Resources, Inc. (incorporated by reference from Annex A to the Definitive Proxy Statement filed January 22, 2007).

2.2.1	Asset Sale and Purchase Agreement dated as of February 23, 2007, by and among ALS, LLC, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC, ASG, LLC, Joseph Raymond, Michael J. O’Donnell, Kevin O’Donnell, Michael W. O’Donnell and ClearPoint Business Resources, Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed February 28, 2007).

2.2.2	Agreement to Reform Asset Purchase Agreement effective as of February 23, 2007 by and among ALS, LLC, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC, ASG, LLC, Joseph Raymond, Michael J. O’Donnell, Kevin O’Donnell, Michael W. O’Donnell and ClearPoint Business Resources, Inc. (incorporated by reference from Exhibit 2.1 to Form 10-Q filed November 14, 2008).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Annex B of the Definitive Proxy Statement filed January 22, 2007).

3.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to Form 8-K filed January 7, 2008).

4.1	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to Form 8-K filed February 12, 2007).

4.2.1	Form of Warrant Agreement (incorporated by reference from Exhibit 4.5 to Registration Statement on Form S-1 (File No. 122439) filed January 31, 2005).

4.2.2	Warrant Clarification Agreement between Continental Stock Transfer and Trust Company and Terra Nova Acquisition Corporation (incorporated by reference from Exhibit 4.1 to Form 8-K filed on September 12, 2006).

4.2.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to Form 8-K filed February 12, 2007).

4.3.1	Form of Unit Purchase Option (incorporated by reference from Exhibit 4.4 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 122439) filed April 4, 2005).

4.3.2	Amendment to Unit Purchase Options between Terra Nova Acquisition Corporation and the holders thereof (incorporated by reference from Exhibit 4.2 to Form 8-K filed on September 12, 2006).

4.3.3	Specimen Unit Certificate (incorporated by reference from Exhibit 4.1 to Form 8-K filed February 12, 2007).

4.4	Form of Registration Rights Agreement among Terra Nova Acquisition Corporation and the undersigned parties listed under the signature page (incorporated by reference from Exhibit 10.17 to Registration Statement on Form S-1 (File No. 122439) filed January 31, 2005).

4.5	ClearPoint Business Resources, Inc. 9% Subordinated Note Due 2008, dated March 1, 2005, in the original principal amount of $250,000 to Optos Capital, LLC, a Pennsylvania limited liability company that is wholly-owned by Christopher B. Ferguson (incorporated by reference from Exhibit 10.12 to Form 8-K filed February 12, 2007).

4.6	Form of ClearPoint Business Resources, Inc. 12% Subordinated Note Due 2008, dated March 1, 2005 (incorporated by reference from Exhibit 10.11 to Form 8-K filed February 12, 2007).

4.7.1	6% Note due 2007 issued to shareholders of StaffBridge Inc. dated August 14, 2006 (incorporated by reference from Exhibit 4.1 to Form 8-K filed January 7, 2008).

4.7.2	Amendment to Note payable to the shareholders of StaffBridge, Inc. dated December 31, 2007 (incorporated by reference from Exhibit 4.1 to Form 8-K filed January 7, 2008).

4.8	Form of 7% Subordinated Promissory Note due 2008 issued to ALS, LLC. (incorporated by reference from Exhibit 4.9 to Form 10-Q filed May 21, 2007).

4.9	Registration Rights Agreement dated as of February 23, 2007 by and between ClearPoint Business Resources, Inc. and ALS, LLC (incorporated by reference from Exhibit 4.1 to Form 8-K filed February 28, 2007).

4.10.1	6% Subordinated Note due 2008 issued to Blue Lake Rancheria (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed May 14, 2007).

4.10.2	10% Amended and Restated Promissory Note issued to Blue Lake Rancheria, dated April 14, 2008 (incorporated by reference from Exhibit 10.19 to Form 10-Q filed May 20, 2008).

4.11.1	12% Second Amended and Restated Promissory Note due 2009 issued to Alyson P. Drew, dated March 31, 2008 (incorporated by reference from Exhibit 10.11 to Form 10-Q filed May 20, 2008).

4.11.2	Warrant issued to Alyson P. Drew, dated March 31, 2008 (incorporated by reference from Exhibit 4.1 to Form 10-Q filed May 20, 2008).

4.11.3	Form of Warrant issued to Alyson P. Drew dated June 20, 2008 (incorporated by reference from Exhibit 4.7 to Form 8-K/A filed July 7, 2008).

4.12.1	12% Second Amended and Restated Promissory Note due 2009 issued to B&N Associates, LLC, dated March 31, 2008 (incorporated by reference from Exhibit 10.12 to Form 10-Q filed May 20, 2008).

4.12.2	Warrant issued to B&N Associates, LLC, dated March 31, 2008 (incorporated by reference from Exhibit 4.2 to Form 10-Q filed May 20, 2008).

4.12.3	Form of Warrant issued to B&N Associates, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.8 to Form 8-K/A filed July 7, 2008).

4.13.1	12% Second Amended and Restated Promissory Note due 2009 issued to Fergco Bros Partnership, dated March 31, 2008 (incorporated by reference from Exhibit 10.13 to Form 10-Q filed May 20, 2008).

4.13.2	Warrant issued to Fergco Bros Partnership, dated March 31, 2008 (incorporated by reference from Exhibit 4.3 to Form 10-Q filed May 20, 2008).

4.13.3	Form of Warrant issued to Fergco Bros. Partnership dated June 20, 2008 (incorporated by reference from Exhibit 4.9 to Form 8-K/A filed July 7, 2008).

4.14.1	12% Second Amended and Restated Promissory Note due 2009 issued to Matthew Kingfield, dated March 31, 2008 (incorporated by reference from Exhibit 10.14 to Form 10-Q filed May 20, 2008).

4.14.2	Warrant issued to Matthew Kingfield, dated March 31, 2008 (incorporated by reference from Exhibit 4.4 to Form 10-Q filed May 20, 2008).

4.14.3	Form of Warrant issued to Matthew Kingfield dated June 20, 2008 (incorporated by reference from Exhibit 4.10 to Form 8-K/A filed July 7, 2008).

4.15.1	Form of Demand Promissory Note issued to Michael Traina dated June 6, 2008 (incorporated by reference from Exhibit 4.1 to Form 8-K/A filed July 7, 2008).

4.15.2	Form of 8% Amended and Restated Demand Promissory Note issued to Michael Traina dated June 26, 2008 (incorporated by reference from Exhibit 4.13 to Form 8-K/A filed July 7, 2008).

4.16.1	Form of Demand Promissory Note issued to Parker Drew dated June 6, 2008 (incorporated by reference from Exhibit 4.2 to Form 8-K/A filed July 7, 2008).

4.16.2	Form of 8% Amended and Restated Demand Promissory Note issued to Parker Drew dated June 26, 2008 (incorporated by reference from Exhibit 4.14 to Form 8-K/A filed July 7, 2008).

4.17.1	Form of Demand Promissory Note issued to Terra Nova Partners, L.P. dated June 6, 2008 (incorporated by reference from Exhibit 4.3 to Form 8-K/A filed July 7, 2008).

4.17.2	Form of 8% Amended and Restated Demand Promissory Note issued to Terra Nova Partners, L.P. dated June 26, 2008 (incorporated by reference from Exhibit 4.15 to Form 8-K/A filed July 7, 2008).

4.18	Form of Warrant issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.4 to Form 8-K/A filed July 7, 2008).

4.19	Form of Warrant issued to Manufacturers and Traders Trust Company to purchase 1,200,000 shares of common stock dated June 20, 2008 (incorporated by reference from Exhibit 4.5 to Form 8-K/A filed July 7, 2008).

4.20	Form of Warrant issued to Manufacturers and Traders Trust Company to purchase 300,000 shares of common stock dated June 20, 2008 (incorporated by reference from Exhibit 4.6 to Form 8-K/A filed July 7, 2008).

4.21	Registration Rights Agreement by ClearPoint Business Resources for the benefit of ComVest and M&T dated June 20, 2008 (incorporated by reference from Exhibit 4.16 to Form 8-K/A filed July 7, 2008).

5.1	Opinion of Blank Rome LLP.

10.1	New Staff, Inc. Asset Sale and Purchase Agreement with Allied Contract Services, LLC dated June 18, 2004 (incorporated by reference from Exhibit 10.13 to Form 8-K filed February 12, 2007).

10.2	Quantum Resources Corporation Stock Purchase Agreement with Mercer Staffing, Inc. and Aramark Services, Inc. dated July 29, 2005 (incorporated by reference from Exhibit 10.10 to Form 8-K filed February 12, 2007).

10.3	Form of Voting Agreement (incorporated by reference from Annex D of the Definitive Proxy Statement filed January 22, 2007).

10.4	Form of Escrow Agreement (incorporated by reference from Annex E of the Definitive Proxy Statement filed January 22, 2007).

10.5	Purchase Agreement, effective as of December 31, 2007, by and among ClearPoint Business Resources, Inc., Mercer Ventures, Inc. and TradeShow Products Inc. (incorporated by reference from Exhibit 10.2 to Form 8-K filed January 7, 2008).

10.6	Purchase Agreement by and among ClearPoint Resources, Inc., ClearPoint HRO, LLC and AMS Outsourcing, Inc., effective as of February 7, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed February 13, 2008).

10.7	Asset Purchase Agreement by and between ClearPoint Resources, Inc. and StaffChex, Inc., dated as of February 28, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 5, 2008).

10.8*	Form of Michael D. Traina Employment Agreement (incorporated by reference from Annex H of the Definitive Proxy Statement filed January 22, 2007).

10.9.1*	Form of Christopher Ferguson Employment Agreement (incorporated by reference from Annex I of the Definitive Proxy Statement filed January 22, 2007).

10.9.2*	Separation of Employment Agreement and General Release between Christopher Ferguson and ClearPoint Business Resources, Inc., dated February 28, 2008 (incorporated by reference from Exhibit 10.8 to Form 10-Q filed May 20, 2008).

10.9.3	Consulting Agreement by and between ClearPoint Resources, Inc. and Chris Ferguson, dated April 18, 2008 (incorporated by reference from Exhibit 10.22 to Form 10-Q filed May 20, 2008).

10.10.1*	Kurt Braun Employment Agreement dated April 4, 2005 (incorporated by reference from Exhibit 10.8 to Form 8-K filed February 12, 2007).

10.10.2*	Separation of Employment Agreement and General Release among ClearPoint Business Resources, Inc. and Kurt Braun dated June 20, 2008 (incorporated by reference from Exhibit 10.13 to Form 8-K/A filed July 7, 2008).

10.11*	Todd Warner Employment Agreement dated February 16, 2005 (incorporated by reference from Exhibit 10.9 to Form 8-K filed February 12, 2007).

10.12*	Employment Agreement among ClearPoint Business Resources, Inc. and John G. Phillips dated June 20, 2008 (incorporated by reference from Exhibit 10.12 to Form 8-K/A filed July 7, 2008).

10.13*	Director Compensation (incorporated by reference from Exhibit 10.8 to Form 10-Q filed May 21, 2007).

10.14.1*	2006 Long-Term Incentive Plan (incorporated by reference from Annex C of the Definitive Proxy Statement filed January 22, 2007).

10.14.2*	Form of Non-qualified Stock Option Agreement under ClearPoint Business Resources, Inc. 2006 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registration Statement on Form S-8 filed on June 29, 2007).

10.15.1	Credit Agreement dated as of February 23, 2007 among ClearPoint Business Resources, Inc., the several banks and other financial institutions from time to time parties thereto and Manufacturers and Traders Trust Company (incorporated by reference from Exhibit 10.1 to Form 8-K filed February 28, 2007).

10.15.2	First Amendment to Credit Agreement dated July 13, 2007, by and between ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company (incorporated by reference from Exhibit 10.3 to Form 10-Q filed November 13, 2007).

10.15.3	Joinder and Assumption Agreement, dated as of December 31, 2007 among Emgate Solutions Group, LLC, ClearPoint WorkForce, LLC, ASG, LLC, ClearPoint HRO, LLC, ClearPoint HR, LLC, ASG, LLC, and Mercer Ventures, Inc., in favor of Manufacturers and Traders Trust Company, as Administrative Agent for the lenders and financial institutions from time to time parties to a certain Credit Agreement (incorporated by reference from Exhibit 10.1 to Form 8-K filed January 7, 2008).

10.15.4	Second Amendment to Credit Agreement among ClearPoint Business Resources, Inc., several banks and other financial institutions parties to the Credit Agreement and Manufacturers and Traders Trust Company, dated as of March 21, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 28, 2008).

10.15.5	Amended and Restated Term Note, dated July 13, 2007, payable to Manufacturers and Traders Trust Company in the original principal amount of $5,000,000 (incorporated by reference from Exhibit 4.1 to Form 10-Q filed November 13, 2007).

10.15.6	Waiver among ClearPoint Business Resources, Inc., the several banks and other financial institutions parties to the Credit Agreement dated as of February 23, 2007 (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as Administrative Agent for the Lenders, dated April 14, 2008 (incorporated by reference from Exhibit 10.21 to Form
10-Q filed May 20, 2008).

10.15.7	Loan Modification and Restructure Agreement among ClearPoint Business Resources, Inc., its subsidiaries listed on the signature page thereto, Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.8 to Form 8-K/A filed July 7, 2008).

10.15.8	Subordination and Intercreditor Agreement by and between ComVest Capital, LLC and Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.7 to Form 8-K/A filed July 7, 2008).

10.16.1	Waiver and Consent by and among ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated November 12, 2008 (incorporated by reference from Exhibit 10.4 to Form 10-Q filed November 14, 2008).

10.16.2	Waiver and Consent by and among ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated December 19, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K/A filed December 23, 2008).

10.17	6% Promissory Note due 2009 issued to Chris Ferguson, dated February 22, 2008 (incorporated by reference from Exhibit 10.2 to Form 10-Q filed May 20, 2008).

10.18	6% Promissory Note due 2009 issued to Michael Traina, dated February 22, 2008 (incorporated by reference from Exhibit 10.3 to Form 10-Q filed May 20, 2008).

10.19	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Alyson P. Drew, dated June 25, 2008 (incorporated by reference from Exhibit 10.14 to Form 8-K/A filed July 7, 2008).

10.20	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Fergco Bros Partnership, dated June 25, 2008 (incorporated by reference from Exhibit 10.15 to Form 8-K/A filed July 7, 2008).

10.21	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to B&N Associates, LLC, dated June 25, 2008 (incorporated by reference from Exhibit 10.16 to Form 8-K/A filed July 7, 2008).

10.22	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Matthew Kingfield, dated June 25, 2008 (incorporated by reference from Exhibit 10.17 to Form 8-K/A filed July 7, 2008).

10.23	Subordination Agreement by and among ComVest Capital, LLC; B&N Associates, LLC; Alyson P. Drew; Fergco Bros. Partnership; Matthew Kingfield; and ClearPoint Business Resources, Inc. dated June 20, 2008 (incorporated by reference from Exhibit 10.6 to Form 8-K/A filed July 7, 2008).

10.24.1	Revolving Credit and Term Loan Agreement by and between ComVest Capital, LLC and ClearPoint Business Resources, Inc. dated as of June 20, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed July 7, 2008).

10.24.2	Form of Term Note issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.12 to Form 8-K/A filed July 7, 2008).

10.24.3	Form of Revolving Credit Note issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.11 to Form 8-K/A filed July 7, 2008).

10.25	Collateral Agreement by and among ClearPoint Business Resources, Inc., those subsidiaries set forth on the signature page and ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 10.3 to Form 8-K/A filed July 7, 2008).

10.26	Guaranty Agreement in favor of ComVest Capital, LLC made by each of the entities set forth on the signature page, dated June 20, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K/A filed July 7, 2008).

10.27	Validity Guaranty by and among ComVest Capital, LLC, ClearPoint Business Resources, Inc. and Michael D. Traina dated June 20, 2008 (incorporated by reference from Exhibit 10.4 to Form 8-K/A filed July 7, 2008).

10.28	Validity Guaranty by and among ComVest Capital, LLC, ClearPoint Business Resources, Inc. and John Phillips dated June 20, 2008 (incorporated by reference from Exhibit 10.5 to Form 8-K/A filed July 7, 2008).

10.29	Voting Agreement and Irrevocable Proxy among Michael Traina, Christopher Ferguson and Vahan Kololian dated June 20, 2008 (incorporated by reference from Exhibit 10.9 to Form 8-K/A filed July 7, 2008).

10.30.1	Waiver and Consent by and among ClearPoint Business Resources, Inc. and ComVest Capital, LLC dated November 7, 2008. (incorporated by reference from Exhibit 10.3 to Form 10-Q filed November 14, 2008).

10.30.2	Waiver and Consent by and among ClearPoint Business Resources, Inc. and ComVest Capital, LLC dated December 19, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed December 23, 2008).

10.31	Letter Agreement among ClearPoint Business Resources, Inc., ALS, LLC and its subsidiaries dated June 20, 2008 (incorporated by reference from Exhibit 10.10 to Form 8-K/A filed July 7, 2008).

10.32	Subordination Agreement issued by ALS to ComVest Capital, LLC, ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.11 to Form
8-K/A filed July 7, 2008).

10.33	Form of Debt Extension Agreement issued by the former shareholders of StaffBridge, Inc. dated June 30, 2008 (incorporated by reference from Exhibit 10.26 to Form 10-Q filed August 14, 2008).

10.34	Form of Subordination Agreement issued by the former shareholders of StaffBridge, Inc. to ComVest Capital, LLC and ClearPoint Resources, Inc. dated June 30, 2008 (incorporated by reference from Exhibit 10.27 to Form 10-Q filed August 14, 2008).

10.35	Office Space Lease for New Britain Corporate Center by and between New Britain Land Limited Partnership (as Landlord) and Mercer Staffing, Inc. (as Tenant) dated April 14, 2005.***

10.36.1	Form of Advisory Services Agreement with TerraNova Management Corp. (incorporated by reference from Exhibit 10.7 to Form 8-K filed on August 15, 2006).

10.36.2	Advisory Services Agreement by and between ClearPoint Business Resources, Inc. and TerraNova Management Corp. dated June 26, 2008 (incorporated by reference from Exhibit 10.18 to Form 8-K/A filed July 7, 2008).

10.37.1	Franchise Agreement, dated August 13, 2007, by and between ClearPoint Business Resources, Inc. and TZG Enterprises, LLC (incorporated by reference from Exhibit 10.1 to Form 10-Q filed November 13, 2007).

10.37.2	Termination Agreement by and between ClearPoint Business Resources, Inc. and TZG Enterprises, LLC, dated February 28, 2008 (incorporated by reference from Exhibit 10.3 to Form 8-K filed March 5, 2008).

10.38.1	Franchise Agreement, dated August 30, 2007, by and between ClearPoint Business Resources, Inc. and KOR Capital, LLC (incorporated by reference from Exhibit 10.2 to Form 10-Q filed November 13, 2007).

10.38.2	Termination Agreement by and between ClearPoint Business Resources, Inc. and KOR Capital, LLC, dated March 5, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 11, 2008).

10.39.1	Licensing Agreement by and between ClearPoint Resources, Inc., ClearPoint Workforce, LLC and Optos Capital, LLC, dated February 28, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K filed March 5, 2008).

10.39.2	Assignment and Assumption Agreement and Bill of Sale by and between by Optos Capital, LLC and ClearPoint Resources, Inc., dated February 28, 2008 (incorporated by reference from Exhibit 10.7 to Form 10-Q filed May 20, 2008).

10.39.3	Termination Agreement by and between ClearPoint Resources, Inc. and Optos Capital, LLC, dated April 8, 2008 (incorporated by reference from Exhibit 10.16 to Form 10-Q filed May 20, 2008).

10.40.1	Agreement by and between ClearPoint Resources, Inc. and Blue Lake Rancheria dated March 31, 2008 (incorporated by reference from Exhibit 10.15 to Form 10-Q filed May 20, 2008).

10.40.2	Escrow Agreement by and among ClearPoint Business Resources, Inc., ClearPoint Resources, Inc., Blue Lake Rancheria and Archer & Archer, P.C., dated April 14, 2008 (incorporated by reference from Exhibit 10.20 to Form
10-Q filed May 20, 2008).

10.41.1**	License Agreement by and between Koosharem Corp. d/b/a Select Staffing and ClearPoint Resources, Inc., dated April 8, 2008 (incorporated by reference from Exhibit 10.17 to Form 10-Q filed May 20, 2008).

10.41.2	Temporary Help Services Subcontract by and between ClearPoint Resources, Inc. and Koosharem Corp., d/b/a Select Staffing, dated April 8, 2008 (incorporated by reference from Exhibit 10.18 to Form 10-Q filed May 20, 2008).

10.41.3	Settlement Agreement and Release dated August 22, 2008 by and between Koosharem Corp. d/b/a Select Staffing; Real Time Staffing Services, Inc. d/b/a Select Staffing; and ClearPoint Resources, Inc. (incorporated by reference from Exhibit 10.1 to Form 10-Q filed November 14, 2008).

10.41.4	First Amendment to Temporary Help Services Subcontract dated August 22, 2008 by and between Koosharem Corp. d/b/a Select Staffing and ClearPoint Resources, Inc. (incorporated by reference from Exhibit 10.2 to Form 10-Q filed November 14, 2008).

11.1	Statement Regarding Computation of Per Share Earnings for the Nine Month Ended September 30, 2008 (incorporated by reference to Note 18 to the Notes to the Condensed Interim Consolidated Financial Statements and Note 2 to the Notes to the Consolidated Financial Statements).

21.1	List of Subsidiaries.***

23.1	Consent of Lazar Levine & Felix LLP.

23.2	Consent of LarsonAllen LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature page to this registration statement).

*	Management contract or compensatory plan or arrangement.

**	Confidential treatment requested for certain portions of this Exhibit, which portions are omitted and filed separately with the SEC.

***	Previously filed.

(b)	Financial Statement Schedules

CLEARPOINT BUSINESS RESOURCES, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2007
Allowance for doubtful accounts	$405	$2,774	$0	$3,179

Year ended December 31, 2006
Allowance for doubtful accounts	$419	$66	$80	$405

Year ended December 31, 2005
Allowance for doubtful accounts	$30	$405	$16	$419

ITEM 17.	UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chalfont, Commonwealth of Pennsylvania, on this 30th day of December, 2008.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael D. Traina
Name: Michael D. Traina Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 30, 2008. Each person below hereby constitutes and appoints each of Michael D. Traina or John G. Phillips, such person’s true and lawful attorney and agent, to do any and all acts and execute any and all instruments for such person and in such person’s name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable ClearPoint Business Resources, Inc. to comply with the Securities Act of 1933, and any SEC rules, regulations and requirements, in connection with this registration statement, including specifically, but without limitation, power and authority to sign amendments (including post-effective amendments) and any related registration statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

Signature	Title

/s/ Michael D. Traina Michael D. Traina	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

/s/ John G. Phillips John G. Phillips	Chief Financial Officer and Treasurer (principal financial and accounting officer)

* Vahan Kololian	Lead Director

* Brendan Calder	Director

* Michael Perrucci	Director

* Parker Drew	Director

* Harry Glasspiegel	Director

*By:	/s/ Michael D. Traina
Michael D. Traina
Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated August 9, 2006, by and among Terra Nova Acquisition Corporation, CPBR Acquisition, Inc., ClearPoint Business Resources, Inc. and the stockholders of ClearPoint Business Resources, Inc. (incorporated by reference from Annex A to the Definitive Proxy Statement filed January 22, 2007).

2.2.1	Asset Sale and Purchase Agreement dated as of February 23, 2007, by and among ALS, LLC, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC, ASG, LLC, Joseph Raymond, Michael J. O’Donnell, Kevin O’Donnell, Michael W. O’Donnell and ClearPoint Business Resources, Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed February 28, 2007).

2.2.2	Agreement to Reform Asset Purchase Agreement effective as of February 23, 2007 by and among ALS, LLC, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC, ASG, LLC, Joseph Raymond, Michael J. O’Donnell, Kevin O’Donnell, Michael W. O’Donnell and ClearPoint Business Resources, Inc. (incorporated by reference from Exhibit 2.1 to Form 10-Q filed November 14, 2008).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Annex B of the Definitive Proxy Statement filed January 22, 2007).

3.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to Form 8-K filed January 7, 2008).

4.1	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to Form 8-K filed February 12, 2007).

4.2.1	Form of Warrant Agreement (incorporated by reference from Exhibit 4.5 to Registration Statement on Form S-1 (File No. 122439) filed January 31, 2005).

4.2.2	Warrant Clarification Agreement between Continental Stock Transfer and Trust Company and Terra Nova Acquisition Corporation (incorporated by reference from Exhibit 4.1 to Form 8-K filed on September 12, 2006).

4.2.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to Form 8-K filed February 12, 2007).

4.3.1	Form of Unit Purchase Option (incorporated by reference from Exhibit 4.4 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 122439) filed April 4, 2005).

4.3.2	Amendment to Unit Purchase Options between Terra Nova Acquisition Corporation and the holders thereof (incorporated by reference from Exhibit 4.2 to Form 8-K filed on September 12, 2006).

4.3.3	Specimen Unit Certificate (incorporated by reference from Exhibit 4.1 to Form 8-K filed February 12, 2007).

4.4	Form of Registration Rights Agreement among Terra Nova Acquisition Corporation and the undersigned parties listed under the signature page (incorporated by reference from Exhibit 10.17 to Registration Statement on Form S-1 (File No. 122439) filed January 31, 2005).

4.5	ClearPoint Business Resources, Inc. 9% Subordinated Note Due 2008, dated March 1, 2005, in the original principal amount of $250,000 to Optos Capital, LLC, a Pennsylvania limited liability company that is wholly-owned by Christopher B. Ferguson (incorporated by reference from Exhibit 10.12 to Form 8-K filed February 12, 2007).

4.6	Form of ClearPoint Business Resources, Inc. 12% Subordinated Note Due 2008, dated March 1, 2005 (incorporated by reference from Exhibit 10.11 to Form 8-K filed February 12, 2007).

4.7.1	6% Note due 2007 issued to shareholders of StaffBridge Inc. dated August 14, 2006 (incorporated by reference from Exhibit 4.1 to Form 8-K filed January 7, 2008).

4.7.2	Amendment to Note payable to the shareholders of StaffBridge, Inc. dated December 31, 2007 (incorporated by reference from Exhibit 4.1 to Form 8-K filed January 7, 2008).

4.8	Form of 7% Subordinated Promissory Note due 2008 issued to ALS, LLC. (incorporated by reference from Exhibit 4.9 to Form 10-Q filed May 21, 2007).

4.9	Registration Rights Agreement dated as of February 23, 2007 by and between ClearPoint Business Resources, Inc. and ALS, LLC (incorporated by reference from Exhibit 4.1 to Form 8-K filed February 28, 2007).

4.10.1	6% Subordinated Note due 2008 issued to Blue Lake Rancheria (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed May 14, 2007).

4.10.2	10% Amended and Restated Promissory Note issued to Blue Lake Rancheria, dated April 14, 2008 (incorporated by reference from Exhibit 10.19 to Form 10-Q filed May 20, 2008).

i

4.11.1	12% Second Amended and Restated Promissory Note due 2009 issued to Alyson P. Drew, dated March 31, 2008 (incorporated by reference from Exhibit 10.11 to Form 10-Q filed May 20, 2008).

4.11.2	Warrant issued to Alyson P. Drew, dated March 31, 2008 (incorporated by reference from Exhibit 4.1 to Form 10-Q filed May 20, 2008).

4.11.3	Form of Warrant issued to Alyson P. Drew dated June 20, 2008 (incorporated by reference from Exhibit 4.7 to Form 8-K/A filed July 7, 2008).

4.12.1	12% Second Amended and Restated Promissory Note due 2009 issued to B&N Associates, LLC, dated March 31, 2008 (incorporated by reference from Exhibit 10.12 to Form 10-Q filed May 20, 2008).

4.12.2	Warrant issued to B&N Associates, LLC, dated March 31, 2008 (incorporated by reference from Exhibit 4.2 to Form 10-Q filed May 20, 2008).

4.12.3	Form of Warrant issued to B&N Associates, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.8 to Form 8-K/A filed July 7, 2008).

4.13.1	12% Second Amended and Restated Promissory Note due 2009 issued to Fergco Bros Partnership, dated March 31, 2008 (incorporated by reference from Exhibit 10.13 to Form 10-Q filed May 20, 2008).

4.13.2	Warrant issued to Fergco Bros Partnership, dated March 31, 2008 (incorporated by reference from Exhibit 4.3 to Form 10-Q filed May 20, 2008).

4.13.3	Form of Warrant issued to Fergco Bros. Partnership dated June 20, 2008 (incorporated by reference from Exhibit 4.9 to Form 8-K/A filed July 7, 2008).

4.14.1	12% Second Amended and Restated Promissory Note due 2009 issued to Matthew Kingfield, dated March 31, 2008 (incorporated by reference from Exhibit 10.14 to Form 10-Q filed May 20, 2008).

4.14.2	Warrant issued to Matthew Kingfield, dated March 31, 2008 (incorporated by reference from Exhibit 4.4 to Form 10-Q filed May 20, 2008).

4.14.3	Form of Warrant issued to Matthew Kingfield dated June 20, 2008 (incorporated by reference from Exhibit 4.10 to Form 8-K/A filed July 7, 2008).

4.15.1	Form of Demand Promissory Note issued to Michael Traina dated June 6, 2008 (incorporated by reference from Exhibit 4.1 to Form 8-K/A filed July 7, 2008).

4.15.2	Form of 8% Amended and Restated Demand Promissory Note issued to Michael Traina dated June 26, 2008 (incorporated by reference from Exhibit 4.13 to Form 8-K/A filed July 7, 2008).

4.16.1	Form of Demand Promissory Note issued to Parker Drew dated June 6, 2008 (incorporated by reference from Exhibit 4.2 to Form 8-K/A filed July 7, 2008).

4.16.2	Form of 8% Amended and Restated Demand Promissory Note issued to Parker Drew dated June 26, 2008 (incorporated by reference from Exhibit 4.14 to Form 8-K/A filed July 7, 2008).

4.17.1	Form of Demand Promissory Note issued to Terra Nova Partners, L.P. dated June 6, 2008 (incorporated by reference from Exhibit 4.3 to Form 8-K/A filed July 7, 2008).

4.17.2	Form of 8% Amended and Restated Demand Promissory Note issued to Terra Nova Partners, L.P. dated June 26, 2008 (incorporated by reference from Exhibit 4.15 to Form 8-K/A filed July 7, 2008).

4.18	Form of Warrant issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.4 to Form 8-K/A filed July 7, 2008).

4.19	Form of Warrant issued to Manufacturers and Traders Trust Company to purchase 1,200,000 shares of common stock dated June 20, 2008 (incorporated by reference from Exhibit 4.5 to Form 8-K/A filed July 7, 2008).

4.20	Form of Warrant issued to Manufacturers and Traders Trust Company to purchase 300,000 shares of common stock dated June 20, 2008 (incorporated by reference from Exhibit 4.6 to Form 8-K/A filed July 7, 2008).

4.21	Registration Rights Agreement by ClearPoint Business Resources for the benefit of ComVest and M&T dated June 20, 2008 (incorporated by reference from Exhibit 4.16 to Form 8-K/A filed July 7, 2008).

5.1	Opinion of Blank Rome LLP.

10.1	New Staff, Inc. Asset Sale and Purchase Agreement with Allied Contract Services, LLC dated June 18, 2004 (incorporated by reference from Exhibit 10.13 to Form 8-K filed February 12, 2007).

10.2	Quantum Resources Corporation Stock Purchase Agreement with Mercer Staffing, Inc. and Aramark Services, Inc. dated July 29, 2005 (incorporated by reference from Exhibit 10.10 to Form 8-K filed February 12, 2007).

10.3	Form of Voting Agreement (incorporated by reference from Annex D of the Definitive Proxy Statement filed January 22, 2007).

10.4	Form of Escrow Agreement (incorporated by reference from Annex E of the Definitive Proxy Statement filed January 22, 2007).

10.5	Purchase Agreement, effective as of December 31, 2007, by and among ClearPoint Business Resources, Inc., Mercer Ventures, Inc. and TradeShow Products Inc. (incorporated by reference from Exhibit 10.2 to Form 8-K filed January 7, 2008).

10.6	Purchase Agreement by and among ClearPoint Resources, Inc., ClearPoint HRO, LLC and AMS Outsourcing, Inc., effective as of February 7, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed February 13, 2008).

10.7	Asset Purchase Agreement by and between ClearPoint Resources, Inc. and StaffChex, Inc., dated as of February 28, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 5, 2008).

10.8*	Form of Michael D. Traina Employment Agreement (incorporated by reference from Annex H of the Definitive Proxy Statement filed January 22, 2007).

10.9.1*	Form of Christopher Ferguson Employment Agreement (incorporated by reference from Annex I of the Definitive Proxy Statement filed January 22, 2007).

10.9.2*	Separation of Employment Agreement and General Release between Christopher Ferguson and ClearPoint Business Resources, Inc., dated February 28, 2008 (incorporated by reference from Exhibit 10.8 to Form 10-Q filed May 20, 2008).

10.9.3	Consulting Agreement by and between ClearPoint Resources, Inc. and Chris Ferguson, dated April 18, 2008 (incorporated by reference from Exhibit 10.22 to Form 10-Q filed May 20, 2008).

10.10.1*	Kurt Braun Employment Agreement dated April 4, 2005 (incorporated by reference from Exhibit 10.8 to Form 8-K filed February 12, 2007).

10.10.2*	Separation of Employment Agreement and General Release among ClearPoint Business Resources, Inc. and Kurt Braun dated June 20, 2008 (incorporated by reference from Exhibit 10.13 to Form 8-K/A filed July 7, 2008).

10.11*	Todd Warner Employment Agreement dated February 16, 2005 (incorporated by reference from Exhibit 10.9 to Form 8-K filed February 12, 2007).

10.12*	Employment Agreement among ClearPoint Business Resources, Inc. and John G. Phillips dated June 20, 2008 (incorporated by reference from Exhibit 10.12 to Form 8-K/A filed July 7, 2008).

10.13*	Director Compensation (incorporated by reference from Exhibit 10.8 to Form 10-Q filed May 21, 2007).

10.14.1*	2006 Long-Term Incentive Plan (incorporated by reference from Annex C of the Definitive Proxy Statement filed January 22, 2007).

10.14.2*	Form of Non-qualified Stock Option Agreement under ClearPoint Business Resources, Inc. 2006 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registration Statement on Form S-8 filed on June 29, 2007).

10.15.1	Credit Agreement dated as of February 23, 2007 among ClearPoint Business Resources, Inc., the several banks and other financial institutions from time to time parties thereto and Manufacturers and Traders Trust Company (incorporated by reference from Exhibit 10.1 to Form 8-K filed February 28, 2007).

10.15.2	First Amendment to Credit Agreement dated July 13, 2007, by and between ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company (incorporated by reference from Exhibit 10.3 to Form 10-Q filed November 13, 2007).

10.15.3	Joinder and Assumption Agreement, dated as of December 31, 2007 among Emgate Solutions Group, LLC, ClearPoint WorkForce, LLC, ASG, LLC, ClearPoint HRO, LLC, ClearPoint HR, LLC, ASG, LLC, and Mercer Ventures, Inc., in favor of Manufacturers and Traders Trust Company, as Administrative Agent for the lenders and financial institutions from time to time parties to a certain Credit Agreement (incorporated by reference from Exhibit 10.1 to Form 8-K filed January 7, 2008).

10.15.4	Second Amendment to Credit Agreement among ClearPoint Business Resources, Inc., several banks and other financial institutions parties to the Credit Agreement and Manufacturers and Traders Trust Company, dated as of March 21, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 28, 2008).

10.15.5	Amended and Restated Term Note, dated July 13, 2007, payable to Manufacturers and Traders Trust Company in the original principal amount of $5,000,000 (incorporated by reference from Exhibit 4.1 to Form 10-Q filed November 13, 2007).

10.15.6	Waiver among ClearPoint Business Resources, Inc., the several banks and other financial institutions parties to the Credit Agreement dated as of February 23, 2007 (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as Administrative Agent for the Lenders, dated April 14, 2008 (incorporated by reference from Exhibit 10.21 to Form
10-Q filed May 20, 2008).

10.15.7	Loan Modification and Restructure Agreement among ClearPoint Business Resources, Inc., its subsidiaries listed on the signature page thereto, Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.8 to Form 8-K/A filed July 7, 2008).

10.15.8	Subordination and Intercreditor Agreement by and between ComVest Capital, LLC and Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.7 to Form 8-K/A filed July 7, 2008).

10.16.1	Waiver and Consent by and among ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated November 12, 2008 (incorporated by reference from Exhibit 10.4 to Form 10-Q filed November 14, 2008).

10.16.2	Waiver and Consent by and among ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated December 19, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K/A filed December 23, 2008).

10.17	6% Promissory Note due 2009 issued to Chris Ferguson, dated February 22, 2008 (incorporated by reference from Exhibit 10.2 to Form 10-Q filed May 20, 2008).

10.18	6% Promissory Note due 2009 issued to Michael Traina, dated February 22, 2008 (incorporated by reference from Exhibit 10.3 to Form 10-Q filed May 20, 2008).

10.19	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Alyson P. Drew, dated June 25, 2008 (incorporated by reference from Exhibit 10.14 to Form 8-K/A filed July 7, 2008).

10.20	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Fergco Bros Partnership, dated June 25, 2008 (incorporated by reference from Exhibit 10.15 to Form 8-K/A filed July 7, 2008).

10.21	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to B&N Associates, LLC, dated June 25, 2008 (incorporated by reference from Exhibit 10.16 to Form 8-K/A filed July 7, 2008).

10.22	Notice of Extension of Maturity Date of 12% Amended and Restated Note issued to Matthew Kingfield, dated June 25, 2008 (incorporated by reference from Exhibit 10.17 to Form 8-K/A filed July 7, 2008).

10.23	Subordination Agreement by and among ComVest Capital, LLC; B&N Associates, LLC; Alyson P. Drew; Fergco Bros. Partnership; Matthew Kingfield; and ClearPoint Business Resources, Inc. dated June 20, 2008 (incorporated by reference from Exhibit 10.6 to Form 8-K/A filed July 7, 2008).

10.24.1	Revolving Credit and Term Loan Agreement by and between ComVest Capital, LLC and ClearPoint Business Resources, Inc. dated as of June 20, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed July 7, 2008).

10.24.2	Form of Term Note issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.12 to Form 8-K/A filed July 7, 2008).

10.24.3	Form of Revolving Credit Note issued to ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 4.11 to Form 8-K/A filed July 7, 2008).

10.25	Collateral Agreement by and among ClearPoint Business Resources, Inc., those subsidiaries set forth on the signature page and ComVest Capital, LLC dated June 20, 2008 (incorporated by reference from Exhibit 10.3 to Form 8-K/A filed July 7, 2008).

10.26	Guaranty Agreement in favor of ComVest Capital, LLC made by each of the entities set forth on the signature page, dated June 20, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K/A filed July 7, 2008).

10.27	Validity Guaranty by and among ComVest Capital, LLC, ClearPoint Business Resources, Inc. and Michael D. Traina dated June 20, 2008 (incorporated by reference from Exhibit 10.4 to Form 8-K/A filed July 7, 2008).

10.28	Validity Guaranty by and among ComVest Capital, LLC, ClearPoint Business Resources, Inc. and John Phillips dated June 20, 2008 (incorporated by reference from Exhibit 10.5 to Form 8-K/A filed July 7, 2008).

10.29	Voting Agreement and Irrevocable Proxy among Michael Traina, Christopher Ferguson and Vahan Kololian dated June 20, 2008 (incorporated by reference from Exhibit 10.9 to Form 8-K/A filed July 7, 2008).

10.30.1	Waiver and Consent by and among ClearPoint Business Resources, Inc. and ComVest Capital, LLC dated November 7, 2008. (incorporated by reference from Exhibit 10.3 to Form 10-Q filed November 14, 2008).

10.30.2	Waiver and Consent by and among ClearPoint Business Resources, Inc. and ComVest Capital, LLC dated December 19, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K/A filed December 23, 2008).

10.31	Letter Agreement among ClearPoint Business Resources, Inc., ALS, LLC and its subsidiaries dated June 20, 2008 (incorporated by reference from Exhibit 10.10 to Form 8-K/A filed July 7, 2008).

10.32	Subordination Agreement issued by ALS to ComVest Capital, LLC, ClearPoint Business Resources, Inc. and Manufacturers and Traders Trust Company dated June 20, 2008 (incorporated by reference from Exhibit 10.11 to Form 8-K/A filed July 7, 2008).

10.33	Form of Debt Extension Agreement issued by the former shareholders of StaffBridge, Inc. dated June 30, 2008 (incorporated by reference from Exhibit 10.26 to Form 10-Q filed August 14, 2008).

10.34	Form of Subordination Agreement issued by the former shareholders of StaffBridge, Inc. to ComVest Capital, LLC and ClearPoint Resources, Inc. dated June 30, 2008 (incorporated by reference from Exhibit 10.27 to Form 10-Q filed August 14, 2008).

10.35	Office Space Lease for New Britain Corporate Center by and between New Britain Land Limited Partnership (as Landlord) and Mercer Staffing, Inc. (as Tenant) dated April 14, 2005.***

10.36.1	Form of Advisory Services Agreement with TerraNova Management Corp. (incorporated by reference from Exhibit 10.7 to Form 8-K filed on August 15, 2006).

10.36.2	Advisory Services Agreement by and between ClearPoint Business Resources, Inc. and TerraNova Management Corp. dated June 26, 2008 (incorporated by reference from Exhibit 10.18 to Form 8-K/A filed July 7, 2008).

10.37.1	Franchise Agreement, dated August 13, 2007, by and between ClearPoint Business Resources, Inc. and TZG Enterprises, LLC (incorporated by reference from Exhibit 10.1 to Form 10-Q filed November 13, 2007).

10.37.2	Termination Agreement by and between ClearPoint Business Resources, Inc. and TZG Enterprises, LLC, dated February 28, 2008 (incorporated by reference from Exhibit 10.3 to Form 8-K filed March 5, 2008).

10.38.1	Franchise Agreement, dated August 30, 2007, by and between ClearPoint Business Resources, Inc. and KOR Capital, LLC (incorporated by reference from Exhibit 10.2 to Form 10-Q filed November 13, 2007).

10.38.2	Termination Agreement by and between ClearPoint Business Resources, Inc. and KOR Capital, LLC, dated March 5, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K filed March 11, 2008).

10.39.1	Licensing Agreement by and between ClearPoint Resources, Inc., ClearPoint Workforce, LLC and Optos Capital, LLC, dated February 28, 2008 (incorporated by reference from Exhibit 10.2 to Form 8-K filed March 5, 2008).

10.39.2	Assignment and Assumption Agreement and Bill of Sale by and between by Optos Capital, LLC and ClearPoint Resources, Inc., dated February 28, 2008 (incorporated by reference from Exhibit 10.7 to Form 10-Q filed May 20, 2008).

10.39.3	Termination Agreement by and between ClearPoint Resources, Inc. and Optos Capital, LLC, dated April 8, 2008 (incorporated by reference from Exhibit 10.16 to Form 10-Q filed May 20, 2008).

10.40.1	Agreement by and between ClearPoint Resources, Inc. and Blue Lake Rancheria dated March 31, 2008 (incorporated by reference from Exhibit 10.15 to Form 10-Q filed May 20, 2008).

10.40.2	Escrow Agreement by and among ClearPoint Business Resources, Inc., ClearPoint Resources, Inc., Blue Lake Rancheria and Archer & Archer, P.C., dated April 14, 2008 (incorporated by reference from Exhibit 10.20 to Form
10-Q filed May 20, 2008).

10.41.1**	License Agreement by and between Koosharem Corp. d/b/a Select Staffing and ClearPoint Resources, Inc., dated April 8, 2008 (incorporated by reference from Exhibit 10.17 to Form 10-Q filed May 20, 2008).

10.41.2	Temporary Help Services Subcontract by and between ClearPoint Resources, Inc. and Koosharem Corp., d/b/a Select Staffing, dated April 8, 2008 (incorporated by reference from Exhibit 10.18 to Form 10-Q filed May 20, 2008).

10.41.3	Settlement Agreement and Release dated August 22, 2008 by and between Koosharem Corp. d/b/a Select Staffing; Real Time Staffing Services, Inc. d/b/a Select Staffing; and ClearPoint Resources, Inc. (incorporated by reference from Exhibit 10.1 to Form 10-Q filed November 14, 2008).

10.41.4	First Amendment to Temporary Help Services Subcontract dated August 22, 2008 by and between Koosharem Corp. d/b/a Select Staffing and ClearPoint Resources, Inc. (incorporated by reference from Exhibit 10.2 to Form 10-Q filed November 14, 2008).

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11.1	Statement Regarding Computation of Per Share Earnings for the Nine Month Ended September 30, 2008 (incorporated by reference to Note 18 to the Notes to the Condensed Interim Consolidated Financial Statements and Note 2 to the Notes to the Consolidated Financial Statements).

21.1	List of Subsidiaries.***

23.1	Consent of Lazar Levine & Felix LLP.

23.2	Consent of LarsonAllen LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature page to this registration statement).

*	Management contract or compensatory plan or arrangement.

**	Confidential treatment requested for certain portions of this Exhibit, which portions are omitted and filed separately with the SEC.

***	Previously filed.

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